                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                      PACIFIC INTERNATIONAL SERVICES CORP.
                         1600 KAPIOLANI BLVD., SUITE 825
                             HONOLULU, HAWAII  96814

To Our Shareholders:

     On behalf of the Board of Directors of Pacific International Services Corp., a California corporation (together with any successors thereto, the "Company"), I cordially invite you to attend a Special Meeting of Shareholders of the Company (including any adjournment or postponement thereof, the "Special Meeting") to be held at 1:30 p.m., Hawaii time, on November 27, 1995, at Pacific Club, 1451 Queen Emma Street, Honolulu, Hawaii.

     At the Special Meeting, you will be asked (i) to consider and vote upon a proposal to approve the sale (the "Proposed Sale") by the Company to Dollar Systems, Inc. or its subsidiary ("Dollar") of substantially all of the Company's assets relating to or used in operation of the Company's vehicle rental and related operations (collectively, the "Division"), pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995 (as amended, the "Settlement Agreement") by and between the Company and Dollar, and (ii) to transact such other business as may properly come before the Special Meeting.


     The purchase price for the assets of the Division is comprised of (i) $2,625,000 in cash and (ii) the assumption by Dollar of certain liabilities relating to the Division. The assumed liabilities are estimated by the Company as of October 31, 1995 to be approximately $8.9 million in debt, $3.5 million in accrued Dollar lease and other payments, $2.1 million past-due airport concession payments, $1.8 million in non-recurring self-insurance and environmental reserves and $.025 million in accrued senior debt interest. Based upon the above, the Company believes the aggregate purchase consideration of cash and assumed liabilities will be approximately $19.2 million. If Dollar elects to close the Proposed Sale, Dollar will also receive 10% of the Common Stock of the Company on a fully-diluted basis and the Company may elect to issue and, if so issued, Dollar shall accept, a promissory note (the "Net Worth Note"), to the extent that the net worth of the Division as of the deemed closing of the Proposed Sale as shown on an unaudited balance sheet (the "Unaudited Balance Sheet") to be delivered by the Company to Dollar at the closing of the Proposed Sale (the "Unaudited Net Worth") is more negative than negative Six Hundred Thousand Dollars (-$600,000) (the "Minimum Net Worth Requirement"). The Net Worth Note shall be in a principal amount up to $1,050,000 (with such maximum subject to decrease as described herein) and shall have minimal covenants, a balloon principal payment due September 1, 2007 and semi-annual interest payments at a PER ANNUM rate of 10%. THE COMPANY DOES NOT BELIEVE THAT IT WILL BE ABLE TO MEET THE MINIMUM NET WORTH REQUIREMENT, EVEN WITH THE ISSUANCE OF A NET WORTH NOTE, UNLESS THE COMPANY IS ABLE TO OBTAIN CERTAIN COMPROMISES RELATING TO ITS OBLIGATIONS TO THE HAWAII DEPARTMENT OF TRANSPORTATION, CERTAIN EXCISE TAX CLAIMS WHICH MAY BE ASSERTED BY THE HAWAII DEPARTMENT OF REVENUE AND FINOVA CAPITAL CORPORATION (FORMERLY GREYHOUND FINANCIAL CORPORATION, "FINOVA"). Dollar and the Company have agreed that the closing of the Proposed Sale shall be deemed to have occurred on October 31, 1995 (the "Settlement Date") regardless of the actual date of the consummation of the sale, transfer and conveyance of the Division's assets by the Company and the purchase of the Division's assets by Dollar paying the consideration described above and the settlement of certain contested claims by Dollar and the Company to the extent provided in the Settlement Agreement, and the making of other agreements, all as contemplated by the Settlement Agreement (the date of such consummation is referred to as the "Closing").



          The net cash proceeds of the Proposed Sale will be applied to the payment of $.50 for each $1.00 in face amount of tendered securities described below, and together with the issuance of up to 30% of the Common Stock of the Company on a fully-diluted basis and the issuance of up to $1,050,000 in new debentures (as described herein), will be used, if the exchange offer described herein is successful in accordance with its terms, as consideration to the holders (the "Debentureholders") of the Company's $5,250,000 outstanding principal amount of 10% Convertible Subordinated Debentures Due 2007 (the "Debentures") in exchange for (i) the tendering by the Debentureholders of their Debentures pursuant to an exchange offer being made by the Company to the Debentureholders (the "Exchange Offer") and (ii) the amendment of the Indenture (as heretofore amended, the "Indenture") dated September 1, 1987 between the Company and Chemical Trust Company of California, as Trustee (as successor to Trust Services of America, Inc.), pursuant to which the Debentures have been issued, to provide for limited covenant obligations for the Company thereunder. The net cash proceeds of the Proposed Sale, to the extent not applied to the $.50 per $1.00 in face amount exchange described above shall be returned to Dollar. In addition to the $.50 for each $1.00 in face amount of tendered Debentures being paid from the net cash proceeds of the Proposed Sale, each tendering Debentureholder under the Exchange Offer will receive
(a) 0.769505 shares of Common Stock for each $1.00 in face amount of Debentures tendered and (b) its pro rata share of new debentures of the Company, to be issued pursuant to an Indenture substantially similar to the

Indenture but with minimal covenants and with no equity conversion feature
(the "New Debentures") in an original face amount of (1) $1,050,000 less
(2) the face amount of any Debentures not tendered pursuant to the Exchange Offer (the "Non-Tendered Debentures") and (3) less the original principal amount of the Net Worth Note, if any (collectively, together with net cash proceeds of the Proposed Sale, the "Exchange Consideration"). Following consummation of the Transactions hereinafter defined, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. The Exchange Offer is conditioned upon tendering of 95% in face amount of the Debentures (the "Minimum Tender").



     In the event the Minimum Tender is not received, the Company intends to file a prepackaged Chapter 11 plan of reorganization (the "Prepackaged Plan"). The Prepackaged Plan provides that each Debentureholder would receive (i) its pro rata share of $2,625,000 (less certain allowed priority and any allowed administrative claims), (ii) 0.769505 shares of the Common Stock of the Company for each $1.00 in face amount of Debentures tendered and (iii) its pro rata share of the New Debentures, in an original face amount as described above (the "Plan Consideration"). At a minimum the Prepackaged Plan, if implemented by the Company and confirmed by the bankruptcy court, would result (a) in the cash portion of the Plan Consideration under the Prepackaged Plan available for distribution to the Debentureholders being reduced to the extent of certain allowed priority and any allowed administrative claims and (b) the Debentureholders sharing the Plan Consideration on a pro rata basis with the holders, if any, of allowed claims of the class to which the Debentures belong. The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. The Company is not presently able to estimate the amount of claims of the class to which the Debentures belong since the Company is presently not aware of any such creditors other than the Debentureholders. The Prepackaged Plan contemplates that contingent claimants will be unimpaired by the Prepackaged Plan. The Prepackaged Plan, with its present distributions, cannot be confirmed over the affirmative objection of the Debentureholders. The
Company has not received the results of its solicitation of the Debentureholder votes on the Prepackaged Plan. As a condition to the Closing, the Company must have received the tender and/or consent of Debentureholders holding in the aggregate at least 95% of the face value of the Debentures to the Proposed Sale or, alternatively, both (1) at least two-thirds (by face amount of Debentures) of the Debentureholders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan and (2) at least a majority in number of the Debentureholders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan; provided, that, satisfaction of the foregoing clauses (1) and (2) shall be determined without including any acceptances of "insiders" (as defined by 11 U.S.C. Section 101 ET SEQ. (the "Bankruptcy Code") the satisfaction of both of such conditions being called the "Requisite Plan Acceptances").


     Following consummation of the Proposed Sale and consummation of the Exchange Offer or the Prepackaged Plan you will retain your equity interest in the Company which will have substantially reduced its long-term debt obligations. Your retained equity interest in the Company will be diluted to the extent that Dollar receives the Common Stock contemplated by the Proposed Sale and to the extent the exchanging Debentureholders receive the Common Stock contemplated by the Exchange Offer or the Debentureholders receive Common Stock as contemplated by the Prepackaged Plan. The proposed sale does not include the stock South Seas Motors, Inc., the Company's wholly-owned subsidiary.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND EXCHANGE OFFER AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED SALE AND THE EXCHANGE OFFER. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors as described in the enclosed Proxy Statement, including an opinion of Houlihan, Lokey, Howard & Zukin, the Company's financial advisor, that the consideration to be received by the Company pursuant to the Settlement Agreement (as more fully described in the enclosed Proxy Statement) is fair to the Company.


     The Board of Directors has for some time considered the strategic direction of the Company in light of, among other things, the long-term competitive forces facing the Division and the current levels of long-term liabilities owing by the Company, and the potential for future earnings and growth of the Division.
Based on these and other considerations more fully discussed in the enclosed Proxy Statement, the Board of

Directors believes that the proposed sale of the Division to Dollar and the consummation of the Exchange Offer with the Debentureholders is expedient and fair and in the best interests of the Company and its shareholders.

     Details of the proposed sale and the Exchange Offer and other important information are included in the accompanying Proxy Statement. Please give this material your careful attention.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                        Yours sincerely,

                                        /s/ Alan M. Robin
                                        --------------------
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

                      PACIFIC INTERNATIONAL SERVICES CORP.
                         1600 Kapiolani Blvd., Suite 825
                             Honolulu, Hawaii  96814

                                 -----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held on November 27, 1995

                                 -----------------

To all Shareholders of
  Pacific International Services Corp.

     NOTICE IS HEREBY GIVEN that a Special Meeting (including any adjournment or postponement thereof, the "Special Meeting") of Shareholders of Pacific International Services Corp., a California corporation (together with any successors thereto, the "Company"), will be held at the Pacific Club, 1451 Queen Emma Street, Honolulu, Hawaii, on November 27, 1995 at the hour of 9:00 a.m., Hawaii time, for the following purpose:


     1. To consider and vote upon a proposal to approve the sale (the "Proposed Sale") by the Company to Dollar Systems, Inc. ("Dollar") of substantially all of the Company's assets relating to or used in operation of the Company's vehicle rental and related operations (collectively, the "Division"), pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995 (as amended the "Settlement Agreement") by and between the Company and Dollar; and


     2. To transact such other business as may properly come before the Special Meeting.

     Only shareholders of record at the close of business on November 8, 1995 are entitled to notice of, and to vote at, such meeting or any adjournment or adjournments thereof.

                                   By Order of the Board of Directors

                                   /s/ Alan M. Robin
                                  --------------------
                                   CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                   EXECUTIVE OFFICER


--------------------------------------------------------------------------------
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                      PACIFIC INTERNATIONAL SERVICES CORP.
                         1600 Kapiolani Blvd., Suite 825
                             Honolulu, Hawaii  96814



                                ------------------
                                 PROXY STATEMENT
                                ------------------



                         SPECIAL MEETING OF SHAREHOLDERS
                         To be held on November 27, 1995

     This Proxy Statement is being furnished to the holders of the Common Stock, no par value ("Common Stock") of Pacific International Services Corp., a California corporation (together with any successors thereto, variously referred to as "PISC" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at a Special Meeting of Shareholders of the Company (including any adjournment or postponement thereof, the "Special Meeting") to be held on November 27, 1995 at 9:00 a.m., Hawaii time, at the Pacific Club, 1451 Queen Emma Street, Honolulu, Hawaii.

     At the Special Meeting, shareholders of the Company will be asked (i) to consider and vote upon a proposal to approve the sale (the "Proposed Sale") by the Company to Dollar Systems, Inc. or its subsidiary ("Dollar") of substantially all of the Company's assets relating to or used in operation of the Company's vehicle rental and related operations (collectively, the "Division"), pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995 (as amended, the "Settlement Agreement") by and between the Company and Dollar, and (ii) to transact such other business as may properly come before the Special Meeting. A copy of the Settlement Agreement together with the First through Sixth Amendments thereto and the current forms of Exhibits B (Agreed Practices), H (Specified Excluded Assets of Seller), L (Specified Retained Liabilities of Seller), Q (Stock Pledge Agreement) and X (Notice of Modification of Existing Franchise) thereto is attached to this Proxy Statement as Annex A.


     The purchase price for the assets of the Division is comprised of (i) $2,625,000 in cash and (ii) the assumption by Dollar of certain liabilities relating to the Division. The assumed liabilities are estimated by the Company as of October 31, 1995 to be approximately $8.9 million in debt, $3.5 million in accrued Dollar lease and other payments, $2.1 million in past-due airport concession payments, $1.8 million in non-recurring self-insurance and environmental reserves and $0.25 million in accrued senior debt interest. Based upon the above, the Company believes the aggregate purchase consideration of cash and assumed liabilities will be approximately $19.2 million. If Dollar elects to close the Proposed Sale, Dollar will also receive 10% of the Common Stock of the Company on a fully-diluted basis and the Company may elect to issue and, if so issued, Dollar shall accept, a promissory note (the "Net Worth Note"), to the extent that the net worth of the Division as of the deemed closing of the Proposed Sale as shown on an unaudited balance sheet (the "Unaudited Balance Sheet") to be delivered by the Company to Dollar at the closing of the Proposed Sale (the "Unaudited Net Worth") is more negative than negative Six Hundred Thousand Dollars (-$600,000) (the "Minimum Net Worth Requirement"). The Net Worth Note shall be in a principal amount up to $1,050,000 (with such maximum subject to decrease as described herein) and shall have minimal covenants, a balloon principal payment due September 1, 2007 and semi-annual interest payments at a PER ANNUM rate of 10%. Dollar and the Company have agreed that the closing of the Proposed Sale shall be deemed to have occurred on October 31, 1995 (the "Settlement Date") regardless of the actual date of the consummation of the sale, transfer and conveyance of the Division's assets by the Company and the purchase of the Division's assets by Dollar paying the consideration described above and the settlement of certain contested claims by Dollar and the Company to the extent provided in the Settlement Agreement, and the making of other agreements, all as contemplated by the Settlement

Agreement (the date of such consummation is referred to as the "Closing"). See -- "Terms of the Proposed Sale".



     The net cash proceeds of the Proposed Sale will be applied to the payment of $.50 for each $1.00 in face amount of tendered securities described below, and together with the issuance of up to 30% of the Common Stock of the Company on a fully-diluted basis and the issuance of up to $1,050,000 in new debentures (as described herein), will be used, if the exchange offer described herein is successful in accordance with its terms, as consideration to the holders (the "Debentureholders") of the Company's $5,250,000 outstanding principal amount of 10% Convertible Subordinated Debentures Due 2007 (the "Debentures") in exchange for (i) the tendering by the Debentureholders of their Debentures pursuant to an exchange offer being made by the Company to the Debentureholders (the "Exchange Offer") and (ii) the amendment of the Indenture (as heretofore amended, the "Indenture") dated September 1, 1987 between the Company and Chemical Trust Company of California, as Trustee (as successor to Trust Services of America, Inc.), pursuant to which the Debentures have been issued, to provide for limited covenant obligations for the Company thereunder. The net cash proceeds of the Proposed Sale, to the extent not applied to the $.50 per $1.00 in face amount exchange described above shall be returned to Dollar. In addition to the $.50 for each $1.00 in face amount of tendered Debentures being paid from the net cash proceeds of the Proposed Sale, each tendering Debentureholder under the Exchange Offer will receive (a) 0.769505 shares of Common Stock for each $1.00 in face amount of Debentures tendered and (b) its pro rata share of new debentures of the Company, to be issued pursuant to an Indenture substantially similar to the Indenture but with minimal covenants and with no equity conversion feature (the "New Debentures") in an original face amount of (1) $1,050,000 less (2) the face amount of any Debentures not tendered pursuant to the Exchange Offer (the "Non-Tendered Debentures") and (3) less the original principal amount of the Net Worth Note, if any (collectively, together with net cash proceeds of the Proposed Sale, the "Exchange Consideration"). Following consummation of the Transactions hereinafter defined, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. The Exchange Offer is conditioned upon tendering of 95% in face amount of the Debentures (the "Minimum Tender"). See -- "The Exchange Offer".



     In the event the Minimum Tender is not received, the Company intends to file a prepackaged Chapter 11 plan of reorganization (the "Prepackaged Plan"). The Prepackaged Plan provides that each Debentureholder would receive (i) its pro rata share of $2,625,000 (less certain allowed priority and any allowed administrative claims), (ii) 0.769505 shares of the Common Stock of the Company for each $1.00 in face amount of Debentures tendered and (iii) its pro rata share of the New Debentures, in an original face amount as described above (the "Plan Consideration"). At a minimum the Prepackaged Plan, if implemented by the Company and confirmed by the bankruptcy court, would result (a) in the cash portion of the Plan Consideration under the Prepackaged Plan available for distribution to the Debentureholders being reduced to the extent of certain allowed priority and any allowed administrative claims and (b) the Debentureholders sharing the Plan Consideration on a pro rata basis with the holders, if any, of allowed claims of the class to which the Debentures belong. The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. The Company is not presently able to estimate the amount of claims of the class to which the Debentures belong since the Company is presently not aware of any such creditors other than Debentureholders. The Prepackaged Plan contemplates that contingent claimants will be unimpaired by the Prepackaged Plan. The Prepackaged Plan, with its present distributions, cannot be confirmed over the affirmative objection of the Debentureholders. The
Company has not received the results of its solicitation of the Debentureholder votes on the Prepackaged Plan. As a condition to the Closing, the Company must have received the tender and/or consent of Debentureholders holding in the aggregate at least 95% of the face value of the Debentures to the Proposed Sale or, alternatively, both (1) at least two-thirds (by face amount of Debentures) of the Debentureholders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan and (2) at least a majority in number of the Debentureholders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan; provided, that, satisfaction of the foregoing clauses (1) and (2) shall be determined without including any acceptances of "insiders" (as defined by 11 U.S.C. Section 101 ET SEQ. (the

"Bankruptcy Code") the satisfaction of both of such conditions being called the "Requisite Plan Acceptances"). See -- "The Prepackaged Plan".


     The consummation of the Proposed Sale and the Exchange Offer or the Prepackaged Plan and the other transactions contemplated by the Settlement Agreement are collectively referred to as the "Transactions".

     If the Transactions do not close as planned, the Board of Directors believes that it is doubtful that the vehicle rental operations and the Company as a whole could continue as going concerns, although South Seas on a stand alone basis could, in the opinion of management, continue to be viable.

     THE COMPANY IS SOLICITING YOUR PROXY SOLELY IN CONNECTION WITH APPROVAL OF THE PROPOSED SALE, AND SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THE APPROVAL OF THE SHAREHOLDERS IS NOT BEING SOLICITED FOR THE CONSUMMATION OF THE EXCHANGE OFFER, THE PREPACKAGED PLAN OR THE ISSUANCE OF PREVIOUSLY AUTHORIZED SHARES OF COMMON STOCK TO THE DEBENTUREHOLDERS OR DOLLAR IN CONNECTION THEREWITH.

     The Proposed Sale is not being effected as part of a liquidation and dissolution of the Company or in contemplation thereof. Rather, the Company intends to use the proceeds of the Proposed Sale to consummate the Exchange Offer or to redeem the Debentures through the Prepackaged Plan and thereby substantially reduce the Company's long-term debt obligations. Your retained equity interest in the Company will be diluted to the extent that Dollar receives 10% of the Common Stock of the Company on a fully-diluted basis and to the extent the Debentureholders receive previously authorized Common Stock pursuant to the Exchange Offer or the Prepackaged Plan. The Proposed Sale does not include the stock of South Seas Motors, Inc., the Company's wholly-owned subsidiary ("South Seas"), through which the Company operates the automobile dealership segment of its business. The Company does not intend to include South Seas in the Prepackaged Plan. The Company believes that the consummation of the Transactions will permit the Company to focus on the automobile dealership business and will enhance the Company's prospects because the Company's rental car segment has been primarily responsible for the Company's losses for the last three years.


     The close of business on November 8, 1995 (the "Record Date") has been fixed as the record date for determining holders of shares of Common Stock entitled to vote at the Special Meeting. Approval of the Proposed Sale will require the affirmative vote of a majority of the shares of the outstanding Common Stock. THEREFORE, FAILURE TO VOTE IS EQUIVALENT TO A VOTE AGAINST APPROVAL OF THE PROPOSED SALE. The officers and directors of the Company, as a group, holders of approximately 10.83% of the outstanding shares of Common Stock (excluding shares of Common Stock which are issuable upon conversion of the Debentures and which were not outstanding and entitled to vote as of the Record Date), intend to vote all of their shares of Common Stock for approval of the Proposed Sale. Assuming such shares are voted IN FAVOR of the Proposed Sale, the affirmative vote of approximately 3,164,781 additional shares of Common Stock (representing approximately 39.17% of the shares of Common Stock currently outstanding) would be required to approve the Proposed Sale. As of the Record Date, 8,079,800 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Special
Meeting. There are no other classes of voting securities of the Company outstanding. See "Voting -- General."


     If the enclosed form of proxy is properly executed and returned, it will be voted at the Special Meeting in accordance with the specifications thereof. If no instructions are specified in the proxy, the shares represented thereby will be voted in favor of the Proposed Sale. A proxy may be revoked, at any time before it has been voted, upon written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Special Meeting and withdrawing the proxy.

     This Proxy Statement and the enclosed form of proxy is being mailed on or about November 15, 1995, to shareholders of record on the Record Date entitled to vote at the Special Meeting. The Company will bear the cost of solicitation of proxies by the Board of Directors, including charges and expenses of brokerage firms, banks and others for forwarding solicitation materials to beneficial holders. In addition to the use of the mails, proxies may be solicited by officers and employees of the Company, without remuneration, by personal contact, telephone or telegraph. The Company has retained Georgson and Company Inc. to aid in the solicitation of proxies. Georgson and Company Inc. has also been retained to assist the Company in the solicitation of tenders to the Exchange Offer and consents to the Prepackaged Plan. A fee of $7,500, plus out-of-pocket costs and expenses, will be paid by the Company to Georgson and Company Inc. for their services.


     The Company's principal executive offices are located at 1600 Kapiolani Boulevard, Suite 825, Honolulu, Hawaii 96814 and its telephone number is (808) 926-4242. Dollar's principal executive offices are located at 5330 East 31st Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 669-3000.


                                THE PROPOSED SALE


PURPOSE AND BACKGROUND OF THE PROPOSED SALE


     The Company was incorporated in Hawaii on April 8, 1974, as Olson Car Rental Corp. and changed its name to Pacific International Sales Corp. on August 2, 1983. The Company's name was subsequently changed to Pacific International Services Corp. In November 1983, the Company changed its domicile to California. The Company's Common Stock was then sold to the public pursuant to the terms of a unit offering, and the Company became publicly held. On June 2, 1987, the Company's Common Stock began trading on NASDAQ under the symbol "PISC". The Company participated in a telephone hearing with an advisory committee of NASDAQ on October 5, 1995 (the "NASDAQ Hearing) to determine whether the Common Stock would be deleted for failure to satisfy minimum trading value and capital requirements of the NASDAQ. The Company was advised on October 12, 1995 that NASDAQ had granted an exception to these requirements subject to certain conditions including that the Company receive the approval of its shareholders for the Proposed Sale by October 31, 1995 and that the Proposed Sale be consummated by November 15, 1995. The Company was subsequently notified by NASDAQ on November 8, 1995 that these deadlines have been extended to November 30, 1995.


     The Company operates two business segments: passenger vehicle rental operations and automobile dealership operations. The Company's vehicle rental operations are carried out directly by the Company under the name Dollar Rent A Car pursuant to an exclusive License Agreement, dated April 3, 1974, as amended (the "License Agreement"), with Dollar. The Company's automobile dealership operations are carried out through South Seas.

     The Company acquired Cutter Jeep Renault, Inc., a Jeep Eagle dealership in Hawaii on October 30, 1987. Cutter Jeep Renault, Inc. subsequently changed its name to South Seas Motors, Inc. The Company combined certain of its existing operations and the operations of South Seas Motors, Inc. into a full-service car and truck dealership which is now operated as South Seas. South Seas has two locations on the island of Oahu, South Seas Jeep Eagle ("SSJE") and Oahu Chrysler Jeep ("OCJ"). South Seas also operated a used car dealership in Kaneohe which was closed in December 1993.


     SSJE is located at the corner of Nimitz Highway and Lagoon Drive near Honolulu International Airport. SSJE sells new Jeep, Eagle and Hyundai vehicles. The Hyundai line was added in 1993. SSJE is the only Hyundai dealership in Oahu. OCJ began business in 1992 in the Waipahu area of leeward Oahu. OCJ sells new Chrysler, Plymouth, Jeep and Eagle vehicles. Both locations also sell used cars. The Company believes that SSJE is the state's leading Jeep and Hyundai dealer by sales volume.

     During 1994, South Seas' combined retail sales averaged approximately 81 new vehicles and 130 used vehicles per month. In 1993, South Seas' combined retail sales averaged approximately 97 new vehicles and 160 used vehicles per month. The decrease in 1994 was mainly due to the limited availability of new inventory from Chrysler Corporation ("Chrysler") during 1994 and the closure of the separate used car dealership in Kaneohe. For the first nine months of 1995, South Seas' combined retail sales averaged approximately 85 new vehicles and 160 used vehicles per month.



     The business and profits of the Company have suffered from several factors which have primarily affected the rental car segment. The Company's fleet holding costs have doubled between 1991 and 1995. Tourism and business in Hawaii have been negatively impacted over the last several years by a number of factors. Hurricane Iniki devastated the island of Kauai and caused casualty losses and loss of business which reduced rental car demand in Kauai through the first part of 1995. The Gulf War and general recession both disrupted tourism to Hawaii from key markets and depressed visitor arrivals to Hawaii through 1994. The effects of the foregoing factors included a decline in the Company's rental volume and a corresponding increase in fleet holding costs. In addition, there has been increased competition for high volume wholesale accounts from corporate car rental companies which has negatively impacted the Company's daily rental volume. The Company's fleet holding costs have increased significantly over the past three years.


     The Company's business also suffered because in 1993 automobile manufacturers, as part of a stated effort to cut manufacturing losses, reduced sales of cars to rental car customers for 1994 model year vehicles. General Motors ("GM"), which controlled National and Avis and was the major supplier for Alamo (all major car-rental operators), established an 85,000-car minimum for its rental fleet customers, effectively excluding Dollar and thus the Company. Ford Motor Company ("Ford"), which controlled Hertz and Budget, devised a formula that left Dollar and thus the Company with an insignificant allocation of automobiles. In Hawaii, the Company lost its access to GM cars because GM cut its total fleet sales from 850,000 cars/year to 400,000 cars/year. Ford also cut its allocation of cars after acquiring 100% of Hertz, and no longer supplies cars to the Company.

     In response to the limited availability of cars, Dollar offered a lease program to the Company, at significantly higher cost compared to the programs previously made available to the Company by Ford and GM, resulting in the Company's rental fleet cost doubling between 1991 and 1995.

     In response to the Company's financial difficulties, the Company obtained an assistance agreement from Dollar in 1994 (the "1994 Assistance Agreement"). Pursuant to the terms of the 1994 Assistance Agreement, Dollar (i) reduced the fees payable under the License Agreement during 1994, (ii) waived and discharged certain fees owed by the Company under the License Agreement prior to 1994, (iii) increased certain incentive credits, rebates and allowances to the Company and (iv) advanced the Company $1,400,000 to allow the Company to make certain payments to Dollar. (See - THE COMPANY; Dollar).


     Due to the Company's continuing financial difficulties, in March of 1995 after lengthy negotiations, the Company obtained a commitment in principle from Dollar for certain assistance for 1995 (the "1995 Assistance Commitment"). Under this commitment, the Company would have received substantial economic benefits and resolved certain disputes between the Company and Dollar. However, the parties were unable to agree upon the final documentation with respect to the 1995 Assistance Commitment. (See - THE COMPANY; Dollar).


     Pending further negotiations, the Company withheld certain payments asserted by Dollar to be owing to Dollar under the License Agreement. Dollar filed a legal action in U.S. District Court to compel the Company to execute the documentation proposed by Dollar to embody its understanding of the 1995 Assistance Commitment. Shortly thereafter, Dollar sent the Company notices purporting to terminate the License Agreement and the Master Lease Agreement dated October 22, 1993 between Dollar and the Company (the "Master Lease Agreement"). The Company subsequently commenced its own legal action against Dollar for damages and injunctive relief based on violations of the License Agreement and Hawaii law. Subsequent discussions led to execution of a standstill agreement, later amended and extended, and, finally to negotiation of the Settlement Agreement. The parties have agreed to suspend all litigation without prejudice but may choose to recommence proceedings should the Transactions fail to close. (See - TERMS OF THE PROPOSED SALE; Standstill Agreement; Settlement of Claims).



     The Company reported consolidated net losses of $1,427,461, $804,062 and $2,104,502 in 1994, 1993 and 1992, respectively. For the three months ending March 31, 1995, the six months ending June 30, 1995 and the nine months ending September 30, 1995, the Company experienced net losses of $378,141, $1,977,615 and $2,438,453, respectively. None of the losses were attributable to the operations of South Seas.


ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS

     The Company has entered into the Settlement Agreement and wishes to consummate the Transactions because it believes that unless the Transactions are successful and the Company is consequently relieved of the liabilities of the Division being assumed by Dollar and of the debt burden of the Debentures being compromised as part of the Exchange Offer or Prepackaged Plan, the Company's operations will be severely impaired.

     The Company is incurring and will continue to incur substantial transaction costs including legal and accounting and other professional fees related to the Transactions. Although Dollar permanently forgave up to $300,000 of obligations of the Company under the License Agreement, and even though in the event of the Closing Dollar will assume all operating obligations of the Division after October 31, 1995, the Company believes that support from Dollar will not continue if the Transactions do not close as planned. IF THE TRANSACTIONS DO NOT CLOSE AS PLANNED, AND FURTHER ASSISTANCE FROM DOLLAR IS NOT MADE AVAILABLE, IT IS DOUBTFUL THAT THE VEHICLE RENTAL OPERATIONS AND THE COMPANY AS A WHOLE COULD CONTINUE AS GOING CONCERNS, ALTHOUGH SOUTH SEAS ON A STAND ALONE BASIS COULD, IN THE OPINION OF MANAGEMENT, CONTINUE TO BE VIABLE. The stock of South Seas has been pledged as part of the Settlement Agreement to Dollar to secure certain of the Company's obligations to Dollar. (See - TERMS OF THE PROPOSED SALE; Pledge of Stock of South Seas).


     A disadvantage of the Transactions from the perspective of the Company's stockholders is the dilution of their retained equity interests in the Company to the extent that Dollar receives 10% of the Common Stock of the Company on a fully-diluted basis and to the extent the Debentureholders receive approximately 30% of the Common Stock of the Company on a fully-diluted basis pursuant to either the Exchange Offer or the Prepackaged Plan. However, the Company believes that if the Transactions do not close, it is doubtful that the vehicle rental operations and the Company as a whole could continue as going concerns. In addition, if the Company is required to implement the Settlement Agreement through the Prepackaged Plan, the consent of the Stockholders to the Prepackaged Plan will be unnecessary since they are a junior class of creditors (relative to the Debentureholders who will constitute a more senior class of impaired creditors) and a senior class will have approved the Prepackaged Plan.


RECOMMENDATION OF THE BOARD OF DIRECTORS FOR PROPOSED SALE

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE
PROPOSED SALE. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE PROPOSED SALE BY THE SHAREHOLDERS OF THE COMPANY.

     The material factors considered by the Board of Directors in making such recommendation include the following:

- The Board of Directors viewed the price offered by Dollar as representing a fair price (of cash and assumed liabilities) for the Division on a current basis.

- The advice of the Company's financial advisors that the purchase price represented a premium over various implied equity values under various types of business analyses.


- The Proposed Sale will provide the cash necessary to enable the Company to substantially reduce its long-term debt obligations with respect to the Debentures.



- The Proposed Sale is in conjunction with the Settlement Agreement that eliminates the risk of litigation with Buyer, including the risk that Buyer could terminate Seller's rights under the License Agreement and the Master Lease, and the risk that Seller might not prevail in its causes of action asserted against Buyer.


- The Proposed Sale should result in no substantial income tax consequences due to the availability of tax loss carryforwards. (See - Certain Effects of the Proposed Sale, Federal Income Tax Consequences).

- Dollar has agreed to assume substantially all of the Company's liabilities associated with the Division (excluding the Debentures and certain other retained liabilities), including substantially all of the Company's bank debt and vehicle financing arrangements in respect to the Division.


- The consummation of the Proposed Sale was viewed as a better option for the Company and its shareholders than the uncertainty of the pursuit of pending litigation with and against Dollar.


Although the purchase price, assumption of liabilities and reduction of long-term debt obligations in respect of the Debentures were the principal factors considered by the Board of Directors, the decision to approve and recommend the Proposed Sale was a combination of all of the factors listed above. In this regard, the structure of the Proposed Sale and the Company's ability to be in a position to satisfy its remaining obligations were also important to the Board of Directors in approving the Proposed Sale.

          IN JULY 1995, THE COMPANY ENGAGED HOULIHAN, LOKEY, HOWARD & ZUKIN TO, AMONG OTHER THINGS, ASSIST IN THE DEVELOPMENT OF A LIQUIDATION ANALYSIS OF THE COMPANY IN THE EVENT THE SALE TO DOLLAR DID NOT OCCUR AND IT BECAME UNABLE TO CONTINUE ITS OPERATIONS. THE LIQUIDATION ANALYSIS PREPARED BY THE COMPANY DETERMINED THAT IN THE MOST PROBABLE CASE SCENARIO (AS OF JUNE 30, 1995), IF A LIQUIDATION WERE TO OCCUR, ONLY BETWEEN A RANGE OF $54,588 AND $2,092,540 WOULD BE AVAILABLE AFTER PAYING PRIORITY CLAIMS, LIQUIDATION EXPENSES AND SECURED CREDITORS. THIS RESIDUAL CASH BALANCE WOULD HAVE BEEN SHARED AMONG THE OLD DEBTHOLDERS AND ALL OTHER UNSECURED CREDITORS AND, AT THAT TIME, WOULD HAVE RESULTED IN A PAYMENT TO THE OLD DEBTHOLDERS OF RANGING FROM $0.03 TO $0.115 PER DOLLAR OF PRINCIPAL AMOUNT OF OLD DEBENTURES. SEE ANNEX C. SINCE THAT DETERMINATION, THE FINANCIAL CONDITION OF THE COMPANY HAS DETERIORATED.


OPINION OF FINANCIAL ADVISOR

     GENERAL. The Company has retained Houlihan, Lokey, Howard & Zukin ("Houlihan"), an independent investment banking concern, to provide it with an opinion as to the fairness of the Proposed Sale from a financial point of view. Houlihan, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Houlihan had not performed any investment banking or financial advisory services for the Company prior to its retention in July 1995 as financial advisor to the Company for the purposes of the Proposed Sale.


     Houlihan delivered its written opinion dated October 27, 1995, to the Board of Directors of the Company to the effect that, as of such date, the Proposed Sale was fair, from a financial point of view, to the Company and its existing shareholders. In arriving at its opinions, Houlihan, among other things,

(i) reviewed the Company's Annual Reports to Shareholders and audited financial statements on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1994, and quarterly reports on Form 10-Q for the most recent quarters ended March 31 and June 30, 1995, respectively, and preliminary unaudited financial statements for the fiscal quarter ended September 30, 1995,
(ii) reviewed certain internal information, including pro forma financial forecasts and projections prepared by the Company's management, (iii) conducted discussions with members of senior management of the Company concerning its operations, financial condition, future prospects and projected operations and performance, (iv) reviewed the historical market prices and trading volume for the Company's publicly traded stock, (v) reviewed the Settlement Agreement and the exhibits thereto, (vi) reviewed certain other publicly available filings of the Company during the years 1993, 1994 and 1995, (vii) reviewed publicly available financial data for certain companies and transactions which were viewed as similar by Houlihan, and (viii) conducted such other studies and analyses and performed such other investigations and took into account such other matters as Houlihan deemed necessary and appropriate for the purposes of its opinion. The summary of the analysis contained herein does not purport to be complete and is qualified in its entirety by reference to such written analysis. Houlihan also took into account its general experience in the industry and dealings with similar transactions.


     In rendering its opinion, Houlihan relied without independent verification upon the accuracy, completeness and fair presentation of all financial and other information provided to it by the Company, or that it otherwise reviewed for purposes of such opinion, and its opinion is conditioned on such information being complete and accurate in all material respects. Houlihan did not independently verify any such information or any underlying assumptions and did not make or obtain any independent appraisals or physical inspection of the assets or liabilities of the Company, nor has it been furnished with any such appraisals.


     With respect to the financial forecasts, Houlihan assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company. Houlihan's opinion is necessarily based on economic, monetary and market conditions as they exist and can be evaluated as of the date of its opinion. A COPY OF THE OPINION OF HOULIHAN, DATED
OCTOBER 27, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED
AND LIMITS ON REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY
STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.  THE SUMMARY OF THE
OCTOBER 27, 1995 OPINION OF HOULIHAN SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.


     Houlihan's opinion is directed only to the fairness from a financial point of view of the consideration to be received by the Company in the Proposed Sale and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. Furthermore, the opinion does not address the underlying business decision to effect the Proposed Sale. The consideration to be received by the Company in the Proposed Sale was determined through negotiations between representatives of the Company and representatives of Dollar and was approved by the Board of Directors of the Company. (See - "Recommendations of the Board of Directors.") Houlihan was not authorized to solicit, nor did Houlihan solicit, third-party indications of interest for the acquisition of all or any portion of the Company's assets or capital stock.

     SELECTION OF HOULIHAN. The Company selected Houlihan as its financial advisor because of Houlihan's national reputation in restructurings and valuations, its knowledge of the car rental industry, its willingness to commit senior people to the rendering of the fairness opinion and its reasonable fees.


     METHODOLOGY. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. The Company has been advised that the most common analyses used in reviewing the fairness of consideration in the sale of a vehicle rental business are a discounted cash flow analysis, a comparative transaction analysis and a comparable company analysis. All of these analysis were used by Houlihan for its fairness opinion on the Proposed Sale. The Company was not provided copies of the supporting material utilized by Houlihan in conducting these analyses.


     In requesting the opinion, the Company did not impose any limitations on the scope of the investigations that Houlihan conducted to enable it to deliver its opinion. In arriving at its fairness opinion, Houlihan did not attribute particular weight to any single analysis or factor and made qualitative judgments based on the significance and relevance of each analysis and factor.

     The matters considered by Houlihan in arriving at its opinion are based upon numerous macroeconomic, operating and financial assumptions and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Houlihan are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than such estimates.


     The following is a summary of certain financial and comparative analyses performed by Houlihan in connection with its opinion, dated as of October 27, 1995, which it discussed with the Board of Directors. The summary of the financial and comparative analyses set forth below does not purport to be a complete description of the analyses employed by Houlihan in reaching its opinion. Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Arriving at the fairness opinion is a complete process not necessarily susceptible to partial or summary description.


     Subject to the foregoing, the following sets forth a summary of the analyses and factors which Houlihan has advised the Company and its Board of Directors were considered by Houlihan in arriving at its fairness opinion.

          DISCOUNTED CASH FLOW ANALYSIS: Houlihan performed a discounted cash flow analysis of the projected free cash flows of the Division for the fiscal years ending December 31, 1995 through December 31, 2000. All assumptions, including capital expenditures, utilized in the discounted cash flow analysis were based on projections provided by the Company. Free cash flow represents the after tax operating cash flow available to the Company before debt service (EBITDA less taxes, capital expenditures and changes in working capital). It is utilized in a discounted cash flow analyses because it represents the cash flow from operations available for distribution to debt and equity holders after required investments in working capital and capital expenditures. The range of discount rates chosen in the discounted cash flow analyses was based upon the estimated weighted average cost of capital ("WACC") based on the analysis of the WACC for comparable public companies and analysis of the risks associated with these particular companies and their financial projections as the comparable companies. The range of terminal values chosen was based upon a reasonable estimation of what multiple of EBITDA the Division could be sold for in the future. This range is based upon what other companies in the same industry have been sold for in completed transactions and how other comparable public companies trade as a multiple EBITDA. Because of the Division's historical negative operating results and its negative projected net worth, the discounted cash flow analysis had substantial impact on Houlihan's conclusion with respect to its opinion.

          COMPARISON OF COMPARABLE ACQUISITIONS: Houlihan analyzed the implied transaction multiples in several selected transactions which it deemed comparable to the Proposed Sale (collectively, the "Selected Transactions"). Houlihan compared transaction values as multiples of the last 12 months of EBITDA, EBIT (EBITDA less depreciation and amortization) and compared these multiples to the multiples implied by the Proposed Sale for the Company. The operating losses of the Division limited the impact of this analysis on Houlihan Lokey's conclusion with respect to its opinion.

          COMPARISON OF COMPARABLE COMPANIES: Using publicly available information, Houlihan analyzed, among other things, the market values and trading multiples of selected vehicle rental companies, which it deemed comparable to the Division in varying degrees. The analysis involved multiplication of various cash flow measures (primarily EBITDA and EBIT) for the latest twelve months and projected years 1995 and 1996, as well as the Net Book Value of the Division, by risk-adjusted multiples. The multiples were based on those of comparable companies and were adjusted based on comparisons of size, profitability, liquidity, financial leverage, growth and other factors. No company used in the comparable company analyses described above is identical to the Division. Accordingly, as with the comparable acquisition analysis, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect public trading value of the comparable companies to which the Division is being compared. The operating losses and negative projected net worth of the Division limited the impact of this analysis on Houlihan Lokey's conclusion with respect to its opinion.

Houlihan believes that these analyses support the conclusion that the consideration to be paid by Dollar for the Division pursuant to the Proposed Sale is fair from a financial point of view to the Company and its shareholders.

     FEES AND REIMBURSEMENT OF EXPENSES. Pursuant to its engagement letter with Houlihan, the Company paid Houlihan a fee of $37,500 upon execution of the engagement letter, a fee of $37,500 upon execution of the Settlement Agreement and a fee of $50,000 for rendering or being ready to render its fairness opinion (for aggregate fees after rendering or being prepared to render such opinion of $125,000). In addition, the Company has agreed to reimburse Houlihan for its reasonable out-of-pocket expenses incurred in connection with rendering its opinion and providing services to the Company and to indemnify Houlihan against certain liabilities in connection with its services as financial advisor to the Company, including certain liabilities under the United States federal securities laws.


     In addition, Houlihan is rendering an opinion that the consideration to be paid by Dollar for the Division constituted an exchange for "fair equivalent value". Houlihan is receiving a non-refundable fee of $25,000 for this opinion.


CERTAIN EFFECTS OF THE PROPOSED SALE

     The consummation of the Proposed Sale will have certain material effects on the Company and its business and operations. Among the effects are the following:

     CHANGE IN BUSINESS AND OPERATIONS OF THE COMPANY. The Company has historically been involved in the passenger vehicle rental and automobile dealership businesses. The Company's automobile dealership operations are currently carried out through South Seas. The vehicle rental business is currently carried out directly by the Company. The Proposed Sale will result in the disposition of substantially all of the Company's passenger vehicle rental assets. Upon consummation of the Proposed Sale, the Company will continue to own 100% of the outstanding stock of South Seas through which the Company operates its automobile dealership businesses. The stock of South Seas has been pledged to Dollar to secure certain of the Company's obligations to Dollar and such pledge will continue after the Proposed Sale is consummated. (See - TERMS OF THE PROPOSED SALE; Pledge of Stock of South Seas).

     CONVERTIBLE SUBORDINATED DEBENTURES. Pursuant to the Exchange Offer, the Debentureholders are being offered (i) $.50 for each $1.00 in face amount of Debentures tendered, (ii) 0.769505 shares of the Common Stock for each $1.00 in face amount of Debentures tendered and (iii) a pro rata share of the New Debentures in an original face amount of (a) $1,050,000 less (b) the Non-Tendered Debentures, if any, and less (c) the original principal amount of the Net Worth Note, if any. Following consummation of the

Transactions, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. See -- "The Exchange Offer".


     As a condition to the Closing, the Company must have received either the Minimum Tender and/or consent to the Proposed Sale of Debentureholders holding in the aggregate at least 95% of the face amount of the Debentures or, alternatively, receipt of the Requisite Plan Acceptances. As part of its Exchange Offer, the Company intends to amend the Indenture to provide for limited covenant obligations for the Company thereunder. See -- "The Exchange Offer".



     In the event the Proposed Sale is effected through the Prepackaged
Plan, the Debentureholders would receive (i) a pro rata share of cash consideration of $2,625,000 received by the Company in the Proposed Sale (less the amount of certain allowed priority and any allowed administrative claims), (ii) 0.769505 shares of the Common Stock for each $1.00 in face amount of Debentures and (iii) a pro rata share of the New Debentures in an original face amount of (a) $1,050,000 less (b) the original principal amount of the Net Worth Note, if any. This consideration would be shared by the Debentureholders pro rata with the holders, if any, of allowed claims of the class to which the Debentures belong. The Prepackaged Plan further contemplates that the class of contingent claimants will be unimpaired by the Prepackaged Plan. The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. Following consummation of the Transactions, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000.



     BANK DEBT AND CREDIT ARRANGEMENTS. The "Liabilities" being assumed by Dollar include the Company's liabilities under the Company's (i) $3,645,000 Credit and Security Agreement, dated as of June 14, 1994, with Bank of Hawaii, (ii) $15,000,000 Loan and Security Agreement, dated as of November 30, 1994, with Finova, (iii) $300,000 Amended Loan and Authorization and Agreement, dated as of November 19, 1992, with the U.S. Small Business Administration, (iv) $20,000,000 Loan Agreement, dated as of January 9, 1990, with General Motors Acceptance Corporation, (v) $1,000,000 Term Loan Agreement, as amended, dated as of September 30, 1988, with First Hawaiian Bank (successor by acquisition to First Interstate Bank of Hawaii), and (vi) Mortgage Note executed in favor of Bank of Hawaii and dated as of May 24, 1989. The following amounts were outstanding with respect to the foregoing liabilities as of September 30, 1995: (a) $104,000, (b) $6,632,000, (c)
$25,000, (d) $392,000, (e) $386,000 and (f) $162,000.   (See -- Section 3 of
the Settlement Agreement and the definition of "Liabilities") As of September 30, 1995, the Company was not in compliance with its covenants with the above financial institutions. The Liabilities being assumed by Dollar also include the Company's liabilities to Dollar under the License and various other contractual arrangements with Dollar which as of the Settlement Date shall not, pursuant to the Settlement Agreement, exceed $3,225,000.



     As a result of the foregoing, following consummation of the Proposed Sale, the Company will have no outstanding bank debt or line of credit.
South Seas will have debt with respect to (i) $13,500,000 line of credit with Chrysler Credit Corporation, (ii) $1,000,000 Mortgage bank debt with Bank of Hawaii related to its South Seas Jeep Eagle dealership and (iii) $800,000 Mortgage bank debt with Bank of Hawaii related to its Oahu Chrysler Jeep facility. As of September 30, 1995, outstanding balances for these facilities were $7,132,000, $562,000 and $504,000, respectively. The
Company has been notified by Bank of Hawaii that it will extend its $1,000,000 Mortgage bank debt related to the South Seas Jeep Eagle dealership which otherwise would have matured on November 30, 1995 in return for an increase in the applicable interest rate from a maximum of prime plus 1.75% to prime plus 3.5% per annum.

     SEVERANCE ARRANGEMENTS. As part of the liabilities to be retained by the Company following the Proposed Sale, the Company shall retain all employment-related liabilities, accruals or similar obligations of any kind whatsoever as to any employees of the Division not hired by Dollar as of Closing including, without limitation, claims for salary, fringes, unemployment compensation, severance, accrued vacation, accrued leave or any other statutory or other allowances to such employees arising after Closing by reason of the Proposed Sale, together with any unemployment insurance or Hawaii dislocated workers allowance payable to Division employees even if they are hired by Dollar upon the Closing (collectively, the "Retained Employee Liabilities"). In the event of a Prepackaged Plan, the Company believes that all or substantially all of the Retained Employee Liabilities will be priority claims and will be paid in full out of the cash proceeds of the Proposed Sale. The obligation of the Company to close the Proposed Sale is subject to the certain conditions (which may be waived by the Company at Closing), including that the Retained Employee Liabilities shall not equal or exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding any provision of the Settlement Agreement to the contrary, for purposes of determining whether the $25,000 limitation for closing purposes has been met or exceeded, the Retained Employee Liabilities will be deemed to relate only to accruals or statutory entitlements as of the Closing, and not future salary or benefits pursuant to contracts or otherwise.

     EMPLOYEE STOCK OPTIONS AND ESOP. During 1994, the Company established an incentive stock option plan under which options to purchase up to 200,000 shares of Common Stock may be granted. Under this plan, the option exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant. Options for 50,000 shares of Common Stock remain outstanding and unexercised under this plan as of December 31, 1994. The unexercised options are subject to anti-dilution protection. The Company's original incentive stock option plan expired on May 3, 1993 and the remaining outstanding options under this original plan expired in September 1995.

     During 1994, the Company also established a new non-statutory stock option plan under which options to purchase up to 200,000 shares of Common Stock may be granted. Under this plan, the exercise price of any option granted shall not be less than the lesser of 85% of the fair market value of the Common Stock on the date of grant or 85% of the fair market value of the Common Stock on the date of exercise. The original non-statutory stock option plan terminated on June 20, 1994. No options were outstanding under either plan as December 31, 1994.

     As of December 31, 1993, the Company had outstanding non-recourse promissory notes totaling $1,139,000 from optionees in connection with the exercise of their options to acquire 929,500 shares of Common Stock. Included in the non-recourse notes, were notes in the aggregate principal amount of $554,000 from current executive officers and/or directors of the Company. Exercise prices on these shares ranged from $1.06 to $2.12 per share. The promissory notes matured on July 11, 1994 on which date the market value of the Company's Common Stock was $.81 per share. No payments were received on these notes, and accordingly, the Company canceled these shares of Common Stock.

     Proceeds from the exercise of options are credited to Common Stock to the extent of $0.10 per share and the balance credited to additional paid-in capital. Under its non-statutory plan, benefits relating to the excess of quoted market value on the measurement date over the exercise price of options are charged to compensation expense and credited to additional paid-in capital.


     RIGHTS OF SHAREHOLDERS AND TRADING IN SECURITIES. The Transactions will result in the issuance of an amount of previously authorized shares of Common Stock for the Debentures resulting in the Debentureholders who tender pursuant to the Exchange Offer receiving their pro rata share of up to 30% of the outstanding Common Stock of the Company, on a fully-diluted basis, following consummation of the Transactions. If the Minimum Tender is not obtained and the Transactions are consummated pursuant to the Prepackaged Plan, the Debentureholders will receive 30% of the outstanding Common Stock of the Company, on a fully-diluted basis. The Proposed Sale will result in the issuance of an amount of previously authorized shares of Common Stock to Dollar resulting in Dollar receiving 10% of the outstanding Common Stock of the

Company, on a fully-diluted basis, following consummation of the Transactions. See -- "THE EXCHANGE OFFER; Principal Transactions" and "THE PREPACKAGED PLAN." The Company's Common Stock consists of 50,000,000 authorized shares, no par value, of which 8,079,800 shares are currently outstanding. See -- "Description of Common Stock".



     As a result of these issuances of previously authorized stock, the existing shareholders' effective voting power and equity ownership of the Company will be diluted. To the extent the Company prevails in retaining its listing in accordance with the conditions imposed by the NASDAQ pursuant to the NASDAQ Hearing, the Common Stock will continue to be listed with the NASDAQ. The Company is unable to predict the potential effects of the Transactions, including the Proposed Sale, on stock appreciation, trading activity and the market price of the Common Stock.


     FEDERAL INCOME TAX CONSEQUENCES. The Proposed Sale and the exchange of the Debentures pursuant to the Exchange Offer will be taxable events for the Company for both Federal and state income tax purposes. As of December 31, 1994, the Company had approximately $10,000,000 in federal net operating loss carryforwards and approximately $8,900,000 in state net operating loss carryforwards available to offset a gain on the Proposed Sale and the exchange of the Debentures pursuant to the Exchange Offer. Because the Company will be able to apply its net operating loss carryforwards, there should be no
substantial income tax consequences.   The Company may have some Federal
alternative minimum tax exposure due to the Proposed Sale as a result of limitations on the use of Federal net operating loss carryforwards for alternative minimum tax purposes. However, the amount of the possible Federal alternative minimum tax due to the Proposed Sale is dependent on what other income or loss is recognized in 1995, including the amount, if any, of COD Income (as defined below).

     The Proposed Sale will not result in any tax consequences to the shareholders of the Company other than to those shareholders who are Debentureholders who elect to exchange their Debentures pursuant to the Exchange Offer.

     The Exchange Offer may result in cancellation of indebtedness income ("COD Income") to the Company. At this time, the amount of the COD Income which will be attributed to the Company, if any, as a result of the Exchange Offer is not clear nor is it clear how much, if any, of the Company's net operating loss carryforwards will be available to offset COD Income, if any.


     No COD income should result to the Company under the Prepackaged Plan because any discharge of indebtedness will occur in a case under Title 11 of the Bankruptcy Code. However, to the extent COD income which would otherwise result does not occur because discharge occurs in a case under Title 11 of the Bankruptcy Code, the Company will be required to reduce the amount of its tax attributes (including, but not limited to, net operating loss and tax credit carryforwards) available for use for future tax years. At this time, the amount of COD income that would result but for the discharge of indebtedness occurring in a case under Title 11 of the Bankruptcy Code is not clear, nor is it clear how much, if any, of the Company's tax attributes will be available for use in future tax years.


     Regardless of whether the Proposed Sale is effected through the Exchange Offer or the Prepackaged Plan, the Company's ability to utilize its net operating losses and other tax attributes on a going forward basis may be significantly limited by the operation of Section 382 and related provisions of the Internal Revenue Code. However, the potential extent of such limitations is not clear at this time.


     ACCOUNTING TREATMENT. The Proposed Sale will be accounted for as a sale of certain assets and the transfer of certain liabilities. Upon the consummation thereof, the excess of the sum of the consideration received by the Company and the liabilities assumed by Dollar over the sum of the book value of the assets sold, the amount of the Net Worth Note, if any, and the Common Stock issued to Dollar, will be recognized as a gain from discontinued operations in the Company's books.

     The Exchange Offer will be accounted for as a retirement of the Company's outstanding debt and issuance of additional shares of Common Stock and, to the extent issued, the issuance of New Debentures. Upon the consummation thereof, the excess of the face value of Debentures exchanged over the fair value of the consideration paid (Common Stock plus cash plus New Debentures, if any) by the Company will be recognized as an extraordinary gain on the Company's books.


     Consummation of the Prepackaged Plan will be similarly accounted for as a retirement of the Company's outstanding debt and issuance of additional shares of Common Stock and, to the extent issued, the issuance of New Debentures. Upon the consummation thereof, the excess of the face value of Debentures exchanged over the fair value of the consideration paid (Common Stock plus New Debentures, if any, plus cash less allowed administrative and priority claims) by the Company will be recognized as a gain on the Company's books.

     GOVERNMENTAL AND REGULATORY APPROVALS. The Proposed Sale is subject to applicable antitrust laws and review by the Antitrust Division of the Department of Justice (the"Antitrust Division") and the Federal Trade Commission (the "FTC"). Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Proposed Sale may not be consummated until the expiration of a 30 calendar day waiting period. The Company filed notification reports, together with requests for early termination of the waiting period, with the Antitrust Division and the FTC under the HSR Act on September 29, 1995. The FTC granted early termination of the waiting period on October 12, 1995.

     In connection with the Proposed Sale, the Company is required to comply with the provisions of the Hawaii Dislocated Workers Act (the "DWA"). The DWA requires the Company to provide written notice of the Proposed Sale to each of its employees and to the Director of the Hawaii Department of Labor and Industrial Relations (the "DLIR") at least 45 days prior to its occurrence (the "DWA Notice"). The Company provided the DWA Notice to its employees and the DLIR on August 31, 1995.

     Under Hawaii law, the Company is also required to make a report of the Proposed Sale (the "Bulk Sales Report") to the Hawaii Department of Taxation not later than 10 days after the transfer of the Assets has occurred. The Company intends to file the Bulk Sales Report with the Hawaii Department of Taxation immediately prior to the transfer of the Assets to Dollar.

     The Company is aware of no other governmental or regulatory approvals required for the consummation of the Proposed Sale, other than compliance with applicable securities laws.


                           TERMS OF THE PROPOSED SALE

     The detailed terms and conditions of the Proposed Sale are contained in the Settlement Agreement, which together with Exhibits B (Agreed Practices), H (Specified Excluded Assets of Seller), L (Specified Retained Liabilities of Seller), Q (Stock Pledge Agreement) and X (Notice of Modification of Existing Franchise) thereto together with the First through Sixth Amendments thereto, is attached hereto as Annex A and made a part of this Proxy Statement. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF CERTAIN MATERIAL TERMS AND CONDITIONS OF THE SETTLEMENT AGREEMENT AND IS QUALIFIED BY THE MORE COMPLETE INFORMATION SET FORTH IN THE SETTLEMENT AGREEMENT. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE SETTLEMENT AGREEMENT IN ITS ENTIRETY. Section references in the following discussion refer to the corresponding section of the Settlement Agreement.


PRINCIPAL TRANSACTIONS


     PURCHASE AND SALE. Pursuant to the Settlement Agreement, the Company shall issue to Dollar 10% of the Common Stock on a fully-diluted basis (as measured assuming consummation of the Transactions) and shall sell to Dollar substantially all of the Company's assets relating to or used in operation of the Division. (See Section 3(a) and the definition of Assets in Section 1.) For the year ended December 31, 1994 and the nine months ended September 30, 1995, the Division generated net losses of $897,000 and $2,484,000, respectively, and the Company had net losses of $1,427,461 and $2,438,453, respectively. (See -- Selected Financial Information.) The Division constituted approximately 90% and 72% of the total assets of the Company on a book value basis as of December 31, 1994 and September 30, 1995, respectively.



     The Settlement Agreement provides for the sale by the Company to Dollar of the assets of the Company which comprise the Division for an aggregate purchase price equal to (i) $2,625,000 in cash, (ii) the assumption by Dollar of the Liabilities, as more fully described in this Proxy Statement. The assumed liabilities are estimated by the Company as of October 31, 1995 to be approximately $8.9 million in debt, $3.5 million in accrued Dollar lease and other payments, $2.1 million in past-due airport concession payments, $1.8 million in non-recurring self-insurance and environmental reserves and $0.25 million in accrued senior debt interest. Based upon the above, the Company believes the aggregate purchase consideration of cash and assumed liabilities will be approximately $19.2 million. In addition, if Dollar elects to close the Proposed Sale, the Company may elect to issue and Dollar shall accept the Net Worth Note in a principal amount not to exceed $1,050,000, less the amount of Non-Tendered Debentures, if any, to offset, on a dollar-for-dollar basis, shortfalls in the Unaudited Net Worth from the Minimum Net Worth Requirement. In the event that the sum of the principal amount of the Net Worth Note and the Non-Tendered Debentures is less than $1,050,000. New Debenutres will be issued to the tendering Debentureholders to cause the sum of the principal amount of the Net Worth Note plus the face amount of the Non-Tendered Debentures and the New Debentures to equal $1,050,000. So long as the conditions precedent are met on or before November 30, 1995, Dollar and the Company have agreed that the Closing shall be deemed to have occurred on the Settlement Date (except for the effect of representations and warranties, as well as indemnities, which are extended to the actual date of Closing). Following consummation of the Transactions, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. The cash proceeds, less any amounts required to pay allowed priority and administrative claims under the Prepackaged Plan (if any), will be paid to an escrow agent at the Closing. (See -- Closing). The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. (See Section 4 and TERMS OF THE PROPOSED SALE). The Company will retain liability for all "Retained Liabilities". Retained Liabilities is defined in the Settlement Agreement and includes, without limitation, (a) the Debentures; (b) any liabilities, claims or obligations of the Company, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, arising or that may arise from any asserted or unasserted claims, except (1) the Liabilities which are set forth on the Unaudited Balance Sheet, (2) the specified liabilities of the Company to be listed on Exhibit I to the Settlement Agreement, which will be updated at the Closing and (3) the specified liabilities on Exhibit J to the Settlement Agreement, describing Off-balance Sheet Liabilities, which will likewise be updated at the Closing; (c) all claims, liabilities or obligations of South Seas; (d) all claims, liabilities or obligations of the Company relating to South Seas; (e) liabilities of the Company to South Seas or any other officer, director, shareholder or affiliate of the Company; (f) liabilities relating to or arising from or that constitute liens against assets not sold to Dollar; (g) any and all potential claims against the Company related to a dispute between the Company and Hyundai Motor America regarding 700 1995 Hyundai Elantras ordered from Hyundai Motor America which claims have been asserted by Hyundai to be less than $113,000 as of September 21, 1995; (h) any and all claims against the Company related to the Maui base yard construction dispute with Tinsmith, Inc. which the Company believes have been settled; (i) any employment-related liabilities, accruals or obligations of any kind whatsoever as to any employees of the Company (or South Seas) not hired by Dollar including, without limitation, claims for salary, fringes, unemployment compensation, severance, accrued vacation, accrued leave or any other statutory or other allowances to such employees arising after Closing by reason of the contemplated transactions; (j) any unemployment insurance or Hawaii dislocated worker's allowance payable to the Company's employees even if they are hired by Dollar upon Closing; (k) any and all claims against the Company for employment practices including terminations before Closing and
(l) any claims or obligations for punitive and/or exemplary damages or for civil or criminal or regulatory fines or penalties for the period on or before the actual date of the Closing. (See Section 1 of the Settlement Agreement for definition of "Off-balance Sheet Liabilities.")


     The following assets will be sold by the Company to Dollar as part of the Proposed Sale (the "Assets"): all of the Company's assets relating to or used in operation of the Division and all books and records in any form pertaining thereto (excluding the Excluded Assets, which are to be retained by Company). The following assets (the "Excluded Assets") will be retained by the Company and not sold to Dollar: any assets, properties or rights of Company not set forth in the Unaudited Balance Sheet, the stock of South Seas, and all other assets of Company not relating to and not used in the business of the Division, and the specified assets of Company listed on Exhibit H to the Settlement Agreement.




     COMMON STOCK. As part of the Proposed Sale, Dollar will receive an amount of the previously authorized Common Stock of the Company resulting in Dollar owning 10% of the Common Stock, on a fully-diluted basis, at consummation of the Transactions, and will receive one demand registration right exercisable during the period beginning eighteen (18) months after the date of Dollar's receipt of the Company's Common Stock pursuant to the Transactions and ending five years after such date. Any such demand would require a shelf registration of 18 months. Dollar is also to receive unlimited incidental or "piggyback" registration rights if the Company files a registration statement. Although the Company does not anticipate participating in a "going-private" transaction, Dollar will have a right to put its Common Stock to the Company for the average trading price of the Common Stock for the immediately preceding 30 day period in the event the Company's status changes from being a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     NONCOMPETITION AGREEMENTS. At the Closing, (i) the Company shall execute and deliver a noncompetition agreement, whereby the Company shall obligate itself not to compete with or solicit against Dollar in accordance therewith for a period of five (5) years from the date thereof; and (ii) the Company shall cause Alan Robin, President, Chairman of the Board, President and Chief Executive Officer of the Company, to execute and deliver a noncompetition agreement, whereby Alan Robin shall obligate himself not to compete with or solicit against Dollar in accordance therewith for a period of thirty (30) months from the date of Closing.

     SETTLEMENT OF CLAIMS. At Closing, (i) the Company shall execute and deliver a general release; (ii) the Company shall cause Alan Robin, President, Chairman of the Board and Chief Executive Officer of the Company, to execute and deliver a general release; (iii) Dollar shall execute and deliver a general release; (iv) South Seas shall execute and deliver a general release; and (v) the Company, Dollar and if necessary, other affiliates thereof named in litigation, shall execute a dismissal agreement; provided that the general releases executed by the parties shall not affect their rights with respect to obligations surviving Closing under the Settlement Agreement and related documents. The Company and Dollar respectively undertake to cause any such other necessary parties who are their affiliates to execute and deliver a dismissal agreement with respect to the pending cases (hereinafter defined).
The various releases constitute general releases of all claims which Dollar has against the Company, Alan Robin or South Seas or which any of such parties have against Dollar or certain of its affiliates. The dismissal agreements to be executed by the parties constitute agreements by Dollar and the Company for the filing of stipulations for dismissal with prejudice in the following litigation:
PACIFIC INTERNATIONAL SERVICES CORP. V. CHRYSLER CORPORATION, PENTASTAR TRANSPORTATION GROUP, DOLLAR SYSTEMS, INC., AND GARY L. PAXTON, in the United States District Court for the District of Hawaii, Case No. 9500445-SPK and DOLLAR SYSTEMS INC. V PACIFIC INTERNATIONAL SERVICES CORP., in the United States District Court for the Northern District of Oklahoma, Case No. 95-C-488B (collectively, the "Pending Cases").


     The Pending Cases have resulted, in part, from the failure of Dollar and the Company to agree upon the final documentation with respect to the 1995 Assistance Commitment. Pending further negotiations, the Company withheld certain payments asserted by Dollar to be owing to Dollar under the License Agreement. Dollar filed a legal action in U.S. District Court to compel the Company to execute the documentation proposed by Dollar to embody its understanding of the 1995 Assistance Commitment. Shortly thereafter, Dollar sent the Company notices purporting to terminate the License Agreement and the Master Lease Agreement dated October 22, 1993 between Dollar and the Company (the "Master Lease Agreement"). The

Company subsequently commenced its own legal action against Dollar for damages and injunctive relief based on violations of the License Agreement and Hawaii law. Subsequent discussions led to execution of a standstill agreement, later amended and extended, and, finally to negotiation of the Settlement Agreement. The parties have agreed to suspend all litigation without prejudice but may choose to recommence proceedings should the Transactions fail to close.



     In addition, under the Settlement Agreement the Company and Dollar agreed to certain assistance for the Company during the period prior to the Closing. Specifically, Dollar agreed to permanently waive and forgive certain system fees due under the License Agreement accruing from June 1, 1995 to the earlier of (i) the termination of the Settlement Agreement, (ii) the Settlement Date and (iii) the accrual of an aggregate amount of such waived fees totalling $300,000. Dollar has further agreed to assume al liabilities of the Division arising after the Settlement Date (including amounts owing to Dollar) which arise in the ordinary course of business and which are otherwise not in violation of the Company's covenants and representations and warranties in the Settlement Agreement. Dollar also agreed that the extension by the Company of certain of its trade payables and other obligations for periods up to 90 days beyond their respective due dates would not constitute a default by the Company of its obligation under the Settlement Agreement to conduct its business in the ordinary course.



     CONSULTING AGREEMENT. At the Closing, Alan Robin will agree to consult with Dollar up to twenty hours per month for the first three months after the Closing for no compensation. In the event Dollar, in its sole discretion, determines that it would like Mr. Robin to continue thereafter on a consulting basis, he will be paid $50,000 per year as a retainer and will commit up to 20 hours per month. Said agreement will be cancelable on an annual basis.
Dollar has indicated that it intends to retain Mr. Robin for at least one year under the retainer.


STANDSTILL AGREEMENT

     Concurrent with the execution of the Settlement Agreement, the Company and Dollar executed a Standstill Agreement (the "Standstill Agreement"). Pursuant to the Standstill Agreement, Dollar and the Company have agreed (i) to cease and desist from any further litigation activities against one another, including but not limited to the filing of additional cases, as well as motions or other pleadings in the Pending Cases, until November 30, 1995 subject to early termination by either party upon written notice to the other party (the "Standstill Period"), (ii) make joint application to the courts in which the Pending Cases are filed for orders extending all then effective deadlines for the filing of pleadings for a period not less than the Standstill Period and
(iii) extend the termination dates for certain agreements to the date 24 hours after the end of the Standstill Period. Failure to close the Transactions, including the Proposed Sale, may mean reinstitution of the Pending Cases.


PLEDGE OF STOCK OF SOUTH SEAS

     Contemporaneously with the execution of the Settlement Agreement, the Company executed and delivered a Stock Pledge Agreement (as amended, the "Stock Pledge Agreement"), pledging as a first and preferred lien and without any junior liens, one hundred percent (100%) of the issued and outstanding capital stock of South Seas to secure the following:

          (i) Payments under the Master Lease Agreement (subject to customary offsets but none accruing on or before April 30, 1995 except as otherwise specifically provided in the Settlement Agreement) accruing or becoming due and payable from and after May 1, 1995 until the earlier of the Closing or termination of the Settlement Agreement;

          (ii) The payment of all other obligations of the Company to Dollar accruing or becoming due and payable from and after May 1, 1995 until the earlier of the Closing or termination of the Settlement Agreement;


          (iii) Dollar's money damages and incidental, out-of-pocket losses as awarded by the final, non-appealable order of a court for failure or refusal to close the Settlement Agreement after satisfaction (or waiver by the party entitled to the satisfaction) of all conditions precedent to the obligation of both parties to the Closing;



          (iv) Claims asserted by Dollar under the Settlement Agreement for breaches of indemnity obligations (including, without limitation, indemnities against breaches of representations and warranties as to the fair presentation in all material respects of the Unaudited Balance Sheet) within one (1) year of the closing of the Transactions (the "Secured Indemnity Period"); and (v) All of the Company's obligations under the Net Worth Note; and

          (v) All of the Company's obligations under the Net Worth Note.


     Unless Dollar shall have declared a breach of the obligations secured by the South Seas stock pledge within one year after the Closing, the South Seas stock pledge shall terminate. Notwithstanding the foregoing, if a voluntary or involuntary petition for relief under the Bankruptcy Code is filed by or against the Company on or before the 367th day after the Closing, the pledge and security interest contemplated in the South Seas stock pledge shall not lapse. If Dollar shall have declared a breach of the obligations secured by the South Seas stock pledge within such one year period, or if such a petition for relief is filed by or against the Company within such 367-day period, the pledge and security interest contemplated by the South Seas stock pledge shall remain in full force and effect, and the agent described in the following paragraph shall continue to hold the South Seas stock. In the event of the Company's bankruptcy, as described in this paragraph, the pledge and security interest contemplated herein shall remain in full force and effect until (i) all breaches of indemnity obligations described in clause (iv) above, (if any) are resolved and fully satisfied; and (ii) the earlier to occur of (x) entry of a final order waiving and releasing all claims, rights and causes of action against Dollar, (including, without limitation, claims, rights and causes of action assertable against Buyer arising under Chapter 5 of the Bankruptcy Code), or (y) expiration of all statutes of limitation within which claims, rights and causes of action assertable against Dollar under Chapter 5 of the Bankruptcy Code must be commenced. (See -- Section 7(c)).


     The pledge and security interest in the South Seas stock, to the extent securing the obligations described in clauses (i) and (ii) above, shall remain perfected through the times provided therein; provided, however, Dollar has agreed to take no action to foreclose its security in respect of said obligations owed it accruing after September 30, 1995 prior to the termination of the Settlement Agreement, and provided further, that upon Closing, the pledge and security interest insofar as relating to these obligations, as well as the obligations described in clause (iii) above, shall lapse. The pledge and security interest in the South Seas stock, to the extent securing the obligations described in clause (v) above, shall terminate upon the earlier of (a) the effective date of the confirmation of the Prepackaged Plan or (b) ten (10) days following the successful completion of the Exchange Offer.


     Pursuant to the Agency Agreement executed on July 18, 1995 (the "Agency Agreement"), the South Seas stock is held by Liberty Bank and Trust Company of Tulsa, N.A., as agent, to perfect Dollar's lien. The Company's remaining operations following consummation of the Proposed Sale will be conducted through South Seas.


DUE DILIGENCE PERIOD

     The Company has agreed from and after the date of the Settlement Agreement until the Closing to permit Dollar and its representatives full access to the Company's operations, and business and financial records, contracts and prospects files and any and all other documentation to permit Dollar to complete its due diligence procedures and review. In addition, the Company and Dollar have agreed that Dollar shall have through the Closing to complete its due diligence (the "Due Diligence Period").

TERMINATION RIGHT


     Dollar has the right at any time prior to the Closing to terminate the Settlement Agreement for any reason or no reason at all, as well as other rights of termination at other times. (See TERMS OF THE PROPOSED SALE - Termination.)


DEBENTURES

     The Company has agreed to seek the tender of the Debentures from, and/or the consent to the Proposed Sale of, the Debentureholders owning Debentures constituting at least 95% in face amount of the outstanding Debentures to the Proposed Sale pursuant to the Exchange Offer. (See Section 9(l).) If the Exchange Offer is consummated, each tendering Debentureholder will receive a pro rata share of the Exchange Consideration. (See -- The Exchange Offer) The Company has also agreed to solicit the consent of the Debentureholders to the Prepackaged Plan. In the event the Proposed Sale is effected through a Prepackaged Plan, each Debentureholder will receive a share of the Plan Consideration which will be shared pro rata with the holders, if any, of allowed claims which are of the same class to which the Debentures belong. The Company is not presently aware of any such creditors. The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. (See -- The Prepackaged Plan)


EMPLOYEES

     The Company has agreed, on and after the date of the Settlement Agreement to the Closing, to permit Dollar to interview certain employees of the Company. The Company has further agreed to permit Dollar to hire any one or more of such employees on terms that are mutually acceptable between Dollar and each such employee. Dollar and the Company have agreed that it is not a condition of the Closing that Dollar successfully negotiate the employment of any such employee. In the event Dollar elects not to retain the services of any employee of the Company, the Company shall specifically retain as a retained liability, and Dollar does not assume, any liability for accrued salary, vacation leave, sick leave, unpaid fringes, severance, Hawaii Dislocated Workers Act allowance or any other liability whatsoever due in respect of any such employee. (See Section 19(d)(1).) Subject to satisfaction of Dollar's hiring policies, Dollar has indicated that it intends to hire substantially all of the Division's employees.


     In addition, Dollar has agreed to assume the remaining term of the Company's employment commitment to Sirio Maggiacomo which ends December 31, 1997, which term shall be honored by Dollar unless grounds exist for termination with cause in which event Dollar will be excused from further obligation; provided, however, Dollar's total obligation to accept such commitment shall not be less than (i) $140,000 per year as to base salary and bonus and (ii) Dollar's standard benefits package offered to its employees. Upon the Closing, the Company and Mr. Maggiacomo shall enter into an agreement terminating his existing Employment Agreement with the Company entered into effective January 1, 1995, and affirming he has no claim against Dollar pursuant thereto or otherwise except to the extent specifically provided in the Settlement Agreement. (See Section 19(d)(1)(i).)


REPRESENTATIONS AND WARRANTIES

     The Company and Dollar have made various representations and warranties of the kind customary in agreements for the sale of vehicle leasing assets, including, among other things, valid existence and good standing of their respective businesses and the satisfaction of legal requirements for the Proposed Sale.


     The Company has represented and warranted (subject to specified exceptions) to Dollar concerning, among other matters: (i) the good standing of the Corporation under the laws of its state of incorporation, its corporate power to own its properties and carry on its businesses as currently conducted and its qualification as a foreign corporation in certain jurisdictions, (ii) the title of the Company to its properties and assets, (iii) the absence of any conflict between the Settlement Agreement and the charter or by-laws of the Company, any material agreement to which the Company is a party or is bound and any decree, order or judgment, statute, rule or regulation applicable to the Company, (iv) the completeness and accuracy of documents, exhibits and other disclosures made to Dollar, (v) the fair presentation in all material respects of certain audited financial statements and of the Unaudited Balance Sheet (including the calculation of the Unaudited Net Worth), (vi) the absence of material undisclosed liabilities, (vii) the compliance by the Company with all applicable laws and regulations, (viii) the absence of undisclosed material litigation, (ix) the filing of all required federal, state and local tax returns and payment of or provision for taxes, (x) the absence of default in certain material contracts, (xi) the absence of certain material events subsequent to December 31, 1994 and (xii) the status of certain employee benefit plans. (See
Section 15.)


     Dollar has represented and warranted to the Company concerning, among other matters, (i) its due organization and good standing in its state of incorporation and its corporate power to own its properties and carry on its businesses as currently conducted, (ii) the power and authorization of Dollar to enter into the Settlement Agreement, and (iii) the absence of any conflict between the Settlement Agreement and the charter or by-laws of Dollar, any material agreement to which either it is a party or it is bound and any decree, order, judgment, statute, rule or regulation applicable by the Settlement Agreement. (See Section 16.)


CLOSING CONDITIONS


     Dollar has an absolute right to decide not to close the Transactions for any reason whatsoever up until the Closing. Moreover, the obligations of the Company and Dollar to consummate the Proposed Sale are subject to the satisfaction or waiver of certain conditions, including all representations and warranties of the other party being true as of Closing; all agreements and conditions of the other party to be performed or complied with at or prior to Closing; and the occurrence of certain events described in "Certain Effects of the Proposed Sale--Governmental and Regulatory Approvals."


     The Company's obligation to consummate the Proposed Sale is subject to additional conditions, including, without limitation, the approval of the Proposed Sale by the shareholders of the Company and certain other conditions. (See Section 10.)



     Dollar's obligation to consummate the Proposed Sale is subject to additional conditions, including, without limitation, receipt by the Company of all requisite third party consents (including, without limitation, consents from the Company's third-party lenders, lessors and concession grantors); delivery by the Company of tax clearance certificates from the State of Hawaii and other relevant taxing authorities (if any); the Company having received either the Minimum Tender or the Requisite Plan Acceptances; there having been no action, proceeding, investigation, regulation or litigation instituted, proposed or threatened before any court, governmental agency or legislative body which would, in the reasonable judgment of Dollar have a materially adverse effect on the Assets, the Liabilities or the Division, taken as a whole; no previously undisclosed off-balance sheet liability or liabilities relating to the Division equalling or in excess of $250,000 in the aggregate shall occur, exist or accrue; the Company's total debt due and payable to Dollar shall not exceed $3,225,000, as adjusted pursuant to the Settlement Agreement; and the Division's Unaudited Net Worth, determined in accordance with the Agreed Practices identified on Exhibit B to the Settlement Agreement, shall not be more negative than the Minimum Net Worth Requirement, provided that if Dollar elects to close the Proposed Sale at its option the Company may elect to issue and Dollar shall accept the Net Worth Note, in an aggregate principal amount not to exceed $1,050,000 (less the sum of Non-Tendered Debentures, if any, plus the New Debentures, if any), to Dollar to offset on a dollar-for-dollar basis shortfalls in the Unaudited Net Worth from the Minimum Net Worth Requirement. (See Sections 4(c) and 9.) Following consummation of the Transactions, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. FURTHER, THE COMPANY DOES NOT BELIEVE THAT IT WILL BE ABLE TO MEET THE MINIMUM NET WORTH REQUIREMENT, EVEN WITH THE ISSUANCE OF A NET WORTH NOTE, UNLESS THE COMPANY IS ABLE TO OBTAIN CERTAIN COMPROMISES RELATING TO ITS OBLIGATIONS TO THE HAWAII DEPARTMENT OF TRANSPORTATION, CERTAIN EXCISE TAX CLAIMS WHICH MAY BE ASSESSED BY THE HAWAII DEPARTMENT OF REVENUE AND FINOVA.

     In addition to these closing conditions, the Company has agreed that it shall not (i) have prepaid professional fees as of the Settlement Date which when added to payments by the Company or professional fees made from the cash of the Division after the Settlement Date would exceed $185,000 in the aggregate and (ii) pay any Retained Liability from cash of the Division after the Settlement Date, other than the professional fees described in clause (i) (subject to the $185,000 cap) and other than certain potential excise taxes which are anticipated to be payable, if at all, on or before Closing.

     In order for the Prepackaged Plan to be confirmed, the requirements of
Section 1129 of the Bankruptcy Code must be met including the receipt of the Requisite Plan Acceptances. See -- "The Prepackaged Plan".


CLOSING

     The Closing will occur at the offices of Torkildson, Katz, Jossem, Fonseca, Jaffe, Moore & Hetherington, Honolulu, Hawaii, on November 15, 1995, or at such other place and time as soon thereafter as may be mutually agreed between the Company and Dollar in writing, provided that in no event shall the date of the Closing be extended past November 30, 1995 without the mutual consent of Dollar and the Company. Upon satisfaction of conditions to the Closing, including requisite consents of the Company's shareholders and the Debentureholders (to either the Exchange Offer or the Prepackaged Plan), the Closing will be consummated with the cash payment of $2,625,000 being held in escrow pending the outcome of the Exchange Offer and the consent solicitation for the Prepackaged Plan; provided that the escrowed funds will be distributed following the earliest of (i) receipt of written instructions from Dollar and the Company to do so; or (ii) a final, non-appealable order of a court of competent jurisdiction instructing the escrow agent to pay particular portions of the escrowed funds to a particular party or particular parties. Liberty Bank and Trust Company of Tulsa, N.A. has agreed to act as escrow agent for Dollar and the Company. Dollar and the Company have agreed that the Closing shall be deemed to have occurred on the Settlement Date. (See Section 11.)

POST-CLOSING BALANCE SHEET REVIEW

     Within sixty (60) days of the Closing, Dollar shall, at its sole expense, have prepared and delivered a final audited balance sheet (the "Final Balance Sheet"), reflecting the Assets and Liabilities transferred to Dollar at the Closing and determined as of the Settlement Date. The Final Balance Sheet shall contain a calculation of the net worth (the "Final Net Worth") of the assets and liabilities of the Division transferred to, and assumed by, Dollar, determined as of the Settlement Date. Both the Unaudited Balance Sheet and the Final Balance Sheet, and the respective assets and liabilities reflected thereon, shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that of the audited financial statements of the Company as of and for the year ended December 31, 1994, reported on by Price Waterhouse (such principles are referred to as "GAAP Consistently Applied"). Where there are alternative principles under GAAP, the principles to be used shall be those consistently used by the Company in preparing its said audited financial statements as of and for the year ended December 31, 1994, assuming such principles are acceptable under GAAP. The application of the GAAP Consistently Applied standard to the Unaudited Balance Sheet and to the Final Balance Sheet shall be subject to modification or clarification in accordance with the Agreed Practices.

     Following receipt of the Final Balance Sheet, together with a draft independent auditors' report from Deloitte & Touche, the Company will have fifteen (15) days to notify Dollar whether it agrees or disagrees with Dollar's calculation of any negative or downward adjustment to the Unaudited Net Worth. This notification shall state the basis of the Company's disagreement, including its calculation of the Final Net Worth. If the Company and Dollar are unable to resolve their disagreements regarding the Unaudited Balance Sheet and the Final Balance Sheet, they shall refer such disagreement to Arthur Andersen & Company, or such other nationally recognized independent accounting firm mutually selected by the

Company and Dollar (the "Deciding Accountant"). The Deciding Accountant shall render a final determination of the Final Net Worth within thirty (30) days after such disagreement is referred to the Deciding Accountant and shall be binding on the Company and Dollar.

     In lieu of conducting an audit and presenting the Final Balance Sheet, Dollar may elect to perform or have performed on its behalf certain procedures at its sole discretion to determine that the Unaudited Balance Sheet has been fairly presented in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices and that such other financial information disclosed in the exhibits and schedules to the Settlement Agreement has also been fairly presented (the "Reported Information"). If Dollar elects to perform such procedures, it shall conduct the procedures within the same time periods specified for the final Balance Sheet. Likewise, Dollar will, if it disagrees with the Reported Information, furnish a letter with adequate supporting documentation to the Company, and respond to the Company's inquiries, all in the same time periods prescribed in the review process for the Final Balance Sheet. If necessary, the Deciding Accountant will act to finalize any discrepancies in the Reported Information to assure the same are fairly presented pursuant to the standards noted above.


INDEMNIFICATION

     The Company has agreed to indemnify, defend and hold Dollar harmless from, against and in respect of any Loss incurred or suffered by Dollar:

          (a) with respect to any of the Company's contracts, obligations, agreements or liabilities not assumed by Dollar under the Settlement Agreement including, without limitation, any Retained Liabilities;

          (b) with respect to any Liability to the extent that such Loss arose from or was the result of any situation or set of facts, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Company under the Settlement Agreement or under any Seller Delivered Agreement;

          (c) with respect to any litigation, claim or proceeding arising out of the Company's operations prior to Closing not constituting a Liability, Off-balance Sheet Liability or not listed on Schedule 15(j) to the Settlement Agreement;

          (d) with respect to all claims, controversies, legal actions and proceedings arising out of the Company's operations prior to Closing brought by or on behalf of any creditor, agent, employee or former employee of the Company or any other third party or governmental agency that do not constitute Liabilities;

          (e) with respect to any income, sales, payroll, excise, surcharge or other tax liabilities of the Company whatsoever not constituting a Liability or not disclosed in writing on Schedule 15(c) to the Settlement Agreement (including, without limitation, assessments, additions to taxes, deficiencies, penalties and interest and the costs and expenses relating to examinations or audits of the taxes of the Company);

          (f) with respect to any bulk sales, fraudulent conveyance or similar laws or any other laws creating a lien or other adverse interest in, upon or with respect to the Assets by reason of the transactions contemplated by the Settlement Agreement, provided that the foregoing indemnity shall not be applicable to claims arising out of Liabilities which have been assumed;

          (g) with respect to any dispute among the Company, its shareholders, directors, officers, employees, agents, Affiliates and Debenture holders;

          (h) for any claim asserted against Dollar with respect to any disputes regarding goods or services which were provided or were to be provided by the Company prior to Closing not constituting a Liability, Off-balance Sheet Liability or not listed on Schedule 15(j) to the Settlement Agreement;

          (i) with respect to any claim by any governmental agency arising from actions or failures to act of the Company;

          (j) with respect to any taxes, costs, fees or expenses that the Settlement Agreement provides are to be paid or otherwise borne by the Company;

          (k) with respect to operations of the Company's business prior to Closing, except for the Liabilities;

          (l) with respect to any claim for successor liability or similar theory which would, pursuant to applicable law, impose liability on Dollar for any aspects of the Company's operations before Closing, except to the extent the same expressly constitutes a Liability under the Settlement Agreement;

          (m) to the extent the bankruptcy case contemplated by the Prepackaged Plan shall have been commenced, (i) claims by the Company or others for tax liabilities arising prior to or after the commencement of such case, (ii) liability for administrative expenses contemplated by Bankruptcy Code
     Section 503(b) alleged to be payable to any person or entity related in any way to the Company or the bankruptcy case, whether or not such administrative expenses are or become an allowed administrative expense,
     (iii) from the Company altering or amending the terms of the Settlement Agreement, the Exchange Offer, the Prepackaged Plan or the disclosure statement prepared as part of the Prepackaged Plan without Dollar's consent, either before or after confirmation of the Prepackaged Plan by the bankruptcy court, to the extent such alteration or amendment impairs or detracts from the benefits to be derived thereunder by Dollar, directly or indirectly, and (iv) recovery (or the alleged right to recover) against Dollar under any claim, right or cause of action whatsoever asserted by the Company (in its own right or as debtor in possession under the bankruptcy case), or by any trustee appointed therein pursuant to Bankruptcy Code
     Section 1104, or by any of the Company's shareholders or creditors, including, without limitation, claims, rights and causes of action arising under Chapter 5 of the Bankruptcy Code or under the Uniform Fraudulent Transfers Act or similar statutes, in each case including costs and reasonable attorneys' fees incurred by Dollar in defending against such matters and in enforcing the terms of such agreements; and

          (n) without limiting, or being in any manner limited by, the foregoing, as a result of misrepresentation, breach of a representation, warranty, covenant or agreement on the part of the Company under the Settlement Agreement or any Seller Delivered Agreement. (See Section 20(b).)

     Dollar has agreed to indemnify, defend and hold the Company harmless from, against and in respect of any Loss incurred or suffered by the Company:

          (a) with respect to any Liability except to the extent that such Loss arose from or was the result of any situation or set of facts in existence as of the Closing, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Company under the Settlement Agreement or the Seller Delivered Agreements;

          (b) With respect to Dollar's operation of the Division after Closing, except for the Retained Liabilities and except to the extent that any such Loss arose from or was the result of any situation or set of facts in existence on the Closing, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Company of the Proposed Sale under the Settlement Agreement or the Seller Delivered Agreements; and

          (c) without limiting or being in any manner limited by the foregoing, as a result of a misrepresentation, breach of a representation, warranty, covenant or agreement on the part of Dollar under the Settlement Agreement or the Buyer Delivered Documents.

     For purposes of the Settlement Agreement, "Loss" means any liability, loss, cost, claim, damage, injury, expense or payment, including without limitation the related actual fees and expenses of attorneys, consultants and other experts (see Section 20(a)); "Seller Delivered Agreements" means all agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by the Company or its officers pursuant to the Settlement Agreement (see Section 15(a)(2)); and "Buyer Delivered Documents" means all agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by Dollar or its officers pursuant to the Settlement Agreement (see Section 16(a)(2).)

     The indemnification obligations of the Company and Dollar under the Settlement Agreement shall be extinguished unless the party claiming the right to be indemnified notifies the indemnitor of facts which it thinks are the basis for indemnification hereunder on or before the third (3rd) anniversary of the Closing; provided, however, that notwithstanding the foregoing, no time deadline shall apply to any willful or intentional breach of or failure to comply with any representation, warranty, covenant or agreement in the Settlement Agreement. (See Section 20(e)(1).) The indemnification obligations of the Company under the Settlement Agreement shall be secured for a period of one (1) year from the date of the Closing by the pledge of the stock of South Seas.

     Neither the Company nor South Seas shall have any liability whatsoever under the indemnification provisions of the Settlement Agreement unless and until, and only to the extent that, the total Losses for which the Company would otherwise be liable, exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate and then such liability shall be for the full amount of such Losses in excess of $150,000; provided, however, that the minimum Loss specified herein shall not apply to any willful or intentional breach of or failure to comply with any representation, warranty, covenant or agreement in the Settlement Agreement or the Seller Delivered Agreements or Buyer Delivered Documents, respectively, nor as to any Loss sustained by Dollar relating to any Retained Liabilities. (See Section 20(e)(2).)

     At the Closing, South Seas will execute and deliver a South Seas Commitment Agreement (the "South Seas Commitment Agreement") pursuant to which South Seas will agree to be jointly and severally liable to Dollar for claims made against the Company pursuant to the indemnification provisions of the Settlement Agreement. The $150,000 deductible under the indemnification provisions of the Settlement Agreement shall be cumulative as between South Seas and the Company and not with each such entity afforded a separate $150,000 deductible. South Seas' commitment under the South Seas Commitment Agreement shall continue for three (3) years from the Closing.


TERMINATION

     Dollar has the unqualified right to terminate the Settlement Agreement and rescind the Proposed Sale, in the following circumstances or at the times indicated below: (i) upon non-acceptance of the content of the Company's schedules (or exhibits required to be updated) to the Settlement Agreement prior to Closing, or upon updating of such schedules (or exhibits required to be updated) as required by the Settlement Agreement periodically (with Dollar to accept or reject the same within five (5) days of receipt by Dollar's designated representative, with silence being deemed acceptance) and at Closing; (ii) upon failure of a condition to the obligation of Dollar to close under the Settlement Agreement, or breach of a representation, warranty, covenant or agreement by the Company pursuant to the Settlement Agreement;

(iii) upon exercise by the Company of a right to rescind the amendment to its License Agreement as described on Exhibit X to the Settlement Agreement or
(iv) for any other reason in Dollar's sole discretion prior to the Closing (the foregoing, together with any other right that Dollar has to terminate the Settlement Agreement, collectively referred to as the "Permitted Termination Events".) (See Section 21(a).)

     In addition, the Settlement Agreement can be terminated and the Proposed Sale abandoned on the occurrence of the following events: (i) the Company and Dollar mutually agree in writing to such termination and abandonment; (ii) Dollar gives written notice of termination because one or more of the conditions to its obligation to consummate the Proposed Sale have not been satisfied or waived by Dollar; (iii) the Company gives written notice of termination because one or more of the conditions to its obligation to consummate the Proposed Sale have not been satisfied or waived by the Company; or (iv) either Dollar or the Company gives written notice of termination on or before Closing, for failure to accept or otherwise reach agreement upon an Agreed Practice proposed by the other party. (See Sections 21(a)(1) and 21(d).)

     Under the terms of the Settlement Agreement, if the Closing has not occurred for whatever reason by November 30, 1995 the Settlement Agreement (unless extended by mutual agreement of Dollar and the Company) shall automatically terminate. (See Section 21(a)(7).)

     If Dollar elects to terminate the Settlement Agreement in accordance with the terms thereof, Dollar shall be entitled to retain all payments made by the Company pursuant to existing agreements, and the pledge of the South Seas stock shall remain in place to the extent at such time amounts that are secured by such pledge are accrued or due and unpaid by the Company to Dollar (or are subject to good faith disputes in accordance with the Settlement Agreement). Pursuant to the Settlement Agreement, the Company irrevocably and unqualifiedly waived any and all right to assert any challenge, claim or objection to Dollar's exercise of its right to terminate the Settlement Agreement for any reason at, during or upon the Permitted Termination Events, whether or not with justification, and including, without limitation, any assertion by the Company that Dollar's termination constitutes breach of any statutory or implied covenant of good faith, fair dealing or other duty, or as constituting any type of interference with prospective business advantage, contractual or business relationship, discrimination, economic duress or any other similar or dissimilar tort, breach of contract or any other theory of recovery whatsoever. (See
Section 21(d).)


REMEDIES

     In addition to the indemnity rights of Dollar and the Company under the Settlement Agreement and remedies available under applicable law, Dollar and the Company shall each have the following rights and remedies under the Settlement
Agreement:

          (a) Dollar may foreclose its security interest in the South Seas stock to the extent permitted by the Settlement Agreement, the Stock Pledge Agreement or the Agency Agreement.

          (b) Either party may recover money damages for breach of representations, warranties, covenants, agreements and indemnities after the Closing or for failure or refusal to close after satisfaction (or waiver by the party entitled to the satisfaction) of all conditions precedent to the obligation of both parties to the Closing.

          (c) For breach of representations, warranties, covenants, agreements and indemnities before Closing, the non-defaulting party will be entitled to rescission, with the parties each being restored to their respective status before the Settlement Agreement, subject to the termination provisions of the Settlement Agreement, each with the ability to proceed with the Pending Cases or any other remedy; provided, however, that the passage of time shall not preclude Dollar in its discretion from asserting upon exercise of a rescissionary remedy that the 1995 Assistance

     Commitment between the parties has failed, with Dollar being entitled to claim the increased amounts due it from the Company if such assistance is determined to have failed.

          (d) For failure or refusal to close after fulfillment by both parties of all their respective conditions, the enforcing party may seek specific performance of the Settlement Agreement. A party may also seek specific performance for breach of a covenant or agreement hereunder. The parties irrevocably agree in the circumstances where specific performance is authorized hereunder that there is no adequate remedy available at law.

          (e) Upon breach of a Settlement Agreement representation, warranty, covenant or agreement by the Company under the Settlement Agreement, Dollar may terminate the Settlement Agreement whereupon the respective rights and liabilities of the parties with respect to the Master Lease Agreement and License Agreement shall be subject to the terms of such agreements and the Standstill Agreement.

          (f) For violation of the noncompetition agreements by the Company or Alan Robin, Dollar shall be entitled to injunctive relief.


          (g) For breach or violation of the covenants set forth in Section 17(a)(21) of the Settlement Agreement, Dollar shall conclusively be deemed to be entitled to the appointment of (i) (during any period in which the Company is not a debtor in a case filed under the Bankruptcy Code); a receiver of the Company's assets appointed pursuant to the statute of the State of Hawaii; and (ii) (during any period in which the Company is a debtor in a case pending under the Bankruptcy Code) a trustee pursuant to Code Section 1104. The Company has expressly agreed that its breach or violation of such covenants shall constitute sufficient grounds for the granting of such relief under all applicable statutes. (See Section 22.)


                               THE EXCHANGE OFFER

     The detailed terms and conditions of the Exchange Offer will be contained in the Offer to Exchange and Solicitation of Plan Acceptances and in the Letter of Transmittal (the "Offer and Solicitation Documents") to be sent to the Debentureholders when the Exchange Offer is made. Copies of the Offer and Solicitation Documents, once prepared and disseminated to the Debentureholders, will be available for review or copying at the offices of the Company shown on the cover of this Proxy Statement. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF CERTAIN MATERIAL TERMS AND CONDITIONS OF THE EXCHANGE OFFER AND IS QUALIFIED BY THE MORE COMPLETE INFORMATION SET FORTH IN THE OFFER AND SOLICITATION DOCUMENTS.


PRINCIPAL TRANSACTIONS

     The Company intends to invite each of the Debentureholders to tender the Debentures in exchange for (a) $.50 in cash for each $1.00 in principal amount of Debentures so tendered (the "Cash Payment"), (b) 0.769505 shares of the Company's Common Stock for each $1.00 in principal amount of Debentures so tendered, and (c) a pro rata share of the New Debentures in an original face amount of (i) $1,050,000 less (ii) the face amount of the Non-Tendered Debentures, if any, and less (iii) the original principal amount of the Net Worth Note, if any. Following consummation of the Transactions, the aggregate principal amount of indebtedness of the Company in respect of the Non-Tendered Debentures, if any, the New Debentures and the Net Worth Note will not exceed $1,050,000. If the Exchange Offer is successful, and assuming a 100% tender pursuant thereto, the Company will issue 4,039,901 shares of Common Stock to the Debentureholders. In addition, the Company would issue 1,346,633 shares to Dollar pursuant to the Proposed Sale.


     The Company will accept for exchange not less than $4,988,000 in principal amount of Debentures. Debentures must be tendered in integral multiples of $1,000. Accrued interest, including interest payable on September 1, 1995, will not be paid on the Debentures tendered and accepted for exchange. All Debentureholders who tender Debentures and whose Debentures are accepted for exchange by the Company shall be deemed to have consented to the Proposed Sale. Accrued interest payable on September 1, 1995, will be paid on the Non-Tendered Debentures.


     In addition, all Debentureholders who tender Debentures and whose Debentures are accepted for exchange by the Company shall be deemed (i) to have waived, with respect to those Debentures exchanged, all existing defaults, and all consequences of such defaults, under the Indenture, and (ii) to have consented to the following amendments to the Indenture:

          (a) the deletion in its entirety of Section 5.01 of the Indenture (When Corporation May Merge, etc.);

          (b) the deletion of (A) subsections (4) (relating to Indenture covenant defaults) and (5) (relating to defaults with respect to other indebtedness) of Section 6.01 of the Indenture (Events of Default) and (B) of the last full paragraph of Section 6.01 of the Indenture (Events of Default); and

          (c) the amendment of the references to "25%" in (A) Section 6.02 of the Indenture (Acceleration) and (B) subsection (2) of Section 6.06 of the Indenture (Limitation on Suits), to be references to "50%".

     The Common Stock to be issued pursuant to the Exchange Offer will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the state securities laws of any state, and will be offered and sold in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act and similar state law exemptions. Therefore, such Common Stock cannot be resold unless it is subsequently registered under the Securities Act and under applicable state securities laws or an exemption from registration is available. Certificates representing the Common Stock to be issued to the Debentureholders will bear a legend to this effect.

     The Company currently intends to make the Exchange Offer to the Debentureholders prior to the Special Meeting. Once the Company has made the Exchange Offer to the Debentureholders, the Exchange Offer must remain open for a period of twenty working days.

     The Company has not authorized any person to make any recommendation on behalf of the Company as to whether Debentureholders should tender or refrain from tendering Debentures pursuant to the Exchange Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Exchange Offer on behalf of the Company other than those which will be contained in the Offer and Solicitation Documents. The Company has retained Georgson & Company Inc. as Information Agent and First Fidelity Bank, N.A. as Depositary in connection with the Exchange Offer. The
Information Agent may contact Debentureholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee Debentureholders to forward materials relating to the Exchange Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

     THE COMPANY IS SOLICITING ITS SHAREHOLDERS' PROXIES SOLELY IN CONNECTION WITH APPROVAL OF THE PROPOSED SALE, AND SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THE APPROVAL OF THE SHAREHOLDERS IS NOT BEING SOLICITED FOR THE CONSUMMATION OF THE EXCHANGE OFFER, THE PREPACKAGED PLAN OR THE ISSUANCE OF PREVIOUSLY AUTHORIZED SHARES OF COMMON STOCK TO THE DEBENTUREHOLDERS OR DOLLAR IN CONNECTION THEREWITH.

                              THE PREPACKAGED PLAN

     The Prepackaged Plan would generally give effect to the same exchange contemplated by the Exchange Offer and the Company intends to implement the Transactions pursuant to the Prepackaged Plan if the Minimum Tender is not received. Implementation of the Prepackaged Plan will be subject to receipt of the Requisite Plan Acceptances. Under the Bankruptcy Code, only those Debentureholders who vote to accept or reject the Prepackaged Plan will be counted for purposes of determining acceptance or rejection of the Prepackaged Plan by the Debentureholders; therefore, the Prepackaged Plan could be approved with the affirmative vote of less than two-thirds in amount of the outstanding Debentures. Even if all the Requisite

Plan Acceptances are obtained or are deemed to have be obtained, the Prepackaged Plan may not be confirmed by the bankruptcy court unless the requirements of Section 1129 of the Bankruptcy Code are satisfied (see
Section 1129 discussion below).


     The Prepackaged Plan will administer all of the assets of the Company which will be composed of, among other items, property specifically not acquired by Dollar under the Settlement Agreement and causes of action. A substantial majority of the Company's assets will have been transferred pre-bankruptcy to Dollar pursuant to the Settlement Agreement. The cash payment by Dollar under the Settlement Agreement is not property of the Company because it is being held in escrow for the benefit of Debentureholders, the holders of certain allowed priority and all allowed administrative claims, creditors having allowed claims of the same class as the Debentureholders. The Prepackaged Plan provides for releases of the Company's affiliates, stockholders, directors, officers and others (the "Third Party Releases") as a material part of the implementation of the Prepackaged Plan. A substantial majority of the Company's liabilities will also have been assumed pre-bankruptcy by Dollar pursuant to the Settlement Agreement. The remaining liabilities will be classified as either priority claims (under the provisions of the Bankruptcy Code), secured claims, debentureholder claims and unsecured non-priority claims other than debentureholder claims which are not contingent or disputed or paid in the ordinary course of the bankruptcy case implemented as part of the Prepackage Plan, contingent claims, existing equity claims or option holder claims.


      At a minimum the Prepackaged Plan could result (i) in the cash portion of the Plan Consideration being reduced to the extent of certain allowed priority and all allowed administrative claims and (ii) the Debentureholders sharing the Plan Consideration on a pro rata basis with the holders, if any, of allowed claims of the class to which the Debentures belong as described above. The Company is not presently aware of any other creditors in the same class as the Debentureholders. The Company believes that, should the Prepackaged Plan be implemented, administrative expenses for fees of attorneys and other professional advisors could exceed $200,000. The Prepackaged Plan contemplates that contingent claims will be separately classified and unimpaired by the Prepackaged Plan.



     Pursuant to the Prepackaged Plan, each outstanding share of Common
Stock will remain outstanding and holders thereof will receive no additional consideration under the Prepackaged Plan on account of the Common Stock. Any options to acquire Common Stock will be cancelled and holders thereof will receive no consideration. The Transactions, if consummated through the Prepackaged Plan, will result in the Debentureholders receiving 30% of the outstanding Common Stock of the Company, on a fully-diluted basis, following consummation of the Transactions and in Dollar receiving 10% of the outstanding Common Stock of the Company, on a fully-diluted basis, following consummation of the Transactions. If the Prepackaged Plan is implemented, the Company will issue 4,039,901 shares of Common Stock to the Debentureholders. In addition, the Company would issue 1,346,633 shares to Dollar pursuant to the Proposed Sale.



     Creditors will not be required to file proofs of claim or interest or take other action to enforce such rights against the Company except creditors who dispute the amount listed for their claims in the Company's schedules and related filings. The Company will seek a bankruptcy court order on the first day of the Chapter 11 case to permit the Company to, and upon entry of such order the Company will, pay in the ordinary course of business the pre-bankruptcy trade claims of trade creditors who have agreed to provide the Company with customary trade terms or to reinstate customary trade terms. Pursuant to Section 1108 of the Bankruptcy Code, the Company will pay the post-bankruptcy claims of trade creditors who provide the Company with goods and services.

     EMPLOYEES AND TRADE CREDITORS OF SOUTH SEAS WILL NOT BE AFFECTED BY THE PREPACKAGED PLAN, UNLESS THEY ARE CREDITORS OF THE COMPANY.

     In evaluating the Transactions and the Prepackaged Plan, parties will be advised to consider, among other risks, (i) the highly leveraged position of the Company and its recent operating results, (ii) the highly competitive and fragmented nature of the car rental and sales industries, (iii) the uncertainties related to the financial projections of the Company which will be contained in the solicitation of consents to the

Prepackaged Plan, (iv) the seasonality of the Company's business, (v) the possible disruption of the Company's business as a result of the solicitation of consents to the Prepackaged Plan and the commencement of a reorganization case, (vi) the possible invalidation of the solicitation of acceptances by the bankruptcy court, (vii) the risk of non-confirmation of the Prepackaged Plan,
(viii) the absence of a public trading market for, and potential volatility of
the   price  of  the  securities  received  by  the  Debentureholders  in  the
Transactions, (ix) the uncertainty as to the occurrence of the effective date of the confirmation of the Prepackaged Plan and (x) certain federal income tax considerations. The parties evaluating the Transactions and the Prepackaged Plan will also be advised that the Company's management, based on advice of the Company's litigation counsel, believes that closing the Proposed Sale (and ratifying the Settlement Agreement through the Prepackaged Plan) is in the best interest of the Company's creditors and stockholders, and that the releases of Dollar to be effected by the Settlement Agreement are justified by the fact that the prospective benefits of litigation are outweighed by, among other things,
(i) operating losses incurred by the Division which impair the Company's ability to continue operations as conducted prior to consummation of the Settlement Agreement; (ii) the fact that the cost to prosecute and defend the civil actions by and against Dollar are prohibitively high; and (iii) the elimination of risks associated with litigation with Dollar, including the risk that Dollar could terminate the Company's rights under the License Agreement and the Master Lease, and the risk that Company would not prevail in its causes of action asserted against Dollar.


     The Expiration Date for the solicitation of consents to the Prepackaged Plan is anticipated to be 5:00 p.m. California time, on November 29, 1995, unless extended by the Company, in which case the "Expiration Date" shall mean the time and date to which the solicitation of consents by the Debentureholders to the Prepackaged Plan has been extended. The Company currently intends to make the consent solicitation with respect to the Prepackaged Plan concurrently with the making of the Exchange Offer to the Debentureholders (I.E, prior to the Special Meeting). Once the Company has made the consent solicitation with respect to the Prepackaged Plan to the Debentureholders, the Company intends that the consent solicitation will remain open for the same period as the Exchange Offer.


     If the Requisite Plan Acceptances from Debentureholders are obtained and the Company elects to commence a Chapter 11 case, at the confirmation hearing for such case, the bankruptcy court can confirm the Prepackaged Plan if all the requirements of Section 1129(a) of the Bankruptcy Code are met. Among the requirements for confirmation of a Prepackaged Plan under Section 1129(a) of the Bankruptcy Code are: (i) that the Prepackaged Plan (and the Company, as the Prepackaged Plan proponent) complies with the applicable provisions of the Bankruptcy Code; (ii) that the Prepackaged Plan was proposed in good faith and not by means forbidden by law; (iii) that with respect to each impaired class of claims or interests, each holder of a claim or interest in the class has either accepted the plan or will receive or retain under the plan an amount of property that is not less than the amount such holder would receive in a liquidation under Chapter 7 of the Bankruptcy Code; (iv) that the Prepackaged Plan is feasible; and (v) that at least one class of impaired claims (if any) has accepted the Prepackaged Plan.

       If the Prepackaged Plan is accepted by the Debentureholders, the Company intends to seek to have the Prepackaged Plan confirmed pursuant to Section 1129(b) of the Bankruptcy Code, the "cramdown" provisions, which respect to any non-accepting classes as contemplated by the Bankruptcy Code. The Prepackaged Plan will be so confirmed if the bankruptcy court's determination that the statutory requirements of Section 1129(b) are satisfied, which means (i) all of the requirements of Section 1129(a) of the Bankruptcy Code are satisfied, except Subsection (8) which requires each class approve the plan or be unimpaired and
(ii) the plan provide that (a) secured creditors receive either (1) a continuation of their liens plus deferred cash payments totalling at least the allowed amount of the secured claims; (2) a lien on the proceeds from the sale of property subject to the secured creditors' existing liens plus either deferred cash payments totalling at least the allowed amount of the secured claims or the indubitable equivalent of the secured claims; or (3) the indubitable equivalent of their secured claims; (b) members of a class of non-accepting secured claims receive (1) property equal to the allowed amount of the unsecured claims; or (2) no creditors of a class junior to the non-accepting unsecured class receive or retain any property under the plan on account of their claims or interests; and (c) equity interests receive
(1) property in the amount equal to the greatest of the allowed amount of any fixed liquidation preference to which such equity interest is entitled; or (2) no junior class of equity interest receives or retains any property under the plan or account of their equity interest.


     THE COMPANY IS SOLICITING ITS SHAREHOLDERS' PROXIES SOLELY IN CONNECTION WITH APPROVAL OF THE PROPOSED SALE, AND SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THE APPROVAL OF THE SHAREHOLDERS IS NOT BEING SOLICITED FOR THE CONSUMMATION OF THE EXCHANGE OFFER, THE PREPACKAGED PLAN OR THE ISSUANCE OF PREVIOUSLY AUTHORIZED SHARES OF COMMON STOCK TO THE DEBENTUREHOLDERS OR DOLLAR IN CONNECTION THEREWITH.

                                     VOTING


GENERAL

     The affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Common Stock as of the Record Date is necessary for the approval of the Proposed Sale. The enclosed form of proxy provides a means for shareholders to vote for approval of the Proposed Sale, to vote against the Proposed Sale or to abstain from voting with regard to the approval of the Proposed Sale. Each properly executed proxy received in time for the meeting will be voted as specified therein. IF A SHAREHOLDER EXECUTES AND RETURNS A PROXY BUT DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY SUCH SHAREHOLDER'S PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE PROPOSED SALE.

     Because the approval of the Proposed Sale requires a vote based on the total outstanding number of shares, abstentions and broker non-votes will be equivalent to a vote against the Proposed Sale. Accordingly, the Company urges each shareholder to vote and urges shareholders whose shares are held in the name of their broker, bank or other nominee to instruct such person to vote their shares.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED SALE.


     The officers and directors of the Company, as a group, and holders of approximately 10.3% of the outstanding shares of Common Stock (excluding shares of Common Stock which were issuable upon conversion of the Debentures and which are not outstanding and entitled to vote as of the Record Date), intend to vote all of their shares of Common Stock for approval of the Proposed Sale. Assuming such shares are voted in favor of the Proposed Sale, the affirmative vote of only 3,164,781 additional shares of Common Stock (representing approximately 39.7% of the shares of Common Stock currently outstanding) would be required to approve the Proposed Sale. As of the Record Date, 8,079,800 shares of Common Stock were outstanding and entitled to vote.


DISSENTERS' RIGHTS

     Under the laws of the State of California, the Company's shareholders who object to the Proposed Sale will not be entitled to dissenters' rights.

                INTEREST OF CERTAIN PERSONS IN THE PROPOSED SALE

     The directors and named executive officers of the Company own 877,332 shares of Common Stock and Sirio Maggiacomo, Executive Vice President and Chief Operating Officer of the Company, has options to acquire an additional 100,000 shares of Common Stock which option is presently exercisable for 80,000 shares. This option is subject to anti-dilution protection as may be deemed appropriate by the Board of Directors of the Company. Scott Lang, a director of the Company, owns $73,000 in face amount of the Debentures which are currently convertible into 2,212 shares of Common Stock. Mr. Lang has indicated that he intends to tender his Debentures pursuant to the Exchange Offer. (See "SECURITY OWNERSHIP OF MANAGEMENT".)

     In addition certain employees may be retained by Dollar under current or renegotiated employment agreements. (See "TERMS OF THE PROPOSED SALE-Employees".)


                         SELECTED FINANCIAL INFORMATION

     The following selected financial data relating to the Company for the periods set forth below has been derived from the consolidated financial statements of the Company. Such data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company appearing elsewhere herein.


                                            (In thousands and except per share amounts, ratios and other data)

                                                   Year ended December 31,                                   Nine months ended

                                 1994         1993         1992        1991                  1990      September 30,  September 30,
                                 ----         ----         ----        ----                  ----          1995           1994
                                                                                    As Restated (4)
 OPERATING DATA
 Operating Revenues

   Vehicle rental               $54,126      $54,163      $51,790     $45,316               $47,293          $37,852       $42,056

   Vehicle sales (1)             39,699       43,988       31,521      23,172                27,835           34,258        30,917
   Total operating               93,825       98,151       83,311      68,488                75,128           72,110        72,973
   revenues



 Operating costs and
 expenses                        94,140       97,492       84,124      69,394                78,890           74,023        71,197
                                -------      -------      -------     -------              --------          -------       -------

 Operating income (loss)          (315)          659        (813)       (906)               (3,762)          (1,913)         1,776

 Interest income                    57           79          101         224                   277               26             40

 Other interest expense           (898)        (914)        (773)     (1,098)               (1,792)            (683)          (656)

 Gain from sale of
 leasehold interests                 -            -            -         104                 4,866                -              -
 Other, net                       (271)        (417)        (620)       (428)                    -              132            (66)
                                -------      -------      -------     -------              --------          -------       -------

 Income (loss) before
 income taxes and
 extraordinary items            (1,427)        (593)      (2,105)     (2,104)                 (411)          (2,438)         1,094

 Income taxes                    -             (211)         -           -                     -                -              -
                                -------      -------      -------     -------              --------          -------       -------

 Loss before
 extraordinary items            (1,427)        (804)      (2,105)     (2,104)                 (411)          (2,438)         1,094

 Extraordinary items (2)         -             -             -         5,614                  -                -              -
                                -------      -------      -------     -------              --------          -------       -------

 Net income (loss)             $(1,427)       $(804)     $(2,105)     $3,510                 $(411)         $(2,438)         1,094
                                -------      -------      -------     -------              --------          -------       -------
                                -------      -------      -------     -------              --------          -------       -------

 Income (loss) per
 share:

   Before extraordinary
   items                        $(0.18)      $(0.09)      $(0.23)     $(0.28)               $(0.07)          $(0.30)         $0.12
   Extraordinary items(2)        -            -             -           0.74                 -                 -              -
                                -------      -------      -------     -------              --------          -------       -------

   Net Income (loss)            $(0.18)      $(0.09)      $(0.23)      $0.46                $(0.07)          $(0.30)         $0.12
                                -------      -------      -------     -------              --------          -------       -------
                                -------      -------      -------     -------              --------          -------       -------

 Weighted average shares
 outstanding                      8,080        9,009        9,009      7,551                 6,093            8,080          9,009






                                                   Year ended December 31,                               Nine months ended

                                   1994         1993         1992        1991                  1990    September 30,  September 30,
                                   ----         ----         ----        ----                  ----         1995           1994
                                                                                    As Restated (4)
OPERATING DATA

 BALANCE SHEET DATA

 Total Assets                   $69,272      $71,892     $110,802    $104,300               $95,434          $37,097       $60,207

 Senior Debt                     48,034       49,563       90,127      86,547                68,664           17,285        36,952

 Convertible
 subordinated debentures          5,250        5,250        5,250       5,250                17,250            5,250         5,250

 Shareholders' equity            $2,091       $3,518       $4,323      $6,427                $1,823            $(347)       $4,613

 OTHER DATA

 Vehicles operated at             5,228        6,623        7,002       7,165                 6,445            4,173         5,228
 period end (3)

 Rental vehicles sold             5,275        7,529        6,648       6,116                 8,519            2,601         3,185
 during period






     (1) Exclusive of sales from the rental fleet. The gains or losses on sales of vehicles from the rental fleet are included in depreciation expense.
     (2) Includes a gain of $4,221 or $0.56 per share, net of income taxes, resulting from a debenture exchange and a credit of $1,393 or $0.18 per share resulting from the utilization of net operating loss carryforwards.
     (3)  Excluding vehicles held for sale by automobile dealerships.
     (4) Certain amounts as of and for the year ended December 31, 1990 have been restated. During the preparation of claims information for the year ended December 31, 1991, the Company identified 1990 claims and other information that was available as of December 31, 1990 but had not been submitted to the actuary for preparation of the 1990 actuarial report. The Company has obtained a revised actuarial report as of December 31, 1990, and has increased the $650 previously reported reserve by $766 resulting in an adjusted reserve balance of $1,416. The accompanying financial statements as of and for the year ended December 31, 1990 have been restated to correct the aforementioned error.



          UNAUDITED  PRO FORMA STATEMENTS  OF OPERATIONS AND BALANCE  SHEET

     The following Unaudited Pro Forma Statement of Operations and Unaudited Balance Sheet of the Company is based on and should be read in conjunction with the audited consolidated financial statements and other financial information of the Company included elsewhere in this Proxy Statement. This information is presented based upon the contemplated Proposed Sale which qualifies as a disposal of a segment of a business in accordance with APB Opinion Number 30. The following Unaudited Pro Forma Statement of Operations of the Company reflects the Company's results of operations excluding the Division. In addition, the Unaudited Pro Forma Statements of Operations for the year ended December 31, 1994 and the nine month periods ended September 30, 1995 and 1994, give effect to the Exchange Offer and the consideration given to Dollar as part of the Proposed Sale as if such transactions had occurred on January 1, 1994. The Unaudited Pro Forma Balance Sheet gives effect to the Proposed Sale and the Exchange Offer as if such transactions had occurred on September 30, 1995. No separate pro forma presentation reflecting the Prepackaged Plan is necessary since the pro forma effect of the Prepackaged Plan with respect to the Company will be the same as a successful Exchange Offer (assuming a 100% tender in the Exchange Offer). The allowed administrative expenses of the Prepackaged Plan will reduce on a dollar-for-dollar basis the cash payable to the Debentureholders.



                          (In thousands and except per share amounts, ratios and other data)

                                                       Year Ended December 31, 1994
                                                       ----------------------------

                                            Historical   Rental Car   Subtotal(a)   Adjustment(b)   Proforma
                                            ----------   ----------   -----------   -------------   --------
OPERATING DATA
Operating Revenues

   Vehicle rental                            $54,126       $54,126            $0                         $0

   Vehicle sales                              39,699             -        39,699                     39,699
                                             -------       -------      --------      ---------     -------
   Total operating revenue                    93,825        54,126        39,699           0         39,699

Operating costs and expenses                  94,140        54,508        39,632           0         39,632
                                             -------       -------      --------      ---------     -------

Operating income (loss)                         (315)         (382)           67                         67

Interest income                                   57            55             2                          2

Other interest expense                          (898)         (299)         (599)        420           (179)

Gain from sale of leasehold interests             -             -             -

Other, net                                      (271)         (271)             0         -                0
                                             -------       -------      --------      ---------     -------

Income (loss) before income taxes             (1,427)         (897)         (530)        420           (110)

Income Taxes                                    -               -             -           -              -
                                             -------       -------      --------      ---------     -------

Net income (loss)                            $(1,427)        $(897)        $(530)        $420          ($110)(d)
                                             -------       -------      --------      ---------     -------
                                             -------       -------      --------      ---------     -------

Net income (loss) per share                   ($0.18)       ($0.11)        ($.07)                      ($.01)

Weighted average shares outstanding            8,080         8,080         8,080        5,387 (c)     13,467






    (a) - Reflects the Company's results of operations excluding the vehicle rental division.
    (b) - Proforma adjustments reflect the elimination of interest expense of $525 on $5,250 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of $105 on new debt of $1,050 bearing interest at 10%.
    (c) - Additional shares to be issued in connection with the exchange offer and the sale of the vehicle rental division to Dollar.
    (d) - The expected gain of $2,770 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.

                                (In thousands and except per share amounts, ratios and other data)

                                                                         Year Ended December 31,
                                                                      ----------------------------
                                                              1993                                   1992
                                                              ----                                   ----
                                        Historical   Rental Car   Proforma(a)   Historial   Rental Car   Proforma
                                        ----------   ----------   -----------   ---------   ----------   --------

OPERATING DATA
Operating Revenues

  Vehicle rental                         $54,163      $54,163           $0       $51,790      $51,790          $0

  Vehicle sales                           43,988            -       43,988        31,521            -      31,521
                                         -------      -------       ------       -------     --------     -------
  Total operating revenue                 98,151       54,163       43,988        83,311       51,790      31,521

Operating costs and expenses              97,492       53,974       43,518        84,124       53,126      30,998
                                         -------      -------       ------       -------     --------     -------
Operating income (loss)                      659          189          470         (813)      (1,336)         523

Interest income                               79           77            2           101           99           2

Other interest expense                      (914)        (231)        (683)         (773)        (211)       (562)

Gain from sale of leasehold interests         -            -            -             -            -           -

Other, net                                  (417)        (271)        (146)         (620)        (510)       (110)
                                         -------      -------       ------       -------     --------     -------
Income (loss) before income taxes           (593)        (236)        (357)       (2,105)      (1,958)       (147)

Income Taxes                                (211)        (211)           0           -            -           -
                                         -------      -------       ------       -------     --------     -------
Net income (loss)                          $(804)       $(447)       $(357)      $(2,105)     $(1,958)      $(147)
                                         -------      -------       ------       -------     --------     -------
                                         -------      -------       ------       -------     --------     -------
Net income (loss) per share                ($.09)      ($0.05)      ($0.04)       ($0.23)      ($0.22)     ($0.02)

Weighted average shares outstanding        9,009        9,009        9,009         9,009        9,009       9,009


  (a) - Reflects the Company's results of operations excluding the vehicle rental division.


                                                 Nine Months Ended September 30, 1995
                                                 ------------------------------------

                                           Historical   Rental Car   Subtotal   Adjustment(a)   Proforma
                                           ----------   ----------   --------   -------------   --------
OPERATING DATA
Operating Revenues

   Vehicle rental                          $37,852      $37,852            $0                         $0

   Vehicle sales                            34,258          -          34,258                     34,258
                                           -------      -------      --------                    -------
   Total operating revenue                  74,023       37,852        34,258            0        34,258

Operating costs and expenses                74,023       40,134        33,889            0        33,889
                                           -------      -------      --------                    -------
Operating income (loss)                     (1,913)      (2,282)          369                        369

Interest income                                 26           26             0                          0

Other interest expense                        (683)        (360)         (323)         342            19

Gain from sale of leasehold interests          -            -              -            -             -

Other net                                      132          132             0                          0
                                           -------      -------                                  -------
Income (loss) before income taxes           (2,438)      (2,438)           46          342           388

Income taxes                                   -            -                                         -
                                           -------      -------                                  -------
Net income (loss)                          ($2,438)     ($2,484)          $46         $342          $388 (c)
                                           -------      -------      --------       ------       -------
                                           -------      -------      --------       ------       -------
Net income (loss) per share                 ($0.30)      ($0.31)       ($0.01)                     $0.03

Weighted average shares outstanding          8,080        8,080         8,080        5,387 (b)    13,467




  (a) - Pro Forma adjustments reflect the elimination of interest expense of $525 on $5,250 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of

         $105 on new debt of $1,050 bearing interest at 10%.


  (b) - Additional shares to be issued in connection with the exchange offer and the sale of the vehicle rental division to Dollar.




  (c) - The expected gain of $2,770 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.


                                                 Nine Months Ended September 30, 1995
                                                 ------------------------------------

                                            Historical   Rental Car   Subtotal   Adjustment(a)   Proforma
                                            ----------   ----------   --------   -------------   --------
OPERATING DATA
Operating Revenues

   Vehicle rental                            $42,058      $42,056           $0                         $0

   Vehicle sales                              30,917          -         30,917                     30,917
                                             -------      -------      -------        ------      -------
   Total operating revenue                    72,973       42,056       30,917             0       30,917

Operating costs and expenses                  71,197       40,619       30,578             0       30,578
                                             -------      -------      -------        ------      -------
Operating income (loss)                        1,776        1,437          339                        339

Interest income                                   40           37            3                          3

Other interest expense                         (656)         (336)        (320)          342           22

Gain from sale of leasehold interests            -            -            -

Other net                                       (66)          (66)           0                          0
                                             -------      -------      -------        ------      -------
Income (loss) before income taxes              1,094        1,072           22           342          364

Income taxes                                    -             -                                        -
                                             -------      -------      -------        ------      -------
Net income (loss)                             $1,094       $1,072          $22          $342         $364 (c)
                                             -------      -------      -------        ------      -------
                                             -------      -------      -------        ------      -------
Net income (loss) per share                    $0.12        $0.12       ($0.00)                     $0.03

Weighted average shares outstanding            9,009        9,009        9,009         5,387 (b)   14,396




  (a) - Pro Forma adjustments reflect the elimination of interest expense of $394 on $5,250 of debentures, which bear interest at 10%, due to the exchange offer and increase in interest expense of $78 on new debt of $1,050 bearing interest at 10%.




  (b) - Additional shares to be issued in connection with the exchange offer and the sale of the vehicle rental division to Dollar.




  (c) - The expected gain of $2,770 on the proposed sale and exchange offer has been excluded because such amounts are non recurring.

UNAUDITED  PRO FORMA BALANCE SHEET


                                                                    September 30, 1995
                                                                    ------------------

                                            Historical   Rental Car(a)   Subtotal   Adjustment(b)   Proforma
                                            ----------   -------------   --------   -------------   --------
Cash                                            $1,083            $780       $303                       $303

Accounts receivable, net                        10,570           7,909      2,661                      2,661

Prepaids and other                              11,141           2,172      6,969                      6,969
Revenue earning vehicles, net                    6,773           6,241        352                        352

Furniture, equip. & leasehold improvements       7,530           4,535      2,995                      2,995
                                               -------        --------    -------        ------      -------
Total assets                                   $37,097         $21,817    $15,280            $0      $15,280
                                               -------        --------    -------        ------      -------
                                               -------        --------    -------        ------      -------
Accounts payable                                $8,761          $7,530     $1,231                     $1,231

Accrued expenses and other                       6,148           4,882      1,266                      1,266

Senior debt                                     17,285           8,985      8,300         1,050        9,350

Convertible subordinated debentures              5,250               0      5,250        (5,250)          $0

Redeemable common stock (c)                                                                 252          252

Shareholders' equity                              (347)            420       (767)        3,948        3,181
                                               -------        --------    -------        ------      -------
Total liabilities & equity                     $37,097         $21,817    $15,280            $0      $15,280
                                               -------        --------    -------        ------      -------
                                               -------        --------    -------        ------      -------
Book value per share                             (0.04)           0.05      (0.09)                      0.24



     (a) -     Assets and liabilities of the rental car division to be sold.

     (b) - Sale of rental car division to Dollar and exchange offer is summarized as follows:

               Carrying value of debentures                       $5,250
               Common stock issued (4,039,901)                      (758)
               Redeemable common stock issued (1,346,633 shares)    (252)
               Issuance of additional debt                        (1,050)
               Net book value of assets sold                        (420)
               Cash from sale of the vehicle rental division       2,625
               Cash paid to debentureholders                      (2,625)
                                                                  ------
               Gain on the transaction                            $2,770
                                                                  ------
                                                                  ------
               Pro forma gain per share                            $0.21

               The pro forma gain on the Proposed Sale cannot be seperately calculated from the pro forma gain on the Exchange Offer as the additional note payable pf $1,050 may be issuable to either the Debentureholders or to Dollar depending on various factors not determinable until the Proposed Sale and Exchange Offer are finalized. The pro forma effect of the issuances of common stock is based on the material value of such stock of $0.18 per share as quoted on NASDAQ.


     (c) - Common stock issued to Dollar is classified as redeemable common stock because Dollar has the right to put its common stock to the Company in the event the Company is no longer subject to the reporting requirements of the Securities and Exchange Commission Act of 1934.


     (d) - Unless Dollar shall have declared a breach of the obligations secured by the South Seas stock pledge within one year after the Closing, the South Seas stock pledge shall terminate, subject to a tolling on the occurrence of certain bankruptcy events. In addition, the pledge and security interest in the South Seas stock, to the extent securing obligations to Dollar accruing after May 1, 1995 (including obligations accruing under the Master Lease Agreement), shall be perfected for obligations accruing through the earlier of Closing or termination of the Settlement Agreement and such security interest shall lapse at Closing. The pledge and security interest in the South Seas stock, to the extent securing the Company's obligations under the Net Worth Note, shall terminate upon the earlier of (i) the effective date of the confirmation of the Prepackaged Plan or (ii) ten (10) days following the successful completion of the Exchange Offer. See -- "TERMS OF THE PROPOSED SALE; Pledge of Stock of South Seas".



                    MANAGEMENT'S  DISCUSSION AND ANALYSIS  OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 1995

     The Company reported a consolidated net loss of $460,840 or $.006 per share for the third quarter of 1995, compared to net income of $580,118 or $.007 per share for the same quarter last year. For the nine months ended September 30, 1995, the Company reported a net loss of $2,438,453 or $0.30 per share, compared to net income of $1,094,102 or $0.13 per share for the same period last year.




     Operating revenues from the Company's vehicle rental division for the three months ended September 30, 1995, totaled $13,316,356, a decrease of 10.46% from revenues of $14,871,537 for the third quarter of 1994. The decrease in revenue for the quarter resulted from lower rental day volume compared to the same period in 1994, continuing a decline that also affected the first and second quarters. Rental division operating revenues totaled $37,851,906 for the nine month period ended September 30, 1995, versus $42,056,236 for the corresponding period in 1994. Although the reduction in unit volume affected most of the Company's markets, the sharpest declines were in the Company's business generated through reservations from Dollar on the U.S. mainland, and from the local impulse market. The Company continued to make progress in increasing its average daily rental yield, however, the increase of approximately 6.4% in third quarter yield was not sufficient to offset lower unit volume.





     Total direct fleet holding costs, which include lease payments, depreciation, interest, car sales and other fleet expenses (freight, dealer profit and license) increased by 8% for the third quarter of 1995 compared to the same period in 1994, based on an average fleet size 18% lower than in 1994, reflecting the continuing significant increase in holding costs on a per unit basis.




     Other operating costs and expenses, including personnel, occupancy and other direct operating costs were down by almost $930,000 for the three months ended September 30, 1995 compared to the same period in 1994.
Legal and accounting expense for the three months ended September 30, 1995 were $554,208 as compared to $188,846 in the same period last year, primarily due to expenses incurred for the Proposed Sale.




     The Company's vehicle sales operations generated revenues of $34,258,179 and $11,560,818 for the nine months and three months ended September 30, 1995, as compared with $30,917,012 and $9,983,088 for the same periods in 1994. The increase in revenues from vehicle sales reflects price increases on new vehicles sales and higher sales of used vehicles. Operating expenses related to the Company's vehicle sales division increased from prior year levels in proportion to the revenue increases.


RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 1994


CONSOLIDATED RESULTS

     The Company reported a consolidated net loss of $1,427,000 or $.18 per share for the year ended December 31, 1994, as compared with a consolidated net loss of $804,000 or $.09 per share in 1993 and a consolidated net loss of $2,105,000 or $.23 per share in 1992. The 1992 results reflect the Company increasing its insurance reserve as a result of an increase in claims experience under its self-insurance program and losses related to Hurricane Iniki.


VEHICLE RENTAL DIVISION OPERATING RESULTS

     The Company reported an operating loss for its vehicle division of $382,000 for the year ended December 31, 1994. The Company realized operating income of $189,000 and incurred an operating loss of $1,336,000 for the years ended December 31, 1993 and 1992, respectively.

     Increased fleet holding costs and uncharacteristically low rental volume primarily during November and December were the significant factors contributing to the Company's loss for 1994. Rental day volume during the fourth quarter decreased 8.4% when compared to the same period in 1993; total rental volume per day during 1994 decreased 4.3% from 1993 volume.

     Reduced volume can be attributed to two factors; first, increased competition for high volume wholesale accounts from corporate owned car rental companies and, second, reduced advertising nationwide by Dollar limited the potential of the Company to increase the cumulative impact of its retail rental volume from consumers and travel agents. Although the Company was able to maintain annual revenue levels when compared to 1993 by marginally increasing its average daily yield, yield increases were not substantial enough to offset increased fleet holding costs.

     Fleet holding costs for 1994 increased $1,382,000. This increase was solely due to increased vehicle fleet cost and not increased fleet size as the Company reduced the annual average size of its rental fleet from 5,774 for 1993 to 5,505 during 1994. Increases in the prime interest rate from 6% to 8.5% during 1994 negatively impacted fleet holding costs as interest charges on all of the Company's leased fleet and a majority of its financed fleet float with the prime rate. In addition, during the fourth quarter of 1994, the Company revised two estimates related to fleet holding cost. First, the Company reduced its estimated holding period related to a leased vehicle's period of service as a result of decreased rental volume, as vehicles were returned at an average of one month earlier than originally planned. This change reduced the total in-service retention credits estimated to be earned ratably over a leased vehicle's period of service. Secondly, the Company incurred higher reconditioning costs during the fourth quarter and therefore, increased its estimate related to future vehicle reconditioning costs. These changes resulted in additional fleet holding costs of $856,000 during the fourth quarter. At December 31, 1994, the Company's rental vehicle fleet, not all of which were on rent at that date, aggregated 5,228. At December 31, 1993 and 1992 the fleet totaled 6,623 and 7,002, respectively.

     In 1994, Dollar provided the Company with certain financial assistance pursuant to the terms of the 1994 Assistance Agreement. Under the 1994 Assistance Agreement, Dollar, among other concessions, reduced the license fees payable by the Company to Dollar in 1994 which resulted in a savings of approximately $488,000. The Company also received approximately $868,000 in additional fleet allowances and $518,000 in freight credits, which were subsequently awarded to offset added shipping costs associated with returning vehicles to mainland auctions.

     Operating income in 1993 resulted mainly from the Company increasing its average daily rental yield to offset increased fleet holding costs primarily resulting from increases in the various domestic automobile manufacturers' repurchase and leasing programs. In addition, fleet insurance expense decreased significantly from 1992 as claims experience in 1993 improved. The 1992 operating loss reflects increased fleet holding costs in 1992 model year vehicles and increases to the Company's reserve for potential bodily injury claims and the settlement estimates for known claims.

     Operating results for all three years exclude income taxes and interest expense related to the Debentures, both of which are absorbed wholly by the vehicle rental division, and interest expense related to mortgage financing. Operating results in 1993 and 1992 exclude the losses incurred from the uninsured damage to the Company's Kauai rental fleet caused by Hurricane Iniki.


VEHICLE SALES OPERATING RESULTS



     The Company's vehicle sales subsidiary reported operating income of $67,000 in 1994, $470,000 in 1993, and $523,000 in 1992. Overall new car
unit sales for 1994 decreased by 15.8% from 1993. Chrysler's lack of production and restrictive distribution guidelines during 1994 limited the availability of Chrysler vehicle inventory at both of the Company's dealerships. This reduced sales inventory significantly impaired South Seas' ability to maximize revenue and profitability as Chrysler new car sales for 1994 decreased by approximately one-third from 1993. Although Hyundai unit sales increased in 1994, this increase did not offset the significant decrease in Chrysler unit sales because the revenue and gross profits generated from Hyundai unit sales are less than those generated from Chrysler unit sales.

     During 1993, the Company absorbed a $574,000 loss from its Kaneohe vehicle dealership. This loss includes $137,000 which was incurred upon closure of the dealership and is classified as a non-operating expense. The Company closed this satellite dealership in December 1993 when it was unable to acquire a new car franchise for that location and determined that profitable operations solely as a used car dealership were not possible. Unit sales volume during 1993 increased by 52.6% at the remaining two dealerships when compared to 1992. Through September 1992, the Company operated only one vehicle dealership and one satellite location.

VEHICLE RENTAL DIVISION REVENUES

     The Company's vehicle rental division reported revenues of $54,126,000 for the year ended December 31, 1994 compared to $54,163,000 in revenues recorded in 1993. Total vehicle rental days in 1994 were lower than 1993 by 4.3%. Vehicle rental days during the fourth quarter of 1994 were down 8.4% from the same period in 1993, which is significant considering fleet levels were raised in anticipation of increased holiday business. Furthermore, the Company was unable to offset its loss of certain high volume wholesale accounts with a future increase in its retail rental volume mainly due to the temporary reductions and realignment in Dollar's advertising strategy during 1994. Although volume decreased, the Company was able to marginally increase its average yield per day for the year and generate comparable revenues to 1993 on lower rental day volume.

     The Company achieved higher revenues in 1993 when compared to 1992 resulting mainly from overall increased daily rental pries because vehicle rental days decreased by 5.4% from 1992 levels as the tourist economy in Hawaii continued to suffer in 1993.

VEHICLE SALES REVENUES


     The Company's car sales subsidiary reported revenues of $39,699,000 for the year ended December 31, 1994, a 9.8% decrease from the $43,988,000 in revenues recorded during 1993. Total new car sales decreased by 15.8% from 1993 levels. Chrysler new car sales alone decreased 33.7% mainly due to the lack of inventory resulting from product allocation restrictions instituted by Chrysler. Although SSJE sold approximately 160 more new Hyundai vehicles during 1994 as compared to 1993, the price of new Hyundai cars are significantly less than Chrysler cars. Consequently, the revenue from the increased Hyundai sales did not make up for the decreased Chrysler sales. Based on discussions with Chrysler and inventory shipments received during the first six months of 1995, management does not anticipate experiencing similar Chrysler inventory shortages during 1995.


     The Company's increased revenues in 1993 over 1992 are a direct result of higher sales volume. During most of 1993, the Company operated two full service vehicle dealerships and one satellite dealership, as compared to the one dealership and one satellite location through September 1992. Excluding the revenue generated by the Kaneohe dealership which closed during 1993, this division's revenues would have still increased $7,703,000 or 24.4%.

VEHICLE RENTAL DIVISION OPERATING EXPENSES


     During 1993, eligibility requirements to obtain rental fleet under certain domestic automobile manufacturer repurchase programs for 1994 model year vehicles were significantly revised. The Company could no longer rely on Ford and GM as its primary source of rental fleet vehicles. As a result, the Company leased approximately 4,000 vehicles for its 1994 rental fleet through Dollar. Holding costs under the lease program offered by Dollar were higher than holding costs under the Ford and GM repurchase programs. To remain competitive with other car rental companies in the Hawaii market, the Company obtained certain concessions from Dollar in the 1994 Assistance Agreement which reduced some of the fleet holding costs. Despite such concessions, lease rates and vehicle reconditioning expenses (which are included in depreciation expense), still increased the Company's direct fleet holding cost from 1993. Direct fleet holding costs include lease payments, depreciation, fleet interest, and other fleet expenses (freight, dealer profit, and license) and totaled $21,997,000 in 1994 as compared to $20,615,000 in 1993. (Depreciation expense includes the rental vehicles' depreciation, realized and unrealized gains or losses on "risk" sales or manufacturer turnbacks, and amortized fleet rebates and allowances). Over the past three years, the Company's annual fleet size averaged 5,505, 5,774 and 5,688 units for 1994, 1993 and 1992, respectively,

     The Company incurred a charge of $350,000 in 1994 related to a four year old claim settled in 1995. The Company opted to settle this case and mitigate further damages due to unfavorable rulings in similar cases which were decided during the latter portion of 1994. The Company originally set a reserve for this claim at statutory limits of $50,000.

     The Company's borrowing rate during 1994 increased in conjunction with the national prime rate. Interest expense related to leased vehicles is not reported separately as monthly lease rates charged are inclusive of interest, however for every 1% increase in the prime rate, lease rates increased by an average of $15 per vehicle. Any interest charges related to the leased vehicles are included in a rental fleet lease expense and offset the $2,000,000 decrease in interest on fleet debt which is a direct result of replacing repurchase program cars with leased vehicles. The decrease in interest expense on the Company's rental fleet during 1993 reflected the initial transition of replacing repurchase program cars with leased vehicles.


LIQUIDITY AND CAPITAL RESOURCES

     The absence of an increase in the Company's rental vehicle revenue and substantially higher lease payments on Chrysler vehicles, versus principal and interest payments on repurchase program vehicles, adversely impacted the Company's operating cash flow during 1994. Furthermore, the Company's cash flow was negatively affected by cash downpayments required to purchase rental fleet vehicles and increased loan amortization percentages required by financing entities to satisfy collateral requirements related to vehicle financing.

     As a result of its cash flow situation, the Company evaluated and initiated several cost-cutting measures during March 1995, the most significant being labor reductions which are estimated to result in savings of approximately $600,000.


SIGNIFICANT TRANSACTIONS

     During 1994, the Company obtained the 1994 Assistance Agreement.
Pursuant to the terms of the agreement: Dollar (i) reduced the fees payable under the License Agreement for the period from January 1, 1994 to December 31, 1994; (ii) waived and discharged any obligation for certain fees owed under the License Agreement prior to January 1, 1994; (iii) increased certain incentive credits, rebates and fleet allowances under the lease program; and (iv) advanced the Company $1,400,000 to be used by the Company exclusively to pay amounts owed to Dollar under its 1994 lease program.

     The Company paid interest on the advance at a floating rate equal to the prime rate plus 1.5%. Principal reductions of this debt were made by way of an assignment of incentive credits and fleet allowances owed by Dollar to the Company. As of December 31, 1994, approximately $513,000 remained outstanding to Dollar.

     In consideration for the bond, the Company was required to: (i) indemnify Dollar and certain of its affiliates in connection with the issuance of the bond; (ii) assign to Dollar its receivable from the sale of the asian rights under the License Agreement; (iii) assign to Dollar its interest in the License Agreement; and (iv) grant to Dollar a junior mortgage of its leasehold interest in its SSJE and OCJ locations.

     The Company received substantial economic benefits under certain assistance agreements and commitments from Dollar which attempted to (i) provide parity with other Dollar licenses located in the U.S. mainland and (ii) make the Company competitive with the "corporate store" rental companies doing business in Hawaii. Unfortunately due to many factors, including but not limited to the Company's geographic location and financial condition, that such assistance has not made the Company profitable and the Company will need future financial assistance, notwithstanding management's implementation of various cost-cutting programs and shifts in customer base and mix. Although Dollar assisted the Company in remedying some of its cash flow problems during 1994, no such assistance is available in 1995.


VEHICLE RENTAL DIVISION

     As a part of the 1994 Assistance Agreement, Dollar advanced
$1,400,000 to the Company. This advance was partially repaid through competitive credits earned by the Company during the year and approximately $513,000 remained outstanding at December 31, 1994.

     Furthermore, pursuant to the 1994 Assistance Agreement, Chrysler
Insurance Co. (an affiliate of Dollar) renewed a previously posted $3,400,000 surety bond with the Insurance Department of the State of Hawaii on behalf of the Company to satisfy the Company's self insurance requirements. The Company indemnified Dollar and certain of its affiliates in connection with the issuance of the bond. To secure the Company's indemnification of those parties, the
Company: (i) assigned to Dollar its receivable from the sale of the Asian franchise rights; (ii) assigned to Dollar its interest in its License Agreement; and (iii) granted to Dollar a junior mortgage covering the Company's leasehold interest in its SSJE and OCJ locations.

     As of February 1995, the Company enrolled with a commercial insurance carrier to handle all future property and casualty claims. Since the Company is no longer self insured, additional surety bonds will no longer be required for the State of Hawaii.

     Over the past two years, the Company completely replaced its computer systems for car rental reservations and accounting with an advance rental counter computer software system developed jointly with a software development company. The system is fully operational at all rental locations. Lease financing covered most of the related expenditures and as of December 31, 1994, the Company had outstanding $656,000 of capital lease financing.


     As of December 31, 1994, the Division had $661,000 of outstanding mortgage debt related to its baseyard facilities on Oahu and Kauai. Under the most restrictive covenant of the Kauai loan agreement, the Company is required to maintain a defined debt to net worth ratio. As of December 31, 1994, the Company was not in compliance with this covenant, but has obtained a written waiver from the bank regarding such non-compliance. In addition, $176,000 remains outstanding as of December 31, 1994 from a U.S. Small Business Administration loan received during 1993 which was used to finance capital improvements necessary to repair damages suffered from Hurricane Iniki.


     The losses sustained by Hurricane Iniki in 1992 continued to be mitigated by recoveries from renters who had not purchased loss damage waivers. Claims in excess of $610,000 were filed by the Company against those renters who had declined the loss damage waiver. The estimate of collectible receivables for such claims recorded in late 1992 was $519,000. At December 31, 1994, $20,000 remains outstanding which the Company expects to collect.



VEHICLE SALES

     During 1993, the Company completed expansion of two service facilities at its dealerships located in Nimitz Highway and at the Waipahu Industrial Park. The Company expects these facilities to be profitable based on the capacity to service large numbers of vehicles. These projects were financed solely through working capital generated by the vehicle sales operations. As of December 31, 1994, South Seas had $574,000 of outstanding mortgage debt related to OCJ.


     In March 1992, the Company's South Seas subsidiary entered into a lease of approximately 55,000 square feet of property in the Waipahu Industrial park. The lease, for which the Company paid a lease premium of $450,000, expires in 2021. The Company invested a total of $958,000, of which $800,000 was financed by the Bank of Hawaii, to acquire this leasehold and upgrade the facility to a full service operation. The Company renovated the building located at this site and moved its Waipahu Jeep Eagle operations during August 1992. During 1992, Chrysler granted South Seas a Chrysler Plymouth franchise which complemented its existing Jeep Eagle operations at this location.


     South Seas leased approximately 28,300 and 8,500 square feet of property in Kaneohe on the island of Oahu. The Company closed the dealership in December 1993. The leases expire in 2003 and 1998, respectively. The Company has assigned the leases for both properties without losses on these assignments.

     South Seas' various loan agreements prohibit the payment of dividends or other distributions to the Company.


FINANCING

     The Company's primary source of capital to finance the purchase of its rental fleet has traditionally been through borrowings from manufacturer financing affiliates, banks and other lenders.


     During 1994, the Company obtained a $15,000,000 line of credit with Finova to finance the purchase of 700 Hyundai vehicles under a guaranteed depreciation program ("GDP"). Under the GDP the manufacturer guarantees the maximum depreciation amount that any of its vehicles will incur over a stated period, resulting in a fixed residual value when sold. The Company also financed approximately 600 leased vehicles purchased from the 1994 Dollar Systems Leasing Program under this line of credit. The Company received various credit incentives and allowances to purchase these vehicles and reclassify these vehicles to "risk". The Company intends to dispose of these vehicles by mid-1996. As of December 31, 1994, the Company had $14,700,000 outstanding under this line. Under the most restrictive covenants contained in the Finova loan agreement in effect as of December 31, 1994, the Company was required to maintain a defined minimum consolidated net worth and minimum debt service coverage ratio. The Company was not in compliance with certain of these covenants at December 31, 1994, but has obtained a written waiver from Finova regarding such non-compliance. In addition, the Company is negotiating with Finova to attempt to compromise the most recently due principal payment of $225,000 in respect of this indebtedness and the Company has received a verbal indication from Finova of its willingness to waive this principal payment.


     During 1994, the Company obtained various lines of credit with the Bank of Hawaii totalling $19,984,000. The Company principally used these amounts to extend financing on portions of its fleet to coincide with manufacturer repurchase program deadlines and to obtain both repurchase program and "risk" vehicles from domestic (Ford) and foreign (Hyundai) manufacturers. As of December 31, 1994, the Company had $7,792,000 outstanding under these lines.

     Under the most restrictive covenants contained in one of the
Bank of Hawaii agreements in effect as of December 31, 1994, the Company was required to maintain a defined (i) minimum consolidated net worth; (ii) minimum working capital; (iii) minimum interest coverage ratio; and (iv) minimum cash flow coverage. The Company was not in compliance with certain of these covenants at December 31, 1994. However, as of March 23, 1995, the Company had decreased its outstanding balance under these lines to approximately $1,700,000. In addition, as part of its fleet plan for 1995, certain of the vehicles securing these were disposed of prior to July 1995, resulting in a balance under these lines
as of September 30, 1995 of approximately $108,000.   The Company anticipates
that the proceeds from the disposal of these vehicles will cover the amount outstanding under the lines of credit. Consequently, the Company does not expect the Bank of Hawaii to declare it in default for noncompliance with these covenants, nor does it expect its operations or financial condition to be materially affected by such noncompliance.


     Prior to 1994, the Company purchased substantially all of its rental vehicles from either GM or Ford and financed these vehicles with General Motors Acceptance Corp. ("GMAC"), Ford Motor Credit Company ("FMCC"), and the Bank of Hawaii. The Company is maintaining its credit lines with GMAC and FMCC in the amounts of $20,000,000 and $7,500,000, respectively, of which $8,863,000 and $8,622,000 were outstanding under each respective line of credit at December 31, 1994. FMCC allowed the Company to exceed its credit line limit during 1994.

     Vehicles are financed for terms ranging from six months to two years and require monthly debt service ranging from 1% to 3% of the original principal amount or refinanced balance. The vehicles subject to repurchase programs are held an average of eight to ten months. The Company holds the vehicles not subject to repurchase anywhere from six to twenty-four months. Of the Company's $48,034,000 of senior debt as of December 31, 1994, approximately $39,977,000 represented debt relating to rental vehicle financing compared with $37,803,000 at December 31, 1993. Although the overall size of the Company's rental fleet has decreased, a larger number of vehicles in the fleet as of December 31, 1994 are being financed. The Company's payments with respect to the repurchase program vehicles are limited to the payments falling due during the intended holding period, except with respect to those vehicles that are purchased as "risk" vehicles or vehicles that become "risk" as a result of rejection under the repurchase programs.

     As eligibility for fleet allocations under Ford and GM repurchase programs become more restrictive, it became necessary for the Company to lease the majority of this 1994 model year rental fleet from Dollar. The Company obtained approval from Dollar to lease approximately 4,000 1994 Chrysler vehicles for its rental fleet under the 1994 Dollar Fleet Leasing Program. The Company's average service life for these vehicles was approximately twelve and a half months. As of December 31, 1994, approximately 1,900 vehicles in the Company's rental fleet were being leased under the 1994 lease program. The Company received approval to place orders with Dollar under the 1995 Dollar Fleet Leasing Program ("1995 Lease Program") for approximately 4,300 vehicles to satisfy its 1995 rental fleet requirements. As of December 31, 1994, the Company received approximately 600 of these ordered vehicles.

     As of December 31, 1994, approximately 59% of the Company's vehicles were subject to repurchase programs or were leased, compared with 79% and 82% as of December 31, 1993 and 1992, respectively.

     Pursuant to the terms of the 1994 Assistance Agreement between the Company and Dollar, Dollar agreed to advance the Company $1,400,000 by permitting the Company to reduce certain monthly lease payments which would otherwise be due to Dollar under the 1994 lease program. The Company paid interest on the advance at a floating rate equal to the prime rate plus 1.5%. The terms of the agreement required monthly payments of interest only, with principal payments made by way of an assignment by the Company to Dollar of the incentive credits and fleet allowances owed by Dollar to the Company under the 1994 lease program.

     The Company's competitors are also subject to increased fleet expenses which have caused an increase in vehicle rental rates in Hawaii. However, there is no assurance that the Company will be successful in obtaining increased rates from its customers to cover its entire fleet price increase. An inability to recover all of the increasing costs would have an adverse effect on the Company's operations.

     During 1993, GM offered the Company various credit incentives and allowances to reclassify certain repurchase program vehicles to "risk" vehicles. The Company is required to hold these vehicles for either a minimum of 20,000 miles or 12 months from the original purchase date. The Company sold the majority of these vehicles as of December 31, 1994 and intended to dispose of the remaining vehicles during the three quarters of 1995.

     In 1992, the Company purchased 1992 model year subcompact vehicles outside the repurchase programs because these vehicles were unavailable in sufficient quantities under the programs. These vehicles were sold to the Company and included rebates consistent with the GM Long Term Risk Program. In addition, the Company also received certain freight concessions related to these vehicles. In 1993, the Company was successful in disposing of these vehicles and recorded a gain of approximately $300,000. None of these vehicles remain in the rental fleet as of December 31, 1994.


     New vehicle inventory purchased for sale by South Seas is purchased under a $13,500,000 line of credit with Chrysler Credit Corporation. These vehicles are typically financed until the conclusion of the following model year. As of September 30, 1995, December 31, 1994 and December 31,
1993, outstanding balances under these lines totaled $7,132,000, $4,402,000 and $7,851,000, respectively.


ENVIRONMENTAL MATTERS

     The Company has seven underground and one above ground petroleum product storage tanks and one underground waste oil storage tank on its properties. The Company is subject to the federal and state laws governing the ownership and operation of these storage tanks. These laws require the Company to test periodically the integrity of these tanks and to mitigate and remediate the environmental effects of any releases of products from the storage tanks.

     In 1993, the Company was advised of a petroleum leak at the baseyard location for vehicle rental operations on the island of Oahu. A Phase I environmental assessment indicated that the soil and groundwater in certain portions of the baseyard had been materially impacted by the leakage of waste oil and petroleum products. The Company then initiated a Phase II environmental assessment to determine the extent of the petroleum and waste oil contamination. The Phase II assessment, together with the closure and removal of the waste oil storage tank was completed in 1994. During 1993, the Company recorded a reserve of $150,000 for the estimated future cost of the remedial efforts at the baseyard location. As of December 31, 1994, $49,000 remains in the reserve which the Company feels is adequate based on projections provided by the Company's environmental consultants.

     During November 1994, the Company received several citations from the United States Environmental Protection Agency (EPA) relating to one of its baseyard locations on the island of Hawaii. The most significant comment cited the Company for not performing certain acceptable leak and precision tightness procedures as part of its annual testing. The Company's environmental consultants who performed the tank test clarified the necessary procedures with the EPA and are working with the Company to ensure that proper testing procedures are performed for all of the Company's tanks. No leaks or contamination were discovered during the testing by the environmental consultants.


     On June 15, 1995, the Company received a notice of violation from the U.S. Environmental Protection Agency ("USEPA") for several non-conformance issues relating to its Kauai facility. These violations have been corrected and the Company has received written confirmation of the corrective steps it has taken from the USEPA. In addition, the Company and Dollar discovered in the course of the due diligence conducted by Dollar's environmental advisors ground contamination at its Molokai facility which the Company has been advised by its environmental advisors could require remediation costs estimated to be between $50,000 and $100,000. If the Transactions occur, Dollar will assume this liability.


APPLICATION OF FINANCIAL ACCOUNTING STANDARDS NO. 109

     Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes, was issued by the Financial Accounting Standards Board ("FASB") in February 1992. FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

     The Company adopted FAS 109 in January 1993.  The adoption of FAS
109 did not result in an adjustment to the consolidated financial statements for the cumulative effect of a change in accounting for income taxes. Temporary differences resulting in deferred tax liabilities principally include rental fleet and related incentives. Temporary differences resulting in deferred tax assets include loss carryforwards, self insurance and fleet reserves, and bad debt reserves. A valuation allowance for the net deferred tax asset was established because of the uncertainty as to the Company's ability to generate future taxable income of an amount to ensure its recoverability.



APPLICATION OF FINANCIAL ACCOUNTING STANDARDS NO. 121



     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), Accounting for the Impairment of Long-Lived Assets, which requires that an entity review potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes the adoption of FAS 121 will not have a material effect on the financial statements reflected in this Proxy Statement.


INFLATION

     The Company has experienced the impact of inflation on operating and occupancy costs. Most of the Company's leases require the Company to pay taxes, maintenance, insurance, repairs and utility costs, all of which are subject to inflationary pressures. The Company has negotiated rate increases indexed to the consumer price index with certain of its major wholesale customers, and generally seeks to increase rental rates during periods of rising costs.


                                   THE COMPANY

HAWAII ECONOMY AND TOURISM INDUSTRY

     Hawaii's year-round tropical climate and scenic resources support a tourism industry that attracted over 6.4 million tourists in 1994, an increase of 5% in the number of visitors from 1993, reversing a decline over the three years prior to 1994. The Hawaii Visitors Bureau ("HVB") reports that Hawaii had approximately 71,000 hotel rooms and condominium rental units as of December 31, 1994. In 1994, the average daily census of visitors in the State of Hawaii was approximately 158,000, aggregate annual visitor expenditures were estimated at $10.4 billion and the average length of stay of visitors was 8.9 days.

     Hawaii is served by many domestic and international air carriers, as well as a growing number of charter flights which added approximately 500,000 available seats during 1994. Hawaii also has three established interisland airlines. According to the Honolulu International Airport statistician, Hawaii's air carriers handled over 23 million enplaned and deplaned passengers during 1994, with an estimated 13.2 million interisland and 9.8 million overseas and transit passengers. Although availability of airlift to Hawaii is cited by some observers as a limiting factor, in the long run air seat capacity is mainly a function of market demand. Hawaii remains the most popular destination for airline frequent flyer program awards.

     The Company's passenger vehicle rental operation follows the general trend of the tourism industry with demand peaking during holiday periods and the summer months. Revenues from passenger vehicle rentals are affected by variables including general economic conditions, availability and pricing of scheduled and chartered airlift, competition from other destinations and vacation experiences such as cruise lines and gaming, the amount and effectiveness of industry-wide advertising and promotional efforts vis-a-vis consumers and the travel agency distribution system, and the overall pricing and value of the Hawaii vacation product.

     The City and County of Honolulu, Motor Vehicle Division, reports that during 1994 approximately 799,000 passenger motor vehicles were registered in the State of Hawaii of which approximately 69% were registered on the island of Oahu. According to the Hawaii Automobile Dealers' Association, new car and truck sales were approximately 83,000 units in 1994.


PASSENGER VEHICLE RENTAL OPERATIONS

     The Company conducts its passenger vehicle rental operations at 14 customer service locations on the islands of Oahu, Maui, Kauai, Hawaii and Molokai in the State of Hawaii, which include terminal concession locations in the major airports on each island. The Company is also represented by an independent agent on the island of Lanai. See "Properties".


     The Company maintains a fleet of passenger vehicles consisting of compact, mid-size and full-size passenger vehicles, convertibles and minivans. Over the past several years the Company has operated vehicles in its rental fleet manufactured by all of the major domestic manufacturers and has no exclusive automobile purchasing relationships, although the majority of the Company's fleet for model years 1994 and 1995 have been Chrysler products. Additionally during 1994, the Company purchased vehicles from Hyundai Motor America ("Hyundai").


     For several years prior to 1994, GM and Ford were the Company's primary suppliers of rental fleet vehicles. The Company purchased nearly all of its rental fleet under these companies' respective repurchase programs, whereby vehicles purchased under these programs were subject to repurchase by the manufacturer at pre-determined prices, depending on the vehicles' length of service and condition at the time of return ("Repurchase Programs"). During 1993, Ford and GM reduced the overall number of 1994 model year fleet vehicles allocated to the car rental industry and significantly revised the eligibility requirements to obtain rental fleet under Repurchase Programs. The Company could no longer rely on Ford and GM for rental fleet vehicles which made it necessary for the Company to obtain an alternate primary source for its 1994 rental fleet vehicles. As a result, during the last half of 1993 and throughout 1994, the Company leased the majority of its 1994 model year vehicles from Dollar, which is a second-tier subsidiary of Chrysler. Dollar continues to be the Company's primary supplier of rental vehicles in 1995. Under Dollar's Fleet Leasing Program ("Lease Program"), lessees are responsible for returning vehicles to specified auctions on the U.S. mainland and are charged for applicable vehicle reconditioning costs, transportation charges, and mileage penalties. The Company's fleet holding cost per vehicle under the Lease Program is significantly higher than that under the Repurchase Programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Transactions.

     During the year, the Company entered into a fleet relationship with Hyundai. The Company purchased vehicles on both a "risk" basis, whereby the Company assumes responsibility for vehicle disposal, and a GDP, whereby the manufacturer guarantees a maximum depreciation amount that any of its vehicles will incur over a stated period which fixes a vehicle's residual value when sold.

     Although there is no assurance that such fleet programs will continue, certain manufacturers have indicated that they expect similar programs to continue for the 1996 model year, despite cutbacks in the number of vehicles allocated to rental car companies under the 1995 model year programs.

     In addition to purchasing risk vehicles, the Company reclassifies portions of its non-risk rental fleet to risk resulting from either vehicles being rejected upon return to the manufacturer or credits and incentives offered by manufacturers to reclassify certain vehicle models. During 1994, the Company reclassified approximately 600 of its 1994 leased fleet to risk and received various credit incentives and allowances which minimized the carrying costs of the vehicles. In the prior year, the Company reclassified certain 1992 and 1993 model year GM Repurchase Program vehicles. The Company received certain incentive credits and fleet allowances in return for reclassifying these vehicles under the GM Long Term Risk Program. The

Company operated these GM vehicles as part of its 1994 rental fleet and sold a majority of these vehicles throughout the year. In 1992, the Company also purchased subcompact vehicles under the Risk Program because these vehicles were not made available in sufficient quantities under manufacturers' repurchase programs. These vehicles were sold to the Company and included rebates consistent with the Risk Program and included certain freight concessions. The Company has been able to profitably dispose of its "risk" vehicle fleet. See "Rental Vehicle Disposition".


     The Company's rental vehicles, not all of which were on rent at the respective dates, totaled 5,228, 6,623, and 7,002 at December 31, 1994, 1993, and 1992, respectively. The size of the Company's total fleet, however, varies during the course of each year, depending primarily upon demand factors and fleet considerations.


RENTAL VEHICLE DISPOSITION


     Both the Lease and Repurchase Programs charge the Company for a portion of the transportation of the rental vehicles back to the U.S. mainland for sale. In addition, vehicle reconditioning charges are assessed in order to get the vehicles into saleable condition, and to a lesser extent mileage penalties are also assessed. GM and Ford repurchase all eligible model vehicles at an amount equal to the dealer cost, less the depreciation, freight, reconditioning, and mileage charges per vehicle. For the 1994 model year Dollar received the leased vehicles at designated auctions and subsequently charged the Company for a portion of freight expenses, reconditioning costs, and mileage penalties.


     Certain manufacturers have informed the Company that they expect Repurchase and Lease Programs to continue, although the holding cost of rental vehicles purchased under the program may increase and the number of vehicles offered under the programs may continue to decrease. Although the Repurchase Programs currently in effect provide the Company with an insufficient quantity of rental fleet vehicles, the Company believes Dollar's Lease Programs will be available to satisfy the Company's future rental fleet needs.


     Disposal of risk rental vehicles is the responsibility of the Company. During the year the Company profitably disposed of the remaining subcompact vehicles purchased in 1992 and the majority of the GM vehicles purchased in 1993.


AUTOMOBILE DEALERSHIPS

     On October 30, 1987,  the Company acquired Cutter Jeep Renault,
Inc., a Jeep Eagle dealership in Hawaii. The Company combined certain existing operations of Cutter Jeep Renault into a full-service car and truck dealership. The subsidiary's name was subsequently changed from Cutter Jeep Renault, Inc. to South Seas Motors, Inc. South Seas operates two locations on the island of Oahu, SSJE and OCJ.

     The Company leases a 62,000 square foot property at the corner of Nimitz Highway and Lagoon Drive near Honolulu International Airport for its SSJE automobile dealership. The lease expires in December 2002. During 1993, the Company subleased an 8,400 square foot property across the street from its SSJE dealership location and completed expansion of its service facility for this dealership. The sublease expires in December 2002. Management anticipates negotiating for renewal on a timely basis.

     During 1993, South Seas completed expansion of two service facilities at its dealerships located on Nimitz Highway and in Waipahu Industrial Park. The Company expects these facilities to be increasingly profitable over time based on the capacity to service large numbers of vehicles as business at both locations matures. South Seas financed these projects solely through working capital generated by its vehicle sales operations. As of December 31, 1994, South Seas had $574,000 of outstanding mortgage debt related to SSJE.


     In March 1992,  South Seas entered into a lease of approximately
55,000 square feet of property in the Waipahu Industrial Park for OCJ. The lease, for which South Seas paid a lease premium of $450,000, expires in 2021. South Seas invested a total of $958,000, of which $800,000 was financed by the Bank of Hawaii, to acquire this leasehold and upgrade the facility to a full service operation. South Seas renovated the building located at the Waipahu Industrial Park and moved its Waipahu Jeep Eagle operations during August 1992. During 1992, Chrysler granted South Seas a Chrysler Plymouth franchise which complemented its existing Jeep Eagle operations at this location.


     South Seas leased approximately 28,300 and 8,500 square feet of property in Kaneohe on the island of Oahu. South Seas closed the dealership in Kaneohe in December 1993. The leases expire in 2003 and 1998, respectively. South Seas assigned the leases for both properties without losses on these assignments.

     During 1994, combined sales at SSJE and OCJ averaged approximately 81 new vehicles and 130 used vehicles per month. In 1993, combined retail sales at SSJE and OCJ averaged approximately 97 new vehicles and 160 used vehicles per month. The decrease in 1994 was mainly due to the limited availability of new Chrysler inventory during 1994 and the closure of a separate used car dealership in Kaneohe. For the first six months of 1995, combined retail sales at SSJE and OCJ averaged approximately 90 new vehicles and 157 used vehicles per month.

     The Company's car sales divisions reported revenues of $39,698,728 for the year ended December 31, 1994, a 9.8% decrease from the $43,987,934 in revenues recorded during 1993. Total new car sales decreased by 14.4% from 1993 levels. Chrysler new car sales alone decreased 33.7% mainly due to the lack of inventory resulting from product allocation restrictions instituted by Chrysler and shortages on most high-demand models. Although SSJE's location sold approximately 160 more new Hyundai vehicles during 1994 as compared to 1993, the prices of new Hyundai cars are significantly less than Chrysler cars. Consequently the revenue from the increased Hyundai sales did not make up for the decreased Chrysler sales.

     Inventory shipments on certain models began to increase during the first six months of 1995, and management does not anticipate experiencing similar Chrysler inventory shortages during the rest of 1995.

     South Seas' increased revenues in 1993 over 1992 were a direct result of higher sales volume. During most of 1993, South Seas operated two full service vehicle dealership plus the Kaneohe temporary used-car facility, as compared to the prior year with one full service dealership and the satellite location in Waipahu, which was being developed through September 1992.
Excluding the revenue generated by the Kaneohe dealership which closed in 1993, the division's revenue would have still increased $7,703,000 or 24.4%.


     The Company's vehicle sales divisions generated revenues of $34,258,179 for the nine months ended September 30, 1995, as compared with $30,917,012 for the same period in 1994. Unit sales for the first half of 1995 were 2,216, compared to 2,474 in the prior year. New car sales for the nine month period were 773 in 1995 versus 1,277 in 1994, and used car sales increased to 1,443 from 1,197 in 1994.


     For the first nine months of 1995, operating income was $258,428.
The Company's vehicle sales locations generated operating income of $67,000 in 1994, $470,000 in 1993, and $523,000 in 1992.

     Chrysler's lack of production and its restrictive distribution guidelines negatively impacted the Company's dealerships during 1994 by reducing sales inventories. This reduced sales inventory significantly impaired the dealerships' ability to maximize revenue and profitability as Chrysler new car sales for 1994, this increase did not offset the significant decrease in Chrysler unit sales because the revenue and gross profits generated from Hyundai unit sales are less then those generated from Chrysler unit sales.

     During 1993 the Company absorbed a $574,000 loss from its Kaneohe vehicle dealership. This loss included $137,000 which was incurred upon closure of the dealership and was classified as a non-operating expense. The Company closed this satellite dealership in December 1993 when it was unable to acquire a new car franchise for Kaneohe and determined that operating that location solely as a used car dealership would result in continuing losses.
Unit sales volume during 1993 increased by 52.6% at the remaining two dealerships when compared to 1992.

     SSJE and OCJ are maturing dealerships and will exhibit gradual but significant changes in their business mix and profitability over the next two to five years. Management anticipates improvement in the dealerships' Customer Satisfaction Index ("CSI"), resulting from increased management attention, intensified training and expanded service facilities resulting in increased customer referrals and repeat business, as well as lowering advertising costs relative to sales volume. Management also anticipates continued growth of service, parts and warranty business at both dealerships. This is a function of past sales, the construction and expansion of parts and service facilities, and increases in sales volume. The contribution from service, parts and warranty departments will help to stabilize revenue and profitability over time. Gross profit in these departments increased from $1,128,103 in 1993 to $1,661,241 in 1994.

     Planned introduction of leasing would add another revenue segment without any material increase in overhead. Leasing has grown significantly and has become a major factor in the new car business and management anticipates that leasing could represent up to 10% of dealership revenues by the end of 1995.

     Although the overall economic outlook for the State of Hawaii is basically flat for the near-term (2-4 years), there are several factors that support a forecast for continued moderate growth at the Company's existing dealerships. At SSJE, sales to military personnel comprise a significant portion of sales volume, and the outlook for continued and even expanded military presence on leeward Oahu (including Pearl Harbor, Hickam Air Field, Schofield Barracks, etc.) is favorable.


     The outlook for interest rates, as they may affect car sales and related economic activity in Hawaii, appears reasonable. Chryslers' product line is vastly improved, and the new minivan line, Chrysler's flagship, has been very well received and all indications are that Chrysler products will continue to control the dominant share of the lucrative minivan market. Chrysler has also updated the Jeep Grand Cherokee and Jeep Wrangler which had enjoyed very good customer acceptance.



     The Hyundai product line has also been completely re-engineered since 1994. As the only Hyundai dealer on Oahu and the leading dealer statewide, SSJE is in the best position to take advantage of these new products and the extensive national advertising undertaken by Hyundai Motor America.


     To capitalize on these opportunities, the Company's management will devote attention to maximizing sustained profitability at the Company's dealerships. Even though the dealerships represented about 50% of the Company's total revenues in the first half of 1995, the crisis at the Division has been the primary focus of the Company's attention.

     The first element of growth will be to focus on increased revenues and profit at the two existing Oahu locations, as described above. Management believes that the conditions for success are already in place including expanded facilities, upgraded customer service, improved sales management, and stronger financial planning and controls.

     From this base, management intends to seek opportunities to profit from the well-documented consolidation that is occurring in the automobile dealership industry. Over the past decade, many dealerships have either closed or been acquired by stronger management groups. Historically, the auto manufacturers have granted new-car franchises to individual dealers, many of which have passed from generation to generation, but not all of which have been able to adapt successfully to the up to date management approaches required today.

     The Company's operations and its capital base are most likely to arise in "secondary" markets on the U.S. mainland. The Company's management has been successful in identifying and securing three prime dealership locations in Hawaii and has established dealerships at two of these locations; however the Company was not able to secure a new car franchise for the third site, at Kaneohe on windward Oahu. Therefore the Company will systematically review other dealership acquisition opportunities as they arise, through factory and personal contacts. Management's philosophy will be to continue to groom dealership managers so that they will be qualified and motivated to become equity partners in acquired dealerships. Acquisitions may be made with a combination of cash, earn-out financing and stock.


FLEET FINANCING


     The Company finances its rental vehicles through Dollar's leases, commercial financing sources, and the financing affiliates of GM and Ford. During 1994, a significant portion of the Company's rental fleet was leased through Dollar. South Seas and OCJ finance their new car inventory under $13,500,000 in lines of credit with Chrysler Credit Corporation. These loans bear interest at a floating rate equal to the prime rate plus 1%. Interest only is payable, with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. The Company had outstanding as of September 30, 1995, December 31, 1994 and 1993, $7,132,000, $4,402,000 and $7,851,000, respectively, of financing under these lines of credit. South Seas and OCJ presently sell most retail paper to Chrysler Credit and Bank of Hawaii.


     The Company's interest rate on its fleet debt, for the most part, fluctuates with the "prime lending rate". Prime rate fluctuations affect monthly lease rates under the Lease Program. As such, the Company's fleet holding cost is very sensitive to major changes in interest rates.


RENTAL VEHICLE LEASING


     Pursuant to terms of the Master Lease Agreement, Dollar agreed to lease to the Company vehicles for its rental fleet in accordance with the fleet mix requirements of its Lease Program. The Company leased approximately 4000 1994 model year Chrysler vehicles under the Lease Program and approximately 4,000 1995 model year Chryslers for its 1995 fleet. The elements of the Lease Program offer delivery of the vehicles in Hawaii, incentive credits, rebates, fleet allowances and return of the vehicle contingent upon the condition of the vehicles when returned and whether the Company has held the vehicles for a specified minimum holding period.



     The Company's fleet holding cost per vehicle under the Lease
Program is significantly higher than that under the Repurchase Programs. During 1994 and in 1995, the Company secured certain assistance from Dollar to reduce the Company's fleet holding costs; however, the Company believes it is still incurring higher fleet holding costs relative to its competitors net fleet holding costs. There is no assurance that the Company will be able to obtain assistance from Dollar in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Transactions."


     As of December 31, 1994, 1,900 vehicles in the Company's rental vehicle fleet were leased from Dollar.

COMMERCIAL FLEET FINANCING

     As of December 31, 1994, the Company maintained various lines of credit with the Bank of Hawaii (the "Bank") which provided up to $19,984,000 in financing for its rental fleet vehicles. These credit lines were used for vehicles subject to manufacturer repurchase, vehicles purchased outside the repurchase programs ("risk vehicles"), and vehicles rejected upon turn back by the Company to the manufacturer. These loans bear interest at a floating rate equal to the prime rate plus 1% to 2.75%. Loans relating to vehicles subject to manufacturer repurchase are amortized at monthly rates ranging from 2% to 3% of the wholesale invoice cost of the financed vehicles. Loans relating to risk vehicles or relating to vehicles rejected upon turn back by the Company to the manufacturer are amortized in monthly installments equal to 3% of the wholesale invoice cost or refinanced balance. As of December 31, 1994 and 1993, $7,792,000 and $10,934,000, respectively, were outstanding with the Bank.


     Under the most restrictive covenants contained in one of the agreements in effect as of December 31, 1994, the Company was required to maintain a defined (i) minimum consolidated net worth; (ii) minimum working capital; (iii) minimum interest coverage ratio; and (iv) minimum cash flow coverage. The Company was not in compliance with certain of these covenants at December 31, 1994. However, as of September 30, 1995, the Company had decreased its outstanding balance under these credit lines to approximately $104,000 and the Company anticipates this balance to be paid off in the next several months. In addition, as part of its fleet plan for 1995, certain of the vehicles securing two of these credit lines were disposed of prior to July 1995 and the balance of such vehicles are scheduled for disposal over the next several months. The Company anticipates that the proceeds from the disposal of these vehicles will cover the amount outstanding under the related lines of credit. Consequently, the Company does not expect the Bank to declare it in default for noncompliance with these covenants, nor does it expect its operations or financial condition to be materially affected by such noncompliance.


     During 1994, the Company obtained a $15,000,000 line of credit with Finova to finance the Lease Program. These loans bear interest at a floating rate equal to the prime rate plus 1.75%. Loans relating to vehicles subject to the GDP are amortized at the monthly rate of 3% of the invoice cost of the financed vehicles. Loans relating to risk vehicles are amortized in monthly installments equal to 2.5% to 3% of the invoiced cost. As of December 31, 1994, the Company had $14,700,000 outstanding under this line.


     Under the most restrictive covenants contained in the Finova loan agreement in effect as of December 31, 1994, the Company was required to maintain a defined minimum consolidated net worth and a minimum debt service coverage ratio. The Company was not in compliance with certain of these covenants at December 31, 1994, but had obtained a written waiver from Finova regarding such non-compliance. As of September 30, 1995, the Company had $6,632,000 outstanding under the Finova loan agreement and still was not in compliance with certain of these covenants. At present no waiver is continuing in existence for these defaults. The Company is negotiating with Finova regarding these defaults and anticipates reaching a compromise prior to the Closing. The Company has requested and has received a verbal commitment from Finova to forgive one principal payment of $225,000 in order to assist the Company in meeting its minimum net worth requirement.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financing."


MANUFACTURER AFFILIATE FLEET FINANCING

     The Company receives its manufacturer affiliate financing for its rental vehicle fleet through General Motors Acceptance Corporation ("GMAC'), an affiliate of GM and Ford Motor Credit Company ("FMCC"), an affiliate of Ford.

     Pursuant to the terms of the loan agreement dated January 9, 1990, as amended for 1994, between the Company and GMAC, GMAC has agreed to make loans under revolving credit notes based upon the value of the vehicles purchased, to a maximum of $20,000,000. These loans bear interest at a floating rate equal to the prime rate plus 0.75% to 2%, and are due and payable in 15 to 24 months after the vehicles are placed in service. Loans relating to vehicles subject to manufacturer repurchase are amortized at monthly rates ranging from 1% to 1.6% of the wholesale invoice cost of the financed vehicles. Loans relating to vehicles not subject to manufacturer repurchase or relating to vehicles not accepted for repurchase are amortized in monthly installments equal to 2.5% of the wholesale invoice cost or refinanced balance. As of December 31, 1994 and 1993, $8,863,000 and $17,741,000 were outstanding under the agreement with GMAC. As of September 30, 1995, $392,000 was outstanding under the agreement with GMAC. Currently, the line with GMAC has expired and Dollar has agreed as a part of the Proposed Sale to assume the outstanding balance of approximately $100,000.


     The agreement with GMAC contains negative covenants restricting the Company's ability to, among other things, (i) incur liens, security interests or encumbrances with respect to any vehicles; (ii) declare any dividend or make any distribution to shareholders; (iii) merge or consolidate with any other company or dispose of all or substantially all of its assets; or
(iv) acquire all or substantially all of the assets of another company.


     Pursuant to the terms of the Promissory Note dated December 23, 1983, as amended, from the Company to FMCC, FMCC agreed to make loans under security agreements based upon the value of the vehicles purchased, to a maximum of $7,500,000. These loans bear interest at a fixed rate equal to the prune rate in effect when the borrowing occurs plus 1% to 1.5%, and are due and payable 13 months after the vehicles are placed in service. Loans are amortized at rates ranging from 1.3% to 2.3% of the wholesale invoice cost of the financed vehicles. As of December 31, 1994 and 1993, $8,622,000 and $9,127,000 were outstanding under the agreement with FMCC. As of September 30, 1995, $221,000 was outstanding under the agreement with FMCC.



     The agreement with FMCC contains negative covenants restricting the Company's ability to, among other things, (i) guaranty the debt of others and (ii) merge or consolidate with any other company or dispose of all or a substantial portion of its assets. In addition, the agreement with FMCC requires the Company to maintain a specific debt to tangible net worth. As of September 30, 1995, the Company was not in compliance with certain of the covenants under the agreement with FMCC. Therefore, the Company does not believe that there would be any additional availability under this facility.


     Based upon the restrictive eligibility requirements imposed by GM and Ford which resulted in decreased rental fleet allocations for the Company, present financing needs required of both GMAC and FMCC are expected to be minimal. The Company has maintained favorable relationships with these entities in the past and expects to continue any financing agreements as necessary; however no assurance can be given that such agreements will be available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financing".


AUTOMOBILE DEALERSHIP FINANCING


     South Seas and OCJ finance their new car inventory under lines of credit having aggregate availability of $13,500,000 with Chrysler Credit Corporation. These loans bear interest at a floating rate equal to the prime rate plus 1%. Interest only is payable, with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. SSJE and OCJ collectively had outstanding as of December 31, 1994 and 1993, $4,402,000 and $7,851,000, respectively, of financing under these lines of credit. As of September 30, 1995, SSJE and OCJ collectively had approximately $7,132,000 outstanding under these lines of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financing".

OTHER FINANCING

     Over the past two years, the Company completely replaced its computer systems for car rental reservations and accounting with an advanced rental customer computer software system developed jointly with a software development company. The system is fully operational at all rental locations. Lease financing covered most of the related expenditures and as of December 31, 1994, the Company had outstanding $656,000 of capital lease financing. Payments of $18,000 are made monthly, with the leases maturing in 1998.


     The Company, South Seas and OCJ collectively had outstanding as of December 31, 1994, $1,370,000 of mortgage loans owed to the Bank for the Company's baseyard facility on Oahu, and the dealership for SSJE and the facility for OCJ. Aggregate principal and interest payments for this mortgage loans of $29,500 are made monthly, with the mortgage loans maturing from June 1995 through February 1998. As of September 30, 1995, the Company had an outstanding balance of approximately $162,000 under the mortgage loan for its baseyard facility on Oahu, SSJE had an outstanding balance of approximately $562,000 under the mortgage loan for its dealership and OCJ had an outstanding balance of approximately $504,000 under the mortgage loan for its facility. The Company, SSJE and OCJ were not in compliance with certain of the covenants under these loans. The Company has received an extension until November 30, 1995 on the matured loans for the baseyard facility. OCJ has received an extension until November 30, 1995 on the matured loans for its facility. The Company has been notified by the Bank that it will extend its mortgage bank debt related to the SSJE dealership which would have otherwise matured on November 30, 1995 in return for an increase in the applicable interest rate to prime plus 3.5% per annum. The Bank has advised the Company that the increase is designed to motivate the Company to seek alternative sources of refinancing for this indebtedness. The Company is pursuing such alternatives. Other future credit arrangements will be reviewed by the Company in light of the capital needs of the Company and South Seas.



     The Company had outstanding as of September 30, 1995, $386,000 of mortgage debt owed to First Hawaiian Bank ("First Hawaiian") for its baseyard facility in Kauai. Principal is amortized on a monthly basis with payments of $13,500 per month through October 1998. Under the most restrictive covenant of the related loan agreement, the Company is required to maintain a defined debt to net worth ratio. As of December 31, 1994, the Company was not in compliance with this covenant, but had obtained a written waiver from First Hawaiian regarding such non-compliance and as of September 30, 1995, the Company continued not to be in compliance with certain of the covenants thereunder. These financing obligations will be assumed by Dollar as part of consummation of the Proposed Sale and will not be retained by the Company if the Proposed Sale is consummated.



     During 1993, the Company received a $500,000 loan from the United States Small Business Administration to cover losses resulting from Hurricane Iniki during September, 1992. The loan, which bears interest at the rate of 6%, is being amortized through October 1995 with total interest and principal payments of $17,000 per month. As of September 30, 1995, $25,000 of principal for this loan remained outstanding and the Company was not in compliance with certain of the covenants thereunder.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financing."


LICENSE

     The Company became the exclusive licensee of Dollar for the State of Hawaii pursuant to a license agreement dated April 3, 1974. In 1990, Dollar became a wholly-owned subsidiary of Pentastar Corporation, which is a wholly-owned subsidiary of Chrysler Corporation.

     In 1988,  Dollar granted the Company license rights in Japan, The
Peoples' Republic of China, South Korea, Hong Kong, Taiwan, Guam and other South and Western Pacific territories and countries ("Asian rights"). However the majority of these Asian rights were repurchased by Dollar in 1991. The balance of these rights were assigned to Dollar as part of the 1994 Assistance Agreement.


     The License was modified pursuant to the terms of the 1994
Assistance Agreement, whereby Dollar Systems reduced the license fees payable by the Company to Dollar System during 1994 and also procured a Bond on behalf of the Company to satisfy the Company's self-insurance requirements. In connection with the issuance of the Bond, the Company assigned Dollar its receivable from the sale of the Asian rights as part of the collateral for the self-insurance surety Bond with the State of Hawaii. See "Dollar", "Insurance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".


     The License grants to the Company the right to conduct its "vehicle renting business" under the name Dollar Rent A Car and similar names. The License relates to the short-term rental of motor trucks, trailers and passenger vehicles. Pursuant to the License, Dollar provides the Company with necessary support and certain marketing and reservation assistance. Specifically, the Company benefits from Dollar's available resources and facilities, and Dollar's worldwide reservation system, advertising, publicity, public relations, sales promotion, and certain promotional materials.

     The License does not have a fixed term. The Company, however, does have the right to terminate the License at any time by giving 60 days prior written notice to Dollar. Dollar may terminate the License if the Company defaults in the performance of its obligations under the License and fails to cure its defaults within the period of time provided under the License. The License provides that it will terminate automatically if the Company attempts to assign its interest under the License without consent. In the event of termination, the License requires the Company to assign to Dollar, upon their request, all of its airport contracts, concessions, leases and other arrangements pertaining to the use of real estate, and provides that Dollar shall thereafter have the right to conduct vehicle rental operations at all such locations for its own benefit, or to designate another licensee. Such termination would also prohibit the Company from using all trade names, trademarks, signs, advertising, promotional materials and similar items of identification associated with Dollar. Any such termination would, of course, have a material adverse effect upon the Company and its operations.

     The License also affords Dollar certain rights of approval concerning members of management of the Company. In the event of the termination of employment of Alan M. Robin, Chairman, President and Chief Executive Officer of the Company, the License provides that the Company shall within 90 days give Dollar written notice of the identity and qualifications of the person to be designated as Chief Executive Officer of the Company, subject to the consent of Dollar, which consent shall not unreasonably be withheld. In the event Dollar reasonably determines that the person identified in such notice is not qualified, Dollar shall within 30 days notify the Company that it has elected to withhold its consent, and must specify in reasonable detail all deficiencies in the qualifications of such person upon which it has relied in making such determination. The License further provides that the procedure set forth above shall be repeated until the Company and Dollar have reached an agreement concerning the identity of the person to be designated as Chief Executive Officer of the Company.

     The Company pays Dollar a license fee which consists of a percentage of revenues adjusted for certain allowances and offsets. In addition, the Company pays for reservations made through Dollar's worldwide reservation system.


     Upon consummation of the Proposed Sale, Dollar will terminate the License and the Company will have no further obligations or rights with respect thereto.

INSURANCE


     From April 1, 1987 through February 5, 1995, the Company was self-insured in the State of Hawaii with respect to statutory no-fault and auto liability claims up to $500,000 per occurrence resulting from accidents involving its rental vehicles. Claims were adjusted using Company employee adjusters, supervised by a Company employed licensed adjuster who also serves as the Company's risk manager. During February 1995, the Company elected to enroll with a commercial insurance carrier to cover all future statutory no-fault and auto liability claims. Under this policy, the Company maintains coverage for claims up to $500,000 per occurrence with a $25,000 deductible. The Company is self-insured for the amount of claims in excess of $500,000 per occurrence.


     In addition to the liability the Company may have for its own negligence, the Company also has liability to a renter of vehicles in Hawaii based upon the "no-fault" doctrine and to others based upon the "third party liability" doctrine. Under the no-fault doctrine, the Company's liability to renters, their passengers and pedestrians (including those on cycles or mopeds) is limited to $20,000 per person for medical expenses and wage losses. With respect to third party liability, the Company's liability is limited to $25,000 per injured claimant for bodily injury, and $10,000 property damage per accident.


     As of September 30, 1995, the Company's estimated reserve for self-insurance liability was $1,443,713. The Company believes that this reserve is adequate based upon historical information available. However, an increase in the cost of self-insured claims could adversely affect the Company's financial condition and results of operations. See note 7 of the Notes to Consolidated Financial Statements of the Company.


     As a self insured entity, the Company was required to post a surety bond or cash collateral with the Insurance Department of the State of Hawaii to maintain its self insurance certificate. As part of the 1994 Assistance Agreement Dollar procured the extension of a previously posted $3,400,000 bond (the "Bond") on behalf of the Company to meet these requirements. The Company is required to indemnify Dollar and certain of its affiliates in connection with the Bond. To secure the Company's indemnification of those parties, the Company: (i) assigned to Dollar its receivable from the sale of the Asian rights, (ii) assigned to Dollar its interest in the License, and (iii) granted to Dollar a junior mortgage covering the Company's leasehold interest in its SSJE and OCJ locations. See "Dollar" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".


MARKETING AND CUSTOMERS

     The Company's passenger vehicle rental customers consist principally of tourists, convention visitors and other group travelers, business people, and local residents. Vehicle rental bookings are made through travel industry distribution channels including retail agents and wholesale travel marketers such as tour operators, hotel chains, condominium management companies, airlines and ground operators as well as by walk-up customers at airport and in-town locations.

     The Company has focused much of its marketing efforts on developing marketing partnerships and contractual relationships with wholesale tour operators, hotels and airlines that provide pre-packaged travel arrangements to consumers through independent travel agents. Pre-packaged travel arrangements comprised approximately 50% of the Company's vehicle rentals in 1994, 1993 and 1992. Typically, such contracts are for a term of one to five years at net wholesale rates that reflect the Company's savings in marketing, advertising, and retail commission expense. These contracts provide tour operators the flexibility to include car rentals with air, hotel and other travel arrangements.

     The Company has an agreement with Pleasant Travel Service, a California corporation doing business as Pleasant Hawaiian Holidays ("Pleasant"), pursuant to which the Company has agreed to provide passenger rental vehicles to Pleasant's customers at special rates. Pleasant has agreed to use the Company for up to 475,000 vehicle rental days annually in connection with its published and advertised Hawaii tour packages that include the rental of a vehicle. Pleasant has been, and continues to be, a major tour operator in Hawaii. Pleasant currently makes travel arrangements for approximately 20,000 tourists to Hawaii per month. The agreement with Pleasant extends through December 15, 2002, is renewable and may be terminated by either party without cause upon one year's notice and by Pleasant upon 90 days notice if the Company defaults in the performance of its obligations and fails to cure the default within a 30-day period following receipt of a notice of such default. Pleasant is not required to use the Company as its exclusive rental car supplier. Pleasant has indicated that due to its increased business volume, up to 15% of Pleasant's car rental volume may be assigned to a supplemental provider commencing February 1, 1996.


     During 1994, 1993 and 1992 revenues generated under the agreement with Pleasant were approximately $8,390,000, $5,183,000, and $5,815,000, respectively, exclusive of charges to individual renters for loss damage waivers, gasoline and upgrades. These amounts represented approximately 15.5%, 9.6%, and 11.5% of the Company's vehicle rental revenued in those years, respectively. The increase in 1994 is attributable to Pleasant's startup of scheduled air service from the west coast operated by American Trans Air ("ATA"). ATA provided Pleasant with approximately 200,000 available air seats to Hawaii pursuant to a multi-year agreement. There can be no assurance, however, that the Company will continue to realize sales volume at this level from the Pleasant arrangement, or that if such revenues are realized, that they will generate profits.

     In order to obtain maximum benefits from these sources, the Company has begun to devote additional manpower and data processing resources to monitor these sources and adjust rates more frequently to compete in these markets. By implementing yield management systems and exercising greater control over inventory allocation and price movements, management expects continued improvement in fleet utilization and prices. Due to higher fleet related costs and reduced availability of inventory, the Company's marketing efforts during 1994 emphasized increasing rates and yield and greater selectivity in acquiring and assigning inventory to travel industry accounts.

     The Company pays commissions to travel agencies on this retail business at competitive commission levels, generally based on volume. The Company also pays the Licensor a fee for each reservation received.

     The Company receives certain marketing support from the Licensor.
The Company also conducts limited consumer and travel trade advertising throughout the State of Hawaii, on the U. S. mainland and in Japan. The Company also participates in model year advertising programs funded by Chrysler. Such programs support both the Company's direct promotional efforts, as well as cooperative advertising programs with certain wholesale customers both within and outside the State of Hawaii. The Company contracts with a general sales agency for sales support in Japan.


COMPETITION

     The vehicle rental industry in the State of Hawaii is highly competitive. The vehicle rental companies as a group compete with bus tours, mini-bus tours and public transportation. All of the major national companies, including Hertz, Avis, National, Budget and Alamo, operate in Hawaii, as well as various independently owned vehicle rental businesses. The major competitors of the Company each have substantially greater resources than the Company and, unlike the Company, are neither licensees nor franchisees. These competitors have the ability to provide additional resources to their Hawaii operations and to subsidize their Hawaii operations with funds generated from other locations.

     The Company's vehicle sales operations compete with other new and used car dealerships on the island of Oahu. The Company competes with two other Jeep Eagle dealerships, one other Chrysler Plymouth dealership and many other new car dealerships that sell vehicles manufactured by other domestic and foreign manufacturers. Certain dealers have greater resources, hold multiple dealerships and are therefore able to devote more advertising dollars to their dealership operations.


EMPLOYEES

     As of December 31, 1994, the Company had approximately 453 full and part time employees, of which 104 were employed at South Seas. The Company has no collective bargaining obligations or agreements and management considers relations with its employees to be generally good.


GOVERNMENT REGULATION

     The vehicle rental and sales industries in Hawaii are subject to federal, state, and local government regulations generally applicable to bus and vehicle owners, including those relating to licensing and safety of vehicles, the sale of loss damage waivers, new and used vehicle sales, and environmental protection.

     The Company's counter spaces and operational facilities at the Honolulu International Airport are leased from the Department of Airport Properties, a division of the State Department of Transportation. The Company's counter spaces and operational facilities at other airports are leased from the respective airport authorities in the counties of Kauai, Maui and Hawaii. (See THE COMPANY; Properties.)

     The Company has seven underground and one above ground petroleum product storage tanks and one underground waste oil storage tank on its properties. The Company is subject to the federal and state laws governing the ownership and operation of these storage tanks. These laws require the Company to test periodically the integrity of these tanks and to mitigate or remedy the environmental effects of any releases of products from the storage tanks. In 1993, the Company was advised of a petroleum leak at the baseyard location for vehicle rental operations on the island of Oahu. The closure and removal of the waste oil storage tank was completed in 1994. The Company has recorded adequate reserves in anticipation of any further remedial efforts at the baseyard location.

     During November 1994, the Company received several citations from the United States Environmental Protection Agency (EPA) relating to one of its baseyard locations on the island of Hawaii. The most significant comment cited the Company for not performing certain acceptable leak and precision tightness procedures as part of its annual testing. The Company's environmental consultants who performed the tank test clarified the necessary procedures with the EPA and are working with the Company to ensure that proper testing procedures are performed for all of the Company's tanks. No leaks or contamination were discovered during the testing by the environmental consultants.

     The Company does not expect to be materially affected by the Americans With Disabilities Act because it has the ability to service disabled persons from its "on airport" locations and these airports will be required to be in compliance with that Act.

     In 1992, certain legislation was enacted in the State of Hawaii which has an impact on the Company's self insurance program. Under this legislation, the Company's maximum insurance obligation with respect to No Fault medical and wage loss payments was increased from $15,000 to $20,000 per claimant. Bodily injury liability insurance provided to drivers of the Company's vehicles was reduced from $35,000 per claimant to $25,000 per claimant. In addition, the payment of medical expenses related to No Fault coverage incurred after January 1, 1993 is subject to a fee schedule, which has reduced the No Fault payments required by the Company by about 15% for 1993 as compared to 1992. Under these laws, medical treatment is also subject to frequency guidelines which should further reduce the Company's costs.

     During 1993 and 1994 no legislation was passed in the Hawaii legislature which would result in significant additional costs for the Company and its major competitors and eventually result in increases in the price that vehicle rental companies charge their customers.


                                   PROPERTIES

     As of December 31, 1994,  the Company operated from 14 customer service locations on the islands of Oahu, Maui, Kauai, Hawaii and Molokai in the State of Hawaii. The Company believes that its concessions, baseyards and other facilities are adequate for its business operations for the next two to three years. During 1994, the Company's fixed and minimum rent expense amounted to $3,934,000. In addition, the Company paid percentage rent of $2,201,000. See note 15 of the Notes to Consolidated Financial Statements of the Company.


OAHU PROPERTIES

     The Company operates its airport counter spaces, baseyard, and other facilities at the Honolulu International Airport under a concession with the State of Hawaii which expires in February 1998. The concession provides the Company with 15,000 square feet for its washing, fueling and maintenance area, and 131 rental car parking spaces.

     The Company also operates a baseyard facility on Oahu which it leases from the State of Hawaii. The baseyard facility's permanent improvements consist of office space, repair and maintenance facilities, fueling facilities, and vehicle washing and parking space. The Company, along with the other car rental companies which occupy similar baseyard facilities in the immediate area, renewed its lease term through February 1998.


     The Company's Waikiki rental operations are based at two facilities. Its vehicle rental and storage facility is located in the Island Colony Hotel, at which the Company has a lease expiring in October 1997. The Company's other Waikiki facility, which the Company began leasing in March 1993, includes vehicle return space, washing facilities and vehicle parking space.
The facility is operated on 26,400 square feet of property located on Kalakaua Avenue. The original lease term expired in October 1995. The Company began operating under a month to month lease effective November 1, 1995. The landlord for this property is currently undergoing a reorganization pursuant to Chapter 11 of the Bankruptcy Code and the Company is negotiating with the debtor in possession to obtain a month to month lease with a 120 day cancellation notice. The Company has received no indication that it will be asked to vacate this property.


     The Company also operates vehicle rental counter space and vehicle storage facilities at seven major Waikiki hotels.

     The Company leases approximately 13,600 square feet of office space which it uses for its corporate and reservation Operations. The lease was renewed during 1994 and expires in July 2000.

     The Company leases a 62,000 square foot property at the comer of Nimitz Highway and Lagoon Drive near the Honolulu International Airport for its SSJE automobile dealership. The lease was amended to expire in December 2002. During 1993 the Company subleased a 8,400 square foot property across the of its dealership location and completed expansion of its service facility for this dealership. The sublease expires in December 2002. See "THE COMPANY - Automobile Dealerships".

     The Company leases approximately 55,000 square feet of property in the Waipahu Industrial Park for its OCJ dealership. The lease expires in March 2021. During 1992, the Company renovated the building located at this location and moved its Waipahu operations to the renovated building. See "THE COMPANY - Automobile Dealerships".

     The Company leased approximately 28,300 and 8,500 square feet of property in Kaneohe which was previously used for its South Seas Motors dealership, which was closed at the end of 1993. The leases expire in October 2003 and August 1998, respectively. During 1994 the Company assigned the leases for each facility. See "THE COMPANY - Automobile Dealerships".

     The Company also leases smaller facilities which are used for service facilities for its OCJ and South Seas Motors dealerships. See "THE COMPANY - Automobile Dealerships".


MAUI PROPERTIES

     The Company has concessions from the State of Hawaii at the Kahului, Maui airport for counter space and ready spaces, and a lease for a fully equipped baseyard facility in Kahului. The concessions and baseyard leases in Kahului expire in December 1998.

     The Company leases a fully equipped baseyard at the Kaanapali Transportation Center which expires in May 1997. The Company also operates vehicle rental counter space and vehicle storage facilities at a major hotel near the Kaanapali Resort.

     During March 1994, the Company terminated its lease expiring in July 2004 for a 31,000 square foot parcel in Kahului, at which the Company previously operated a car sales lot. The Company did not incur a significant expense associated with this termination and it completed settlement of all claims in connection therewith in November 1994.


ISLAND OF HAWAII PROPERTIES

     The Company has concessions from the State of Hawaii at the airports located in Hilo and Kona for counter space and ready space. These concessions expire in December 1998. The Company also leases baseyard facilities in Hilo and Kona. The Hilo lease was renewed during the year and expires in September 1999; the Kona lease expires in December 1998. At these baseyards, the Company has office space, maintenance facilities, fueling facilities, vehicle washing and parking.


KAUAI PROPERTIES

     The Company has concessions from the State of Hawaii at the airport located in Lihue for counter space and ready spaces and licenses a three-acre parcel which the Company uses for its offices, baseyard and repair, wash and fuel facilities. The concession and base yard leases expire in December 1998.


LEASES WITH THE HAWAII DEPARTMENT OF TRANSPORTATION


     The Company is currently in discussions with the Hawaii Department of Transportation (the "DOT") regarding several lease issues. As of October 28, 1995, the Company had been billed approximately $2,200,000 in respect of its leases with the DOT (excluding the quarterly aggregate rental payment in the amount of approximately $576,000 due in November 1995). As part of its due diligence in connections with requests from the Company for consents to the Proposed Sale, the DOT discovered a parcel in Maui which has been used by the Company but for which the Company had not been previously billed. The DOT has indicated that it is seeking back rent of $20,000 per calendar quarter from January 1, 1994 forward from the

Company in respect of this property. The DOT is also presently engaged in discussions with the major Hawaii rental car operators regarding proposed increases in ground rents and operating rents owed by such companies. The proposed rent increases, which the DOT is seeking to have retroactively effective to January 1, 1994, could result in liabilities to the Company of approximately $40,000 per quarter for its leases with DOT in Maui and approximately $75,000 per quarter for its leases with DOT in Kona, Hawaii, Molokai and Kauai. Dollar has indicated its support (subject to the Proposed Sale closing) for the Company's made a proposal to DOT to pay $2,000,000 in respect of the presently billed lease payments (which may include a compromise of the unbilled lease payment of approximately $576,000) and in October 1995 the DOT applied a $288,000 letter of credit to these billed amounts. The DOT is being asked to accept these amounts in satisfaction of the billed amounts and to agree not to pursue its claims with respect to the newly discovered Maui property or the proposed rent increases for the period preceding the closing of the Proposed Sale.


                                LEGAL PROCEEDINGS


     Except for the Pending Cases, the Company is not a party to any litigation which it believes will have a material adverse impact on its operations. At September 30, 1995, the Company's reserve for the future payment of claims and expenses incurred in connection with the Company's self-insurance program was $1,443,713.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date, the beneficial ownership of each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding common Stock. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares beneficially owned.

                                                               Percentage of
                                      Shares of Common Stock    outstanding
    Name and Address                    beneficially owned    Common Stock (1)
------------------------------------- ----------------------- ----------------
Alan M. Robin                                 816,932             10.1%
1600 Kapiolani Blvd., #825,
Honolulu, Hawaii  96814

Principal Mutual Life Insurance Company     1,605,253 (3)         19.9%
711 High Street
Des Moines, Iowa  50392-0001

Invista Capital Management, Inc.            1,605,253 (3)         19.9%
699 Walnut, 1500 Hub Tower
Des Moines, Iowa  50309

Franklin Resources, Inc.                      597,272 (4)          7.4%
777 Mariners Island Boulevard
San Mateo, California  94403

Nick S. Cutter                              1,086,350 (5)         13.4%
2865 Pukoloa Street
Honolulu, Hawaii  96819

All directors and executive officers          995,413 (1)(2)       12.3%
as a group (five (5) persons)

(1) Includes 2,212 shares issuable upon conversion of the Debentures.

(2) Includes options to purchase 80,000 shares which are presently exercisable.

(3) Principal Mutual Life Insurance company and Invista Capital Management, Inc. have shared voting power and shared dispositive power with respect to these shares. Includes 130,000 shares issuable upon conversion of the Debentures.

(4) Represents shares issuable upon conversion of $1,950,000 principal amount of the Debentures.

(5) includes 950,000 shares owned by Cutter Management Co., a company of which Nick S. Cutter serves as President and director, 52,350 shares held by a pension plan controlled by Nick S. Cutter, and 84,000 shares held by Gerald Cutter, the father of Nick S. Cutter.


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial ownership of the equity securities of the Company and of the Debentures of each of the directors of the Company, each "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities Exchange Commission and the instructions thereto) of the Company and all executive officers and directors of the Company as a group. Unless otherwise indicated, the named person directly owns the securities listed and exercises sole voting and investment power with respect thereto. Such table has been prepared from information obtained from the respective officers and directors.

    Name and Address     Shares of Common      Percentage of     Face Amount
------------------------      Stock             outstanding     of Debentures
                        beneficially owned     Common Stock      beneficially
                        ------------------         (1)             owned

Alan M. Robin (a)           816,932               10.1%             None

Sirio Maggiacomo (a)        132,000 (1)            1.6%             None

Scott H. Lang (a)            10,212 (2)              *            $73,000

Raymond I. Miyashiro (a)        400                  *              None

Paul J. Finazzo (a)            None                N.A.             None

Rodney E. Gardiner (a)         None                N.A.             None

J. George Hetherington (a)     None                N.A.             None

Robert L. Solomon (a)          None                N.A.             None

Richard Bauman (a)             None                N.A.             None

Barbara Lau (a)                None                N.A.             None

Stephen Robin (a)              None                N.A.             None

Ronald Jones (a)               None                N.A.             None

Robert Fishman (a)             None                N.A.             None

All directors and           957,332 (1)           11.85%            None
executive officers
as a group (thirteen
(13) persons)

*Less than 1%

(a)      1600 Kapiolani Blvd., #825, Honolulu, Hawaii  96814

(1) Includes options to purchase 80,000 shares which are presently exercisable.

(2) Includes 2,212 shares issuable on conversion of Debentures held by Mr. Lang.


                           DESCRIPTION OF COMMON STOCK

     The Company's Common Stock consists of 50,000,000 authorized shares, no par value, of which 8,079,800 shares are currently outstanding. The Company's preferred stock consists of 5,000,000 authorized shares, no par value, of which no such shares are currently outstanding.


                            PRICE RANGE OF SECURITIES


     The Company's Common Stock is currently traded on the NASDAQ
Small-Cap Market under the symbol PISC. Prior to January 18, 1994 the Common Stock was traded under the same symbol on the NASDAQ National Market System. The Company participated in the NASDAQ Hearing to determine whether the Company's Common Stock would be delisted for failure to satisfy minimum trading value and capital requirements of the NASDAQ. The Company was advised on October 12, 1995 that the NASDAQ had granted an exception to these requirements subject to certain conditions including that the Company receive the approval of its shareholders for the Proposed Sale by October 31, 1995 and that the Proposed Sale be consummated by November 15, 1995. The Company was subsequently notified by NASDAQ on November 8, 1995 that these deadlines have been extended to November, 1995. The Company was subsequently notified by NASDAQ on November 8, 1995 that these deadlines have been extended to November 30, 1995.

     The following sets forth, for the fiscal quarter indicated, the high and low closing bid prices per share. The prices per share reflects the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:


1995                     High             Low
                         ----             ---
 1st Quarter             7/8             13/32
 2nd Quarter             9/16             5/16
 3rd Quarter             7/16             1/8

1994                     High             Low
                         ----             ---
 1st Quarter            13/16             7/16
 2nd Quarter            15/16             1/2
 3rd Quarter             3/4              7/16
 4th Quarter             3/4              3/8

1993                     High             Low
                         ----             ---
1st Quarter             15/32             5/32
2nd Quarter              5/16             1/4
3rd Quarter              7/16             9/32
4th Quarter              7/8              9/32


     As of the Record Date, the Company had approximately 1,094 holders of record of its Common Stock.


                                    DIVIDENDS

               The Company has never declared or paid a cash dividend on its Common Stock and is currently prohibited from paying any dividends under the terms of various loan agreements. See Note 4 of the Notes to Consolidated Financial Statements of the Company. The Board of Directors does not anticipate paying any cash dividends in the foreseeable future. Subject to restrictions under various credit arrangements, future dividend policy will depend on a number of factors, including future earnings, capital requirements, the financial condition and prospects of the Company and such other factors as the Board of Directors deems relevant.

                             AVAILABLE  INFORMATION

     The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of the Prepackaged Plan and of the Exchange Offer, each to the extent prepared, and copies of the Settlement Agreement, with all completed exhibits and schedules attached, will be available for review or copying at the offices of the Company shown on the cover of this Proxy Statement.


                                OTHER INFORMATION

     Representatives of Price Waterhouse LLP, independent accountants for the Company, are expected to attend the Special Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

     The Board of Directors is not aware that any matters other than those set forth herein and in the Notice of Special Meeting of Shareholders will come before the meeting. Should any other matters requiring the vote of the shareholders arise, it is intended that the proxies will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy in the interest of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                     OF PACIFIC INTERNATIONAL SERVICES CORP.


                                                                      Page
                                                                      ----
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1994,
  1993 AND 1992:

  Report of Independent Public Accountants                             F-2

  Consolidated Balance Sheets as of December 31, 1994 and 1993         F-3

  Consolidated Statements of Operations for the years ended
    December 31, 1994, 1993 and 1992                                   F-5

  Consolidated Statements of Changes in Shareholders' Equity           F-7

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1994, 1993 and 1992                                   F-8

  Notes to Consolidated Financial Statements                          F-11

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Pacific International Services Corp.



In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Pacific International Services Corp. and its subsidiaries (the Company) at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standings which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



As more fully described in Note 16, the Company was unable to consummate the 1995 Assistance Agreement with Dollar Systems, Inc. in May 1995 and, as a consequence, incurred significantly higher rental fleet costs, freight charges and miscellaneous system fees which negatively impacted operations and cash flows. Further, the Company has incurred significant recurring operating losses and negative cash flow, and is in default on its principal bank debt covenants. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in Notes 1 and 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



PRICE WATERHOUSE LLP



Honolulu, Hawaii
March 28, 1995, except as to Note 16,
which is as of October 31, 1995

                      PACIFIC INTERNATIONAL SERVICES CORP.
                           CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                               ------------------------------
                                                      1994               1993
                                                      ----               ----
ASSETS
Cash and cash equivalents                         $831,952         $1,719,123
Receivables, net                                10,023,512         11,079,476
Automobile dealership vehicle inventories        4,961,600          6,847,532
Inventories and prepaid expenses                   899,453          1,214,633
Rental vehicles:
  Cost                                          47,264,408         49,211,223
  Accumulated depreciation and reserves         (4,896,998)        (7,862,333)
                                               -----------        -----------
                                                42,367,410         41,348,890
                                               -----------        -----------
Furniture, equipment and leasehold
  improvements:
  Furniture and equipment                        5,125,758          4,202,178
  Leasehold improvements                         7,747,054          6,937,956
                                               -----------        -----------
                                                12,872,812         11,140,134
  Accumulated depreciation and amortization     (4,722,966)        (3,621,547)
                                               -----------        -----------
                                                 8,149,846          7,518,587
                                               -----------        -----------
Other assets                                     2,038,462          2,164,248
                                               -----------        -----------
  Total Assets                                 $69,272,235        $71,892,489
                                               -----------        -----------
                                               -----------        -----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                           CONSOLIDATED BALANCE SHEETS
                                   (continued)

                                               December 31,
                                   ------------------------------
                                         1994                1993
                                         ----                ----
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Accounts payable                   $5,744,507          $4,438,091
Accrued expenses and
  other liabilities                 8,152,270           9,123,241
Senior debt                        48,034,463          49,562,701
Convertible subordinated
  debentures                        5,250,000           5,250,000
                                 ------------        ------------
    Total liabilities              67,181,240          68,374,033
                                 ------------        ------------
Shareholders' equity:
  Preferred stock with no
   par value, authorized
   15,000,000 shares,
   none issued
  Common Stock, stated
    value $0.10 per share,
    authorized 50,000,000
    shares, issued and
    outstanding 8,079,800 and
    9,009,300 shares,
    respectively                      807,980             900,930
Additional paid-in capital          9,102,181          10,147,994
Accumulated deficit               (7,819,166)         (6,391,705)
                                 ------------        ------------
                                    2,090,995           4,657,219
Subscriptions receivable               -              (1,138,763)
                                 ------------        ------------
  Total shareholders' equity        2,090,995           3,518,456
                                 ------------        ------------
Commitments and
  contingencies (Note 15)              -                   -
    Total liabilities and
      shareholders' equity        $69,272,235         $71,892,489
                                 ------------         -----------
                                 ------------         -----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 Year ended December 31,
                                 -----------------------
                               1994           1993           1992
                               ----           ----           ----
Operating revenues:
  Vehicle rental        $54,126,236    $54,163,237    $51,789,993
  Vehicle sales          39,698,728     43,987,934     31,520,987
                       ------------   ------------   ------------
    Total operating
       revenues          93,824,964     98,151,171     83,310,980
                       ------------   ------------   ------------

Operating costs and
 expenses:
  Cost of vehicles sold  29,744,940     32,704,204     23,930,595
  Personnel              14,276,815     14,275,370     12,295,739
  Rental vehicle lease   11,131,821      2,262,915        112,666
  Occupancy               8,750,824      8,468,984      7,460,174
  Rental vehicle
    depreciation          6,727,800     10,109,042     10,066,361
  Interest on fleet debt  2,571,399      5,081,405      5,403,833
  Other direct operating 13,403,338     16,817,951     17,338,963
  Other selling,
    general and
    administrative        7,532,962      7,772,792      7,515,547
                       ------------   ------------   ------------
    Total operating
      costs and
      expenses           94,139,899     97,492,663     84,123,878
                       ------------   ------------   ------------

Income (loss) from
  operations              (314,935)        658,508      (812,898)
Other income (expense):
  Interest income            57,438         79,289        101,326
  Other interest expense  (898,246)      (913,785)      (772,496)
  Other, net              (271,718)      (416,631)      (620,434)
                       ------------   ------------   ------------
    Loss before income
      taxes             (1,427,461)      (592,619)    (2,104,502)
  Provision for income
    taxes                    -             211,443         -
                       ------------   ------------   ------------
    Net loss           $(1,427,461)     $(804,062)   $(2,104,502)
                       ------------   ------------   ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (continued)

                                 Year ended December 31,
                                 -----------------------
                               1994           1993           1992
                               ----           ----           ----
Loss per common and
  common equivalent
  share:
    Net loss                 $(0.18)        $(0.09)        $(0.23)
                        -----------    -----------   ------------
                        -----------    -----------   ------------
Weighted average number
  of common shares
  outstanding             8,079,800      9,009,300      9,009,300
                       ------------   ------------   ------------
                       ------------   ------------   ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                           Common Stock   Additional
                  ---------------------      Paid-in  Accumulated  Subscription
                       Shares    Amount      Capital      Deficit    Receivable        Total
                   ----------  --------  -----------  -----------   -----------  -----------
December 31, 1991   9,009,300  $900,930  $10,147,994  $(3,483,141)  $(1,138,763) $ 6,427,020
 Net loss              --         --          --       (2,104,502)      --        (2,104,502)
                   ----------  --------  -----------  -----------   -----------  -----------
December 31, 1992   9,009,300   900,930   10,147,994   (5,587,643)   (1,138,763)   4,322,518
 Net loss              --         --          --         (804,062)      --          (804,062)
                   ----------  --------  -----------  -----------   -----------  -----------
December 31, 1993   9,009,300   900,930   10,147,994   (6,391,705)   (1,138,763)   3,518,456

 Subscriptions
  canceled           (929,500)  (92,950)  (1,045,813)      --         1,138,763       --

 Net loss              --         --          --       (1,427,461)      --        (1,427,461)
                   ----------  --------  -----------  -----------   -----------  -----------
December 31, 1994  $8,079,800  $807,980   $9,102,181  $(7,819,166)      --        $2,090,995
                   ----------  --------  -----------  -----------   -----------  -----------
                   ----------  --------  -----------  -----------   -----------  -----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               PACIFIC INTERNATIONAL SERVICES CORP.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                             Year ended December 31,
                                                    ------------------------------------------
                                                           1994           1993            1992
                                                    -----------     ----------     -----------
Cash flows from operating activities:
  Net loss                                          $(1,427,461)     $(804,062)    $(2,104,502)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:

      Gain from involuntary conversion                   --             --            (169,000)
      Loss on closure of automobile dealership           --            136,720          --
      (Gain) loss on sale of rental vehicles           (265,179)       309,717       1,301,396
      Loss on disposal of property and equipment         --             62,298          --
      Depreciation of rental vehicles and
        amortization of related costs                 8,053,482     16,506,025      11,829,121
      Depreciation and amortization, other            1,101,418        799,198         814,213
      Provision for losses on rental vehicles         1,137,913        234,365         605,900
      Provision for losses on receivables               489,477        362,026         463,793
      Provision for collision damage                    314,548        377,217         744,237
      Provision for equipment losses                     --            200,000         126,000
      Provision for self-insurance                    2,267,465      3,158,685       4,791,307

      Change in assets and liabilities:
        Receivables                                    (320,643)    (3,053,249)     (1,816,892)
        Automobile dealership vehicle inventories    14,940,308     17,076,857      10,599,534
        Inventories, prepaid expenses and other
          assets                                        440,966         --             410,827



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                      Consolidated Statements of Cash Flows
                                   (continued)

                                          Year ended December 31,
                               ---------------------------------------
                                       1994         1993          1992
                               ------------  -----------   -----------
        Accounts payable          1,306,416    (411,317)     2,743,431
        Accrued expenses and
          other liabilities      (1,838,436)   (288,283)    (2,508,488)
        Notes payable for
          automobile
          dealership vehicle
          inventories           (16,100,896) (14,898,184)  (10,973,711)
                               ------------  -----------   -----------
          Net cash provided
            by operating
            activities           10,099,378   19,768,013    16,857,166
                               ------------  -----------   -----------

Cash flows from investing
  activities:
  Maturity of short-term
    investments                     --           --            503,654
  Proceeds from involuntary
    conversion                      --           --            414,902
  Purchases of rental vehicles  (1,521,079)  (2,781,561)     (509,459)
  Additions to furniture,
    equipment and leasehold
    improvements                (1,648,865)  (2,171,668)   (1,731,306)
  Proceeds from the sale of
    rental vehicles               9,734,768    5,383,438     2,634,254
                               ------------  -----------   -----------
      Net cash provided by
        investing activities      6,564,824      430,209     1,312,045
                               ------------  -----------   -----------
Cash flows from financing
  activities:
  Proceeds from borrowings           --          622,096     1,002,154
  Principal payments of
    senior debt                 (17,551,373) (23,215,374)  (17,609,585)
                                ------------  -----------   -----------
    Net cash used in
      financing activities      (17,551,373) (22,593,278)  (16,607,431)
                                ------------  -----------   -----------
    Net increase (decrease)
      in cash and cash
      equivalents                  (887,171)  (2,395,056)    1,561,780

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                      Consolidated Statements of Cash Flows
                                   (continued)

Supplemental schedule of noncash investing and financing activities:

                                       1994         1993          1992
                               ------------  -----------   -----------
Senior debt incurred for
  additions to rental vehicles $42,781,629   $58,750,713   $84,966,109

Senior debt incurred for
  additions to automobile
  dealership vehicle
  inventories                  $13,938,869   $14,158,772   $13,473,629

Senior debt incurred from
  conversion of lease
  obligations                   $1,400,000        --            --

Automobile dealership
  vehicle inventories not
  yet financed                      --          $281,000    $1,311,000

Reduction of senior debt
  resulting from turnback
  of rental vehicles         $(26,080,268)  $(81,456,558) $(68,589,289)

Capital lease obligation
  incurred for purchase
  of equipment                    $83,813       $536,981        --

Cash paid for:

Interest                       $3,472,336     $6,209,934    $6,078,540
Income taxes                       --           $150,000        --


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      PACIFIC INTERNATIONAL SERVICES CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company does business as Dollar Rent A Car under an exclusive license for the State of Hawaii with Dollar Systems, Inc. ("Dollar Systems") and also operates two automobile dealership which sell Chrysler, Jeep, Eagle and Hyundai vehicles. The Company incurred consolidated losses of $1,427,000, $804,000 and $2,105,000 in 1994, 1993 and 1992, respectively.

     The Company's vehicle rental and vehicle sales segments have been adversely impacted by the overall sluggish Hawaiian economy for the past few years. Additionally, during 1994 increased fleet costs and new car inventory shortages along with increases in other operating costs combined to adversely impact the Company's operations and cash flows. Management has taken action to improve the financial condition of the Company by adding products at car rental counters to increase average daily rental yields, minimizing increases in fleet holding costs by increasing utilization and purchasing lower cost vehicles, and reducing labor and other operating expenses. Additionally, the Company is attempting to increase its retail rental volume with additional advertising and marketing support from Dollar Systems. Furthermore, the Company has been able to secure financial assistance from Dollar Systems during 1994 and in 1995 to alleviate some of the increased rental fleet costs and remedy some of the Company's cash flow problems (see note 15). Management believes that these actions will help to alleviate the cash flow and operating difficulties currently facing the Company.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and it's wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     Recognition of Vehicle Rental Revenue

     The Company recognizes income based on completed rental agreements and on management's estimate of the earned portion of rental agreements for vehicles on rent at the end of each accounting period.

     Interest on Fleet Debt

     Interest on fleet debt includes interest on debt incurred to maintain both the rental vehicles and the automobile dealership vehicle inventories.

     Inventories

     Automobile dealership vehicle inventories are stated at the lower of cost or market, cost being determined on the specific identification basis. Parts and other inventories are stated at the lower of cost or market, cost being determined on the first-in first-out basis.

     Rental Vehicles

     Rental vehicles are recorded at their wholesale invoice cost and are depreciated on a straight-line basis consistent with the vehicle manufacturers' repurchase program specifications. Depreciation rates vary from 1% to 3% of the capitalized cost per month. Related fleet rebates and allowances are amortized over the average holding period of the rental fleet and are credited against depreciation expense on the Consolidated Statements of Operations.

     Gains or losses on sales or turnbacks of rental vehicles to the manufacturers, including unrealized loss reserves are included in the line item depreciation of rental vehicles on the Consolidated Statements of Operations. Vehicles sold by the Company's automobile dealerships are reported as vehicle sales and cost of vehicles sold.

     Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives of 5 to 7 years. Leasehold improvements are recorded at cost and amortized on a straight-line basis generally over the shorter of their estimated useful lives or the related lease term of 10 to 18 years.

     Intangible Assets

     Intangible assets including goodwill, franchise rights and debt issue costs aggregating $1,366,000, net of accumulated amortization of $521,000, is included in other assets and is amortized on a straight-line basis over periods ranging from 10 to 40 years.

     Balance Sheet Classification

     Consistent with industry practice, and the nature of its most significant assets and liabilities, the Company does not classify its balance sheet into current or long-term categories.

     Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents as of December 31, 1994, 1993 and 1992 represent certificates of deposit and money market accounts aggregating $150,000, $466,000 and $3,434,000, respectively.

     Cash and certificates of deposit of $288,000 at December 31, 1994 are pledged against certain airport leases with the State of Hawaii and are included in other assets.

     Reclassifications

     Certain reclassifications were made to the 1993 and 1992 financial statements to conform to the 1994 presentation.

     Additionally, cash flows related to the assumption and reduction of senior debt, and the acquisition and turnback or sale of rental vehicles and automobile dealership vehicle inventories for 1992 have been reclassified to better reflect the effect of non-cash transactions as it relates to the Consolidated Statements of Cash Flows. These items are included in the supplemental disclosures of cash flow information.

2.   RECEIVABLES

                                                December 31,
                                         1994                1993
                                  -----------         -----------
Receivable from manufacturers      $1,877,232          $2,908,926
Trade                               2,440,243           2,684,956
Subrogation                         2,707,303           2,539,347
Vehicle sales and leases            2,726,581           2,045,176
Unbilled rentals                      635,584             829,656
Warranty                              445,896             623,318
Credit card and collections           188,219             241,605
Other                                 280,544             477,095
                                  -----------         -----------
                                   11,301,602          12,350,079
Less allowance for doubtful
   accounts                       (1,278,090)         (1,270,603)
                                  -----------         -----------
                                  $10,023,512         $11,079,476
                                  -----------         -----------
                                  -----------         -----------

3.   ACCRUED EXPENSES AND OTHER LIABILITIES

                                                December 31,
                                         1994                1993
                                   ----------          ----------
Reserve for self-insurance         $3,011,200          $2,807,300
Accrued taxes other than
  income taxes                      1,503,342           1,232,344
Accrued rents                         952,881             777,671
Customer deposits and refunds         912,572             357,985
Accrued interest                      501,318             528,877
Accrued commission                    279,700             307,260
Accrued salaries and wages            244,522             257,063
Accrued franchise fees                131,458             236,726
Deferred lease program credits         86,764           2,143,966
Other                                 528,513             474,049
                                   ----------          ----------
                                   $8,152,270          $9,123,241
                                   ----------          ----------
                                   ----------          ----------

4.   SENIOR DEBT

                                                December 31,
                                         1994                1993
                                   ----------          ----------
RENTAL FLEET DEBT:

Debt obligations secured
by substantially all
of the Company's rental fleet:

 Notes payable to credit
 granting affiliates of
 major manufacturers,
 principal and interest
 payable monthly in two years
 or less                          $17,484,682         $26,868,287

 Notes payable under lines of
 credit, principal and
 interest payable monthly,
 maturity in two years or
 less                              22,492,333          10,934,412
                                  -----------         -----------
Total rental fleet debt            39,977,015          37,802,699
                                  -----------         -----------

VEHICLE SALES DEBT:

 Notes payable under $8,250,00
 line of credit with credit
 granting affiliate of major
 automobile manufacturer,
 interest only payable monthly,
 secured by automobile
 dealership vehicle inventories     4,402,326           7,851,459

 Vehicle purchases not
 yet financed                          --                 281,000
                                  -----------         -----------
Total vehicle sales debt            4,402,326           8,132,459
                                  -----------         -----------
Total vehicle debt obligations     44,379,341          45,935,158
                                  -----------         -----------

OTHER DEBT:

Mortgage loans at prime rate
 plus 1.5% or 1.75%, principal
 and interest payable monthly,
 maturing in June 1995
 through October 1998, secured
 by certain leasehold interests     1,844,061           2,187,058

Notes payable to the credit
 granting affiliate of a major
 automobile manufacturer,
 interest from 8.69% to 9.19%,
 principal and interest payable
 monthly, maturing in 1996,
 secured by certain vehicles          107,622             188,487
Other                               1,703,439           1,251,998
                                  -----------         -----------
Total other debt                    3,655,122           3,627,543
                                  -----------         -----------
                                  $48,034,463         $49,562,701
                                  -----------         -----------
                                  -----------         -----------

     Rental Fleet Debt

     As of December 31, 1994 the Company has a financing agreement with the credit affiliate of a major automobile manufacturer providing up to $20,000,000 in rental fleet financing. Interest on notes executed under this agreement, payable monthly, is based on the lender's prime rate plus .75% to 2%. Interest rates on notes executed in 1994 and 1993 ranged from 6.75% to 10.50% and 6.75% to 7.75%, respectively. Borrowings under the financing agreements totaled $8,863,000 and $17,741,000 as of December 31, 1994 and 1993, respectively.

     As of December 31, 1994, the Company has a loan agreement with the credit affiliate of another automobile manufacturer providing up to $7,500,000 in rental fleet financing. Under this agreement, loans are made under lease plan security agreements based upon the value of the vehicles purchased. Loans under this agreement bear interest at prime rate plus 1% to 1.5%. As of December 31, 1994 and 1993, $8,622,000 and $9,127,000 were outstanding, with interest rates on notes executed during those years ranging from 7% to 9.5% and 7.5%, respectively. This credit affiliate allowed the Company to exceed its credit line limit during 1994.

     As of December 31, 1994, the Company has loan agreements with a bank providing up to $19,984,000 in financing for its rental fleet vehicles. Of this amount $16,000,000 was used for vehicles subject to manufacturer repurchase and the remainder used to finance vehicles rejected upon turn back to the manufacturer and vehicles purchased outside the repurchase programs. Loans under these agreements bear interest at prime rate plus 1% to 2.75%. As of December 31, 1994 and

     1993, $7,792,000 and $10,934,000 were outstanding, with interest rates on notes executed during those years ranging from 7% to 11.25% and 7% to 8.5%, respectively.

     As of December 31, 1994, the Company has a loan agreement with a financing company providing up to $15,000,000 in financing for its rental vehicles. Of this amount $8,350,000 was used to purchase vehicles under a guaranteed depreciation program and the remainder used to finance "risk" vehicle purchases. Loans under this agreement bear interest at prime rate plus 1.75%. As of December 31, 1994, $14,700,000 was outstanding at an interest rate of 10.25%. This was the first year the Company financed rental vehicles through this financing company.

     Rental fleet debt agreements and certain other debt agreements contain negative covenants restricting the Company's ability to, among other things, declare any dividend or make any distribution to shareholders.

     Under the most restrictive covenants contained in the bank's and financing company's loan agreements, the Company is required to maintain a defined cash flow, debt service coverage ratio, and tangible net worth. As of December 31, 1994, the Company was not in compliance with certain of these covenants, but has obtained a written waiver from the financing company regarding such non-compliance. The Company is working to correct the default under its loan agreements with the bank. The Company does not expect its operations or financial position to be adversely affected by such non-compliance based upon its scheduled disposal/sale of rental fleet vehicles which fully secure the debt.

     Vehicle Sales Debt

     The Company has a $8,250,000 credit agreement with the credit affiliate of a major automobile manufacturer to cover the financing of new car and truck inventories. Interest only is payable at the credit affiliate's prime lending rate plus 1% with final maturity with respect to loans relating to vehicles of a particular model year occurring in August of the following year. The interest rate in 1994 and 1993 under this agreement ranged from 7.25% to 9.5% and 7%, respectively. Borrowings under this agreement totaled $4,402,000 and $7,851,000 at December 31, 1994 and 1993,
     respectively.

     The credit agreement prohibits the payment of dividends or other distributions by South Seas Motors, Inc., a wholly-owned subsidiary of the Company. At December 31, 1994 restricted net assets of South Seas aggregated $3,547,000.

     Other Debt

     The Company has outstanding as of December 31, 1994 and 1993, $1,370,000 and $1,597,000, respectively, of mortgage bank debt related to its baseyard facility on Oahu, its South Seas Jeep Eagle dealership and its Oahu Chrysler Jeep facility. Principal and interest payments of $29,500 are made monthly and the mortgage debt matures from June 1995 through February 1998.

     The Company has outstanding as of December 31, 1994 and 1993, $474,000 and $590,000, respectively, of mortgage bank debt relating to its baseyard facility in Kauai. Principal and interest are paid on a monthly basis with payments of $13,500 per month through October 1998. Under the most restrictive covenant of the related loan agreement, the Company is required to maintain a defined debt to net worth ratio.

     As of December 31, 1994, the Company was not in compliance with certain covenants contained in these agreements, but the Company has obtained written waivers through December 31 1995 from each bank regarding such non-compliance.

     The Company has outstanding as of December 31, 1994, $513,000 of debt owned to Dollar Systems related to an advance of $1,400,000 of lease obligations during 1994. Principal reductions were made by way of an assignment of incentive credits and fleet allowances owed by Dollar Systems to the Company. The balance outstanding will be consolidated as part of the Dollar Systems' assistance package (see note 15).

     The Company has outstanding as of December 31, 1994 and 1993, $176,000 and $367,000, respectively, from the United States Small Business Administration to cover losses suffered during Hurricane Iniki in September 1992. The loan bears interest at 6% per year, principal and interest payments of $17,000 per month and matures in October 1995.

     Pursuant to the terms of a credit agreement dated June 26, 1991 (the "Credit Agreement") between the Company and Bank of Hawaii (the "Bank"), the Bank advanced funds in the amount of $1,285,000 at the Bank's base rate plus 2.5%. The proceeds of the loan were used to complete an exchange offer. See "Subordinated Debentures; 1991 Exchange." The loan was secured by certain real property leasehold interests of the Company. The loan was paid off in January 1993.

     Convertible Subordinated Debentures

     In October 1987, the Company sold $17,250,000 of 10% convertible subordinated debentures (the "Debentures"). The Debentures were issued under an Indenture dated as of September 1, 1987 ("Indenture") between the Company and Trust Services of America, Inc. ("Trust Services"), as Trustee. Chemical Trust Company currently serves as Trustee under the Indenture.

     The Debentures represent unsecured general obligations of the Company. The Company pays interest only on the Debentures semi-annually on March 1 and September 1 of each year. The Debentures mature on September 1, 2007.

     The holders of Debentures are entitled at any time on or before September 1, 2007 to convert the Debentures into Common Stock of the Company at $3.30 per share, subject to certain conditions.

     The Indenture requires the Company to redeem, through a mandatory sinking fund commencing on September 1, 1994, and on each succeeding September 1, Debentures with an aggregate principal amount equal to five percent of the original principal amount of the Debentures issued under the Indenture, at 100% of the principal amount thereof, plus interest accrued to the redemption date. Debentures acquired and delivered, converted or redeemed by the Company, other than through the mandatory sinking fund, may be used, at the principal amount thereof, to reduce the amount of any mandatory sinking fund payment. In July 1991, the Company exchanged (the "Exchange") 2,916,000 shares of its Common Stock and $3,840,000 for $12,000,000 principal amount of Debentures pursuant to the terms of an exchange offer. As a result of the Exchange, sinking fund requirements have been satisfied.

     The payment of principal and interest on the Debentures are subordinated in right to the payment of all senior debt of the Company.

     Other Financing Information

     The aggregate maturities of senior debt for each of the five years subsequent to December 31, 1994 are as follows: 1995, $36,201,000; 1996, $10,727,000; 1997, $464,000; 1998, $565,000; and 1999, $77,000. Vehicle
     loans may be retired early, which in each instance, will accelerate maturity.

5.   OPERATING REVENUES

     Operating revenues include Hawaii General Excise Tax ("GET") and, in 1994 and 1993, Hawaii Motor Vehicle Rental Surcharge ("Surcharge") collected from customers. The amounts remitted to the State of Hawaii are included in other direct operating expense on the Consolidated Statements of Operations. A breakdown of these tax and surcharge revenues is as follows:

                                            Year Ended December 31,
                                    1994           1993           1992
                              ----------     ----------     ----------
GET and Surcharge relating
 to vehicle rental revenue    $5,173,037     $5,283,390     $5,297,890
GET related to vehicle
 sales revenue                 1,275,370      1,276,707        933,282
                              ----------     ----------     ----------
Total GET and Surcharge
 included in revenues         $6,448,407     $6,560,097     $6,231,172
                              ----------     ----------     ----------
                              ----------     ----------     ----------

  Revenue from the sale of loss damage waivers totaled $3,644,000, $3,378,000, and $3,624,000 in 1994, 1993, and 1992, respectively, and are included in vehicle rental revenue.

6.   OTHER INCOME AND EXPENSES

                                            Year Ended December 31,
                                    1994           1993           1992
                            ------------    -----------     ----------
Hurricane damages to
 rental vehicles            $   (25,000)    $ (106,495)    $ (427,000)
Gain from involuntary
 conversion of equipment
 and leasehold
 improvements resulting
 from hurricane                      --             --        169,000
Loss related to termination
 of Compact Rent A Car               --        (87,198)      (118,000)
Loss related to the sale/
 closure of automobile
 dealership                          --       (136,720)      (109,444)
Termination of lease           (135,000)            --             --
Real estate investment
 expense                        (70,918)       (65,464)       (65,464)
Other                           (40,800)       (20,754)       (69,526)
                            ------------    -----------    -----------
Total                       $  (271,718)    $ (416,631)    $ (620,434)
                            ------------    -----------    -----------
                            ------------    -----------    -----------

7.   SELF-INSURANCE

  As of December 31, 1994, the Company was self-insured with respect to no-fault and auto liability claims on its rental vehicles in the State of Hawaii for up to $500,000 per occurrence. In accordance with its self-insurance certificate from the State of Hawaii, the Company furnished a $3,400,000 bond as security with the Hawaii Insurance Commissioner. The bond was arranged by Dollar Systems, which was granted a security interest in the Company's license agreement ("License") to secure the Company's performance. In addition to an assignment of the Company's security interest in the License as collateral, the Company also assigned to Dollar Systems its receivable from the sale of the Asian Franchise Rights ("Asian Rights") and granted Dollar Systems a junior mortgage of its leasehold interest in its South Seas Jeep Eagle and Oahu Chrysler Jeep locations (see note 15). During February 1995, the Company elected to enroll with a commercial insurance carrier to handle all future no fault and auto liability claims. Under its policy, the Company maintains coverage up to $500,000 with a $25,000 deductible. The Company maintains insurance for claims in excess of $500,000 with liability limits of $500,000 per occurrence, which is underwritten by a third party insurance company. The Company is self-insured for any loss in excess of $1,000,000 per occurrence. The Company does not intend to renew its excess policy when it expires on March 31, 1995.

  As of December 31, 1994 and 1993, the Company's reserve for self-insurance (including the reserve for future legal expense) was $3,011,000 and $2,807,000, respectively. Self insurance expense for the years ended December 31, 1994, 1993 and 1992 was $2,267,000, $3,159,000, and
  $4,791,000 respectively.

  The Company is also self-insured for collision and comprehensive losses on its rental vehicles. In most cases, the renter's personal automobile policy protects the Company against physical damage to Company vehicles by the renter. The Company provides a limited physical damage waiver to renters who purchase Loss Damage Waivers ("LDW"). The effect of LDW is to waive a portion of the renters' responsibility for physical damage to Company vehicles. As of December 31, 1994 and 1993, the Company's reserve for collision damage was $421,000 and $515,000, respectively.

8.   INCOME TAXES

  In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities.

  The adoption of FAS 109 did not result in an adjustment for the cumulative effect of a change in income taxes.

  No income taxes were provided during the years ended December 31, 1994 and 1992 based on losses sustained for financial reporting and income tax purposes. The 1993 provision for income taxes principally represents current federal alternative minimum tax.

  Deferred tax assets (liabilities) are comprised of the following:

                                                December 31,
                                         1994                1993
                                   ----------          ----------
Rental fleet                     $(3,154,000)        $(1,040,700)
Rental fleet incentives             (723,000)           (322,300)
                                  -----------        ------------
Gross deferred tax
 liabilities                      (3,877,000)         (1,363,000)
                                  -----------        ------------
Loss carryforward                   4,616,000           1,020,900
Self insurance reserve              1,217,000             934,500
Bad debt reserve                      245,000             175,700
Rental fleet reserves                 170,000             335,500
Inventory                             124,000             132,600
                                   ----------           ---------
Gross deferred tax assets           6,372,000           2,599,200
                                   ----------           ---------
Net deferred tax assets             2,495,000           1,236,200
Deferred tax assets
  valuation allowance             (2,495,000)         (1,236,200)
                                  -----------         -----------
                                  -----------         -----------
                                  $       --          $       --
                                  -----------         -----------
                                  -----------         -----------

     The net increase of $1,259,000 in the valuation allowance for deferred taxes relates primarily to net operating losses generated in 1994. The principal component of the valuation allowance relates to the uncertainty of realizing certain deferred tax assets related to loss carryforwards.

     The differences between the expected provision for income tax at the Federal statutory rate and income tax expense reported are summarized as follows:

                                            Year Ended December 31,
                                    1994           1993           1992
                              -----------    ----------     ----------
Expected tax benefit
 at 34%                         $(485,000)    $(201,500)     $(715,500)
State taxes net of Federal
 income tax benefit               (57,000)      (25,000)       (77,200)
Net operating loss for
 which no benefit has
 been recognized                  542,000       226,500        738,800
Alternative minimum tax                --       130,000             --
Other                                  --        81,443         53,900
                              -----------    ----------      ---------
                              $        --      $211,443      $      --
                              -----------    ----------      ---------
                              -----------    ----------      ---------

  As of December 31, 1994, the Company has net operating loss carryforwards for Federal and State income tax purposes of approximately $10,000,000 and $8,900,000, respectively, which expire from 2005 through 2009. The Tax Reform Act of 1986 imposes certain conditions and possible limitations on the future availability of net operating loss carryforwards, including annual limitations on the amount of the carryforwards which could be utilized arising from substantial changes in the Company's ownership.

  At the request of the State of Hawaii Department of Taxation, the Company agreed to extend the statutory limitation period prescribed under the Hawaii Revised Statutes related to certain general excise (GET), use and corporate income tax returns. Accordingly, its 1986 - 1989 GET and use tax returns and its 1990 corporate tax return remain open for adjustments through June 30, 1996.

  The State of Hawaii has indicated its intent to audit the Company's tax returns for open years. Management does not anticipate any exposure to material assessments of additional tax in excess of $250,000; however, the Hawaii State Department of Taxation has not yet completed audit fieldwork. Accordingly, the outcome of the audit is uncertain at this time.

9.   STOCK OPTION PLANS

  During 1994, the Company established a new incentive stock option plan under which options to purchase up to 200,000 shares of Common Stock may be granted. Under this plan, the option exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant. Options for 50,000 shares of Common Stock remain outstanding under this plan as of December 31, 1994. The Company's original incentive stock option plan expired on May 3, 1993.
  Options for 100,000 shares of Common Stock remain outstanding under this plan as of December 31, 1994 and expire in September 1995.

  During 1994, the Company also established a new non-statutory stock option plan under which options to purchase up to 200,000 shares may be granted. Under this plan, the exercise price of any option granted shall not be less than the lesser of 85% of the fair market value of the Common Stock on the date of grant or 85% of the fair market value of the Common Stock on the date of exercise. The original non-statutory stock option plan terminated on June 20, 1994. No options are outstanding under either plan as of December 31, 1994.

  As of December 31, 1993, the Company had outstanding non-recourse promissory notes totaling $1,139,000 from optionees in connection with the exercise of their options to acquire 929,500 shares of Common Stock. Included in the non-recourse notes, were notes in the aggregate principal amount of $554,000 from current executive officers and/or directors of the Company. Exercise prices on these shares ranged from $1.06 to $2.12 per share. The promissory notes matured on July 11, 1994 on which date the market value of the Company's Common Stock was $.81 per share. No payments were received on these notes, and accordingly, the Company canceled these shares of outstanding Common Stock.

  Proceeds from the exercise of options are credited to Common Stock to the extent of $0.10 per share and the balance credited to additional paid-in capital. Under its non-statutory plan, benefits relating to the excess of quoted market value on the measurement date over the selling price are charged to compensation expense and credited to additional paid-in capital.

  Activity under both stock option plans is summarized as follows:

                                     Options Outstanding
                      ------------------------------------------------
                           Shares     Price Per Share           Amount
                    -------------    ----------------    -------------
December 31, 1991         153,000      $0.56 to $2.38        $ 182,140
Expired                  (53,000)                2.38        (126,140)
                    -------------    ----------------    -------------
December 31, 1992         100,000                0.56           56,000
Granted                    50,000                0.25           12,500
                    -------------    ----------------    -------------
December 31, 1993         150,000        0.25 to 0.56           68,500
Expired                  (50,000)                0.25         (12,500)
Granted                    50,000                0.43           21,500
                    -------------    ----------------    -------------
December 31, 1994         150,000      $0.43 to $0.56          $77,500
                    -------------    ----------------    -------------
                    -------------    ----------------    -------------

  As of December 31, 1994 and 1993, options for 350,000 and 935,000 shares, respectively, were available for grant. As of December 31, 1994, options for 100,000 shares were exercisable at prices ranging from $.43 to $.56 per share.

10.  RELATED PARTY TRANSACTIONS

  The Company had a consulting agreement with Paul J. Finazzo, a member of the Company's Board of Directors and its former Chairman, which expired on December 31, 1994 and provided for consulting fees of $180,000 per year.

  A company purchased in August 1992 by Stanley Heller, a member of the Company's Board of Directors and a former officer of the Company, is a wholesale customer of the Company's vehicle rental operations. This company paid the Company a net $1,577,000, $2,504,000 and $2,151,000 in 1994, 1993 and
  1992, respectively, for vehicle rentals at prevailing wholesale rates.

  The Company paid Mr. Heller consulting fees of $24,000 during each of the years 1994, 1993 and 1992.

  Certain companies owned by Raymond I. Miyashiro, a member of the Company's Board of Directors, are wholesale customers of the Company's vehicle rental operations. These companies paid the Company $1,239,000 in 1994, $979,000 in 1993, and $480,000 in 1992 for vehicle rentals at prevailing wholesale rates. During 1993, the Company also sold transportation vehicles for a total of $343,000 to a transportation company owned by Mr. Miyashiro.

  During 1994, 1993 and 1992, the Company purchased $15,000, $27,000, and $33,000 respectively, of airline tickets at prevailing market rates from a travel agency owned by Mr. Miyashiro.

  During 1994, 1993 and 1992, the Company paid $123,000, $125,000 and $86,000, respectively, for legal services to a law firm of which J. George Hetherington, a member of the Company's Board of Directors, is a shareholder.

  At December 31, 1993, Alan M. Robin, Stanley S. Heller and Robert L. Solomon owed the Company $212,000, $212,000 and $130,000, respectively, pursuant to non-recourse promissory notes due in 1994 issued in exchange for shares of Common Stock under the Company's 1983 ESOP (note 9). These notes were allowed to lapse and, as a result, the shares of Common Stock issued in relation to these notes were canceled in 1994.

  The Company sold used vehicles for an aggregate consideration approximating $56,000 in 1992, to a company controlled by the son of the Company's President.

11.  MAJOR CUSTOMER

  The Company has an agreement, to provide rental vehicles, with a major tour operator which expires in December 1997. Vehicle rental revenues, exclusive of optional charges arranged between the Company and the renter, for loss damage waivers, gasoline, vehicle upgrades and other optional charges and exclusive of excise taxes and surcharges, approximated $8,390,000, $5,183,000, and $5,815,000, for the years ended December 31, 1994, 1993 and 1992, respectively.

12.  SAVINGS AND RETIREMENT PLAN

  The Company has a defined contribution savings and retirement plan (the Plan) available to substantially all employees with more than one year of service. The Company contributes 10% of employee contributions with a maximum of $300 per employee per year. During the years ended December 31, 1994 and 1993, the Company contributed $26,000 and $28,000, respectively, to the Plan.

13.  SIGNIFICANT CONCENTRATION OF BUSINESS

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables.

  The Company places its temporary cash investments with high credit qualified financial institutions.

  Substantially all of the Company's business activity is within the State of Hawaii.

14.  BUSINESS SEGMENTS

  The Company's activities comprise two segments: (1) the short-term rental of vehicles and (2) the purchase and sale of new and used vehicles. Summary data for 1994, 1993 and 1992 follows:

                                     Year Ended December 31, 1994
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------
Revenues                     $54,126,236       $39,698,728    $93,824,964
Depreciation and
 amortization                  6,032,804         1,334,586      7,367,390
Operating income (loss)        (382,040)            67,105      (314,935)
Total assets (as of
 year end)                    58,700,484        10,571,751     69,272,235
Capital expenditures:
  Vehicle fleet               45,123,906           126,834     45,250,740
  Fixed assets                 1,142,911           505,954      1,648,865

                                     Year Ended December 31, 1993
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------
Revenues                     $54,163,237       $43,987,934    $98,151,171
Depreciation and
 amortization                 12,264,003           257,845     12,521,848
Operating income                 188,916           469,592        658,508
Total assets (as of
 year end)                    58,305,590        13,586,899     71,892,489
Capital expenditures:
  Vehicle fleet               60,776,585         1,036,690     61,813,275
  Fixed assets                 1,806,010           902,638      2,708,648

                                     Year Ended December 31, 1992
                                ---------------------------------------
                          Vehicle Rental     Vehicle Sales          Total
                        ----------------   ---------------  -------------
Revenues                     $51,789,993       $31,520,987    $83,310,980
Depreciation and
 amortization                 11,820,063             9,058     11,829,121
Operating income (loss)      (1,335,719)           522,821      (812,898)
Total assets (as of
 year end)                    96,130,423        14,671,803    110,802,226

Capital expenditures:
  Vehicle fleet               84,545,449           641,662     85,187,111
  Fixed assets                   324,846         1,406,460      1,731,306

15.  COMMITMENTS AND CONTINGENT LIABILITIES

  License Agreement

  The Company is the exclusive licensee of Dollar Systems for the State of Hawaii pursuant to the License dated April 3, 1974, which grants the Company the right to conduct its vehicle rental business under the name Dollar Rent A Car.

  Pursuant to the term of the License, which does not have a fixed term, Dollar Systems may terminate the License if the Company defaults in the performance of its obligations under the License and fails to cure its defaults, within a specified period. The License provides that it will terminate automatically if the Company attempts to assign its interest under the License without consent. In the event of termination, the License requires the Company to assign to Dollar Systems, upon their request, all of its airport contracts, concessions, leases and other arrangements pertaining to the use of real estate, and provides that Dollar Systems shall thereafter have the right to conduct vehicle rental operations at all such locations for its own benefit, or to designate another licensee. Such termination would also prohibit the Company from using all trade names, trademarks, signs, advertising, promotional materials and similar items of identification associated with Dollar Systems.

  Assistance Agreements

  In March 1994, the Company reached an agreement with Dollar Systems and certain of its affiliates. Pursuant to the terms of the agreement, Dollar Systems reduced the fees payable under the License for the period from January 1, 1994 to December 31, 1994, and thereafter the fees paid under the License will increase to the amount provided for in the License. In addition, Dollar Systems waived and discharged any obligation for certain fees owed under the License prior to January 1, 1994, and also increased certain incentive credits, rebates and fleet allowances under the Dollar Systems' 1994 Fleet Leasing Program ("Lease Program"). Furthermore, Dollar Systems procured a bond in an amount sufficient to satisfy the Company's self insurance requirements (see note 7), and also agreed to advance the Company a maximum of $1,400,000 (see note 4).

  In return for issuing the bond, the Company indemnified Dollar Systems and certain of its affiliates in connection with the issuance of the bond, assigned to Dollar Systems its receivable from the sale of the Asian Rights under the License, assigned to Dollar Systems its interest in the License, and granted to Dollar Systems a junior mortgage of its leasehold interest in its South Seas Jeep Eagle and Oahu Chrysler Jeep locations. In return for making the advance, the Company assigned to Dollar Systems all amounts owed to the Company under the Lease Program.

  The Company entered into a commitment, in principle, with Dollar Systems and certain of its affiliates on March 21, 1995. Pursuant to the terms of this commitment, Dollar Systems will reduce the fees payable under the License for the period from January 1, 1995 to December 31, 1995 and provide certain credits related to return freight on 1994 and 1995 model year vehicles. In addition, Dollar Systems will accept a convertible $3,000,000 note from the Company representing balances due to Dollar Systems at December 31, 1994 for fleet charges and franchise and miscellaneous system fees. In the event of a default by the Company of its obligations to Dollar Systems, the Company will issue a sufficient number of additional shares enabling Dollar Systems to exercise an option to convert the outstanding indebtedness due from the Company for up to 55% of the outstanding Common Stock and voting power of the Company. The note will be collateralized by mortgage liens on and security interests in all of the Company's assets.

  The terms of the note include: (i) interest at 2% over prime, with interest only payments monthly for the first two years; (ii) monthly principal and interest payments of $50,000 commencing May 1, 1997 for three years with the balance of the note due April 1, 2000; (iii) payments to Dollar Systems for net increases, if any, in the Company's cash account balances at December 31, 1995 and 1996 over December 31, 1994.

  Lease Commitments

  The Company operates its airport locations, corporate office, rental stations and base yards under operating leases expiring at various dates through 2021. In addition, the Company leases approximately 4,300 vehicles for its 1995 rental fleet under a leasing program with Dollar Systems specifying a maximum holding period of thirteen months. The Company also leases certain computer equipment used in both its vehicle rental and vehicle sales operations under capital leases expiring through 1998.

  Assets recorded under capital lease obligations and included in furniture and equipment at December 31, 1994 and 1993 are summarized as follows:

                                    1994               1993
                             -----------        -----------
Computer equipment            $1,028,000           $966,000
Less accumulated
 amortization                  (464,000)          (253,000)
                             -----------        -----------
Property under capital
 leases - net                $  564,000            $713,000
                             ----------         -----------
                             ----------         -----------

  Future minimum payments under non cancelable operating leases and capital leases as of December 31, 1994 are as follows:

                        Operating Leases     Capital Leases
                        ----------------   ----------------
1995                          $3,239,000           $271,000
1996                           2,979,000            265,000
1997                           2,882,000            173,000
1998                           1,580,000            101,000
1999                             973,000                 --
Thereafter                    13,901,000                 --
                        ----------------   ----------------
Total minimum rental
 payments                    $25,554,000            810,000
                        ----------------   ----------------
                        ----------------   ----------------

Less amount
 representing interest                            (154,000)
                                           ----------------
                                           ----------------
Present value of future
 minimum payments
 ($196,000 represents
 current portion)                                  $656,000
                                           ----------------
                                           ----------------

  Occupancy related rental expense, including property taxes, was as follows:

                                     Year Ended December 31,
                             ---------------------------------------
                                    1994           1993           1992
                                    ----           ----           ----
Fixed and minimum rents       $4,130,480     $4,310,067     $3,886,297
Excess percentage rents        2,200,849      1,958,459      1,939,436
                              ----------     ----------     ----------
Total                         $6,331,329     $6,268,526     $5,825,733
                              ----------     ----------     ----------
                              ----------     ----------     ----------

  The leases contain clauses which provide for future rental increases at varying intervals based on consumer price index increases. The table above reflects future obligations based on current rent levels. In addition to rent, the Company is obligated to pay Hawaii general excise tax, property taxes, insurance, and maintenance costs, as well as excess percentage rents based on airport revenues, at major facilities.

  Environmental Matters

  The Company has seven underground and one above-ground petroleum product storage tanks and one underground waste oil storage tank on its properties. The Company is subject to the federal and state laws governing the ownership and operation of these storage tanks. These laws require the Company to test periodically the integrity of these tanks and to mitigate and remediate the environmental effects of any releases of products from the storage tanks.

  In 1993, the Company was advised of a petroleum leak at the baseyard location for vehicle rental operations on the island of Oahu. A Phase I environmental assessment indicated that the soil and groundwater in certain portions of the baseyard had been impacted by the leakage of waste oil and petroleum products. The Company then initiated a Phase II environmental assessment to determine the extent of the petroleum and waste oil contamination. The Phase II assessment, together with the closure and removal of the waste oil storage tank was completed in 1994. During 1993, the Company recorded a reserve of $150,000 for the estimated future cost of the remedial efforts at the baseyard location. As of December 31, 1994, $49,000 remains in the reserve which the Company feels is adequate based on projections provided by the Company's environmental consultants.

  During November 1994, the Company received several citations from the United States Environmental Protection Agency (EPA) relating to one of its baseyard locations on the island of Hawaii. The most significant comment cited the Company for not performing certain acceptable leak and precision tightness procedures as a part of its annual testing. The Company's environmental consultants who performed the tank test clarified the necessary procedures with the EPA and are working with the Company to ensure that proper testing procedures are performed for all of the Company's tanks. No leaks or contamination were discovered during the testing by the environmental consultants.

  Other

  The Company from time to time enters into agreements pursuant to which it remains contingently liable for loans made to certain retail purchasers of vehicles. As of December 31, 1994, the balance of these loans for which the Company and its subsidiaries are contingently liable totaled $107,000. In general, the Company may not be called upon to make a payment under these agreements unless it obtains possession of the vehicle. The Company may then pursue its rights against the retail customer, who is the primary obligor under each vehicle loan.

  The Company is a party to various claims and legal actions which are incidental to the conduct of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's operations or financial condition.

16.  SUBSEQUENT EVENTS

  In May 1995, after lengthy negotiations, the Company and Dollar Systems were unable to agree upon the final documentation with respect to the 1995 Assistance Agreement (see Note 15). Pending further negotiations, the Company withheld certain payments due to Dollar Systems under its License Agreement and Master Lease Agreement. Dollar Systems filed a legal action to compel the Company to execute the documentation proposed by Dollar Systems to embody its understanding of the 1995 Assistance Agreement. The Company responded by commencing its own legal action against Dollar Systems for damages and injunctive relief based on violations of the franchise agreement and Hawaii law. Dollar Systems then sent notices to the Company purporting to terminate the License
  Agreement and Master Lease Agreement. Subsequent discussions led to a Settlement Agreement encompassing among other things, the sale of the Company's vehicle rental operations. The parties have terminated all litigation without prejudice and may recommence proceedings should the transactions fail to close.


  Under the terms of the Settlement Agreement dated July 18, 1995 (as subsequently modified by the First through Sixth Amendments, the "Settlement Agreement")), the parties agreed to stay the litigation and signed documents under which Dollar Systems will acquire substantially all of the assets and certain liabilities of the Company's vehicle rental division. In addition to the settlement of the litigation, the proposed acquisition has a stated purchase price of $2,625,000 in cash, plus the assumption by Dollar of certain liabilities relating to the vehicle rental division, including ordinary operating expenses after October 31, 1995 and approximately $3,225,000 owed by the Company to Dollar. Concurrently, with the closing of such acquisition, the Company will issue common stock to Dollar equal to 10% on a fully diluted basis. This transaction is subject to due diligence review and other conditions and to consents and approvals of certain persons, including the Company's shareholders and bondholders. Dollar Systems has the unqualified right for any reason or for no reason at all to terminate the Settlement Agreement. The assets and liabilities of the Company's vehicle sales division, as well as certain other liabilities and obligations, will remain with the Company. The parties will also release various claims against each other. The transaction is scheduled to close by November 30, 1995 and Dollar and the Company have agreed that the Proposed Sale will be deemed to have closed on October 31, 1995. In the meantime, the Company continues to operate the vehicle rental division, including efforts to increase revenue, utilization and yield per rental day, and to control its operating costs.



  In connection with sale of substantially all of the assets and liabilities of the Company's vehicle rental division (the "Proposed Sale"), the Company plans to seek to use the cash consideration received in the Proposed Sale and, together with certain shares of previously authorized Common Stock, to solicit exchange offer tenders for its outstanding convertible subordinated debentures. The tendering bondholders will receive (i) 0.769505 shares for each $1.00 in face amount of tendered debentures, (ii) $0.50 for each $1.00 in face amount of tendered debentures and (iii) a proportionate share of new debentures (the "New Debentures") of the Company in an aggregate principal amount equal to (a) $1,050,000 less (b) the principal amount of old debentures not so tendered and less (c) the original principal amount of indebtedness of the Company to Dollar Systems, if any, which may be evidenced by a promissory note (the "Net Worth Note") containing substantially the same covenant, default and payment terms as the New Debentures and which will be incurred pursuant to the Settlement

  Agreement. The aggregate principal amount of indebtedness of the Company following the Proposed Sale in respect of the New Debentures, the old debentures, if any, not tendered in the exchange offer and the Net Worth Note shall not exceed $1,050,000.



  As a condition to closing of the Proposed Sale, the Company must have received the tender and/or consent of bondholders holding in the aggregate at least 95% of the face value of the debentures to the Proposed Sale or, alternatively, both (i) at least two-thirds (by face amount of debentures) of the holders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan and (ii) at least a majority in number of the holders voting in the consent solicitation for the Prepackaged Plan must have approved the Prepackaged Plan (exclusive of "insiders"). As part of the exchange offer, the Company intends to amend the debenture indenture to provide for no further covenant obligations for the Company thereunder.



  If the Prepackaged Plan is approved and implemented in lieu of the exchange offer, the bondholders will receive substantially the same consideration as in the exchange offer, provided that under the Prepackaged Plan administrative expenses which will be paid prior to payments to the bondholders will be incurred which the Company believes could exceed $200,000.


  While the transaction is pending, the Company is incurring and will continue to incur substantial transaction costs including legal, accounting and other professional fees. Although Dollar Systems has agreed to certain interim financial assistance it is unlikely that support from Dollar Systems will continue if the transaction does not close as planned. If the transaction does not close, and further assistance from Dollar Systems is not made available, there is substantial doubt about the Company's ability to continue as a going concern.


  The Company has incurred significant losses for the last several years and at December 31, 1994 has an accumulated deficit of $7.8 million. Additionally, the Company reported a net loss of $2.44 million (unaudited) for the nine months ended September 30, 1995 and is in default on its principal bank debt covenants. The accompanying financial statements have been prepared assuming the Company will continue as a going concern.



  On October 5, 1995 the Company was notified by NASDAQ that it was considering whether the Company's stock would continue to be listed on the exchange for failure to satisfy minimum trading value and capital requirements of NASDAQ. The Company was advised on October 12, 1995 that the NASDAQ had granted an exception to these requirements subject to certain conditions including that the Company receive the approval of its shareholders for the Proposed Sale by October 31, 1995 and that the Proposed Sale be consummated by November 15, 1995. The Company was subsequently notified by NASDAQ on November 8, 1995 that these deadlines have been extended to November 30, 1995. The Company is currently in negotiations with the Hawaii Department of Transportation
  (DOT) to settle certain asserted but unbilled amounts for past rents and proposed rent redeterminations. The Company has disputed the DOT's claims which in the aggregate could be as much as $920,000. Although management anticipates a timely and favorable outcome, if not resolved these claims could have an adverse impact on the closing of the Proposed Sale and/or on the consummation of the Prepackaged Plan.

                     INDEX TO UNAUDITED CONDENSED
                   CONSOLIDATED FINANCIAL STATEMENTS
                OF PACIFIC INTERNATIONAL SERVICES CORP.


                                                            Page
                                                            ----
FINANCIAL STATEMENTS FOR THE PERIODS ENDED SEPTEMBER 30,
  1994 AND SEPTEMBER 30, 1995:

  Condensed Consolidated Balance Sheets as of December
    31, 1994 and September 30, 1995 (unaudited)             F-33

  Condensed Consolidated Statements of Operations
    for the three months ended September 30, 1994 and
    September 30, 1995 and for the nine months ended
    September 30, 1994 and September 30, 1995 (unaudited)   F-35

  Condensed Consolidated Statements of Cash Flows
    for the nine months ended September 30, 1994
    and September 30, 1995 (unaudited)                      F-37

  Note to Condensed Consolidated Financial Statements       F-40

                PACIFIC INTERNATIONAL SERVICES CORP.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                           September 30, 1995        December 31, 1994
                           ------------------        ------------------
                             (Unaudited)
ASSETS

Cash and cash equivalents    $ 1,082,853                   $831,952
Receivables, net              10,570,176                 10,023,512
Automobile dealership
  vehicle inventories          7,922,345                  4,961,600
Inventories and prepaid
  expenses                     1,216,688                    899,453
Rental vehicles, at cost,
  less accumulated
  depreciation                 6,773,343                 42,367,410
Furniture, equipment and
  leasehold improvements,
  net of accumulated
  depreciation and
  amortization                 7,530,374                  8,149,846
Other assets                   2,001,423                  2,038,462
                             -----------                -----------
  Total Assets               $37,097,202                $69,272,235
                             -----------                -----------
                             -----------                -----------

LIABILITIES AND SHAREHOLDERS EQUITY

Accounts payable             $ 8,761,148                $ 5,744,507
Accrued expenses and
  other liabilities            6,148,293                  8,152,270
Senior debt                   17,285,221                 48,034,463
Convertible subordinated
  debentures                   5,250,000                  5,250,000
                             -----------                -----------
  Total liabilities           37,444,662                 67,181,240
                             -----------                -----------

Shareholders' equity:
Preferred stock with no par
  value, authorized 15,000,000
  shares; none issued
Common Stock, stated value
  $0.10 per share,
  authorized 50,000,000
  shares, issued and
  outstanding 8,079,800
  shares                         807,980                    807,980


SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                PACIFIC INTERNATIONAL SERVICES CORP.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (continued)


                             September 30, 1995        December 31, 1994
                             ------------------        -----------------
                                (Unaudited)

Additional paid-in capital        9,102,181                  9,102,181
Accumulated deficit             (10,257,621)                (7,819,166)
                               ------------                -----------
  Total shareholders' equity       (347,460)                  2,090,995
                               ------------                -----------
  Total liabilities and
    shareholders' equity       $ 37,097,202                $69,272,235
                               ------------                -----------
                               ------------                -----------


SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      PACIFIC INTERNATIONAL SERVICES CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                        Three months ended             Six months ended
                           September 30,                  September 30,
                    ---------------------------------------------------------
                              1995        1994            1995           1994
                      ------------ -----------     -----------    -----------
Operating revenues:

  Vehicle rental       $13,316,356 $14,871,537     $37,851,906    $42,056,236
  Vehicle sales         11,560,818   9,983,088      34,258,179     30,917,012
                      ------------ -----------     -----------    -----------
    Total operating
      revenues          24,877,174  24,854,625      72,110,085     72,973,248
                      ------------ -----------     -----------    -----------

Operating costs
   and expenses:

  Cost of vehicles sold  8,722,269   7,333,551      25,916,541     23,180,748
  Depreciation of
    rental vehicles      1,547,141   1,907,942       4,755,283      4,809,280
  Interest on fleet
    debt                   330,549     665,125       1,723,454      1,807,566
  Other direct fleet     4,222,125   2,545,219      11,142,895      7,995,644
  Personnel              3,310,346   3,506,238      10,046,428     10,822,994
  Occupancy              2,293,928   2,294,794       6,605,209      6,597,923
  Other direct
    operating            2,810,230   3,879,971       8,253,730     10,476,860
  Other selling,
    general and
    administrative       1,867,433   1,901,147       5,579,768      5,506,375
                      ------------ -----------     -----------    -----------
    Total operating
      costs and
      expenses          25,103,931  24,033,987      74,023,308     71,197,390
                      ------------ -----------     -----------    -----------

      Income (loss)
      from operations     (226,757)    820,638      (1,913,223)     1,775,858

Interest income              5,974      14,418          26,042         39,685




SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      PACIFIC INTERNATIONAL SERVICES CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                        Three months ended             Nine months ended
                           September 30,                  September 30,
                    ---------------------------------------------------------
                              1995        1994            1995           1994
                      ------------ -----------     -----------    -----------
Other interest expense   (240,057)   (225,085)       (683,312)      (655,576)
Other, net                  -         (29,853)        132,040        (65,865)
                      ------------ -----------     -----------    -----------
  Net income (loss)     $(460,840)   $580,118     $(2,438,453)     1,094,102
                      ============ ===========    ============    ===========
  Earnings (loss)
    per common share       $(0.06)      $0.07          $(0.30)         $0.13
                      ============ ===========    ============    ===========



SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      PACIFIC INTERNATIONAL SERVICES CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                          Nine months ended
                                             September 30,
                                       -------------------------
                                               1995          1994
                                               ----          ----
Cash flows from operating
  activities:

  Net income (loss)                    $(2,438,453)     $1,094,102

  Adjustments to reconcile
    net income (loss) to net cash
    provided by operating activities:

      (Gain) or Loss on sale of
        rental vehicles                    692,941        294,227
      Depreciation of rental
        vehicles and amortization
        of related costs                 5,055,561      6,488,919
      Depreciation and amortization,
        other                              881,414        789,313
      Provision for losses on
        rental vehicles                    830,255        984,918
      Provision for losses
        on receivables                     453,821        218,039
      Provision for self-insurance         103,994      1,676,067

      Change in assets
        and liabilities:
        Receivables                     (1,000,485)    (1,556,161)
        Automobile dealership
          vehicle inventories           (2,960,745)     1,117,755
        Inventories, prepaid
          expenses and other assets       (280,196)      (336,072)
        Accounts payable                 3,016,641      1,035,836
        Accrued expenses and
          other liabilities             (2,107,921)    (2,881,208)
        Notes payable for
          automobile dealership
          vehicle inventories           16,246,957     11,215,588
                                       ------------   -----------
            Net cash provided by
              operating activities      18,493,784     20,141,323
                                       ------------   -----------



SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      PACIFIC INTERNATIONAL SERVICES CORP.
                 Condensed Consolidated Statements of Cash Flows
                                   (Continued)




                                          Nine months ended
                                             September 30,
                                       -------------------------
                                               1995          1994
                                               ----          ----
Cash flows from investing
  activities:

  Proceeds from the sale
    of rental vehicles                   11,955,943     8,954,302
  Purchases of rental vehicles             (536,879)   (1,446,985)
  Proceeds from the sale of furniture,
    equipment and leasehold
    improvements                            160,476        -
  Additions to furniture, equipment
    and leasehold improvements             (326,433)   (1,277,623)
                                       ------------   -----------
      Net cash provided by
        investing activities             11,253,107     6,229,694
                                       ------------   -----------
Cash flows from
  financing activities:

  Principal payments of
    senior debt                         (29,495,990)  (26,566,287)
                                       ------------   -----------
    Net cash used in
       financing activities             (29,495,990)  (26,566,287)
                                       ------------   -----------
    Net increase (decrease) in cash         250,901      (195,270)

Cash and cash equivalents at
  beginning of period                       831,952     1,719,123
                                       ------------   -----------
Cash and cash equivalents
  at end of period                       $1,082,853    $1,523,853
                                       ============   ===========



SEE ACCOMPANYING NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      PACIFIC INTERNATIONAL SERVICES CORP.
           Condensed Consolidated Statements of Cash Flows, continued

Supplemental schedule of noncash investing and financing activities:




                                          Nine months ended
                                             September 30,
                                       -------------------------
                                               1995          1994
                                               ----          ----
  Senior debt incurred for
    additions to rental vehicles           $373,869   $27,456,175

  Senior debt incurred from
    conversion of lease obligations        $      -    $1,400,000

  Rental vehicle purchases not
    yet financed                            $58,592    $        -

  Reduction of senior debt
    resulting from turnback
    of rental vehicles                 $(18,026,070) $(24,801,476)

  Capital lease obligation
    incurred from purchase of
    equipment                              $93,400        $72,911

                      PACIFIC INTERNATIONAL SERVICES CORP.
               NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.  Basis of Presentation

    In the opinion of management, the unaudited financial information included in this report contains all adjustments, consisting of normal recurring adjustments only, necessary for a fair presentation of the results of operations for the interim periods covered and the financial condition of
    the Company at the dates of the balance sheets.   The operating results for
    the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. The accounting policies followed by the Company are set forth in Note 1 to the consolidated financial statements included in this Proxy Statement for the years ended December 31, 1994, 1993 and 1992.

    Certain prior year amounts have been reclassified to conform to the 1995 presentation.

                              SETTLEMENT AGREEMENT



               THIS SETTLEMENT AGREEMENT is executed and entered into effective July 18, 1995, by and between PACIFIC INTERNATIONAL SERVICES CORP., a California corporation ("Seller"), and DOLLAR SYSTEMS, INC., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               a. Seller owns a vehicle rental and related business operated under a license with Buyer as a separate and distinct division in the State of Hawaii; and

               b. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the business consisting of substantially all such vehicle rental division's assets and assume substantially all such vehicle rental division's liabilities; and

               c. Seller and Buyer have initiated certain litigation against one another, and Seller has also sued other parties, as hereafter described; and

               d. Seller and Buyer desire to settle the claims which are the subject matter of such litigation, as well as any and all other controversies between them except for any rights and responsibilities under this Agreement.

               NOW, THEREFORE, in consideration of the premises, covenants and agreements of the parties set forth herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             DEFINITIONS.

               As used in this Agreement, the following terms shall have the meanings set forth below:

               (a) "AA" shall mean Arthur Andersen & Company, who may serve as the Deciding Accountant in accordance with Section 5(e) hereof.

               (b) "ADR" means alternative dispute resolution through submission for binding determination to a private adjudicator, as more particularly described in Section 19(b) hereof.

               (c) "Affiliate" means any person or entity controlling, controlled by, or under common control with another person or entity.

               (d) "Agency Agreement" means the Agency Agreement executed as of the date hereof and attached hereto as Exhibit A to perfect

Buyer's lien on all issued and outstanding South Seas stock as provided in the Stock Pledge Agreement.

               (e) "Agreed Practices" means accounting practices, procedures and/or methodologies specifically identified on Exhibit B hereto and agreed to by Seller and Buyer. The Agreed Practices shall be meant to clarify options selected under GAAP or other procedures followed by Seller in its December 31, 1994 audited financial statements which may not specifically follow GAAP. The Agreed Practices shall not permit departures from GAAP unless specifically identified on Exhibit B.

               (f) "Agreement" means this Settlement Agreement together with all exhibits and schedules thereto incorporated herein by reference, whether attached as of the date of execution hereof or later, and as modified to reflect permitted changes in the exhibits and schedules from time to time and made as of the Closing, which such changes are subject to the approval of the other party as provided elsewhere herein.

               (g) "Assets" means all of the assets of Seller relating to or used in operation of the Division and including all books and records in any form pertaining thereto (excluding the Excluded Assets, which are to be retained by Seller), and which are set forth as assets on the balance sheet constituting a part of the Preliminary Financial Information, AND a detailed description of which is also attached hereto as Exhibit C (which shall include Assets and rights of Seller relating to the Division which are not set forth in the Financial Statements including, without limitation, permits, contract rights, customer lists, etc.), and which Exhibit C will be updated to reflect permitted changes in the Assets on hand at the time of Closing. The Assets will also be described in the Bill of Sale and reflected as assets in the Unaudited Closing Balance Sheet and finalized in the Final Closing Balance Sheet. The Assets shall expressly include all of the existing contract rights in favor of Seller created pursuant to paragraph 10 of that certain Agreement dated September 30, 1991, by and among Seller, Buyer and Dollar Rent A Car Systems, Inc.

               (h) "Assumption Agreement" means the agreement in substantially the form attached hereto as Exhibit D pursuant to which Buyer assumes the Liabilities at the time of Closing.

               (i) "Basic Documents" means this Agreement, and the Assumption Agreement, Bill of Sale, PISC Noncompetition Agreement, Robin Noncompetition Agreement, Agency Agreement, Stock Pledge Agreement, the PISC General Release, the Dollar General Release, the Robin General Release, the Holdback Agreement, Standstill Agreement and Dismissal Agreement.

               (j) "Bill of Sale" means the Bill of Sale and General Conveyance in substantially the form of Exhibit E attached hereto, with its attachments listing and itemizing the Assets as of the

Closing, which will evidence the sale and conveyance of the Assets from Seller to Buyer.

               (k) "Buyer Delivered Agreements" shall have the meaning set forth in Section 16(a)(2) of this Agreement.

               (l) "Cash Amount" shall have the meaning set forth in Section 4(a) hereof, and shall finally be determined upon imposition of the procedures set forth in Section 5 of this Agreement.

               (m) "Closing" means the consummation of the sale, transfer and conveyance of the Assets by Seller and the purchase of the Assets by Buyer paying the Estimated Cash Amount, if any, the assumption of the Liabilities by Buyer, and the settlement of claims by Buyer and Seller to the extent provided herein, and the making of other agreements, all as contemplated by this Agreement.

               (n)  "D&T" means Deloitte & Touche L.L.P., auditors for Buyer.

               (o) "Debentures" means Seller's outstanding $5,250,000 10% Convertible Subordinated Debentures due 2007.

               (p)  "Debt Ceiling Covenant" shall have the meaning set forth in
Section 17(a)(18).

               (q)  "Deciding Accountant" shall have the meaning set forth in
Section 5(e) hereof.

               (r)  "Disagreement Notice" shall have the meaning set forth in
Section 5(d) hereof.

               (s) "Dismissal Agreement" means the agreement in substantially the form of Exhibit F attached hereto.

               (t) "Division" means the business of Seller as it relates to all vehicle rental and related operations heretofore operated by Seller under Buyer's system and its License Agreement with Buyer.

               (u) "Dollar General Release" means the agreement in substantially the form of Exhibit G attached hereto.

               (v) "Elective Net Worth Amount" means in the event the Minimum Net Worth Requirement has not been met but Buyer elects to close pursuant to
Section 4(c)(2) hereof, the amount by which the Net Worth is more negative than negative Two Million One Hundred Thousand Dollars (-$2,100,000) as reflected on the Unaudited Closing Balance Sheet.

               (w) "Estimated Cash Amount" shall mean a dollar amount determined in the same manner as the Cash Amount except that such determination shall be made with reference to the Unaudited Closing Balance Sheet rather than with reference to the Final Closing Balance Sheet.

               (x) "Excluded Assets" means the assets of Seller at Closing which are specifically retained by Seller (including all books and records in any form pertaining thereto) including, without limitation, (i) the South Seas stock (but which is subject to the Stock Pledge Agreement) and all other assets of Seller not relating to and not used in the business of the Division; (ii) all items of Assets which are disposed of by Seller in the ordinary course of its business prior to Closing and as permitted hereby; (iii) the specified assets of Seller listed on Exhibit H hereto which will be updated at Closing, and which shall include, without limitation, any receivables from Seller's officers, directors, shareholders or Affiliates including, without limitation, South Seas, as well as any investments in Seller's shareholders or Affiliates including, without limitation, South Seas. The Excluded Assets shall specifically include, I.E., there shall be expressly excluded from the Assets being acquired by Buyer, any corporate minute books and records, shareholder transfer records or ledgers, or other organizational or corporate governance information of Seller or South Seas.

               (y) "Final Closing Balance Sheet" means the audited balance sheet of the Division, prepared in accordance with GAAP Consistently Applied as modified and clarified by the Agreed Practices, as of the date of Closing, which shall reflect resolution of all claims described in Sections 19(a) and (b), if any, pending at Closing, as finally accepted in accordance with the provisions specified herein.

               (z) "Final Net Worth" means the Net Worth of the Division as set forth on the Final Closing Balance Sheet. The Final Net Worth will be determined in accordance with GAAP Consistently Applied as modified and clarified by the Agreed Practices.

               (aa) "Financial Statements" shall have the meaning set forth in
Section 15(b)(1) hereof.

               (bb) "GAAP" means generally accepted accounting principles.

               (cc) "GAAP Consistently Applied" means GAAP applied on a basis consistent with that of the audited financial statements of the Seller as of and for the year ended December 31, 1994, reported on by PW. Where there are alternative principles under GAAP, the principles to be used shall be those consistently used by the Seller in preparing its said audited financial statements as of and for the year ended December 31, 1994, assuming such principles are acceptable under GAAP.

               (dd) "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

               (ee) "Holdback Agreement" means the Holdback Agreement in substantially the form of Exhibit K attached hereto pursuant to which the Holdback Amount, if any, will be held pending final determination of the Cash Amount.

               (ff) "Holdback Amount" means the amount held by the escrow agent under the Holdback Agreement pursuant to Section 6 hereof, if any.

               (gg) "ISRB" shall have the meaning set forth in Section 19(c) hereof.

               (hh) "Liabilities" means and includes only those specific contracts, leases, agreements, litigation claims and detailed liabilities of Seller relating to operation of the Division listed on Exhibit I attached hereto, and which will be updated to reflect permitted changes in the Liabilities at the Closing, AND as the same are reflected as a liability in the Unaudited Closing Balance Sheet and as finalized in the Final Closing Balance Sheet, and including also the information identified on Exhibit J hereto pertaining to Off-balance Sheet Liabilities which will likewise be updated as of the time of Closing, together with all books and records in any form pertaining, identifying or memorializing the Liabilities (but not adding thereto other liabilities not expressly set forth above). Notwithstanding the foregoing: (i) no liabilities and obligations of any kind whatsoever (whether accrued, absolute, liquidated or unliquidated, contingent, known, unknown or otherwise) that are not expressly included as a Liability on Exhibit I hereto as of the time of Closing, and as reflected in the Unaudited Closing Balance Sheet and as finalized in the Final Closing Balance Sheet, or Exhibit J hereto as updated to the time of Closing pertaining to Off-balance Sheet Liabilities, shall be assumed by the Buyer; and (ii) any income, general, excise or conveyance taxes or other taxes incurred by Seller in connection with the Closing shall not be assumed as a part of the Liabilities.

               (ii) "License Agreement" means the License Agreement dated April 3, 1974, as amended, by and between Buyer and Seller, and pursuant to which Seller has been authorized to conduct the business of the Division in the State of Hawaii.

               (jj) "Master Lease" means the Master Lease Agreement between Buyer and Seller dated October 22, 1993.

               (kk) "Minimum Net Worth Requirement" shall mean a Net Worth as reflected on the Unaudited Closing Balance Sheet of not more negative than
negative Two Million One Hundred Thousand Dollars    (-$2,100,000).

               (ll) "Net Worth" means the net worth of the Division, i.e., Assets (including all intangibles other than goodwill) minus Liabilities (other than Off-balance Sheet Liabilities), as evidenced by the Unaudited Closing Balance Sheet and as finalized in the Final Closing Balance Sheet.

               (mm) "Notice of Third Party Claim" shall have the meaning set forth in Section 20(f)(1) hereof.

               (nn) "Off-balance Sheet Adverse Event" means the occurrence, existence or accrual of one or more previously undisclosed Off-balance Sheet Liability or Liabilities not originally listed on Exhibit J hereto equalling or exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

               (oo) "Off-balance Sheet Liability" means any obligation which is not shown as a liability on the Division's balance sheet constituting a part of the Preliminary Financial Information, and is listed on Exhibit J hereto with respect to such obligations initially, including certain litigation claims, and as the same will be updated to the date of Closing in the same manner as Seller's schedules. Off-balance Sheet Liabilities shall expressly include but shall not be limited to expenses and liabilities that are unknown to Seller upon preparation of its schedules and exhibits that may be incurred by Buyer after Closing that are in excess of the amounts Seller has reserved for such expenses and liabilities on the Unaudited Closing Balance Sheet as finalized in the Final Closing Balance Sheet; subject, however, to Seller's obligation to fully provide the information required in preparation of the exhibits and schedules hereto.

               (pp) "PISC General Release" means the agreement in substantially the form of Exhibit M attached hereto.

               (qq) "PISC Noncompetition Agreement" means the agreement in substantially the form of Exhibit N attached hereto.

               (rr) "Preliminary Financial Information" means the unaudited balance sheet, income statement and statement of cash flows of the Division as of June 30, 1995, together with account level detail, detailed supporting receivables and reserves, and a forecast of cash flow and estimated Net Worth and balance sheet for the Division as of October 31, 1995 and November 30, 1995.

               (ss) "PW" means Price Waterhouse L.L.P, auditors for Seller.

               (tt) "Retained Employee Liabilities" shall mean employment-related liabilities, accruals or similar obligations of any kind whatsoever as to any employees of the Division not hired by Buyer as of the Closing including, without limitation, claims for salary, fringes, unemployment compensation, severance, accrued vacation, accrued leave or any other statutory or other allowances to such employees arising after Closing by reason of the contemplated transaction, together with any unemployment insurance or Hawaii dislocated workers allowance payable to Division employees even if they are hired by Buyer upon Closing. Notwithstanding any provision hereof to the contrary, Retained Employee Liabilities relate only to accruals or statutory entitlements as of Closing, and not future salary or benefits pursuant to contracts or otherwise including, without limitation, Seller's commitment described in
Section 19(d)(1)(ii) if not assumed by Buyer in its sole discretion.

               (uu) "Retained Liabilities" means the liabilities of Seller at Closing which are specifically retained by Seller (including all books and records in any form pertaining thereto) and which Seller shall pay, perform and discharge, and for which Buyer is not responsible nor is it assuming, which liabilities include, without limitation, (i) the Debentures; (ii) any liabilities, claims or obligations of Seller, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, arising or that may arise from any asserted or unasserted claims, or as specified on Exhibit L hereto, in each case OTHER THAN the Liabilities which are set forth on the Unaudited Closing Balance Sheet and as finalized in the Final Closing Balance Sheet, and the specified liabilities of Seller listed on Exhibit I hereto which will be updated at Closing, or on Exhibit J hereto describing Off-balance Sheet Liabilities which will likewise be updated at Closing; (iii) all claims, liabilities or obligations of South Seas; (iv) all claims, liabilities or obligations of Seller relating to South Seas; (v) liabilities of Seller to South Seas or any other officer, director, shareholder or Affiliate of Seller; or (vi) liabilities relating to or arising from or that constitute liens against the Excluded Assets. Items to be listed on Exhibit L hereto, as described in (ii) above, shall include, without limitation, any and all claims against Seller related to cancellation of 700 1995 Hyundai Elantras ordered from Hyundai Motor America; Maui base yard construction dispute with Tinsmith, Inc. in the estimated amount of $55,735.84; dispute with General Motors Acceptance Corporation on audit of returned vehicle charges for 1992 and 1993 in the estimated amount of $263,614.20; any employment-related liabilities, accruals or obligations of any kind whatsoever as to any employees of Seller (or South Seas) not hired by Buyer as of the Closing including, without limitation, claims for salary, fringes, unemployment compensation, severance, accrued vacation, accrued leave or any other statutory or other allowances to such employees arising after Closing by reason of the contemplated transaction; any unemployment insurance or Hawaii dislocated worker's allowance payable to Seller's employees even if they are hired by Buyer upon Closing; any and all claims against Seller for employment practices including terminations before Closing; and any claims or obligations for punitive and/or exemplary damages or for civil or criminal or regulatory fines or penalties for the period on or before the date of Closing.

               (vv) "Review Period" shall have the meaning set forth in Section 5(d) hereof.

               (ww) "Robin General Release" means the agreement in substantially the form of Exhibit O attached hereto.

               (xx) "Robin Noncompetition Agreement" means the agreement in substantially the form of Exhibit P attached hereto.

               (yy) "Seller Delivered Agreements" shall have the meaning set forth in Section 15(a)(2) of this Agreement.

               (zz) "South Seas" means South Seas Motors, Inc., a Hawaii corporation, which is a wholly-owned subsidiary of Seller.

               (aaa) "Standstill Agreement" means the agreement in the form of Exhibit Y hereto executed as of the date of this Agreement.

               (bbb) "Stock Pledge Agreement" means the agreement executed as of the date hereof in the form of Exhibit Q attached hereto.

               (ccc) "Unaudited Closing Balance Sheet" means the unaudited balance sheet of the Division as of the Closing (or as near as practicable), prepared by Seller, which will not reflect payment by Buyer, if required, of the Estimated Cash Amount. The Unaudited Closing Balance Sheet shall be prepared in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices.

               (ddd) "Unaudited Net Worth" means the Net Worth of the Division as disclosed on the Unaudited Closing Balance Sheet.

               (eee) "Vehicle Return Procedures" means the procedures attached hereto as Exhibit R.

2.             PREPARATION OF EXHIBITS AND SCHEDULES.

               (a) Seller and Buyer understand and agree that, in order to expedite the execution of this Agreement by both parties hereto, and in order to avoid the delay necessary to finalize all exhibits to this Agreement, on or before 5:00 p.m. C.D.T. on July 26, 1995, Seller and Buyer shall have agreed upon, and upon such agreement shall be deemed to have incorporated herein by reference, all exhibits hereto not attached at the time of execution of this Agreement. The parties will exchange appropriate written evidence of agreement on such remaining exhibits. In the event the exhibits have not been agreed upon by 5:00 p.m. C.D.T. on July 26, 1995, then Buyer or Seller shall be permitted to terminate and rescind this Agreement, each in their sole discretion, or mutually extend and/or re-extend the period of time for the exhibits to be finalized. Notwithstanding anything to the contrary provided in this Agreement, (i) the parties shall have until conclusion of Buyer's due diligence period as described in Section 8 hereof to propose to each other, and to either accept or reject, the terms and scope of the Agreed Practices, and (ii) exhibits to be updated at Closing shall be supplemented and presented at the times and in the manner required for schedules under Section 2(b) hereof.

               (b) SCHEDULES. Seller and Buyer also understand and agree that, in order to expedite the execution of this Agreement, and in order to avoid the delay necessary to compile schedules of exceptions to the representations and warranties set forth below, on or before 5:00 p.m. C.D.T. on July 26, 1995, Seller will deliver to Buyer its schedules identified herein, and any item listed on such schedules shall be deemed to supplement or state an exception to the identified representations and warranties made by Seller as they are made on the date hereof, even if there is not an appropriate cross reference to a schedule appearing in Section 15 hereof. Upon receipt of such schedules, and through the due diligence period, during which time Buyer shall be afforded the opportunity to review and examine the materials and information referenced on such schedules, Buyer may terminate this Agreement, without any liability to Seller, if anything set forth on such schedules is unacceptable to Buyer in its sole discretion. Such schedules shall be updated by Seller during the period from their delivery to the Closing not later than the tenth (10th) day of each month with respect to matters which should properly have been added to such schedules as to events, conditions, circumstances or transactions occurring or discovered during the most recently completed calendar month. Seller shall furnish its final schedules hereto (as well as exhibits which are required to be updated) not less than five (5) business days before the Closing (provided such advance delivery does not release Seller from the obligation to update through and including the date of Closing as to new or previously unknown matters), during which time Buyer may review such changes and may terminate this Agreement, without any liability of Buyer to Seller, if anything set forth on such schedules is unacceptable to Buyer in its sole discretion. Notwithstanding any provision in this Agreement to the contrary, all references to the representations and warranties of Seller made herein shall be deemed to relate only to such representations and warranties as modified or supplemented, from time to time, by the schedules hereto, and irrespective of whether or not the text of Section 15 currently cross references a schedule. In addition, representations and warranties appearing in this Agreement upon execution hereof, and until initial delivery of the schedules as required hereby, shall not be deemed completed or made until the time of initial delivery of the applicable schedules.

3.             PRINCIPAL TRANSACTIONS.

               (a) PURCHASE AND SALE. At the Closing provided for in Section 11 of this Agreement: (i) the Seller shall sell, convey, assign and transfer the Assets and assign the Liabilities to the Buyer; (ii) the Buyer shall purchase the Assets, make payment of the Estimated Cash Amount, if any, and assume the Liabilities; and (iii) each of the Seller and the Buyer shall take the other actions that Sections 12 and 13 of this Agreement, respectively, contemplates that each such party will take.

               (b) NONCOMPETITION AGREEMENTS. At Closing, (i) Seller shall execute and deliver the PISC Noncompetition Agreement, whereby Seller shall obligate itself not to compete with or solicit against Buyer in accordance therewith for a period of two (2) years from the date of Closing; and (ii) Seller shall cause Alan Robin to execute and deliver the Robin Noncompetition Agreement, whereby he shall obligate himself not to compete with or solicit against Buyer in accordance therewith for a period of one (1) year from the date of Closing. Seller acknowledges and agrees and shall cause Robin to acknowledge and agree that payment of the purchase price and the other consideration received by Seller and Robin pursuant hereto is full, fair and adequate consideration for all of their respective covenants and agreements in this Agreement including, without limitation, the PISC Noncompetition Agreement, the PISC General Release, the Robin General Release and the Robin Noncompetition Agreement.

               (c) SETTLEMENT OF CLAIMS. At Closing, (i) Seller shall execute and deliver the PISC General Release; (ii) Seller shall cause Alan Robin to execute and deliver the Robin General Release; (iii) Buyer shall execute and deliver the Dollar General Release; and (iv) Seller, Buyer and if necessary, other Affiliates named in litigation, shall execute the Dismissal Agreement. Seller and Buyer respectively undertake to cause any such other necessary parties who are their Affiliates to execute and deliver the Dismissal Agreement.

4.             PURCHASE CONSIDERATION.

               (a) DETERMINATION. In addition to Buyer's execution and delivery of the Assumption Agreement at Closing and acceptance of the Liabilities indicated thereby, the cash purchase price to be paid by Buyer for the Assets ("Cash Amount"), which will be disbursed to the trustee for the Debentures, shall be One Million Five Hundred Thousand Dollars ($1,500,000), less that amount of the Net Worth that is more negative than negative Six Hundred Thousand Dollars (-$600,000) immediately before and as of the date of Closing, or alternatively, plus that amount of the Net Worth that is more positive than negative Six Hundred Thousand Dollars (-$600,000) immediately before and as of the date of Closing.

               (b)  NET WORTH.  In determining the Net Worth at the time of
Closing:

                    (1) The valuation of Assets and Liabilities of the Division in both the Unaudited Closing Balance Sheet and the Final Closing Balance Sheet shall be presented in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices. There shall be no changes from the Agreed Practices unless specifically agreed otherwise in writing by Seller and Buyer.

                    (2) All determinations of Net Worth will be based on GAAP Consistently Applied as modified or clarified by the Agreed Practices, I.E., historical cost, and shall exclude goodwill.

                    (3) The Liabilities for purposes of determining Net Worth shall be inclusive of indebtedness of Seller to Buyer; subject, however, to exclusion from such debt any amounts which are then the subject of a good faith dispute being resolved in accordance with the procedures outlined in Section 19(a) and (b) hereof.

                    (4) Neither Excluded Assets nor Retained Liabilities shall for any purpose under this Agreement be considered in the computation of Net Worth.

               (c) LIMITS. The Cash Amount payable pursuant hereto is subject to the following limits:

                    (1) The operation of Section 4(a) hereof shall not require under any circumstance that Buyer pay a Cash Amount (or Estimated Cash Amount at Closing) exceeding the sum of Two Million One Hundred Thousand Dollars ($2,100,000).

                    (2) The operation of Section 4(a) hereof shall not require that Buyer or Seller complete the purchase and sale contemplated hereby in the event the Unaudited Net Worth of the Division is more negative than negative Two Million One Hundred Thousand Dollars (-$2,100,000) at the time of Closing. In such event, either Seller or Buyer may terminate this Agreement without liability to the other. If Buyer elects to close, however, under circumstances where the Unaudited Net Worth is more negative than negative Two Million One Hundred Thousand Dollars (-$2,100,000), Seller shall not be required to pay Buyer the Elective Net Worth Amount.

5. ADJUSTMENTS TO ESTIMATED CASH AMOUNT. The Cash Amount shall be determined and adjusted from the Estimated Cash Amount as follows:

               (a) UPWARD ADJUSTMENT. The Cash Amount shall be adjusted upward, on a dollar-for-dollar basis, to the extent that the Final Net Worth exceeds or is more positive than the amount of Unaudited Net Worth.

               (b) DOWNWARD ADJUSTMENT. The Cash Amount shall be adjusted downward, on a dollar-for-dollar basis, to the extent the Final Net Worth is less than or more negative than the Unaudited Net Worth.

               (c) FINAL CLOSING BALANCE SHEET. Buyer shall, at Buyer's sole cost and expense, prepare and deliver to Seller within sixty (60) days of the date of Closing the Final Closing Balance Sheet which shall include, in addition to the other information set forth therein, the Final Net Worth, and reflect resolution of any disputes subject to Sections 19(a) and (b) hereof (but not Section 20(f)(3), if applicable).
The Final Closing Balance Sheet, and the Assets and Liabilities reflected thereon, shall be prepared and determined in accordance with GAAP
Consistently Applied as modified or clarified by the Agreed Practices, and shall be accompanied by an independent auditor's report thereon of Buyer's independent auditors, D&T, to the effect that the Final Closing Balance
Sheet, and the Assets and Liabilities reflected thereon, were prepared and determined in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices. The Final Closing Balance Sheet shall be accompanied by a supplementary schedule setting forth the calculation of the adjustment to the Cash Amount from the Estimated Cash Amount contemplated by
Section 5(a) or (b), as the case may be. Buyer and D&T shall make available to Seller upon Seller's request and its independent auditor, PW, all work papers, books and records used in the preparation and audit of the Final
Closing Balance Sheet, and shall provide copies of the same to Seller upon Seller's request.

               (d) REVIEW PERIOD. Seller shall have fifteen (15) business days after its receipt of (i) the Final Closing Balance Sheet and related supplementary schedules, and (ii) if requested by Seller, all work papers, books and records used in the preparation and audit of the Final Closing Balance Sheet, to review them ("Review Period"). On or prior to the expiration of the Review Period, Seller shall notify Buyer in writing whether it agrees or disagrees with Buyer's calculation of any adjustment to the Cash Amount or where no Estimated Cash Amount was paid the determination of Final Net Worth more negative than the Unaudited Net Worth and, if it disagrees (the "Disagreement Notice"), the basis of its disagreement, including its calculation of any adjustment to the Cash Amount or Final Net Worth, respectively. If Buyer does not receive the Disagreement Notice on or prior to the expiration of the Review Period, Seller shall be deemed to have approved the Final Closing Balance Sheet and Buyer's calculation of any adjustment to the Cash Amount applicable thereto and the Final Net Worth.

               (e) DISAGREEMENT PROCEDURE. If Buyer receives the Disagreement Notice, Seller and Buyer shall, in good faith, attempt to resolve the disagreement within fifteen (15) business days after Buyer's receipt of the Disagreement Notice. If they cannot resolve the disagreement within such time period, they promptly shall refer such disagreement for resolution to AA, or if AA is unable to serve or declines to act, or if at the time of such referral AA is not independent of each of Buyer and Seller, such other firm of independent accountants of recognized national standing as mutually selected by Buyer and Seller (AA or such other firm being referred to herein as the "Deciding Accountant"). The determination of the Deciding Accountant as to the calculation and amount of any adjustment to the Cash Amount and the Final Net Worth shall be rendered within thirty (30) days after such disagreement is referred to the Deciding Accountant, and shall be binding upon the parties hereto.

               (f) COOPERATION WITH DECIDING ACCOUNTANT. Each of Buyer and the Seller shall furnish to the Deciding Accountant, at its own cost and expense, such documents and information as the Deciding Accountant may request, and each party may also furnish to the Deciding Accountant such other information and documents as it deems relevant, in all cases with copies (where it would not be unreasonably costly or burdensome to provide copies) or notification (with reasonable rights of access) being given by the other party. The fees and expenses payable to the Deciding Accountant shall be borne one-half by Seller and one-half by Buyer.

               (g) RESOLUTION. The Final Closing Balance Sheet as agreed to by the parties or as determined by the Deciding Accountant, and the Final Net Worth reflected thereon, shall be considered the "Final Closing Balance Sheet" and the "Final Net Worth," respectively, for all purposes of this Agreement. The latter of the date (i) on which the parties agreed upon the Final Closing Balance Sheet and the calculation of any adjustment to the Cash Amount and the Final Net Worth, or (ii) the date on which the Deciding Accountant renders its decision with respect thereto, or (iii) resolution of all good faith disputes in accordance with Sections 19(a) and (b) hereof (but not Section 20(f)(3) hereof), shall be called the "Final Settlement Date."

               (h) FINAL PAYMENT. Within five (5) business days after the Final Settlement Date, (i) if the Cash Amount exceeds the Estimated Cash Amount paid at Closing, Buyer shall pay to the trustee for the Debentures the amount of such excess by wire transfer to an account identified in writing by Seller, and
(ii) if the Estimated Cash Amount paid at Closing exceeds the Cash Amount, or if, in a circumstance where no Estimated Cash Amount was paid, the Final Net Worth is more negative than the Unaudited Net Worth, Seller shall pay to Buyer the amount of the excess of the Estimated Cash Amount over the Cash Amount, or the amount of Final Net Worth which is more negative than the amount of Unaudited Net Worth, respectively, by wire transfer to an account of Buyer identified in writing by Buyer to the extent not satisfied by disbursement of the Holdback Amount, if an Estimated Cash Amount was paid, pursuant to the Holdback Agreement.

               (i) FINAL ALLOCATIONS. Any adjustments to the Cash Amount or as a result of determination of the Final Net Worth required by application of this
Section 5 shall be allocated among the Assets (or to the residual) in the same manner or proportion as the allocation required by Section 13(e) hereof.

6. HOLDBACK REQUIREMENTS. In order to better assure that Buyer will pay no more than the Cash Amount if it is determined to be less than the Estimated Cash Amount paid at Closing, Seller and Buyer agree that the greater of (i) ten percent (10%) of the

Estimated Cash Amount or (ii) the portion of the Estimated Cash Amount which exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the greater of such amounts being the "Holdback Amount"), which is otherwise to be paid to the trustee for the Debentures at Closing, will instead be delivered in escrow pursuant to the terms of the Holdback Agreement. The terms of the Holdback Agreement shall provide, among other things, that if the Estimated Cash Amount paid at Closing exceeds the Cash Amount, the escrow agent pursuant thereto shall pay to Buyer at the time required by Section 5 the lesser of the amount of such excess or the Holdback Amount. Any sums still held under the Holdback Agreement after disbursement of the Holdback Amount to Buyer will be paid over to the trustee for the Debentures.

7.             SOUTH SEAS STOCK PLEDGE.

               (a) PLEDGE. Contemporaneously with the execution of this Agreement, Seller shall execute and deliver the Stock Pledge Agreement, pledging as a first and preferred lien and without any junior liens, one hundred percent (100%) of the issued and outstanding capital stock of South Seas to secure the following:

                    (1) The Master Lease payments (subject to customary offsets but none accruing on or before April 30, 1995 except as otherwise specifically provided in Section 19(a) hereof) accruing or becoming due and payable from and after May 1, 1995 until the earlier of Closing or termination of this Agreement;

                    (2) The payment of all other obligations of Seller to Buyer accruing or becoming due and payable from and after May 1, 1995 until the earlier of Closing or termination of this Agreement and expressly including amounts that are hereafter disputed and are subject to the procedure outlined in Sections 19(a) and (b) hereof, during the pendency of the dispute and until resolution (but not claims submitted for ADR as described in Section 20(f)(3) hereof);

                    (3) Buyer's money damages and incidental, out of pocket losses as awarded by the final, non-appealable order of a court for failure or refusal to close after satisfaction (or waiver by the party entitled to the satisfaction) of all conditions precedent to the obligation of both parties to the Closing;

                    (4) The amount of the downward adjustment from the Estimated Cash Amount to the Cash Amount necessitated upon receipt of the Final Closing Balance Sheet, to the extent not satisfied by the Holdback Amount;

                    (5) In a circumstance where no Estimated Cash Amount was paid, the amount by which the Final Net Worth is more negative than the Unaudited Net Worth amount;

                    (6) If Closing occurs, any amounts or Assets required to be returned by Buyer pursuant to the order of a court under any preference or fraudulent transfer law; provided, however, that if as of that date which is ninety-one (91) days after Closing (i) Seller has not filed a voluntary petition for relief under the Federal Bankruptcy Code, as amended, (ii) an involuntary petition has not been filed against Seller under the Federal Bankruptcy Code, as amended, or (iii) no such action or assertion in such bankruptcy case has been filed or made, then the subject pledge and lien shall lapse insofar as its secures the obligation described in this Section 7(a)(6). If any such filing is made, or action or assertion in such bankruptcy case is made on or before such ninety-first (91st) day, then this lien shall continue through completion of any such case under the Federal Bankruptcy Code, as amended, and until resolution by the final, non-appealable order of a court.

               (b) SECONDARY COLLATERAL. Insofar and only insofar as the South Seas stock secures adjustments necessitated upon receipt of the Final Closing Balance Sheet, and in the event the Estimated Cash Amount paid at Closing exceeds the Cash Amount, Buyer shall first receive the Holdback Amount from the escrow agent under the Holdback Agreement, and then any amount remaining unsatisfied thereafter shall be secured by the South Seas stock.

               (c) AGENT. Pursuant to the Agency Agreement executed on the date hereof, the South Seas stock is held by Liberty Bank and Trust Company of Tulsa, N.A., to perfect Buyer's lien.

8. DUE DILIGENCE. From and after the date hereof and prior to the Closing, Seller agrees to permit Buyer and its representatives full access to the Assets, Liabilities and the Division's operations, and its business and financial records, contracts and prospects files and any and all other documentation to permit it to complete its due diligence procedures and review. In addition, the parties agree that Buyer shall complete due diligence procedures and review of Preliminary Financial Information and Division operations within forty-five (45) days after initial delivery of complete and conforming schedules (as well as exhibits which are required to be updated) by Seller pursuant to Section 2(b) of this Agreement. At Seller's request, Buyer shall confirm in writing within two (2) days after Seller's initial submission of its schedules (as well as initial exhibits which are required to be updated), whether or not the Buyer believes that Seller's submissions as of such time have been sufficiently "complete and conforming" to commence the 45-day period. In the event in response to initial deliveries, Buyer within two (2) days requests supplementation or clarification, then upon Seller's response Seller may again request such confirmation. Buyer has the right at any time during such 45-day period to terminate this Agreement for any reason or no reason at all, as well as other rights of termination at other times, as more particularly provided in

Section 21(d) hereof. The Agreed Practices will be finalized by the parties before completion of the 45-day period described herein. Upon entering into this Agreement, three Agreed Practices have been identified and placed on Exhibit B. These do not constitute all of the Agreed Practices as the same are expressly permitted to be developed by the parties during the 45-day period described herein. Seller has specifically requested Buyer accept such exhibit without Buyer doing field work or other verifications necessary to substantively review the content of Exhibit B as of the date of this Agreement. However, if the transaction proceeds beyond the 45-day due diligence period, the three Agreed Practices as identified on today's date will be used in developing the Unaudited Closing Balance Sheet and Final Closing Balance Sheet. Due to Buyer not having yet tested or reviewed the application of such Agreed Practices as of the date of execution hereof, however, it is expressly understood that within the 45-day period Buyer may terminate this Agreement without any liability to Seller for any reason, and even if such reason is solely Buyer's dissatisfaction with the application of any one or more of the Agreed Practices identified on Exhibit B on the date hereof.

9.             CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE.

               All of the obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Buyer as a condition to Closing:

               (a) The representations and warranties of the Seller contained in this Agreement or in any certificate, exhibit, schedule or other document executed and delivered by Seller pursuant to, or in connection with, this Agreement shall be true as of the date when made, shall be deemed to be made again at and as of the date of Closing and shall be true at and as of the Closing.

               (b) The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

               (c) Between December 31, 1994 and the Closing: (i) no damage to or destruction of the Assets which would constitute a materially adverse change in the condition of the Assets shall have occurred; (ii) no event shall have occurred or failed to occur as a result of which performance by the Buyer of any of the Liabilities would be materially more burdensome; and (iii) no materially adverse change in the Division shall have occurred. Seller's experiencing operating losses since December 31, 1994 as reflected in the Preliminary Financial Information shall not be deemed a failure of this condition.

               (d) The Seller shall have provided the Buyer with all necessary consents by third parties that all contracts, agreements, leases, concessions, borrowings, commitments, arrangements, undertakings and understandings included in the Assets or the Liabilities which would otherwise be in default (assuming that any required notice of default has been given and any periods for cure have expired) or subject to cancellation or nonrecurring payments as a result of the transactions contemplated by this Agreement, shall continue unaltered after the Closing and for their term (assuming no subsequent amendment or termination or any other action by Buyer causing such alteration), affirmative consents to assignment, transfer or assumption are given, and none of such consents shall affect the rights of the Buyer thereunder with respect to the Assets, the Liabilities or the Division.

               (e) No action, proceeding, investigation, regulation or litigation shall have been instituted or threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which, in the reasonable judgment of the Buyer, would have a materially adverse effect on the Assets, the Liabilities or the Division, taken as a whole.

               (f) All authorizations, consents, permits and approvals of any domestic or foreign governmental or public unit, agency, body, authority or other person or entity necessary for the valid consummation of the transactions contemplated by (and other compliance with or performance under) this Agreement of Buyer shall have been obtained by Buyer including, without limitation, the waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or early termination thereof shall have been granted.

               (g) The Buyer shall have received all necessary consents to the transactions contemplated by this Agreement required under all loan agreements, financing arrangements, commitments, contracts, and other agreements to which the Buyer or its Affiliates is subject or bound including, without limitation, the consent of the board of directors of its parent, Pentastar Transportation Group, Inc.

               (h) The shareholders of the Seller shall have approved, in accordance with the charter documents and bylaws of the Seller and applicable law (including, without limitation, the Securities Exchange Act of 1934, as amended), the transactions contemplated by this Agreement.

               (i) There shall not exist or have occurred any Off Balance Sheet Adverse Event.

               (j) All of the Assets shall be free and clear of any liens, mortgages, security interests or other encumbrances, save and except for those securing the Liabilities.

               (k) Seller shall have satisfied the Minimum Net Worth Requirement as of the date of and immediately before Closing, as reflected on the Unaudited Closing Balance Sheet.

               (l) Seller shall have obtained the tender and/or consent of holders owning in the aggregate a minimum of eighty percent (80%) of the face value of all outstanding Debentures to the conveyance and transfer of Assets at the Closing.

               (m) Seller shall deliver consents from its existing lenders to the extent Buyer considers necessary or appropriate (including, without limitation, releases of liens and waivers of cross-defaults and cross-collateral requirements, if any, as to the Retained Liabilities).

               (n) Seller shall have received a fairness opinion on the transactions contemplated hereby to its board of directors from Houlihan, Lokey, Howard & Zukin or another investment banking firm reasonably satisfactory to Buyer, a copy of which such opinion will be delivered to Buyer promptly after received by Seller.

               (o) Compliance by Seller with all notice and related payment and withholding requirements under bulk transfer laws, to the extent applicable.

               (p)  Compliance by Seller with the Debt Ceiling Covenant.

               (q) Completion of environmental due diligence by Buyer and Buyer's satisfaction with the results thereof in its sole determination.

               (r) Completion of vehicle inspections and vehicle reviews satisfactory to Buyer.

               (s) Seller shall deliver consents of lessors and concession grantors and estoppel certificates with respect to the leases and concessions constituting Liabilities in a form satisfactory to Buyer.

               (t) Seller shall deliver releases and consents as may be required by Buyer from Seller's lenders or contract parties with respect to the transfer of the Assets or assumption of the Liabilities.

               (u)  Seller shall deliver the solvency certificate described in
Section 12(z) hereof.

10.            CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE.

               All of the obligations of Seller under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Seller as a condition to Closing:

               (a) The representations and warranties of the Buyer contained in this Agreement or in any certificate, exhibit, schedule or other document executed and delivered by Buyer pursuant to, or in connection with, this Agreement shall be true as of the date when made, shall be deemed to be made again at and as of the date of Closing and shall be true at and as of the Closing.

               (b) The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

               (c) No action, proceeding, investigation, regulation or litigation shall have been instituted or threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which, in the reasonable judgment of the Seller, would have a materially adverse effect on the Buyer's ability to execute and deliver this Agreement.

               (d) All authorizations, consents and approvals of any domestic or foreign governmental or public unit, agency, body, authority or other person or entity necessary for the valid consummation of the transactions contemplated by (and other compliance with or performance under) this Agreement shall have been obtained including, without limitation, the waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or early termination thereof shall have been granted.

               (e) The shareholders of the Seller shall have approved, in accordance with the charter documents and bylaws of the Seller and applicable law (including, without limitation, the Securities Exchange Act of 1934, as amended), the transactions contemplated by this Agreement.

               (f) Seller shall have obtained the tender and/or consent of holders owning in the aggregate a minimum of eighty percent (80%) of the face value of all outstanding Debentures to the conveyance and transfer of Assets at the Closing.

               (g) Seller shall have received a fairness opinion on the transactions contemplated hereby to its board of directors from Houlihan, Lokey, Howard & Zukin or another investment banking firm reasonably satisfactory to Buyer.

               (h) Seller shall have satisfied the Minimum Net Worth Requirement as of the date of and immediately before Closing, as reflected on the Unaudited Closing Balance Sheet.

               (i) Seller shall have received consents from its existing lenders to the extent Buyer considers necessary or appropriate

(including, without limitation, releases of liens and waivers of cross-defaults and cross-collateral requirements, if any, as to the Retained Liabilities).

               (j) Seller shall have received consents of lessors and concession grantors and estoppel certificates with respect to the leases and concessions constituting Liabilities in a form satisfactory to Buyer.

               (k) The Retained Employee Liabilities shall not equal or exceed Twenty-Five Thousand Dollars ($25,000).

               (l) Seller shall have received releases and consents as may be required by Buyer from Seller's lenders or contract parties with respect to the transfer of the Assets or assumption of the Liabilities.

11.            CLOSING.

               Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Torkildson, Katz, Jossem, Fonseca, Moore & Hetherington, Honolulu, Hawaii, on October 31, 1995, or at such other place and time as soon thereafter as possible as may be mutually agreed between the parties hereto in writing, provided that in no event shall the date of Closing be extended past November 30, 1995. At the request of Buyer, the parties shall conduct a pre-Closing conference to review the status of satisfaction and completion of the items required hereby, which would not be convened earlier than two (2) business days before the Closing.

12.            DELIVERIES BY SELLER AT CLOSING.

               At the Closing, Seller shall deliver to Buyer the following properly executed documents:

               (a) The Bill of Sale together with such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance as appropriate to convey to the Buyer all title to and interest in the Assets duly executed by the Seller.

               (b) Appropriate assurances as to Liabilities relating to substitution of parties, no defaults, estoppel certificates, consents to assignment and transfer, and also generally showing the total amounts required to be paid as of the Closing (including principal, interest, penalties, fees and premiums) to pay or prepay in full all indebtedness for borrowed money constituting Liabilities, together with (i) releases or termination statements of all mortgages, deeds to secure debt, deeds of trust, security interests, pledges, liens and other charges, encumbrances or adverse claims on the Assets from such creditors, lessors and any other creditor of the Seller which constitute Retained Liabilities, sufficient in the sole determination of the Buyer to release all such liens and encumbrances on the Assets, and (ii) evidence satisfactory to the Buyer of the Seller's arrangements to satisfy out of funds that would not constitute Assets, all liabilities which are not Liabilities and which must be satisfied in order to obtain the releases and termination statements referred to above including, without limitation, any penalties, fees and premiums payable in respect of the foregoing.

               (c) Certificates dated as of the Closing and executed by the president of the Seller (i) stating that the representations of the Seller in the Agreement are true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and that the covenants and agreements to be performed or complied with by the Seller prior to or at the Closing have been conformed and complied with;
(ii) certifying the corporate action of the Seller represented and warranted pursuant to Section 15(a)(2) of this Agreement and certifying that all such action is still in full force and effect and that it is all the action adopted in connection with the transactions contemplated by this Agreement, including a certification as to the text of such corporate action; and (iii) setting forth the names and titles of the officers of the Seller executing this Agreement and the other agreements, instruments and documents executed and delivered by the Seller pursuant to this Agreement, the signatures of such officers and the seal of the Seller; and with the signature and title of the president certified by another officer of the Seller.

               (d)  The Assumption Agreement with respect to the Liabilities.

               (e) Title certificates, registrations and other documentation necessary to transfer motor vehicles and any other certificated assets included in the Assets, duly completed in favor of the Buyer and duly executed by the Seller.

               (f) Certificates of corporate and tax good standing for the Seller from the Secretary of State or other appropriate official of the states of California and Hawaii, dated no earlier than ten (10) days before the Closing.

               (g) Legal opinion of counsel for Seller in a form reasonably satisfactory to Buyer.

               (h) Assignment of all Dollar System trademarks and rights to telephone numbers and directory advertising, and compliance with licensee cessation of business requirements as reflected in of the License Agreement.

               (i) Unaudited Closing Balance Sheet as of Closing, to ascertain Estimated Cash Amount and verify compliance with the Minimum Net Worth Requirement.

               (j)  The PISC Noncompetition Agreement.

               (k)  The Robin Noncompetition Agreement.

               (l)  The PISC General Release.

               (m)  The Robin General Release.

               (n)  The Dismissal Agreement.

               (o) Evidence of tender and/or consent of holders of 80% of the face value of the Debentures to the purchase and sale of the Assets in a form reasonably satisfactory to Buyer.

               (p) Commitment of South Seas to be jointly and severally liable with Seller for Seller's indemnity obligations in Section 20 in the form of Exhibit S hereto.

               (q) An affidavit from the Seller and any other party or parties required pursuant to Section 1445 of the Internal Revenue Code, as amended, and any regulations relating thereto, stating under penalty of perjury (i) that neither the Seller nor any other party so swearing is a "Foreign Person," (ii) the U.S. taxpayer identification number of Seller and any other party, and (iii) such other information as may be required by any regulations promulgated in connection with said Section 1445.

               (r) Termination by Seller of all agreements to which it is a party with Buyer (other than this Agreement, including exhibits which constitute contracts) including, without limitation, the License Agreement and the Master Lease.

               (s)  Hawaii state tax clearance certificate issued within ten
(10) days preceding the Closing.

               (t) Evidence of timely filing by Seller of the Hawaii bulk sales report with the Hawaii State Tax Department.

               (u) Waiver of experience rating for Hawaii unemployment insurance purposes, if requested by Buyer.

               (v) Consents of lessors and concession grantors and estoppel certificates with respect to the leases and concessions constituting Liabilities in a form satisfactory to Buyer.

               (w) Such releases and consents as may be required by Buyer from Seller's lenders or contract parties with respect to the transfer of the Assets or assumption of the Liabilities.

               (x) Evidence of termination of Mr. Maggiacomo's employment commitment and acceptance of terms offered by Buyer as required by Section 19(d)(i) and, if applicable, the same evidence as to Mr. Fabella, as stated in
Section 19(d)(ii).

               (y) A copy of the fairness opinion Seller has obtained, as described in Section 9(n), if not previously delivered.

               (z) A solvency certificate in the form of Exhibit T hereto from the chief financial officer of Seller, certifying as to the net worth of Seller on a pro forma basis after giving effect to the Closing.

               (aa) Such other documents as shall be reasonably required or necessary to consummate the transactions contemplated by this Agreement and the exhibits as may be reasonably requested by Buyer.

13.            DELIVERIES BY BUYER AT CLOSING.

               At the Closing, Buyer shall deliver to Seller the following properly executed documents:

               (a)  The Assumption Agreement with respect to the Liabilities.

               (b) Certificates dated as of the Closing and executed by the president of the Buyer (i) stating that the representations of the Buyer in the Agreement are true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and that the covenants and agreements to be performed or complied with by the Buyer prior to or at the Closing have been conformed and complied with; (ii) certifying the corporate action of the Buyer represented and warranted pursuant to Section 16(a)(2) of this Agreement and certifying that all such action is still in full force and effect and that it is all the action adopted in connection with the transactions contemplated by this Agreement, including a certification as to the text of such corporate action; and (iii) setting forth the names and titles of the officers of the Buyer executing this Agreement and the other agreements, instruments and documents executed and delivered by the Buyer pursuant to this Agreement, the signatures of such officers and the seal of the Buyer; and with the signature and title of the president certified by another officer of the Buyer.

               (c) Legal opinion of counsel for Buyer in a form reasonably satisfactory to Seller.

               (d) Payment of the Estimated Cash Amount by wire transfer or other immediately available funds to the trustee for the Debentures, subject to disbursement of the Holdback Amount to the escrow agent under the Holdback Agreement, if applicable.

               (e) Preliminary allocation of purchase price for financial and tax reporting purposes based upon Unaudited Closing Balance Sheet, which will be subject to adjustment upon receipt of the Final Closing Balance Sheet; provided however, Buyer in its discretion may defer delivery of the allocation as provided in Section 5(i) hereof.

               (f) Closing statement showing Estimated Cash Amount with all adjustments.

               (g)  The Dollar General Release.

               (h)  The Dismissal Agreement.

               (i) Termination by Buyer of all agreements to which it is a party with Seller (other than this Agreement, including exhibits which constitute contracts) including, without limitation, the License Agreement and the Master Lease.

               (j) Such other documents as shall be reasonably required or necessary to consummate the transactions contemplated by this Agreement and the exhibits as may be reasonably requested by Seller.

14.            POST-CLOSING EVENTS.

               Following Closing, the parties will continue to comply with the terms of this Agreement and all exhibits hereto and will cause the following events, among others, to occur:

               (a) Seller will deliver physical possession of all facilities of the Division.

               (b) In the event Buyer waives the requirement for any consent, estoppel or other assurances to be provided by Seller hereunder and permits the Closing to occur, Seller shall use diligent good faith efforts to obtain same after the Closing and will deliver any such consents obtained to Buyer.

               (c) For a period of two (2) years after the Closing, each party shall make available to the other for examination and copying, upon the reasonable request and during regular business hours and without interfering with the business of the other, all books and records of or relating to the Division.

               (d) Buyer may open mail addressed to Seller strictly for the purpose of determining if any such mail includes payment on any account receivable included in the Assets or relates to the business of the Division. Any other such mail will be promptly delivered to Seller. For purposes of opening mail and depositing payments of accounts receivable included in the Assets, Seller will at Closing appoint Buyer its attorney-in-fact with authority to open mail addressed to Seller to collect for its own account all accounts receivable and other items transferred to Buyer hereunder and to endorse any check or other item payable to Seller on account of any account receivable or other item included in the Assets. Seller shall promptly transfer and deliver to Buyer any cash or other property which Seller may receive in respect of such accounts receivable or items after the Closing.

               (e) A solvency certificate will be delivered immediately after the Closing in the same form as Exhibit T hereto, but with certifications as to net worth no longer made on a pro forma basis.

15.            REPRESENTATIONS AND WARRANTIES OF SELLER.

               Subject to Section 2(b) hereof, Seller hereby represents and warrants to Buyer on the date of this Agreement and again on and as of the
Closing:

               (a)  THE SELLER.

                    (1) STATUS. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified and in good standing in every jurisdiction where the failure to qualify would have a materially adverse effect on its business or where applicable law requires that it be so qualified or subjects it to any cost, restriction or penalty for failing to qualify (including, without limitation, assessment of taxes, fees or penalties for prior periods). The Seller has the corporate power to own its properties and carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated by it and otherwise to comply with or perform its obligations under this Agreement. Set forth on Schedule 15(a)(1) is a true and correct copy of the Seller's articles or certificate of incorporation, as amended, certified by the California Secretary of State, and of the Seller's bylaws, as amended, certified by the secretary of the Seller.

                    (2) POWERS; AUTHORIZATION; BINDING NATURE. With respect to this Agreement and any other agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by Seller or its officers pursuant to this Agreement (such agreements, certificates, instruments and documents, being the "Seller Delivered Agreements"): (i) the Seller has the power and authority to execute and deliver this Agreement and the Seller Delivered Agreements and to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement and the Seller Delivered Agreements; (ii) the execution and delivery by the Seller of this Agreement and the Seller Delivered Agreements and the consummation by the Seller of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Seller (including, without limitation, before Closing by appropriate shareholder approval under applicable corporation law and consent of holders of the requisite amount of Debentures) in compliance with the Seller's articles or certificate of incorporation, as amended, its bylaws, as amended, and applicable law (except that Buyer acknowledges that shareholder consent and Debenture holder consent and/or tender may not be effective until

               Closing); (iii) this Agreement and the Seller Delivered Agreements constitute valid and binding agreements of the Seller that are enforceable against the Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and the discretion of the courts in granting equitable remedies; and (iv) the other transfer and assumption instruments included in the Seller Delivered Agreements effectively convey to, and vest in, the Buyer all of the Seller's right, title and interest to and in the Assets and the Liabilities.

                    (3) ABSENCE OF VIOLATIONS OR CONFLICTS. Except as set forth on Schedule 15(a)(3) hereto, the execution and delivery by the Seller of this Agreement and the Seller Delivered Agreements and the consummation by the Seller of the transactions contemplated herein and therein (i) will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim in, upon or with respect to the Assets, the Liabilities or the Division under (A) any term or provision of the articles or certificate of incorporation, as amended, or bylaws, as amended, of the Seller,
               (B) any agreement, commitment or understanding to which the Seller is a party or to which the Seller, the Assets, the Liabilities or the Division are subject or bound, (C) any judgment, decree or order of any court or governmental agency or
               (D) any statute, law, rule, regulation, release or other official pronouncement and (ii) will not create or cause the acceleration of the maturity of any Liability.

                    (4) NO GOVERNMENTAL CONSENTS REQUIRED. Except as set forth on Schedule 15(a)(4) to this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign governmental or public unit, agency, body or authority on the part of the Seller is required in connection with the execution and delivery of, consummation of any transaction contemplated by, or performance of or compliance with its obligations under this Agreement or the Seller Delivered Agreements.

                    (5)  QUALIFICATION; PLACES OF BUSINESS; NAMES.  Set forth on
               Schedule 15(a)(5) is a complete list of (i) each jurisdiction in which the Seller is qualified to do business, (ii) the street address, city and county of the principal place of business of the Seller in each such jurisdiction, and (iii) a complete list of all other locations (with a designation of the Seller's principal place of business) at which the Seller conducts
               business or at which the Assets are located.   The Seller
               conducts business only under its corporate name, South Seas or Buyer's tradenames.

                    (6)  SUBSIDIARIES AND OWNERSHIP INTERESTS.  Set forth on
               Schedule 15(a)(6) hereto is a complete list of (i) all equity investments of the Seller in any corporation, partnership, joint venture or other business enterprise or entity, or any agreements or commitments for such investments; and (ii) all debt instruments owned by the Seller.

                    (7) BANK ACCOUNTS. Schedule 15(a)(7) contains a complete list of each account with the account number, name, telephone number and address of the bank or other financial institution in which the Seller maintains any account or safe deposit box relating to the Division.

               (b)  FINANCIAL MATTERS.

                    (1) FINANCIAL STATEMENTS. Attached as Schedule 15(b)(1) to this Agreement are true and complete copies of the audited balance sheet of the Seller as of December 31, 1994, and the related audited statements of income, retained earnings and cash flows for the period then ended and the unaudited financial statements constituting a part of the Preliminary Financial Information (collectively with the Unaudited Closing Balance Sheet and Final Closing Balance Sheet, the "Financial Statements"). The Financial Statements are prepared in accordance with GAAP Consistently Applied, as modified or clarified by the Agreed Practices, and fairly present the financial position and results of operations of the Seller or Division, respectively, as of the periods indicated. Seller shall expressly be deemed to make the foregoing representations and warranties as to the Unaudited Closing Balance Sheet and the Final Closing Balance Sheet when required to be delivered in accordance with the terms hereof. It is understood the unaudited portions of the Financial Statements do not include complete footnotes.

                    (2) NO UNDISCLOSED LIABILITIES. The Seller has no liabilities or obligations, absolute, accrued, contingent or otherwise, except for (i) such liabilities as are fully reflected or reserved against in the Financial Statements as of the date thereof and as described on Exhibit I hereto; (ii) Off-balance Sheet Liabilities, as set forth on Exhibit J hereto; and (iii) Retained Liabilities.

                    (3)  ABSENCE OF MATERIAL CHANGE.  Except as set forth in
               Schedule 15(b)(3) to this Agreement or as otherwise contemplated in this Agreement or the other exhibits or schedules hereto, since December 31, 1994 the Seller has operated in the ordinary course of business and without limiting the foregoing, since December 31, 1994 there has not been: (i) any change in the assets or liabilities of the Seller with respect to the Division other than changes in the ordinary course of business, none of which has been materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets; (iii) any sale, transfer, lease, removal or other disposition of any of the Assets, except for transactions in the ordinary course of business; (iv) any mortgage, deed to secure debt, deed of trust, pledge, lien, restriction, encumbrance, charge or adverse claim whatsoever imposed upon any of the Assets or the Liabilities; (v) capital expenditures or commitments by the Seller for additions to property, plant or equipment that are included in the Assets exceeding Fifty Thousand Dollars ($50,000) in aggregate amount; (vi) any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with products, merchandise or services of the Seller; (vii) any waiver, compromise or other settlement by the Seller of any its rights under any contract or other agreement that constitutes a Liability; (viii) any strike or other work stoppage or slow down or threat thereof, or any loss of employees or any event or condition of any character relating to the employees of the Seller that materially and adversely affects the Assets, Liabilities or Division; or (ix) any other material contract or commitment entered into by the Seller other than contracts or commitments entered into in the ordinary course of business. Buyer's experiencing operating losses since December 31, 1994 as reflected in the Balance Sheet constituting a part of the Preliminary Financial Information shall not be deemed a breach of this Section 15(b)(3).

                    (4) BOOKS AND RECORDS. The books and records of the Seller are complete and correct in all material respects, have been maintained in accordance with customary business practices and accurately reflect the basis for the financial condition and results of operations of the Seller or Division, respectively, as set forth in the Financial Statements.

                    (5) RESERVES. As indicated in Section 15(b)(1) above, Seller's reserves in the Financial Statements including, without limitation, with respect to accounts receivable, liability insurance and damaged vehicle turnbacks and reconditioning, will be determined in accordance with GAAP Consistently Applied as clarified or modified by the Agreed Practices. The presentation of reserves in all Financial Statements will be updated to and current as of the date of such respective Financial Statement and the reserves will be computed in accordance with GAAP Consistently Applied as clarified or modified by the Agreed Practices.

               (c)  TAXES.

                    (1) GENERAL. The Seller has properly completed and filed all tax returns required to be filed by it, and no filing extensions for any returns are in effect. Except as set forth on
               Schedule 15(c), the Seller has paid and satisfied all taxes, estimated tax payments, deficiency assessments, additions to tax, penalties and interest (whether or not requiring the filing of returns). All taxes, assessments and levies which the Seller was required by law to withhold or collect including, without limitation, sales, unemployment and payroll taxes, have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by the Seller in separate bank accounts for such payment (whether or not the time for paying over or setting aside such amounts has elapsed or occurred) and are duly set forth on the books of the Seller.

                    (2) EXAMINATIONS. Except as set forth on Schedule 15(c) to this Agreement, neither the tax returns nor the books and records of the Seller have been examined or audited by any government representatives, nor has the Seller received any notice from any governmental authority that it intends to conduct such an audit or examination. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period with respect to the Seller.

               (d)  PROPERTIES.

                    (1) OWNED PROPERTIES. Schedule 15(d)(1) to this Agreement sets forth: (i) a complete and accurate list of all real properties in which the Seller holds legal or equitable title;
               (ii) a complete and accurate list of all material items of plant and equipment located on any such real properties and all material items of plant or equipment located anywhere; (iii) a complete and accurate list of all motor vehicles owned by the Seller and used in the Division (including vehicle ID numbers and certificate of title numbers); and (iv) a summarized description of all other property that constitutes part of the Assets.

                    (2) LEASED PROPERTIES. Schedule 15(d)(2) to this Agreement includes a complete and accurate list of all agreements, written or oral leases, subleases or rental agreements (and any related contract, agreement, commitment, undertaking or understanding and all amendments, modifications and supplements thereof) pursuant to which the Seller leases, subleases or rents any real or personal property that is used in the operation of the Division.
               Schedule 15(d)(2) hereto also contains a complete and accurate list of all material items of plant and equipment subject to any lease, as well as a complete and accurate list of all motor vehicles leased by the Seller and used in the Division (including vehicle I.D. numbers and certificate of title numbers) other than motor vehicles leased by Buyer to Seller.

                    (3) TITLE. Except as set forth in Schedule 15(d)(3) to this Agreement, the Seller has good and marketable (and in the case of real property, fee simple) title to all the Assets, with no imperfections of title thereto. Seller has not received any Assets without giving an adequate and fair consideration for the same.

                    (4) LIENS. Except as set forth in Schedule 15(d)(4) to this Agreement, none of the Assets is subject to any mortgage, deed to secure debt, deed of trust, pledge, lien, security interest, restriction, encumbrance, easement, covenant, lease, rental, or charge or claim whatsoever except (i) in the case of real property, liens for ad valorem taxes not yet due and payable; and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like. All such obligations described in (ii) shall be paid in full by the Seller on or before the Closing.

                    (5) CONDITION OF PROPERTIES. (i) THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT RELATING TO THE ASSETS ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, OF SELLER PERTAINING THERETO. EXCEPT AS PROVIDED IN THIS AGREEMENT, THE TANGIBLE PERSONAL PROPERTY COMPRISING THE ASSETS WILL BE CONVEYED BY SELLER TO BUYER "AS IS, WHERE IS" WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY EXCEPT AS TO TITLE, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS OF SAME. Except as set forth in Schedule 15(d)(5) to this Agreement: (ii) all operating locations of the Division include the right of ingress and egress over public rights-of-way; (iii) all necessary surface water drainage, sewer and other utility services are available to all such locations through facilities located in public rights-of-way or valid and existing private easements, and the Seller has not experienced during the last five (5) years any material curtailment or interruption of its operations as a result of the unavailability of any utility or energy source including, without limitation, water, sewer, natural gas, propane, heating fuel or electricity, and the Seller has received no notice to the effect that, nor is the Seller aware of any reason why, such utility services shall not be available in quantities sufficient for the operation of the Division; (iv) the Seller has not received notice of and has no knowledge of, and to the knowledge of Seller there is no basis for any dispute with any real or personal property lessor of any of the Assets or property subject to lease constituting a Liability, nor are there pending lease rental renegotiations; (v) the Seller has not received notice of and has no knowledge of, and to the knowledge of Seller there is no basis for any dispute with any other party to any of the airport or other concession agreements to which Seller is subject, nor are there pending any concession renegotiations; (vi) the Seller is not (A) in violation of any applicable building, zoning, antipollution, environmental, health, safety or other law, ordinance or regulation in respect of any of the Assets (I) in any respect that involves a hazardous substance (as such term is defined in 42 U.S.C. Section 9601 (14)), or a "recognized hazard" (as such term is used under the Occupational Safety and Health Act of 1970), or (II) in any other material respect, or (B) in receipt of any current notice alleging such a violation; (v) there has been no "release" (as such term is defined in 42 U.S.C. Section 9601 (22)) by the Seller or, to the knowledge of the Seller, by any predecessor in title to the Seller, of any "hazardous substance", or any petroleum or petroleum derived product from or upon any Assets or locations owned, operated or leased by Seller; (vi) there are no nonconforming uses, zoning or building code variances, or any other use restrictions or special permits not set forth in the local zoning laws and building codes with respect to any of the real property and improvements included in the Assets or Division locations; and (vii) the Seller has not received notice of and has no knowledge of, and to the knowledge of the Seller, there is no basis for (A) any pending or contemplated condemnation, eminent domain or re-zoning proceeding affecting any of the Assets or Division locations, (B) any proposal or other consideration for increasing the assessed value for state, county, local or other ad valorem or similar taxes by an amount that would materially affect the profitability of any operations conducted from such property, (C) any pending or contemplated proceedings or public improvements which could or might result in the levy of any special tax or assessment against any of the Assets or Division locations, or (D) any outstanding requirements or recommendations by fire underwriters or rating boards or any insurance companies or holders of any mortgages or other security interests requiring or recommending any repairs or work be done with reference to any of the Assets or Division locations. Set forth on
               Schedule 15(d)(5) are the locations of all "underground storage tanks" (as such term is defined in 42 U.S.C. Section
               6991) located on the real property included in the Assets or locations owned, operated or leased by Seller for the Division, the substances currently stored therein and, to the best of the Seller's knowledge, all substances previously stored therein, and copies of all filings required by law in respect of such underground storage tanks.

                    (6) ALL NECESSARY PROPERTIES. Except for the Excluded Assets, the Assets constitute all of the properties which the Seller uses in connection with the operation of the Division as presently conducted and, except as disclosed in Schedule 15(d)(6) to this Agreement, none of the Assets is in the possession of, owned by or are entitled to be used by any person other than the Seller.

               (e)  LIABILITIES.

                    (1) GENERAL. The Seller has listed on Schedule 15(e)(1) and delivered to the Buyer true and accurate copies of all ongoing customer and other contracts (except outstanding vehicle rental agreements which will be delivered at Closing), leases and agreements, (together with all amendments, modifications and supplements thereof and waivers or consents thereunder) that constitute a Liability.

                    (2) STATUS OF LIABILITIES. Except as set forth in Schedule 15(e)(2) to this Agreement: (i) neither the Seller nor, to the knowledge of the Seller, any other party is in default in connection with any Liability; (ii) no act or event has occurred which, with notice or lapse of time or both, constitutes a default under any Liability with respect to the Seller or, to the knowledge of the Seller, any other parties; (iii) there is no basis for any claim or default under any Liability with respect to the Seller or, to the knowledge of the Seller, any other party; (iv) to the knowledge of the Seller, there is no outstanding notice of cancellation or termination in connection with any Liability; (v) each Liability is the valid, binding and enforceable agreement of the Seller and, to the knowledge of the Seller, of each other party thereto (except as enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights and principles of equity), which is in full force and effect in accordance with its terms and will not be affected by, or require the consent of any other party to, the transactions contemplated by this Agreement; (vi) the Seller has received no prepayments for services to be rendered after the Closing; (vii) there is no existing dispute involving any Liability (except with Buyer as disclosed in writing herein);
               (viii) no party has any existing right of offset with respect to any Liability, nor is there any condition or state of facts in existence which with the passing of time or giving of notice or both would result in any such right of offset; (ix) there are no security deposits posted in connection with any Liability; and
               (x) Seller is not in default of the Master Lease (exclusive of any Master Lease arrearages represented in the Debt Ceiling Covenant).

               (f) INVENTORIES. The inventories of the Seller included in the Assets consist of items which are presently usable or salable in the ordinary course of business, are of a quantity sufficient for the conduct of business in the ordinary course, and are not excessive or deficient, but are reasonable, adequate and appropriate.

               (g) INTANGIBLE PROPERTIES. Set forth on Schedule 15(g) is a complete and accurate list of all patents, patent applications, trademarks, servicemarks, corporate names, trade names, and copyrights currently in use or used in the past five (5) years by the Seller, and other proprietary rights owned, licensed or used by the Seller (collectively the "Intangible Properties"). Except as provided in
Schedule 15(g) to this Agreement, the Seller owns all Intangible Properties and the Seller has and has had the sole unrestricted right to produce, market, license and sell, lease and rent all of its Intangible Properties.
The consummation of the transactions contemplated by this Agreement will validly transfer to the Buyer all right, title and interest to all of the Intangible Properties and will not alter or impair any such rights. The Intangible Properties do not infringe on any rights of any third parties, and no claims have been asserted since December 31, 1984 by any person against the use by Seller, or challenging or questioning the validity or effectiveness, of any of the Intangible Properties, or any agreement relating thereto, to which Seller is a party, and there is no valid basis for any such claim.

               (h) LABOR RELATIONS. Except as set forth on Schedule 15(h) to this Agreement, the Seller is in compliance in all material respects with all federal, state and other governmental laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice. There is no collective bargaining agreement which is binding on the Seller.

               (i) EMPLOYEE PLANS AND MATTERS. Except as set forth and described in Schedule 15(i) to this Agreement, the Seller does not maintain, nor is it required to contribute to nor does it or its employees otherwise participate in (and has not during the preceding five (5) years maintained, contributed to or otherwise participated in) an "employee benefit plan" or a "multi-employer plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), including without limitation any pension, profit-sharing, retirement, stock purchase or stock option plan, or any other retirement, compensation or fringe benefit plan, program or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for, or for the welfare of, any or all of the employees or former employees of the Seller or their dependents or beneficiaries (an "Employee Plan"). Schedule 15(i) sets forth the name and address of each trustee or other fiduciary of each Employee Plan, and accurately reflects the total assets, accrued benefits or liabilities, and other obligations of any kind whatsoever of any such Employee Plan maintained by the Seller. The Seller has fully complied with all provisions of ERISA and any and all other laws, rules, regulations, releases and other official pronouncements applicable to any Employee Plan.
The Seller does not have any liability for unpaid contributions to an Employee Plan, for unpaid compensation, fringe benefits (including, without limitation, accrued sick leave or vacation pay), severance or workers compensation as of the close of business on the Closing not disclosed as to nature, amount and by employee on said Schedule 15(i); provided, however, as the same constitutes a Retained Liability, Seller need not provide such information for any employees other than employees Buyer has indicated it will elect to retain as of the Closing. Except for Seller's employment agreements with Sirio Maggiacomo and Teddy Fabella, the disposition of which are addressed in Sections 19(d)(1)(i) and (ii), respectively, Seller has no employment agreements, employment commitments, or employment-related agreements, E.G., consulting, non-competition, or non-solicitation agreements or, if it has same, Seller's obligations shall expressly be deemed to constitute a Retained Liability hereunder, but Seller shall enforce for the benefit of Buyer any non-competition or non-solicitation agreements in its favor pertaining to the business of the Division.

               (j) LITIGATION; COMPLIANCE WITH LAW. In addition to and without limiting the representations and warranties in Section 15(b) and (d) of this Agreement with respect to the Assets and the Liabilities, except as set forth in
Schedule 15(j) of this Agreement, (i) the Seller is not and since December 31, 1989 has not been a party to, engaged in or, to the knowledge of the Seller, threatened with, any claim, controversy, legal action, or other proceeding whether or not before any court, quasi-judicial authority or administrative agency, any adverse determination of which might affect the Seller by damages or losses equalling or exceeding Ten Thousand Dollars ($10,000), its ownership or possession of any of the Assets or its rights under any of the Liabilities, or the operation of the Division; (ii) the Seller has not been charged since December 31, 1989 with any violation of, or received notice or warning from any governmental authority with respect to any failure or alleged failure to comply with, any provision of federal, state or other applicable law or administrative regulations, any adverse determination of which might affect Seller or the Division by damages or losses equalling or exceeding Ten Thousand Dollars ($10,000), nor, to the knowledge of the Seller, been under investigation with respect to any such matter in which any adverse determination might have such adverse effect; (iii) the Seller is not and since December 31, 1989 has not been in violation of any law, judgment, order, decree, lien, regulation or rule of any court, quasi-judicial authority or governmental authority applicable to it; and (iv) the products, services, Division locations, operations and processes and business operations produced, occupied, owned, operated or used by the Seller are and since December 31, 1989 have been in compliance with all applicable laws including, without limitation, the provisions of all antipollution, occupational safety and health and environmental protection laws and all rules and regulations promulgated under such laws.

               (k) COMPLIANCE WITH LAWS. Except as set forth on Schedule 15(k), Seller is in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any federal, state or local governmental body or agency relating to the Division and the operation of the Assets.

               (l) PERMITS. Schedule 15(l) to this Agreement sets forth a complete and accurate list of all occupancy certificates, licenses and permits held by the Seller in connection with the ownership, possession, use or occupancy of any of the Assets, leased property, or operation of the Division. Except as set forth on Schedule 15(l), such certificates, licenses and permits are the only ones required for such ownership, possession, use or occupancy of the Assets or such operation of the Division. All such certificates, licenses and permits are in full force and effect, and the Seller is in full compliance with the terms thereof. Except as otherwise provided in Schedule 15(l), the consummation of the transactions contemplated by this Agreement will validly transfer to the Buyer all right, title and interest to all of said certificates, licenses and permits and will not alter or impair any such rights.

               (m) MAJOR SUPPLIERS AND CUSTOMERS. Schedule 15(m) to this Agreement sets forth (i) the name of, and a brief description of the goods or services supplied by, each supplier of goods or services to the Division to whom Seller paid in the aggregate Fifty Thousand Dollars ($50,000) or more during the twelve-month period ending December 31, 1994, and (ii) the name of, and a brief description of the goods or services supplied to, each customer of the Division whose purchase of goods or services from Seller during such period equalled or exceeded five percent (5%) of the gross sales of the Division during such period. Except to the extent set forth in said Schedule 15(m), (i) since December 31, 1994 no change has occurred to the best of the Seller's knowledge in the business relationship of the Seller with any customer or supplier listed on said Schedule 15(m), the results of which would have a materially adverse effect on the Seller or operations of the Division, and (ii) the Seller knows of no reason why any such customer or supplier is expected to cease, or make any material reduction in, its purchases of goods or services from, or supply of goods or services to, the Seller (including South Seas).

               (n)  TRANSACTIONS WITH AFFILIATES.  Except as set forth on
Schedule 15(n), no Affiliate, officer, director or shareholder of the Seller, no entity that is an Affiliate of any officer, director or shareholder of the Seller and no relative or spouse (or relative of such spouse) who resides with such officer, director or shareholder:

                    (1) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Seller has rights in respect of such property; or

                    (2) has any cause of action or other claim whatsoever against, or owes any amount to, the Seller, except for claims in the ordinary course of business, such as travel and other incidental advances or services, accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or

                    (3) has not borrowed from, or entered into any business transaction, agreement, arrangement or understanding of any other nature with the Seller.

               (o) INSURANCE. Set forth on Schedule 15(o) is a complete list of all self insurance programs and all property, casualty and liability insurance policies of Seller currently in force (including, without limitation, policy numbers, insurers and amounts), together with copies of all inspection reports concerning the Assets or Division locations issued by any industrial risk inspector and received by the Seller. With respect to liability insurance policies, set forth on Schedule 15(o) is a list of all policies (whether or not currently in force) maintained by the Seller since December 31, 1989, and except as disclosed by the Seller on Schedule 15(o) the Seller's current policies cover claims made on an "occurrences" basis. All insurance policies pursuant to which any such insurance is provided are in full force and effect as of the date of Closing. No notice of cancellation or termination of any such insurance policies has been given to the Seller by the carrier of any such policy. All premiums due on Seller's insurance have been paid in full.

               (p) POWERS OF ATTORNEY. The Seller has no powers of attorney or similar authorizations outstanding, other than limited powers of attorney contained in or relating to financing agreements, security agreements, deeds of trust or other similar instruments relating to the Seller's financing, copies of all which will be delivered pursuant to Section 15(e)(1) hereof.

               (q) BROKERS AND FINDERS FEES. Neither the Seller nor anyone acting on its behalf will claim or be owed any broker's or finder's fee in respect of the Closing.

               (r) WHOLESALE TOUR OPERATORS. Seller has not granted any of its wholesale tour operators any discounts from its current prices which are indicated on Schedule 15(r) hereof. Set forth on Schedule 15(r) is an itemized listing of Seller's tour business revenue during the years 1993, 1994 and through June 30, 1995, together with the average daily rate generated per motor vehicle leased in conjunction with the tour business revenue.

               (s) FULL DISCLOSURE. No representation or warranty by Seller in the Basic Documents or other statement in writing or exhibit, schedule or certificate furnished or to be furnished to Buyer by or on behalf of Seller in connection with the transactions thereby contemplated contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. There is no fact known to Seller that materially adversely affects the Assets, Liabilities or Division which has not been disclosed in the Agreement or in the schedules or exhibits hereto or other documents, certificates or statements furnished to Buyer pursuant hereto or thereto.

16.            REPRESENTATIONS AND WARRANTIES OF BUYER.

               Buyer hereby represents and warrants to Seller on the date of this Agreement and again on and as of the Closing:

               (a)  THE BUYER.

                    (1) STATUS. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified and in good standing in every jurisdiction where the failure to qualify would have a materially adverse effect on its business or where applicable law requires that it be so qualified or subjects it to any cost, restriction or penalty for failing to qualify (including, without limitation, assessment of taxes, fees or penalties for prior periods). The Buyer has the corporate power to own its properties and carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated by it and otherwise to comply with or perform its obligations under this Agreement.

                    (2) POWERS; AUTHORIZATION; BINDING NATURE. With respect to this Agreement and any other agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by Buyer or its officers pursuant to this Agreement (such agreements, certificates, instruments and documents, being the "Buyer Delivered Agreements"): (i) the Buyer has the power and authority to execute and deliver this Agreement and the Buyer Delivered Agreements and to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement and the Buyer Delivered Agreements; (ii) the execution and delivery by the Buyer of this Agreement and the Buyer Delivered Agreements and the consummation by the Buyer of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Buyer in compliance with the Buyer's articles or certificate of incorporation, as amended, its bylaws, as amended, and applicable law; (iii) this Agreement and the Buyer Delivered Agreements constitute valid and binding agreements of the Buyer that are enforceable against the Buyer in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and the discretion of the courts in granting equitable remedies; and (iv) the other transfer and assumption instruments included in the Buyer Delivered Agreements effectively convey to, and vest in, the Buyer all of the Seller's right, title and interest to and in the Assets and the Liabilities.

                    (3) ABSENCE OF VIOLATIONS OR CONFLICTS. The execution and delivery by the Buyer of this Agreement and the Buyer Delivered Agreements and the consummation by the Buyer of the transactions contemplated herein and therein will not constitute a violation of or be in conflict with any agreement to which the Buyer is a party or to which the Buyer is subject or bound, under (i) any judgment, decree or order of any court or governmental agency or
               (ii) any statute, law, rule, regulation, release or other official pronouncement.

                    (4) NO GOVERNMENTAL CONSENTS REQUIRED. Except for compliance with the HSR Act, and customary qualification and obtaining permits and licenses necessary to conduct the business of the Division in the State of Hawaii, no consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign governmental or public unit, agency, body or authority on the part of the Buyer is required in connection with the execution and delivery of, consummation of any transaction contemplated by, or performance of or compliance with its obligations under this Agreement or the Buyer Delivered Agreements.

17.             COVENANTS OF SELLER.

               (a) AFFIRMATIVE COVENANTS OF SELLER. Seller covenants and agrees that, so long as this Agreement remains in full force and effect, from the date hereof to the Closing, Seller will:

                    (1) Carry on the business of the Division in accordance with applicable law and good and acceptable business practices and maintain books, accounts and records in the usual, regular and ordinary manner;

                    (2) Maintain the Assets in good operating condition and repair;

                    (3) Maintain and preserve the business organization of the Division and Seller's relationship with employees, customers, lessors, lenders, vendors, concession grantors, suppliers and others having business relationships with the Division;

                    (4) Perform and timely pay all of the obligations of Seller and the Division under existing leases, contracts, commitments, agreements, purchase orders and open accounts; provided, however, not more than forty percent (40%) in the dollar amount of the Seller's accounts payable, as they exist from time to time, may be extended beyond sixty (60) days from their respective due date; provided there shall be expressly excluded from such percentage limitation and the basis on which the same is calculated, respectively: (i) any charges from Buyer to Seller, which must be paid at the time they are due; and (ii) all past due indebtedness of Seller to Buyer shall not be considered in the computation base. In all events, no accounts payable of Seller shall be extended beyond ninety
               (90) days of its respective due date;

                    (5)  Operate business in ordinary course;

                    (6) Cause the conditions precedent required of Buyer set forth in this Agreement identified in Sections 9(a), (b), (j) [except involuntary liens, which do not constitute Liabilities and must be removed before Closing], (o) and (p) to be satisfied including, without limitation, remaining current on all invoices and payments due Buyer hereafter;

                    (7) Cooperate with Buyer as to arrangements for the transfer of the Assets and Liabilities in an orderly fashion at Closing;

                    (8) Maintain in full force and effect all insurance now in effect covering the Assets and not default with respect to any provision of, and give all notices and make all claims under, all insurance policies in a due and timely fashion;

                    (9) Upon actual knowledge, promptly give notice to Buyer of any claim or litigation, threatened or instituted, or any other adverse event or occurrence involving or affecting any of the Assets, Liabilities or the Division;

                    (10) Make all filings that are necessary to transfer the
               Assets, Liabilities and the Division to Buyer in connection with approvals or consents of third parties and governmental agencies and obtain all applicable waivers of preferential rights to purchase and consents to assign and transfer the Assets;

                    (11) Comply with or cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies materially affecting or relating to the Assets including, without limitation, compliance with all applicable bulk sales laws and giving of all required WARN or similar notices related to timely giving notice of cessation of Seller's operation of the Division or closure of such business to Division employees and Seller's own required HSR Act filings;

                    (12) Through Closing permit a Buyer's oversight person to
               supervise Buyer's due diligence and transition with continuous access to Seller's operations with Seller's full cooperation;

                    (13) Segregate Division transactions and accounts from South
               Seas or any other non-Division transactions and accounts, I.E., no commingling will be permitted;

                    (14) Deliver to Buyer financial statements consisting of a balance sheet, income statement and statement of cash flows on the fifteenth day of each month with respect to operations conducted and concluded in the last completed calendar month, together with an updated forecast of cash flow and projected Net Worth through Closing. Seller shall also report to Buyer in writing on non-monetary requirements to close, e.g. status of shareholder and Debenture activities, as well as obtaining required consents, on the first (1st) and fifteenth (15th) days of each month;

                    (15) Exercise diligent good faith efforts to obtain required shareholder and Debenture holder consents;

                    (16) Exercise diligent good faith efforts to assist Buyer
               with third party consents and other transition issues including, without limitation, those required pursuant to the terms of Sections 9(d) and (m);

                    (17) File timely all federal, state and local tax returns
               and reports including, but not limited to, income, franchise, documentary, surcharge, excise, ad valorem, property, rental, transfer, use, Hawaii Motor Vehicle and Tour Vehicle Surcharge Tax and other taxes with respect to its business and properties and to pay all taxes or assessments, except for taxes being contested in good faith by appropriate proceedings, as they become due, including those that shall become due by reason of the Closing under this Agreement. Seller shall pay and perform, on a timely basis, all duties and obligations owed Buyer including, without limitation, those established pursuant to the Master Lease and License Agreement except as modified by Section 19(g) hereof;

                    (18) For purposes of this Agreement only, Seller covenants that its total debt due and payable (not accrued, but with the recognition Master Lease payments may be extended to and paid on the 15th day of each month during the term hereof) to Buyer at any given point in time between now and Closing (as hereafter described, the "Debt Ceiling Covenant") will not exceed Three Million Two Hundred Twenty-Five Thousand Dollars ($3,225,000) assuming assistance referenced in the March 21, 1995 letter agreement between the parties applies, which neither party either admits or concedes by this reference. The ceiling amount indicated of Three Million Two Hundred Twenty-Five Thousand Dollars ($3,225,000) shall be inclusive of all existing disputes compromised in full upon and as of April 30, 1995 as provided in
               Section 19(e), but exclusive of good faith disputes hereafter handled in accordance with the procedures described in Sections 19(a) and (b) below; and

                    (19) Seller shall promptly advise Buyer in writing of any
               material adverse change or the occurrence of any event which involves any substantial possibility of a material adverse change, in the condition (financial or other), results of operations, assets, liabilities, businesses or prospects of Seller or the Division.

               (b) NEGATIVE COVENANTS OF SELLER. Seller covenants and agrees that, so long as this Agreement remains in full force and effect, from and after the date hereof until the Closing, without Buyer's prior written consent, which may be given or withheld in Buyer's sole determination, Seller will not:

                    (1) Take or permit any action that would materially and adversely affect the business of the Division or the Assets or Liabilities as a whole;

                    (2) Sell or transfer any of the Assets other than in the ordinary course of business or permit or allow any of the Assets to become subject to any lien (except by operation of law where the amount is not due), mortgage, option, pledge, security interest or other claim or encumbrance of any kind or character;

                    (3) Modify any existing lease, contract, commitment or other agreement relating to the business of the Division or the Assets, or enter into any new lease, contract, commitment or other agreement except with respect to vehicle rentals in the ordinary course of business;

                    (4) Conduct negotiations with other parties for a sale of the Division or South Seas nor a controlling equity interest in either, nor any other merger, consolidation, liquidation, recapitalization, reorganization or other extraordinary corporate transaction, involving Seller or South Seas;

                    (5)(i) Grant any increase in compensation other than normal merit increases consistent with Seller's general prevailing practices to any officer or employee, (ii) enter into or amend or alter materially any collective bargaining agreement or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement, or arrangement or any employment or consulting agreement, except as may be required to comply with ERISA or except in the ordinary course of the administration of its existing plans or agreements;

                    (6) Create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices for working capital purposes, or to make any loan or advance to or investment in any person or entity;

                    (7) Permit its own or South Seas' certificate or articles of incorporation or bylaws or the indenture for the Debentures to be amended;

                    (8) Make changes in accounting methodologies, principles and practices;

                    (9) Declare, set aside or pay any dividends, interest or other distributions of any nature whatsoever on its securities and will not permit there to be issued or redeemed, repurchased or otherwise acquired any securities of Seller or South Seas (other than the anticipated redemption of Debentures as contemplated hereby);

                    (10) Amend, terminate or waive any material right whether or not in the ordinary course of business;

                    (11) Make or commit to make any capital expenditure, capital addition or capital improvement;

                    (12) Make any loans to, or enter into any business
               transaction, agreement, arrangement or understanding of any other nature with any officer, director, shareholder, Affiliate (including, without limitation South Seas) or any entity in which any of the foregoing has an interest, except for transactions contemplated by this Agreement; and

                    (13) Make any intercompany transfers of cash or assets,
               except the buying and selling of parts and used vehicles in the ordinary course of business, consistent with the procedures outlined on Schedule 15(n) hereto.

                    (14) Do or omit to do any act, or permit any act or omission to act, which would cause a material breach of any representation, warranty, agreement or covenant made by Seller herein or materially adversely affect the business of the Division, Assets or Liabilities.

18.            COVENANTS OF BUYER.

               Buyer covenants and agrees that, so long as this Agreement remains in full force and effect, from the date hereof to the Closing, Buyer will:

               (a) Conduct its due diligence review and procedures within the time contemplated hereby and in a manner which does not unreasonably and unduly interfere with the operation of the Division;

               (b) Cooperate with Seller as to arrangements for the transfer of the Assets and Liabilities in an orderly fashion at Closing;

               (c) Comply with or cause to be complied with in all material respects all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies materially affecting or relating to the Closing including, without limitation, timely making Buyer's HSR Act filings and paying the required fee;

               (d) Exercise diligent good faith efforts to assist Seller with third-party consents and other transition issues including, without limitation, those required pursuant to the terms of Sections 9(d) and (m);

               (e) Do or omit to do any act, or permit any act or omission to act, which would cause a material breach of any representation, warranty, agreement or covenant made by Buyer herein;

               (f) Inform Seller within five (5) days prior to Closing the identities of the employees of Seller Buyer will employ upon occurrence of the Closing; and

               (g) Not in connection with Buyer's preparation of the Final Closing Balance Sheet, make changes in Seller's accounting methodologies, principles and practices, as long as the application of such methodologies, principles and practices would result in amounts determined in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices.

19.            OTHER AGREEMENTS.

               (a) DISPUTED CHARGES. In light of resolution of all disputes hereafter described as to the amount of payments, charges and debt owing from Seller to Buyer, or credits owing from Buyer to Seller, as of and as to charges, invoices or credits relating to transactions occurring on or before April 30, 1995, in accordance with the compromise set forth in Section 19(e) below, the parties agree there are no outstanding disputes or disagreements which Seller and Buyer have with respect to charges, invoices or credits which have been respectively received by the parties and the net amount of which were unpaid as of April 30, 1995, but subject to the conditions expressed in Section 19(e) below. With respect to any other charges, invoices or credits which Buyer and Seller hereafter dispute in good faith (which may include disputes relating to charges, invoices or credits on 1994 model year vehicles that have not gone through auction), the following procedures will apply: Buyer will submit its invoices to Seller with sufficient supporting documentation explaining the amount owed. Seller will have ten (10) days from receipt to review and submit to Buyer the amount, if any, that it disputes together with sufficient supporting documentation for its position. Buyer will have ten (10) days to respond from receipt of Seller's position, again with supporting documentation. If the parties cannot reach agreement within five (5) days after Buyer's response, the disputed amount will be immediately submitted for ADR and, if time permits, resolved prior to Closing. Once an amount is determined due and owing through ADR, it shall be immediately paid. If amounts submitted for ADR remain unresolved as of Closing, the Closing shall not be delayed, but the amount resolved after Closing shall be included in the post-closing adjustments to the Final Closing Balance Sheet as specified in Section 5 hereof.

               (b) ADR PROCEDURES. Any dispute submitted for ADR will be subject to binding resolution before a mutually agreeable private adjudicator, with a determination to be made within fifteen (15) business days after the submission for disputes under Section 19(a) hereof. The specific procedures applicable in ADR for both Section 19(a) and Section 20(f)(3) claims are set forth on Exhibit U hereto.

               (c) FLEET PROCEDURES. The following criteria shall apply concerning the fleet issues identified below for the 1994 and 1995 model years:

                    (1) All eligible 1995 Model Year (MY) vehicles except the vehicles listed below are eligible for an In Service Retention Bonus ("ISRB") of $2.50 per day when the vehicle has been in service for 243 days (94MY:240 days, approximately eight months) retroactive to the 183rd day (94MY:180th day) of service subject to the conditions listed below. The 1995 MY vehicles not eligible for ISRB are: A-Bodies leased under the short term program and Neons, A-Bodies and 1995 LWB Minivans leased under the Special Long Term Program. This bonus will be earned if the date a vehicle is returned to auction (the Auction Return Date) is a minimum of 243 days (94MY:240 days) from the Lease Start Date and the vehicle is not rejected from the Buyer Program. The $2.50 per day is payable for the number of days in service less 183 days (94MY:180 days, representing approximately six months) less 15 days for vehicles returned in Hawaii to a mainland auction. For vehicles exceeding the Maximum Lease Term of 13.5 months up to 14.5 months (15 months less 15 days), Buyer will be able to pass through as a credit to Seller up to a maximum ISRB of $637.50 (450-180-15 days times $2.50) per vehicle. For vehicles exceeding 14.5 months in service Buyer agrees to pass through as a credit to Seller all ISRB received from Chrysler, although there is no assurance that this ISRB will be received. If a vehicle is rejected from the program for any reason or is not accepted for return for any reason, the ISRB will not be earned. If a vehicle is rejected after the ISRB has been paid, the ISRB Fleet Credit will be charged back to Seller's account.

                    (2) Regarding transportation costs (water and surface) on 1994 model year vehicles, Buyer pays $683.00 per vehicle, and on 1995 model vehicles, Buyer pays as set forth in the Vehicle Return Procedures.

                    (3) The Lease Start Date is the date of arrival in Hawaii (as indicated by date Seller signs bill of lading receipt), plus three (3) days for 1995 models, and plus five (5) days for 1994 models;

                    (4) The Lease End Date is the Auction Return Date less 15 days for 1994 vehicles and less either 15 to 20 days for 1995 vehicles as set forth in the Vehicle Return Procedures.

                    (5) With respect to cars not yet sold at auction, debits will not be booked by Buyer until the accompanying credit, if any, has been issued. Buyer will maintain separate records to document the status of these "off A/R" (from Buyer's viewpoint) transactions which will not count toward the Debt Ceiling Covenant until the respective credit has been applied and no further credits are anticipated.

                    (6) Sections 19(c)(1) through (5) above are not intended to amend, except as otherwise specifically provided above, any other applicable provision in Buyer's 1994 or 1995 Fleet Lease Program.

                    (7) Except as otherwise defined herein, capitalized terms used in this Section 19(c) shall have the meaning ascribed to them in the respective 1994 or 1995 Fleet Lease Program sponsored by Buyer.

                    (8) Seller acknowledges that the Vehicle Return Procedures have not previously been implemented by Buyer. As a consequence, and due to Buyer's unfamiliarity with Hawaii shipping and transportation issues, Seller agrees to consider in good faith reasonable modifications to the Vehicle Return Procedures which do not result in Seller being responsible for shipping costs to the mainland, nor materially diminish or change the respective rights and obligations of the parties as reflected thereon, nor extend the Lease End Date.

               (d)  EMPLOYEES.

                    (1) BUYER'S NEGOTIATION WITH SELLER'S EMPLOYEES. On and after the date hereof to the time of Closing, Seller agrees to permit Buyer to interview the employees of Seller listed Exhibit V hereto and to agree to permit Buyer to hire any one or more of such employees on terms that are mutually acceptable between Buyer and each such employee. Buyer and Seller agree that it is not a condition of Closing that Buyer successfully negotiate the employment of any such employee. In the event Buyer elects not to retain the services of any employee of Seller, Seller shall specifically retain as a Retained Liability, and Buyer does not assume, any liability for accrued salary, vacation leave, sick leave, unpaid fringes, severance, Hawaii Dislocated Workers Act allowance or any other liability whatsoever due in respect of any such employee.

                         (i) Buyer shall assume the remaining term of Seller's employment commitment to Sirio Maggiacomo which ends December 31, 1997, which term shall be honored by Buyer unless grounds exist for termination with cause in which event Buyer will be excused from further obligation; provided, however, Buyer's total obligation to accept such commitment shall not exceed $140,000 per year as to base salary and Buyer's standard benefits package offered to its employees. Upon the Closing, Seller and Mr. Maggiacomo shall enter into an agreement terminating his existing Employment Agreement with Seller entered into effective January 1, 1995, and affirming he has no claim against Buyer pursuant thereto or otherwise except to the extent specifically provided herein.

                         (ii) With respect to Seller's employment commitment of
                    $45,500 per year ending June 19, 1997 to Teddy Fabella (plus $200/month car allowance in lieu of company car), Seller agrees that Buyer will not be obligated to assume such commitment until it has had the opportunity to interview
                    Mr. Fabella and satisfy itself as to his qualifications, in Buyer's sole discretion. Upon the Closing and if Buyer has elected to retain his services, Seller and Mr. Fabella shall enter into an agreement terminating his existing employment commitment with Seller entered into effective May 29, 1995, and affirming he has no claim against Buyer pursuant thereto or otherwise except for the specific monetary amounts described above. If any offer of employment by Buyer is extended to Teddy Fabella, it will be understood that the same will be subject to termination for cause and without further liability to Buyer in advance of June 19, 1997.

               (e) COMPROMISE OF EXISTING DISPUTES. As of April 30, 1995, Buyer understands that Seller had disputed approximately Eight Hundred Fifty-Eight Thousand Dollars ($858,000) of miscellaneous charges and invoices from Buyer to Seller. As consideration for Buyer's entering into, performing and closing this Agreement, Seller and Buyer agree to resolve and compromise in favor of Seller a portion of such claims as identified on Exhibit W hereto, and to resolve and compromise in favor of Buyer a portion of such remaining claims by agreeing that the final amount due and owing in respect of such controversies equals Two Hundred Twenty-Five Thousand Dollars ($225,000), irrespective of whether or not the Exhibit W sums plus Two Hundred Twenty-Five Thousand Dollars ($225,000) equals Eight Hundred Fifty-Eight Thousand Dollars ($858,000). The compromise amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) will immediately and through the Closing be reflected as a Liability on the Division balance sheet. As additional consideration to Buyer for making such compromise,

Seller waives and relinquishes any right to claim any offset or other amount due and owing, if any, in respect of reconciliation of actual transportation charges compared to permitted allowances or other freight credits for return of all vehicles, or Product Promotion Allowance, both with respect to Buyer's 1994 Model Year Fleet Lease Program. If, for any reason, this Agreement is terminated before Closing, then all of the agreements made by the parties in this Section 19(e) will likewise be deemed rescinded, with each of Seller and Buyer permitted to pursue and prosecute claims in respect of amounts they consider owing or to become owing as described in this Section 19(e) or otherwise.

               (f) NOTICE OF MODIFICATION. To the extent required by applicable law, upon execution hereof, Buyer hereby delivers to Seller a Notice of Modification of Existing Franchise in the form of Exhibit X hereto, pertaining generally to the agreements described in Section 19(g) below. In the event Seller elects to rescind such amendments or modifications as set forth in accordance with the terms of Exhibit X, then this Agreement shall be deemed immediately terminated without further notice.

               (g) WAIVER OF SYSTEM FEES. Buyer shall permanently waive and forgive Seller's obligation to pay system fees under the License Agreement (but not its reporting requirements) to Buyer computed at a two percent (2%) level (but no other fees), accruing from June 1, 1995 only until the earlier to occur of (i) termination of this Agreement, (ii) Closing, or (iii) a cumulative waiver of Three Hundred Thousand Dollars ($300,000) in amount of system fees has been allowed in accordance herewith. From the point in time that the waiver described herein is to expire until Closing or termination hereof, system fees shall thereafter accrue and be payable as otherwise required in accordance with the terms of the License Agreement at a two percent (2%) level. This waiver is absolute until it ceases in accordance with the terms hereof.

               (h) RESERVES. All entries as to Seller's reserves in Financial Statements including, without limitation, for accounts receivable, liability insurance and damaged vehicle turnbacks and reconditioning, will be updated and determined in accordance with GAAP Consistently Applied as modified and clarified by the Agreed Practices as of the date of each respective Financial Statement. Part of such updating is Seller's responsibility to provide information as current as possible as of the date of the Financial Statements involved which, in the case of each of the Unaudited Closing Balance Sheet and Final Closing Balance Sheet, shall obligate Seller to perform all of the procedures and make all adjustments it would customarily make with respect to the Unaudited Closing Balance Sheet and the Final Closing Balance Sheet as if such were normal year-end audited statements, except as otherwise set forth in Agreed Practices. Accordingly, and subject to the Agreed Practices, irrespective of whether or not a given procedure, evaluation, updating, review or other matter might be undertaken with respect to reserves for preparation of a balance sheet by

Seller in its ordinary course as of October 31, 1995, or the date of Closing, such shall nevertheless be performed, undertaken and prepared for purposes of developing the Unaudited Closing Balance Sheet and Final Closing Balance Sheet. Notwithstanding anything to the contrary expressed herein, in preparing the Unaudited Closing Balance Sheet, Seller will not be required
(i) to make a physical inventory of vehicles, (ii) perform or cause to be performed an actuarial study with respect to self insurance reserves, or
(iii) make independent confirmation of assets or liabilities.

               (i) STANDSTILL AGREEMENT. Upon execution hereof, Seller and Buyer have entered into the Standstill Agreement in the form of Exhibit Y hereto, and agree to perform and observe the conditions stated therein.

20.            INDEMNIFICATION.

               (a) LOSS. For purposes of this Agreement, "Loss" shall mean any liability, loss, cost, claim, damage, injury, expense or payment, including without limitation the related actual fees and expenses of attorneys, consultants and other experts.

               (b) BY THE SELLER. The Seller agrees to indemnify, defend and hold the Buyer harmless from, against and in respect of any Loss incurred or suffered by the Buyer:

                    (1) with respect to any of Seller's contracts, obligations, agreements or liabilities not assumed by the Buyer under this Agreement including, without limitation, any Retained Liabilities;

                    (2) with respect to any Liability to the extent that such Loss arose from or was the result of any situation or set of facts, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Seller under this Agreement or under any Seller Delivered Agreement;

                    (3) with respect to any litigation, claim or proceeding arising out of Seller's operations prior to Closing not constituting a Liability, Off-balance Sheet Liability or not listed on Schedule 15(j) to this Agreement;

                    (4) with respect to all claims, controversies, legal actions and proceedings arising out of Seller's operations prior to Closing brought by or on behalf of any creditor, agent, employee or former employee of the Seller or any other third party or governmental agency that do not constitute Liabilities;

                    (5) with respect to any income, sales, payroll, excise, surcharge or other tax liabilities of the Seller whatsoever not constituting a Liability or not disclosed in writing on

               Schedule 15(c) hereto (including, without limitation, assessments, additions to taxes, deficiencies, penalties and interest and the costs and expenses relating to examinations or audits of the taxes of the Seller);

                    (6) with respect to any bulk sales, fraudulent conveyance or similar laws or any other laws creating a lien or other adverse interest in, upon or with respect to the Assets by reason of the transactions contemplated by this Agreement, provided that the foregoing indemnity shall not be applicable to claims arising out of Liabilities which have been assumed;

                    (7) with respect to any dispute among the Seller, its shareholders, directors, officers, employees, agents, Affiliates and Debenture holders;

                    (8) for any claim asserted against Buyer with respect to any disputes regarding goods or services which were provided or were to be provided by Seller prior to Closing not constituting a Liability, Off-balance Sheet Liability or not listed on Schedule 15(j) hereto;

                    (9) with respect to any claim by any governmental agency arising from actions or failures to act of the Seller;

                    (10) with respect to any taxes, costs, fees or expenses that this Agreement provides are to be paid or otherwise borne by the Seller;

                    (11) with respect to operations of Seller's business prior to the Closing, except for the Liabilities;

                    (12) with respect to any claim for successor liability or
               similar theory which would, pursuant to applicable law, impose liability on the Buyer for any aspects of the Seller's operations before Closing, except to the extent the same expressly constitutes a Liability hereunder; and

                    (13) without limiting, or being in any manner limited by,
               the foregoing, as a result of misrepresentation, breach of a representation, warranty, covenant or agreement on the part of the Seller under this Agreement or the Seller Delivered Agreements.

               (c) BY THE BUYER. The Buyer agrees to indemnify, defend and hold the Seller harmless from, against and in respect of any Loss incurred or suffered by the Seller:

                    (1) with respect to any Liability except to the extent that such Loss arose from or was the result of any situation or set of facts in existence on the Closing, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Seller under this Agreement or the Seller Delivered Agreements;

                    (2) With respect to Buyer's operation of the Division after Closing, except for the Retained Liabilities and except to the extent that any such Loss arose from or was the result of any situation or set of facts in existence on the Closing, the existence of which would cause there to be a breach of a warranty, representation, covenant or agreement by the Seller under this Agreement or the Seller Delivered Agreements; and

                    (3) without limiting or being in any manner limited by the foregoing, as a result of a misrepresentation, breach of a representation, warranty, covenant or agreement on the part of the Buyer under this Agreement or the Buyer Delivered Documents.

               (d) GENERAL. Any right of indemnity of any party pursuant to this Agreement shall be in addition to and shall not operate as a limitation on any other right to indemnity of such party pursuant to this Agreement, any document or instrument executed in connection with the consummation of the transaction contemplated hereby, or otherwise under applicable law.

               (e) LIMITATIONS. The foregoing indemnification obligations are subject to the following:

                    (1) TIME LIMITATIONS. The obligation of indemnity shall be extinguished unless the party claiming the right to be indemnified notifies the indemnitor of facts which it thinks are the basis for indemnification hereunder on or before the third
               (3rd) anniversary of the Closing; provided, however, that notwithstanding the foregoing, no time deadline shall apply to any willful or intentional breach of or failure to comply with any representation, warranty, covenant or agreement in this Agreement.

                    (2) DEDUCTIBLE. Neither the Seller nor the Buyer shall have any liability whatsoever under this Section 20 unless and until, and only to the extent that, the total Losses for which the Seller on the one hand, or the Buyer, on the other hand, would otherwise be liable, exceed One Hundred Thousand Dollars ($100,000) in the aggregate; provided, however, that the minimum Loss specified herein shall not apply to any willful or intentional breach of or failure to comply with any representation, warranty, covenant or agreement in this Agreement or the Seller Delivered Agreements or Buyer Delivered Agreements, respectively, nor as to any Loss sustained by Buyer relating to any Retained Liabilities.

                    (3) APPLICATION OF LIMITATIONS. All limitations described in this Section 20 shall apply not only to any right of contractual indemnity established hereunder, but also for breach of representation, warranty, covenant or agreement by either party hereto, or other remedy available under applicable law.

               (f) CLAIMS BY PARTIES HERETO. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

                    (1) NOTICE OF FACTS FORMING BASIS FOR CLAIM. Notice must be given of facts which are the basis of an indemnification claim under this Section 20 within the time periods required by Section 20(e)(1).

                    (2) THIRD PARTY CLAIMS; RIGHT TO CONTEST. With respect to any Loss based upon an asserted liability or obligation to a person or entity not a party to this Agreement for which either the Seller or the Buyer claims the right to be indemnified pursuant to this Section 20, the Buyer or the Seller, as the case may be, shall give prompt (within the time required for the filing of any responsive pleading in the case of litigation) written notice to the other party (the "Notice of Third Party Claim") even though Section 20(f)(1) above might permit a later notice. In no event shall the provisions of this Section 20(f) reduce or lessen the obligations of the Seller or the Buyer under this Section 20(f)(2), if the party furnishing the Notice of Third Party Claim shall respond to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of a requirement imposed by law. The party furnishing the Notice of Third Party Claim may not settle such claims or actions without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

                    (3) NOTICE OF FIXED OR DETERMINED LOSS. When a Loss is paid or is otherwise fixed or determined, then the Buyer or the Seller claiming indemnification under this Agreement shall give the other notice of such Loss, in reasonable detail and specifying the amount of such Loss, and the sections of this Agreement upon which the claim for indemnification for such Loss is based. If the recipient of the notice desires to dispute such claim, it shall, within thirty (30) days after notice of the claim of Loss against pursuant to this Section 20(f)(3) is deemed received, give counternotice, setting forth the basis for disputing such claim, to the Buyer or the Seller, as the case may be. If no such counternotice is given within such thirty (30) day period, then such Loss shall be promptly satisfied. If a counternotice is given, the parties shall pursue ADR in accordance with Section 19(b) hereof.

               (g) SURVIVAL. The representations and warranties, as well as covenants and agreements performable after Closing, made by the parties in this Agreement or in any certificate, exhibit, schedule or other document executed and delivered by a party pursuant to, or in connection with, this Agreement, shall expressly survive the Closing. No investigation made by the Buyer or the Seller nor any disclosure made after the date of this Agreement shall affect the enforceability of, or the remedies available under this Agreement with respect to the breaches of, such representations, warranties, covenants, agreements and undertakings or their survival.

21.            TERMINATION.

               (a) TERMINATION RIGHTS. The obligations of Seller and Buyer under this Agreement can be terminated and the transactions contemplated by it abandoned upon the following conditions, or when authorized under applicable law, with notice of termination to be furnished in writing:

                    (1)  By Buyer as provided in Section 21(d) below;

                    (2) Pursuant to the mutual written agreement of Seller and Buyer;

                    (3) By Buyer, if any of the conditions to its obligation to consummate the Closing are not satisfied or waived by Buyer as of the Closing;

                    (4) By Seller, if any of the conditions to its obligation to consummate the Closing are not satisfied or waived by Seller by the Closing;

                    (5) By Seller or Buyer at any time on or before the end of Buyer's 45-day due diligence period described in Section 8, for failure to accept or otherwise reach agreement upon an Agreed Practice proposed by the other party including, without limitation, any Agreed Practice pertaining to the manner in which Seller's reserves in the Financial Statements are to be computed;


                    (6) By Seller or Buyer as provided in Section 4(c)(2) above; and

                    (7) The failure of the Closing to have occurred for whatever reason by November 30, 1995 (unless extended by mutual written agreement of the parties), in which event the Agreement shall automatically terminate.

               (b) ASSISTANCE CLAIM. In the event of termination of this Agreement, the passage of time shall not preclude Buyer in its discretion from asserting that the assistance referenced in the March 21, 1995 agreement between the parties has failed, with Buyer being entitled to claim the increased amounts due if such assistance is determined to have failed.

               (c) CONTRACT TERMINATION CLAIMS. Upon termination of this Agreement, the respective rights and liabilities of Buyer and

Seller with respect to the Master Lease and License Agreement shall be governed by the terms of such agreements and the Standstill Agreement.

               (d) EFFECT OF TERMINATION. It is agreed by Seller that Buyer has the unqualified right to terminate this Agreement and rescind this transaction, in addition to any other time expressly provided herein or by applicable law, in the following circumstances or at the times indicated below:
(i) upon completion of or during its due diligence procedures and review; (ii) upon failure to have agreed upon the exhibits by the time required herein; (iii) upon non-acceptance of the content of Seller's schedules (or exhibits required to be updated) hereto during or by conclusion of the due diligence period, or upon updating of such schedules (or exhibits required to be updated) as required hereby periodically (with Buyer to accept or reject same within five (5) days of receipt by Buyer's hereafter designated representative, with silence being deemed acceptance) and at the Closing; (iv) upon failure of a condition to the obligation of Buyer to close hereunder, or breach of a representation, warranty, covenant or agreement by Seller pursuant hereto; or (v) upon exercise by Seller of a right to rescind the amendment to its License Agreement as described on
Exhibit X hereto (as to all the foregoing, whether expressly enumerated, or described before the colon appearing in the fifth (5th) line of this Section 21(d), the "Permitted Termination Events"); this Agreement may be terminated and rescinded upon Buyer's written notice with the parties restored to their respective positions existing before entering into this Agreement; provided, (x) Buyer shall be entitled to retain all payments made by Seller pursuant to existing agreements, and (y) the pledge of the South Seas stock shall remain in place to the extent at such time amounts that are secured by the pledge pursuant to Section 7(a)(1), 7(a)(2), or 7(a)(3) are accrued or due and payable by Seller to Buyer (or are subject to good faith disputes in accordance with Section 19(a) and (b) hereof). As a material inducement to Buyer to enter into this Agreement, and particularly considering the similar nature of such claims which have heretofore been raised in the litigation which is the subject of the Standstill Agreement and the fact that the exhibits and schedules are to be developed and modified from time to time after the date hereof, Seller hereby irrevocably and unqualifiedly waives any and all right to assert any challenge, claim or objection to Buyer's exercise of its right to terminate this Agreement for any reason at, during or upon the Permitted Termination Events, whether or not with justification, and including, without limitation, any assertion by Seller that Buyer's termination constitutes breach of any statutory or implied covenant of good faith, fair dealing or other duty, or as constituting any type of interference with prospective business advantage, contractual or business relationship, discrimination, economic duress or any other similar or dissimilar tort, breach of contract or any other theory of recovery whatsoever.

22.            REMEDIES.

               (a) In addition to the indemnity rights of Buyer and Seller under Section 20 of this Agreement and remedies available under applicable law, Buyer and Seller shall each have the following rights and remedies:

                    (1) Buyer may foreclose its security interest in the South Seas stock to the extent permitted by this Agreement, the Stock Pledge Agreement or the Agency Agreement.

                    (2) Either party may recover money damages for breach of representations, warranties, covenants, agreements and indemnities after the Closing or for failure or refusal to close after satisfaction (or waiver by the party entitled to the satisfaction) of all conditions precedent to the obligation of both parties to the Closing.

                    (3) For breach of representations, warranties, covenants, agreements and indemnities before Closing, the non-defaulting party will be entitled to rescission with the parties each being restored to their respective status before the Agreement, subject to Section 21, with the ability to proceed with the litigation pending on the date of this Agreement or any other remedy; provided, however, that the passage of time shall not preclude Buyer in its discretion from asserting upon exercise of a rescissionary remedy that the assistance referenced in the March 21, 1995 agreement between the parties has failed, with it being entitled to claim the increased amounts due it from Seller if such assistance is determined to have failed.

                    (4) For failure or refusal to close after fulfillment by both parties of all their respective conditions to Closing, the enforcing party may seek specific performance of this Agreement. A party may also seek specific performance for breach of a covenant or agreement hereunder. The parties irrevocably agree in the circumstances where specific performance is authorized hereunder that there is no adequate remedy available at law.

                    (5) Upon breach of representation, warranty, covenant or agreement by Seller under this Agreement, Buyer may terminate this Agreement whereupon the respective rights and liabilities of the parties with respect to the Master Lease and License Agreement shall be subject to the terms of such agreements and the Standstill Agreement.

                    (6) For violation of the PISC Noncompetition Agreement or Robin Noncompetition Agreement, Buyer shall be entitled to injunctive relief.

               (b) None of the foregoing rights or remedies shall be exclusive or in duplication of any other right or remedy under this Agreement, those available under applicable law, or the indemnity rights and remedies of Buyer and Seller under Section 20.

               (c) Nothing in this Agreement shall be construed to, nor shall applicable law be deemed for purposes of this Agreement to allow, a party to sue for money damages for breach of a representation, warranty, covenant, agreement or indemnity before the Closing; provided, however, this limitation will not preclude Buyer from maintaining any action against Seller for a violation by Seller hereafter of its obligations under the Master Lease, License Agreement or any other contract between such parties except as limited by the Standstill Agreement.

               (d) If, for any reason, the Closing fails to occur, nothing in this Agreement shall prevent the parties from asserting their respective positions in litigation pending prior to the execution hereof, all in accordance with the Standstill Agreement and all amendments thereto.

               (e) In any action brought to enforce any provision hereof or any Basic Document, the prevailing party shall be entitled to its reasonable attorney's fees in addition to the relief it is seeking.

23.            GENERAL PROVISIONS.

               (a) FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request of Buyer and without payment of any further consideration, Seller agrees to execute, acknowledge and deliver all such further assignments, conveyances and transfer documents, in form and substance reasonably acceptable to Seller, and other assurances as reasonably may be requested by Buyer for the purpose of better assigning, conveying and transferring to Buyer, or reducing to Buyer's possession, any or all of the Assets or to enable Buyer to exercise and enjoy the rights and benefits with respect thereto. At any time and from time to time after the Closing, at the request of Seller and without payment of any further consideration, Buyer agrees to execute, acknowledge and deliver all such further assumptions and documents, in form and substance reasonably acceptable to Buyer, and other assurances as reasonably may be requested by Seller for the purpose of better evidencing the assumption by Buyer of the Liabilities.

               (b) NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of receipt, if served personally on the party to whom notice is to be given by actual in person delivery, or if sent by facsimile (confirmed by transmission receipt), telegraph or similar means of communication, or on receipt, refusal, or as of the first attempted date of delivery if unclaimed after mailing, when mailed to the party to whom notice is to be given, by certified U.S. mail, return receipt requested, postage prepaid and properly addressed as follows:

               To Seller:       Pacific International Services Corp.
                                1600 Kapiolani Boulevard, Suite 825
                                Honolulu, Hawaii  96814
                                Attention:  Alan M. Robin
                                Title:  President
                                FAX:  (808) 926-4255

               With copies to:  H. Wayne Cooper, Esq.
                                Doerner, Saunders, Daniel & Anderson
                                320 South Boston, Suite 500
                                Tulsa, Oklahoma 74103
                                FAX: (918) 591-5362

                                J. George Hetherington, Esq.
                                Torkildson, Katz, Jossem, Fonseca,
                                  Moore & Hetherington
                                700 Bishop Street, 15th Floor
                                Honolulu, Hawaii  96813-4187
                                FAX: (808) 523-6001

               To Buyer:        Dollar Systems, Inc.
                                5330 East 31st Street
                                (or P.O. Box 33167, 74153-1167)
                                Tulsa, Oklahoma 74135
                                Attn: Gary L. Paxton
                                Title: President
                                FAX: (918) 669-3001

               With copies to:  Stephen W. Ray, Esq.
                                Hall, Estill, Hardwick, Gable,
                                  Golden & Nelson, P.C.
                                320 South Boston, Suite 400
                                Tulsa, Oklahoma  74103
                                FAX:  (918) 594-0505

                                John R. Myrdal, Esq.
                                Case Myrdal Bigelow & Lombardi
                                737 Bishop Street, Suite 2600
                                Honolulu, Hawaii  96813
                                FAX:  (808) 523-1888

Each party shall be entitled to specify a different person or address by giving notice as aforesaid to the other.

     (c) ENTIRE AGREEMENT. This Agreement, together with other Basic Documents and the exhibits and schedules attached hereto, and as the exhibits and schedules may be amended or supplemented from time to time, constitute the entire agreement between the parties with respect to the subject matters hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, and may not be altered or amended except in writing signed by the parties hereto. No provision hereof is intended to confer upon any person or entity other than the parties hereto any right, benefit or privilege of the parties described hereunder.

     (d) TIME OF ESSENCE; COMPUTATION OF TIME. In all matters under this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any federal holiday, the party exercising or discharging shall have until 5:00 p.m. its local time on the next succeeding regular business day to exercise such privilege or to discharge such duty; provided, however, that the foregoing shall not be deemed to extend the effect of the 24 hour period described in the Standstill Agreement to 5:00 p.m. local time on such next succeeding regular business day where 24 hours would lapse earlier, provided in all events the affected party shall have at least until 11:00 a.m. local time on such day.

     (e) BINDING EFFECT; ASSIGNMENT. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns; provided, however, that neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other, except Buyer may assign its rights and obligations to a subsidiary or lower tier subsidiary.

     (f) APPLICABLE LAW; VENUE. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Hawaii. Each party hereto agrees that any legal action or proceeding against it and arising out of or relating to this Agreement, or any of the other Basic Documents, except the Stock Pledge Agreement, Agency Agreement, Holdback Agreement or Standstill Agreement (collectively, the "Oklahoma Agreements"), shall be instituted in the United States District Court for the District of Hawaii. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts in any such action or proceeding as to the Basic Documents other than the Oklahoma Agreements and waives any objections it may have with respect to such jurisdiction and venue therein. The foregoing shall not limit the rights of any party hereto to bring any legal action or proceeding or to obtain execution of judgment against any party in any appropriate jurisdiction.

     (g) AMENDMENTS. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     (h) WAIVERS. No waiver by any party, whether express or implied, of any right under the provisions of this Agreement shall constitute a waiver of such party's rights at any other time.

     (i) SEVERABILITY. If a court of competent jurisdiction declares that any provision of this Agreement or any exhibit hereto is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.

     (j) PRESS RELEASE. Within two (2) business days of initial delivery by Seller of complete and conforming schedules hereto, Buyer shall, upon consultation with Seller, issue a press release in a form satisfactory to it, generally to the effect that, subject to its due diligence, it intends to retain the managers, supervisors and other key personnel necessary to continue a five
(5) island vehicle rental operation and to honor all customer commitments constituting Liabilities. Nothing herein shall prevent Seller, upon prior consultation with Buyer, from issuing such press release as it deems necessary to comply with its obligations under federal and state securities laws.

     (k) EXPENSES. Each party shall bear its own cost and expenses in connection with the negotiation, preparation and execution of this Agreement.

     (l) CONFIDENTIALITY. The Seller and the Buyer agree that the terms and conditions of this Agreement and of the transactions contemplated by it are to remain confidential, except to the extent that either party determines it is necessary under applicable law to disclose such terms and conditions including, without limitation, disclosures that may be required in light of Seller's status as a publicly held reporting company with the Securities and Exchange Commission and also expressly including conveyancing and instruments relating to liens and encumbrances recorded in the public records.

     (m) CONSTRUCTION. Headings provided herein are for the reference of the parties only, and shall not be used as an aid to construction of this Agreement. For purposes of enforcement hereof, this Agreement shall be construed as if having been prepared jointly by the parties hereto, and not by one party to the exclusion of the other, to avoid any construction against the party drafting the Agreement.

     (n) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

                                        PACIFIC INTERNATIONAL SERVICES CORP.,
                                        a California corporation


                                        By: /s/ Alan M. Robin
                                           -----------------------------------
                                           Alan M. Robin, President



                                        DOLLAR SYSTEMS, INC.,
                                        a Delaware corporation



                                        By:  /s/ Gary Paxton
                                           -----------------------------------
                                           Gary L. Paxton, President



                                          /s/ Alan M. Robin
                                        --------------------------------------
                                        Alan M. Robin, joining herein
                                        personally to affirm his obligations
                                        pursuant to Sections 3(b) and (c)
                                        hereof

                                 EXHIBIT INDEX

                                                                    Exhibit
                                                                    -------

Agency Agreement                                                         A
Agreed Practices                                                         B
Detailed Identification of Assets                                        C
Assumption Agreement                                                     D
Bill of Sale                                                             E
Dismissal Agreement                                                      F
Dollar General Release                                                   G
Specified Excluded Assets of Seller                                      H
Detailed Identification of Liabilities                                   I
Off-balance Sheet Liabilities                                            J
Holdback Agreement                                                       K
Specified Retained Liabilities of Seller                                 L
PISC General Release                                                     M
PISC Noncompetition Agreement                                            N
Robin General Release                                                    O
Robin Noncompetition Agreement                                           P
Stock Pledge Agreement                                                   Q
Vehicle Return Procedure                                                 R
Commitment of South Seas                                                 S
Solvency Certificate                                                     T
ADR Procedures                                                           U
Employees of Seller                                                      V
Existing Disputes                                                        W
Notice of Modification of Existing Franchise                             X
Standstill Agreement                                                     Y

                                    EXHIBIT B

                            AMENDED AGREED PRACTICES


     (1) Despite any actual lease terms, airport leasehold improvements will be amortized on an assumed eighteen (18) year useful life.

     (2) There will be no reserves for potential future losses (E.G., freight or residual loss) for any existing or future PISC risk vehicles (predominately Neons which PISC expects to become risk vehicles).

     (3) The reserves for reconditioning costs associated with non-risk vehicles will assume an average life per car of thirteen (13) months and will be computed at $400 per car for 1994 models and $300 per car for 1995 models. The reserve will be added to for each month during such thirteen (13) month period, I.E., $23.08 will be added to the reserve each month for each 1995 car until 13 months of additions to reserve have been made.

     (4)  Accrued Liability Claims:

          (a) Accrued liability claim reserves related to claims for accidents occurring prior to February 6, 1995 shall be equal to the amount of the existing reserves as of June 30, 1995 adjusted only for actual claim payments made by Seller related to these claims from June 30, 1995 through the Settlement Date. No credit adjustments shall be recorded to the income statement related to accrued liability claim reserves, for the claim periods prior to February 6, 1995, from June 30, 1995 through the Settlement Date.

          (b) No reserves will be required for accrued liability claims for accidents occurring after February 5, 1995 which are covered by the Empire policy arrangements. All costs for such coverage with Empire shall be recorded in accordance with the contractual arrangements with Empire. No credit adjustments shall be recorded to the income statement related to accrued liability claim reserves, for the policy period beginning
     February 6, 1995, from June 30, 1995 through the Settlement Date.

     (5) All subrogation receivables and related allowances shall be recorded in a manner consistent with the practices used by the Seller through June 30, 1995. However, the difference in the net amount recorded by Seller and the amount computed in accordance with the methodology on the addendum attached to this Exhibit B shall not exceed $1,500,000.

     (6) Seller shall add $39,288 as of June 30, 1995 to its collision damage reserve.

     (7) In accordance with Section 19(e) of the Agreement, Seller shall record a $225,000 compromise payable to Buyer in accordance therewith.

     (8) Seller shall be required to establish a reserve for environmental UST contamination at its location on the island of Molokai only to the extent GAAP would require an amount in excess of $100,000 be reserved, and in such event the only amount reserved will be that in excess of $100,000.

     (9) Organization costs consisting of Debenture financing expenses of approximately $342,000 as of June 30, 1995, shall remain as an asset on the Unaudited Balance Sheet, subject to amortization since June 30, 1995.

     (10) The Unaudited Balance Sheet shall reflect as a liability the final settlement amount of Seller with the Hawaii Department of Transportation as approved by the Hawaii Land Board, if so approved and if not approved, shall reflect the assessed amount by or contract obligation with the Department of Transportation. Seller will accrue the approximate $579,000 in quarterly percentage rents in the Unaudited Balance Sheet to the extent not compromised in the settlement discussed above.

     (11) Seller will not accrue sick pay.

     (12) The Unaudited Balance Sheet shall reflect as a liability the amount assessed for unpaid taxes before Closing by the Hawaii Department of Revenue relating to Seller's pending examination for excise taxes, together with interest and penalties, if applicable, and tax, interest and penalties in respect of excise taxes which, consistent with said assessment, should have been paid by Seller in 1994 and 1995.

     (13) The Unaudited Balance Sheet shall reflect all transaction taxes due and payable in connection with or upon the closing as required in
Section 17(a)(17) of the Settlement Agreement.

                                    EXHIBIT H


     The office furniture and personal computer located in Seller's offices presently used by Seller's Chief Executive Officer.

                                    EXHIBIT L


1.   BANK OF HAWAII MORTGAGE-SOUTH SEAS

This is a PISC-retained liability for the mortgages for the South Seas Jeep Eagle dealership on Nimitz. The mortgage has been extended beyond its original maturity of November 30, 1995, at a higher interest rate and PISC may seek alternative sources of refinancing. Dollar should be released by Bank of Hawaii from this mortgage.

2.   DEFERRED INCOME TAXES

This item relates to PISC and will therefore be retained by PISC.

3.  DEBENTURES

PISC's 10% subordinated convertible debentures due 2007 are a retained liability of PISC. Upon completion of the pending Exchange Offer, accrued interest, including interest due September 1, 1995, will not be paid. Any new debentures to be issued under the terms of the Exchange Offer would be liabilities of PISC.

4.   SALARIES AND WAGES PAYABLE/VACATION ACCRUAL

PISC retains liability for the salaries and wages accrued prior to Closing and for other accrued employee benefits for those employees not retained by Dollar.

5.   HYUNDAI DEAL

Hyundai Motor America ("HMA") has billed PISC approximately $113,000 for the alleged damages arising from PISC's inability to consummate the purchase of 700 vehicles ordered from HMA. PISC retains liability for this amount.

6.   TINSMITH

PISC retains liability for the claim asserted by Tinsmith for approximately $56,000. PISC filed a Completion Notice with the City and County of Maui, and no lien was filed by Tinsmith during the 45-day period subsequent to filing of this notice.

7.   KIM ROSENBAUM

PISC retains liability for any prospective claim by this individual, a customer who engaged in an altercation with an employee of PISC at one of PISC's locations. Both the customer and PISC's employee, who was suspended, filed complaints with the local police department.

                                  EXHIBIT O

                              AMENDED AND RESTATED
                             STOCK PLEDGE AGREEMENT


               This Amended and Restated Stock Pledge Agreement ("Agreement") is dated October 27, 1995, between DOLLAR SYSTEMS, INC., a Delaware corporation ("Dollar") whose address is 5330 East 31st Street (or P.O. Box 33167, 74153-
1167) Tulsa, Oklahoma 74135 and PACIFIC INTERNATIONAL SERVICES CORP., a California corporation ("Pledgor"), whose address is 1600 Kapiolani Boulevard, Suite 825, Honolulu, Hawaii 96814.

               In consideration of the obligations of the parties under the Settlement Agreement dated the July 18, 1995, as amended ("Settlement Agreement"), and for other good and valuable consideration, the parties agree and do hereby amend and restate that certain Stock Pledge Agreement dated July 18, 1995 between Dollar and Pledgor as provided herein:

1.             CREATION OF SECURITY INTEREST.

               1.1 GENERAL. For valuable consideration and to secure to Dollar the payment and performance of certain "Performance Obligations" as hereinafter defined, Pledgor hereby assigns, pledges, hypothecates, transfers and delivers the Collateral to Dollar, and grants to Dollar a security interest in the Collateral.

               1.2 COLLATERAL. As used herein, the term "Collateral" shall include: (i) One hundred percent (100%) of the issued and outstanding capital stock ("Stock") of South Seas Motors, Inc. (f/k/a Cutter Jeep Renault, Inc.), a Hawaii corporation ("South Seas"), whether now owned or hereafter acquired, including, without limitation, 1,000 shares of common stock of South Seas, $100.00 par value, evidenced by certificate number 2, as well as any predecessor certificates if located; (ii) all dividends, interest, other amounts and revenues, new property, distributions, stock dividends, securities or other property, rights or interests to which Pledgor is or may hereafter become entitled to receive on account of the Stock; and (iii) all other proceeds and products of the Stock, including without limitation proceeds from the sale of all or any part of the Stock.

               1.3 PERFORMANCE OBLIGATIONS. As used herein, the term "Performance Obligations" means:

                     (a) The Master Lease payments (subject to customary offsets but none accruing on or before April 30, 1995 except as otherwise specifically provided in Section 19(a) of the Settlement Agreement) accruing or becoming due and payable from May 1, 1995 until the earlier of Closing or termination of the Settlement Agreement;

                     (b) The payment of all other obligations of Pledgor to Dollar accruing or becoming due and payable from May 1, 1995 until the earlier of Closing or termination of the Settlement Agreement and expressly including amounts that are hereafter disputed and are subject to the procedure outlined in Sections 19(a) and (b) of the Settlement Agreement during the pendency of the dispute and until resolution;

                     (c) Dollar's money damages and incidental, out of pocket losses as awarded by the final non-appealable order of a court, for Pledgor's failure or refusal to close after satisfaction (or waiver by the party entitled to satisfaction) of all conditions precedent to the obligation of both parties to the Closing;

                     (d) All obligations of Pledgor to indemnify Dollar, as set forth in the Settlement Agreement;

                     (e)  All of Pledgor's obligations under this Agreement; and



                     (f)  All of Pledgor's obligations under the Net Worth
                          Note.



               1.4 AGENT. As used herein, the term "Agent" means Liberty Bank and Trust Company of Tulsa, National Association, Tulsa, Oklahoma, under and pursuant to that Agency Agreement attached hereto as Schedule 1.

               1.5 PERFECTION. Notwithstanding anything to the contrary set forth herein or elsewhere, the security interest granted hereby shall be perfected upon endorsement and delivery of the Collateral to the Agent.



               1.6   DURATION.  This Agreement shall have the term expressed in
                     Section 7(c) of the Settlement Agreement; PROVIDED, THAT the pledge securing the obligations described in Section 1.3(f) shall terminate upon the earlier of (a) the Effective Date of the Confirmed Plan or (b) ten (10) days following the successful completion of the exchange offer made to the holders of the Pledgor's 10% convertible subordinated debentures due 2007 on October 31, 1995.

               1.7 EFFECT OF CLOSING. The pledge and security interest described in Sections 1.3 (a) and (b) above shall remain perfected through the times provided therein; provided, however, Buyer will take no action to foreclose its security in respect of obligations owed it accruing after September 30, 1995 prior to the termination of this Agreement, and provided further, that upon Closing, the pledge and security interest insofar as described in Sections 1.3(a), (b) and (c) above shall lapse.

2. COLLATERAL. Upon execution of this Agreement, Pledgor shall endorse and deliver all of the Collateral to the Agent to perfect Dollar's lien subject to the terms of the Agency Agreement. Pledgor shall be entitled to vote any securities held as Collateral, provided however, that in the event of a default hereunder, Pledgor shall no longer be entitled to vote such securities and Dollar shall thereafter be entitled to vote such securities, and provided further, that in no case shall Pledgor vote such securities or consent by waiver or ratification with respect to such securities in any manner which would directly or indirectly impair the Collateral's value or be inconsistent with any provision hereof.

3. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants to Dollar that:

               3.1 TITLE. Pledgor owns, and with respect to Collateral acquired after the date hereof, Pledgor will own and will continue to own during the term of this Agreement, legally and beneficially, the Collateral free and clear of any lien, security interest, pledge, claim, or other encumbrance or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof. The Pledgor has all voting and other consensual rights with respect to the Collateral free and clear of all proxies, voting trusts or voting agreements of any kind. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. Pledgor has the unrestricted right to pledge the Collateral as contemplated hereby. All of the Collateral has been duly and validly issued and is fully paid and nonassessable.

               3.2 AUTHORITY. Pledgor has the authority to execute, deliver, and perform this Agreement, and the execution, delivery, and performance of this Agreement by Pledgor does not and will not conflict with, result in a breach of, or constitute a default under the provisions of any indenture, mortgage, deed of trust, security agreement, or other instrument or agreement or any judgment, decree, order, law, statute, or other governmental rule or regulation applicable to Pledgor or any of its property.

               3.3 PRINCIPAL PLACE OF BUSINESS. The place where Pledgor keeps its books and records is located at the address of Pledgor shown at the beginning of this Agreement.

               3.4 LITIGATION. There is no litigation (except that instituted by Dollar) or governmental proceeding pending or threatened against Pledgor or any of its properties which if adversely determined would have a material adverse effect on the Collateral.

               3.5 PERCENTAGE OF STOCK. The Collateral, currently 1,000 shares of South Seas common stock represented by certificate number 2, constitutes and shall at all times constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of South Seas.

               3.6 PERFECTED SECURITY INTEREST. This Agreement creates in favor of Dollar a perfected security interest in the Stock so long as Dollar, the Agent, or the court clerk if deemed to hold in an interpleader (but for purposes hereof, with Agent still being deemed to hold during the pendency of interpleader) possesses the certificate described in
                     Section 1.2 hereof. No other security interests have been granted in, to or against the Collateral.

4. AFFIRMATIVE AND NEGATIVE COVENANTS. Pledgor covenants and agrees with Dollar that until the Performance Obligations are satisfied, paid and performed in full:

               4.1 ENCUMBRANCES. Pledgor shall not create, permit, or suffer to exist, and shall defend the Collateral against, any lien, security interest, or other encumbrance on the Collateral (including a restriction on voting or transfer of the Collateral) except the pledge and security interest of Dollar hereunder, and shall defend Pledgor's rights in the Collateral and Dollar's security interest in the Collateral against the claims of all persons and entities.

               4.2 SALE OF COLLATERAL. Pledgor shall not sell, assign, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Dollar.

               4.3 DISTRIBUTIONS. If Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase, or reduction of capital or issued in connection with any reorganization), warrant, option or rights, whether as an addition to, in substitution of, or in exchange for any Collateral or otherwise, Pledgor agrees to accept the same as Dollar's agent and to hold the same in trust for Dollar, and to deliver the same forthwith to the Agent in the exact form received, with the appropriate endorsement of Pledgor, to be held by the Agent on behalf of Dollar as additional Collateral for the Performance Obligations, subject to the terms hereof. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of the issuer thereof shall be paid over to the Agent on behalf of Dollar as additional Collateral for the Performance Obligations, subject to the terms hereof; and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the capital of the issuer thereof or pursuant to any reorganization of the issuer thereof, the property so distributed shall be delivered to the Agent on behalf of Dollar to be held by it, as additional Collateral for the Performance Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Pledgor shall, until paid or delivered to the Agent on behalf of Dollar, be held by Pledgor in trust as additional security for the Performance Obligations.

               4.4 FURTHER ASSURANCES. At any time and from time to time, upon the reasonable request of Dollar, and at the sole expense of Pledgor, Pledgor shall promptly execute and deliver all such further instruments and documents and take such further action as Dollar may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, including, without limitation, the execution and filing of such financing statements as Dollar may require. A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as a financing statement.

               4.5 INSPECTION RIGHTS. At Dollar's expense, Pledgor shall permit Dollar and its representatives, and shall cause South Seas to permit Dollar and its representatives, to examine, inspect, and copy Pledgor's and South Seas' books and records at any reasonable time and as often as Dollar may desire.

               4.6 TAXES. Pledgor agrees to pay or discharge prior to delinquency all taxes, assessments, levies, and other governmental charges imposed on Pledgor or its property, except Pledgor shall not be required to pay or discharge any tax, assessment, levy, or other governmental charge if
                     (i) the amount or validity thereof is being contested by Pledgor in good faith by appropriate proceedings diligently pursued, (ii) such proceedings do not involve any risk of sale, forfeiture, or loss of the Collateral or any interest therein, or adequate security has been posted by Pledgor in respect of said proceedings and (iii) adequate reserves therefor have been established in conformity with generally accepted accounting principles.

               4.7 NOTIFICATION. Pledgor shall promptly notify Dollar in writing of (i) any lien, security interest, encumbrance, or claim made or threatened against the Collateral, (ii) any material change in the Collateral, including, without limitation, any material decrease in the value of the Collateral, and (iii) the occurrence or existence of any Event of Default (as hereinafter defined) or the occurrence or existence of any condition or event that, with the giving of notice or lapse of time or both, would be an Event of Default.

               4.8 BOOKS AND RECORDS; INFORMATION. Pledgor shall keep accurate and complete books and records of the Collateral and Pledgor's financial condition. Pledgor shall from time to time at the request of Dollar deliver to Dollar such information regarding the Collateral and Pledgor as Dollar may reasonably request. Pledgor shall mark its books and records to reflect the security interest of Dollar under this Agreement.

               4.9 ADDITIONAL SECURITIES. Pledgor shall not consent to or approve, and shall not permit South Seas to consent to or approve, the issuance of any additional shares of any class of capital stock of the issuer of the Collateral, or any securities convertible into, or exchangeable for, any such shares or any warrants, options, rights, or other commitments entitling any person or entity to purchase or otherwise acquire any such shares.

               4.10 ASSURANCE CONCERNING VOTING RIGHTS. Pledgor covenants to use best efforts to cause Dollar or its successor to be able to exercise full voting rights with respect to the Collateral upon the occurrence of an Event of Default.

               4.11 PARTICIPATION IN JOINT INSTRUCTION. (a) Upon an Event of Default, then thereafter upon ten (10) days prior written notice from Dollar to Pledgor, during which time Pledgor shall be permitted to cure to Dollar's reasonable satisfaction, Pledgor shall be obligated to participate in a joint written instruction to the Agent to release the Collateral to Dollar; (b) Upon satisfaction in full of the Performance Obligations, then thereafter upon ten (10) days prior written notice from Pledgor to Dollar, Dollar shall be obligated to participate in a joint written instruction to the Agent to release the Collateral to Pledgor; (c) In the event either party refuses to participate in preparation of such a joint instruction, then the other shall thereafter unilaterally be permitted to instruct the Agent to interplead the Collateral in accordance with Oklahoma law.

5.             RIGHTS OF DOLLAR AND PLEDGOR.

                5.1 POWER OF ATTORNEY. Pledgor hereby irrevocably constitutes and appoints Dollar and any officer or agent thereof, with full power of substitution, as Pledgor's true and lawful attorney-in-fact; with full irrevocable power and authority in the place and stead and in the name of Pledgor or in its own name, after the occurrence and during the continuance of a default pursuant hereto from time to time in Dollar's discretion, to take any and all action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, so long as Dollar is not grossly negligent or engaged in willful misconduct, and, without limiting the generality of the foregoing, hereby gives Dollar the power and right on behalf of Pledgor and in its own name to do any of the following, without notice to or the consent of
                     Pledgor:

                       (a) to demand, sue for, collect, or receive in the name of Pledgor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

                       (b) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

                       (c) (i) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (ii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices, and other documents relating to the Collateral; (iii) to commence and prosecute any suit, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (iv) to defend any suit, action, or proceeding brought against Pledgor with respect to any Collateral; (v) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as Dollar may deem appropriate; (vi) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Dollar may determine; (vii) to add or release any guarantor, indorser, surety, or other party to any of the Collateral or the Obligations;
                            (viii) to renew, extend, or otherwise change the terms and conditions of any of the Collateral or Performance Obligations; and (ix) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Dollar were the absolute owner thereof for all purposes, and to do, at Dollar's option and Pledgor's expense, at any time, or from time to time, all acts and things which Dollar deems reasonably necessary to protect, preserve, or realize upon the Collateral and Dollar's security interest therein.

               This power of attorney is a power coupled with an interest and shall be irrevocable. Dollar shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Dollar in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Dollar shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Dollar solely to protect, preserve, and realize upon its security interest in the Collateral. Notwithstanding the foregoing, Dollar's rights to dispose of the Collateral pursuant to Section 5.1(c)(ix) above shall not be exercised unless and until the Collateral has been delivered to Dollar upon satisfaction of one of the conditions in Section 1.2 of the Agency Agreement attached hereto as Schedule 1.

                5.2 VOTING RIGHTS. So long as no default under the Settlement Agreement shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof. At the request of Dollar, Pledgor shall register on the books of the Company Dollar's right to vote the Collateral during the term hereof and in compliance herewith.

                5.3 DIVIDENDS. To the extent the issuer of the Stock may properly declare and pay dividends, and unless an Event of Default shall have occurred and be continuing, Pledgor shall be entitled to receive all cash dividends paid in respect of the Collateral.

                5.4 PERFORMANCE BY DOLLAR OF PLEDGOR'S OBLIGATIONS. If Pledgor fails to perform or comply with any of its agreements contained herein and Dollar itself shall cause performance of or compliance with such agreement, the expenses of Dollar, together with interest thereon at the rate of 15% per annum, shall be payable by Pledgor to Dollar on demand and shall constitute Performance Obligations secured by this Agreement.

                5.5 SETOFF; PROPERTY HELD BY DOLLAR. Upon the occurrence of an Event of Default, Dollar shall have the right to set off and apply against the Performance Obligations, at any time and without notice to Pledgor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Dollar to Pledgor. As additional security for the Performance Obligations, Pledgor hereby grants a security interest in all money, instruments, and other property of Pledgor now or hereafter held by Dollar including, without limitation, property held in safekeeping. In additional to Dollar's right of setoff and as further security for the Obligations, Pledgor hereby grants Dollar a security interest in all other sums at any time credited by or owing from Dollar to Pledgor. The rights and remedies of Dollar hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff and recoupment) which Dollar may have.

                5.6 DOLLAR'S DUTY OF CARE. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Dollar or Agent hereunder, Dollar and Agent have shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that Pledgor shall be solely responsible for preservation of all rights in the Collateral. Without limiting the generality of the foregoing, Dollar or Agent shall be conclusively deemed to have exercised reasonable care in the custody of the Collateral if Dollar or Agent takes such action, for purposes of preserving rights in the Collateral, as Pledgor may reasonably request in writing, but no failure or omission or delay by Dollar in complying with any such request by Pledgor, and no refusal by Dollar or Agent in complying with any such request by Pledgor, shall in and of itself be deemed to be a failure to exercise reasonable care.

                5.7 ASSIGNMENT BY DOLLAR. Dollar may from time to time assign the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies, and responsible for all the duties and obligations, of Dollar under this Agreement in relation thereto.

                5.8 RELEASE OF COLLATERAL. Dollar may at any time release Collateral or any part thereof to Pledgor, and the receipt by the Pledgor of such release (which may include a written instruction to the Agent to surrender the Collateral to Pledgor) shall be a complete and full discharge of Dollar for Collateral so released, and Dollar shall thereafter be discharged from any liability or responsibility therefor.

6. DEFAULT. An "Event of Default," for purposes hereof, shall mean the failure of Pledgor to keep or perform any of the terms or provisions of this Agreement or to observe, honor and perform the terms and requirements of the Performance Obligations or any post-closing obligation under the Settlement Agreement.

7. REMEDIES. Subject to the limitations set forth in this Section and in the Agency Agreement attached hereto as Schedule 1, upon the occurrence of an Event of Default, Dollar shall have the following rights and remedies:

                7.1   To take the actions described in Section 4.11(a) hereof.

                7.2 In addition to any other rights and remedies granted to Dollar in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Performance Obligations, Dollar shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted by the State of Oklahoma; including the right to (A) without demand or notice to Pledgor, collect, receive, or take possession of the Collateral or any part thereof, (B) sell or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales in a commercially reasonable manner, at Dollar's offices or elsewhere, for cash, on credit, or for future delivery, and/or (C) bid and become a purchaser at any sale free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived and released by Pledgor. Upon the request of Dollar, Pledgor shall assemble the Collateral and make it available to Dollar at any place designated by Dollar that is reasonably convenient to Pledgor and Dollar. Pledgor agrees that neither Dollar nor the Agent shall be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. In addition to such notice to Pledgor, Dollar shall furnish the same form of notice addressed to the five persons, firms or entities identified in a writing from Pledgor to Dollar, to the extent provided by Pledgor. Pledgor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys' fees and other expenses incurred by Dollar in connection with the collection of the Performance Obligations and the enforcement of Dollar's rights under this Agreement, all of which expenses and fees shall constitute additional Performance Obligations secured by this Agreement. Dollar may apply the Collateral against the Performance Obligations in such order and manner as Dollar may elect in its sole discretion. If the Performance Obligations are satisfied in full, Pledgor shall have the right to receive the balance of the proceeds, if any, from the sale or disposition of the Collateral. Pledgor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Performance Obligations. Pledgor waives all rights of marshalling in respect of the Collateral.

               7.3 Dollar shall be entitled to receive all cash dividends payable in respect of the Collateral.

               7.4 Dollar shall have the right, but shall not be obligated to, exercise or cause to be exercised all voting rights and corporate powers in respect of the Collateral, and Pledgor shall immediately deliver to Dollar, if requested by Dollar, irrevocable proxies with respect to the Collateral in form satisfactory to Dollar.

               7.5 Pledgor hereby acknowledges and confirms that Dollar may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Pledgor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that the mere fact that such sale was conducted as a private sale shall not of itself establish that the sale was not made in a commercially reasonable manner, and Dollar shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Dollar shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws.

               7.6 On any sale of the Collateral, Dollar is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Dollar's counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

8. REINSTATEMENT. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Dollar in respect of the Performance Obligations is rescinded or must otherwise be restored or returned by Dollar upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor, or upon the appointment of any intervenor or receiver of, or trustee or similar official for the Pledgor, or any substantial part of Pledgor's assets, or otherwise, all as though such payments had not been made.

9.             GENERAL PROVISIONS.

               9.1 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of receipt, if served personally on the party to whom notice is to be given by actual in person delivery, or if sent by facsimile (confirmed by transmission receipt), telegraph or similar means of communication, or on receipt, refusal, or as of the first attempted date of delivery if unclaimed after mailing, when mailed to the party to whom notice is to be given, by certified U.S. mail, return receipt requested, postage prepaid and properly addressed as follows:

               To Pledgor:      Pacific International Services Corp.
                                1600 Kapiolani Boulevard, Suite 825
                                Honolulu, Hawaii  96814
                                Attention:  Alan M. Robin
                                Title:  President
                                FAX:  (808) 926-4255

               With copies to:  H. Wayne Cooper, Esq.
                                Doerner, Saunders, Daniel & Anderson
                                320 South Boston, Suite 500

                                Tulsa, Oklahoma 74103
                                FAX: (918) 591-5362

                                J. George Hetherington, Esq.
                                Torkildson, Katz, Jossem, Fonseca,
                                  Moore & Hetherington
                                700 Bishop Street, 15th Floor
                                Honolulu, Hawaii  96813-4187
                                FAX: (808) 523-6001

               To Dollar:       Dollar Systems, Inc.
                                5330 East 31st Street
                                (or P.O. Box 33167, 74153-1167)
                                Tulsa, Oklahoma 74135
                                Attn: Gary L. Paxton
                                Title: President
                                FAX: (918) 669-3001

               With copies to:  Stephen W. Ray, Esq.
                                Hall, Estill, Hardwick, Gable,
                                  Golden & Nelson, P.C.
                                320 South Boston, Suite 400
                                Tulsa, Oklahoma  74103
                                FAX:  (918) 594-0505

                                John R. Myrdal, Esq.
                                Case Myrdal Bigelow & Lombardi
                                737 Bishop Street, Suite 2600
                                Honolulu, Hawaii  96813
                                FAX:  (808) 523-1888

          Each party shall be entitled to specify a different person or address by giving notice as aforesaid to the other.

     9.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matters hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

     9.3 TIME OF ESSENCE; COMPUTATION OF TIME. In all matters under this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any federal holiday, the party exercising or discharging shall have until 5:00 p.m. its local time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

     9.4 BINDING EFFECT; ASSIGNMENT. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns; provided, however, that neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other, except Buyer may assign its rights and obligations to a subsidiary or lower tier subsidiary.

     9.5 APPLICABLE LAW; VENUE. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oklahoma.
          The United States District Court for the Northern District of Oklahoma shall be the appropriate forum in which to adjudicate disputes hereunder, and the parties irrevocably consent to the in personam jurisdiction of such court and agree to waive any arguments that the same would constitute an inconvenient forum.

     9.6 AMENDMENTS. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.7 WAIVERS. No waiver by any party, whether express or implied, of any right under the provisions of this Agreement shall constitute a waiver of such party's rights at any other time.

     9.8 SEVERABILITY. If a court of competent jurisdiction declares that any provision of this Agreement or any exhibit hereto is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.

     9.9 EXPENSES. Each party shall bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement.

    9.10 DEFINITIONS. Capitalized terms used herein not otherwise defined shall have the meanings given to them in the Settlement Agreement.

    IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stock Pledge Agreement on the 27th day of October, 1995.


                                          DOLLAR SYSTEMS, INC.


                                          By: /s/ Gary L.Paxton
                                             -------------------------
                                             Gary L. Paxton, President

                                          "Dollar"



                                          PACIFIC INTERNATIONAL SERVICES CORP.


                                          By: /s/ Alan M. Robin
                                             ------------------------
                                             Alan M. Robin, President

                                          "Pledgor"

                                    EXHIBIT X

                  NOTICE OF MODIFICATION OF EXISTING FRANCHISE




TO:  PACIFIC INTERNATIONAL SERVICES CORP.


THE FOLLOWING DISCLOSES INFORMATION CONCERNING SPECIFIC SECTIONS OF YOUR LICENSE AGREEMENT DATED EFFECTIVE APRIL 3, 1974 (THE "LICENSE AGREEMENT"), WHICH ARE PROPOSED TO BE MODIFIED PURSUANT TO THE AGREEMENT BETWEEN YOU AND DOLLAR SYSTEMS, INC. ("AMENDMENT"). ANY AGREEMENT BY YOU TO SUCH MODIFICATION SHALL
NOT BE BINDING IF YOU, WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT OF THIS DISCLOSURE STATEMENT, NOTIFY DOLLAR SYSTEMS, INC. IN WRITING THAT THE AGREEMENT TO SUCH MODIFICATION IS RESCINDED.

(1)  (PARAGRAPH AS STATED IN CURRENT LICENSE AGREEMENT, AS AMENDED:)

     2.19 TO PAY TO DOLLAR IN CONSIDERATION OF THE BENEFITS TO BE DERIVED BY LICENSEE FROM OPERATING UNDER THE DOLLAR SYSTEM, SYSTEM FEES IN THE SUM OF 2% OF THE TOTAL GROSS MONTHLY RECEIPTS FROM JANUARY 1, 1994, THROUGH AND INCLUDING DECEMBER 31, 1994, AND FOR THE PERIOD FROM JANUARY 1, 1995 AND THEREAFTER, THE SYSTEM FEE SHALL BE INCREASED TO THE SUM OF 3% OF THE TOTAL GROSS MONTHLY RECEIPTS.

(2)  (PARAGRAPH AS AMENDED OR MODIFIED:)

     2.19 TO PAY TO DOLLAR IN CONSIDERATION OF THE BENEFITS TO BE DERIVED BY LICENSEE FROM OPERATING UNDER THE DOLLAR SYSTEM, SYSTEM FEES IN THE SUM OF 2% OF THE TOTAL GROSS MONTHLY RECEIPTS FROM JUNE 1, 1995; PROVIDED, HOWEVER, DOLLAR SHALL PERMANENTLY WAIVE AND FORGIVE LICENSEE'S OBLIGATION TO PAY SUCH AMOUNT OF SYSTEM FEES (BUT NOT ITS REPORTING REQUIREMENTS HEREUNDER) ONLY UNTIL THE EARLIER TO OCCUR OF (I) TERMINATION OF THAT CERTAIN SETTLEMENT AGREEMENT DATED JULY 18, 1995, BY AND BETWEEN LICENSEE AND DOLLAR ("SETTLEMENT AGREEMENT"), (II) OCCURRENCE OF THE "CLOSING" PURSUANT TO THE SETTLEMENT AGREEMENT, OR (III) A CUMULATIVE WAIVER OF THREE HUNDRED THOUSAND DOLLARS ($300,000) IN AMOUNT OF SYSTEM FEES HAS BEEN ALLOWED IN ACCORDANCE HEREWITH. FROM THE POINT IN TIME THAT THE WAIVER DESCRIBED HEREIN IS TO EXPIRE, UNTIL "CLOSING" PURSUANT TO THE SETTLEMENT AGREEMENT OR ITS TERMINATION, SYSTEM FEES SHALL THEREAFTER ACCRUE AND BE PAYABLE AS

     OTHERWISE REQUIRED IN ACCORDANCE WITH THE TERMS HEREOF AT THE LEVEL OF TWO PERCENT (2%) OF THE TOTAL GROSS MONTHLY RECEIPTS.

           ANY DESCRIPTION OF THE AMENDMENT OR LICENSE AGREEMENT PROVIDED HEREIN IS FOR THE PURPOSES OF OUTLINE AND DISCLOSURE AND SUCH DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IN NO WAY MODIFIES OR ALTERS THE AMENDMENT OR LICENSE AGREEMENT.


                      ACKNOWLEDGMENT OF RECEIPT OF DISCLOSURE
                        OF MODIFIED LICENSE AGREEMENT TERMS

     THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF A DISCLOSURE OF MODIFICATION OF THE EXISTING LICENSE AGREEMENT, A COPY OF WHICH IS ATTACHED.

     DATED:  JULY 18, 1995.


                                          PACIFIC INTERNATIONAL SERVICES CORP.




                                          BY:     /S/ ALAN M. ROBIN
                                               ------------------------
                                               ALAN M. ROBIN, PRESIDENT

                     FIRST AMENDMENT TO SETTLEMENT AGREEMENT




               This First Amendment to Settlement Agreement is executed and entered into effective September 11, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               A. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement ("Agreement") providing for among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such; and

               B. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

               C. It is the desire of the Seller and Buyer to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

               1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement.

               2. The following sentence shall be added to the end of Section 1(e): "Item (3) of Exhibit B shall not be construed to reflect any agreement of Seller and Buyer other than the amount of reserves for non-risk vehicles comprising a part of Seller's fleet as of the date of Closing which is to be shown on the Unaudited Closing Balance Sheet and in the Final Closing Balance Sheet."

               3.   The following shall be added to Section 1(x):
"Notwithstanding any provision of Exhibit H to the contrary, there shall be classified as a part of the Excluded Assets: (a) any and all capitalized organization costs which relate to the offering of Debentures in Seller's accounts numbered 1980 and 1981 and totalling $342,287 as of June 30, 1995; (b) any and all prepaid expenses relating to Seller's directors and officers liability insurance included in Seller's account number 1420 and totalling $85,038 as of June 30, 1995; (c) any and all prepaid life insurance covering Alan M. Robin included in Seller's account number 1420 and totalling $5,960 at June 30, 1995; and (d) consistent with (iii) above, an account receivable balance from Paul Finazzo in Seller's account number 1170 and totalling $19,000 as of June 30, 1995."

               4. Sections 1(hh) and 1(uu) are amended by the provisions next following: "There shall be deleted from Exhibit I hereto, and instead placed on Exhibit L of this Agreement, the following liabilities: (a) accounts payable relating to premium expense for directors and officers liability insurance reflected in Seller's account 2010 and totalling $67,771 as of June 30, 1995;
(b) consistent with (iv) of Section 1(uu), amounts due from Seller to South Seas in Seller's accounts numbered 2000 and 2010 and totalling $32,004 and $35,192, respectively, as of June 30, 1995; and (c) payroll expenses, related benefits and related payroll tax liabilities of any kind pertaining to Seller's employees to the date of Closing, including amounts as reflected in accounts numbered 2210 and 2215, and which total $11,670 as of June 30, 1995."

               5.   The following shall be added to Section 1(oo) of the
Agreement: "Notwithstanding any provision of Exhibit J to the Agreement to the contrary, it is agreed that: (a) item 2 thereof relates only to expenses and liabilities to be incurred in the future, and not as of the date of Closing; (b)
item 4 is deleted; and (c) with respect to item 5, Off-balance Sheet Liabilities do not include litigation described on Schedule 15(j) where the party involved in the litigation is South Seas, and Buyer assumes no obligations to prosecute or assume the position of South Seas in any litigation whatsoever whether listed on Schedule 15(j) or not."

               6.   The following shall be added to the end of Section 1(tt):
"The Retained Employee Liabilities exclude the executive officers of Seller, specifically, Alan Robin, Richard Bauman, Robert Solomon and Barbara Lau, it being noted Sirio Maggiacomo is addressed in Section 19(d)(1)(i)."

               7. Consistent with Section 1(uu) of the Agreement, the case, LELA KAEHU V. PACIFIC INT'L SERVICES CORP., D/B/A DOLLAR RENT-A-CAR; FEP No. K-6809; EEOC No. 37B-95-0001, or any successor or substitute litigation relating thereto constitutes a Retained Liability, and shall be deemed removed from
Schedule 15(j) hereto or any other provision of this Agreement which would require Buyer assume the position of Seller in such proceeding. Likewise, the Retained Liabilities also include all liability, cost, expense and obligation with respect to Seller's pending investigation by the Securities and Exchange Commission, heretofore handled by Covington & Burling, Washington, D.C., as constituting a regulatory matter in accordance with Section 1(uu).

               8. A new Section 2(c) shall be added to the Agreement to read as follows: "(c) No provision of this Section 2 nor of Section 21(d)(iii) hereof shall be construed to waive any objection by Buyer at any time, which shall expressly survive through preparation of the Final Closing Balance Sheet, to the extent any financial information heretofore or hereafter furnished by Seller has not been prepared in accordance with GAAP Consistently Applied. In other words, the fact that an entry or other financial information may appear in a previous document delivered hereunder shall not limit Buyer's right to require in the Unaudited Closing Balance Sheet or Final Closing Balance Sheet that the same be prepared in accordance with GAAP Consistently Applied."

               9.   The following shall be added to the end of Section 5(c):
"Only a draft of the independent auditor's report of D&T shall be permissible in accordance with the provisions of this Article 5 in the event D&T is precluded from issuing a final written report solely as a result of Seller's refusal to execute a management representation letter to support issuance of such report."

               10. A new sentence is added at the end of Section 8 to read as follows: "The due diligence period described herein has been extended by agreement of Seller and Buyer from its previously scheduled expiration date through and including September 15, 1995."

               11. The following shall be added to Section 15(e)(1): "Schedule 15(e)(1) hereto shall be amended to delete from its content item 16 or any other part of the Agreement which would require Buyer assume obligations with respect to 700 1995 model year Hyundai Elantra GLS vehicles which were not delivered to Seller, and as to which Hyundai furnished notice of breach to Seller by letter dated June 14, 1995, from Robert A. Parker, its Vice President, National Sales.

               12. [CLEAN-UP SECTION 17(a)(4) - PAY DEBTS CURRENT; CLASSIFICATION AND FINDINGS]

               13.  The following shall be added to the end of Section 19(d):
"It is understood and agreed that Alan Robin and Richard Bauman are to remain the employees of Seller and Buyer will not interview them for employment."

               Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement. The amendments made hereby in paragraphs 2 through 6 are intended to clarify and supplement the respective provisions to which they relate and shall not be construed by implication to preclude other items, matters or issues addressed by the existing content of the Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.


                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ----------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ----------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                           ----------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                    SECOND AMENDMENT TO SETTLEMENT AGREEMENT

               This Second Amendment to Settlement Agreement is executed and entered into effective September 29, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               1. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement, as amended by that First Amendment to Settlement Agreement effective September 11, 1995 (collectively, "Agreement") providing for, among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such parties; and

               2. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

               3. It is the desire of the Seller and Buyer to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

               1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement.

               2. The last sentence of Section 8 is amended to read as follows:

                    "The due diligence period and all rights and responsibilities of Seller and Buyer in respect of the existence of same including, without limitation, as to all matters described in this Section 8 and in Sections 21(a)(5) and (d), is extended by agreement of Seller and Buyer from its previously scheduled expiration date through and including October 6, 1995."

               Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.

                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ----------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ----------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                           ----------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                     THIRD AMENDMENT TO SETTLEMENT AGREEMENT



               This Third Amendment to Settlement Agreement is executed and entered into effective October 6, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               3. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement, as amended by the First Amendment to Settlement Agreement effective September 11, 1995 and the Second Amendment to Settlement Agreement effective September 29, 1995 (collectively, "Agreement"), providing for, among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such parties; and

               4. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

               5. It is the desire of the Seller and Buyer to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

               1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement.

               2. The last sentence of Section 8 is amended to read as follows:

                    "The due diligence period and all rights and responsibilities of Seller and Buyer in respect of the existence of same including, without limitation, as to all matters described in this Section 8 and in Sections 21(a)(5) and (d), is extended by agreement of Seller and Buyer from its previously scheduled expiration date through and including October 11, 1995."

               Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.

                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ----------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ----------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                           ----------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                    FOURTH AMENDMENT TO SETTLEMENT AGREEMENT



               This Fourth Amendment to Settlement Agreement is executed and entered into effective October 11, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               3. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement, as amended by the First Amendment to Settlement Agreement effective September 11, 1995, the Second Amendment to Settlement Agreement effective September 29, 1995 and the Third Amendment to Settlement Agreement effective October 6, 1995 (collectively, "Agreement"), providing for, among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such parties; and

               4. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

               5. It is the desire of the Seller and Buyer to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

               1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement.

               2. The last sentence of Section 8 is amended to read as follows:

                    "The due diligence period and all rights and responsibilities of Seller and Buyer in respect of the existence of same including, without limitation, as to all matters described in this Section 8 and in Sections 21(a)(5) and (d), is extended by agreement of Seller and Buyer from its previously scheduled expiration date through and including October 19, 1995."

               Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.

                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ----------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ----------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                           ----------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                     FIFTH AMENDMENT TO SETTLEMENT AGREEMENT

               This Fifth Amendment to Settlement Agreement is executed and entered into effective October 18, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

               3. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement, as amended by the First Amendment to Settlement Agreement effective September 11, 1995, the Second Amendment to Settlement Agreement effective September 29, 1995, the Third Amendment to Settlement Agreement effective October 6, 1995 and the Fourth Amendment to Settlement Agreement effective October 11, 1995 (collectively, "Agreement"), providing for, among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such parties; and

               4. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

               5. It is the desire of the Seller and Buyer to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

               1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement.

               2. The last sentence of Section 8 is amended to read as follows:

                    "The due diligence period and all rights and responsibilities of Seller and Buyer in respect of the existence of same including, without limitation, as to all matters described in this Section 8 and in Sections 21(a)(5) and (d), is extended by agreement of Seller and Buyer from its previously scheduled expiration date through and including October 31, 1995."

               Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.

                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ----------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ----------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                           ----------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                     SIXTH AMENDMENT TO SETTLEMENT AGREEMENT



     This Sixth Amendment to Settlement Agreement ("Amendment") is executed and entered into effective October 27, 1995, by and between Pacific International Services Corp., a California corporation ("Seller"), and Dollar Systems, Inc., a Delaware corporation, or its permitted assigns ("Buyer").

                                    RECITALS:

     3. Effective July 18, 1995, Seller and Buyer entered into that certain Settlement Agreement, as amended by the First Amendment to Settlement Agreement effective September 11, 1995, the Second Amendment to Settlement Agreement effective September 29, 1995, the Third Amendment to Settlement Agreement effective October 6, 1995, the Fourth Amendment to Settlement Agreement effective October 11, 1995, and the Fifth Amendment to Settlement Agreement dated October 18, 1995 (collectively, "Agreement"), providing for, among other terms and provisions, the sale by Seller to Buyer of its vehicle rental and related business, and the settlement of litigation by and between such parties; and

     4. In Section 23(g) of the Agreement, Seller and Buyer agreed it would be necessary for all amendments to the Agreement to be made in writing; and

     5.   It is the desire of the Seller and Buyer to amend the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

          1. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement. All references are to Sections of the Agreement.

          2.   Section 1(l) shall be amended to read as follows:

               "'Cash Amount' shall mean Two Million Six Hundred Twenty-Five Thousand Dollars ($2,625,000)."

          3. The second sentence of Section 1(g) shall be amended to read as follows:

               "The Assets will also be described in the Bill of Sale and reflected as assets in the Unaudited Balance Sheet and finalized in the Final Balance Sheet subject, however, in the case of said balance sheets, to permitted changes in the Assets on hand at the time of the Closing."

          4. The assumption described in Section 1(h), while made at the time of Closing, will be effective as of the Settlement Date.

          5. The cross-reference to Section 5(e) in Section 1(q) shall be amended to Section 5(c).



          6. The Closing described in Section 1(m) shall be effective as of the Settlement Date except for the effect of representations and warranties, as well as indemnities and covenants, which are extended to the date of actual Closing. Buyer shall be deemed to have assumed upon Closing any other liabilities of the Division (except for Retained Liabilities) arising after October 31, 1995 in the ordinary course of business and without violation by Seller of a representation and warranty or covenant hereunder.



          7. The cross-reference to Section 5(d) in Section 1(r) shall be amended to Section 5(b).

          8. Section 1(w), defining the term, Estimated Cash Amount, shall be deleted. Reference to such term shall be deemed amended to read Cash Amount in any place in the Agreement where such term appears.

          9.   Section 1(y) shall be amended to read as follows:

               "'Final Balance Sheet' means the audited balance sheet of the Division, prepared in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices, as of the Settlement Date, which shall reflect resolution of all claims described in Sections 19(a) and (b), if any, pending at the Settlement Date, as finally determined in accordance with the provisions specified herein."

     Reference to Final Closing Balance Sheet shall be deemed amended to read Final Balance Sheet in any place in the Agreement where such term appears.

          10. Section 1(ee), defining the term, Holdback Agreement, shall be deleted as such agreement will no longer be entered into between Seller and Buyer. Reference to the Holdback Agreement shall be deemed deleted in any other place in the Agreement where such term appears. Exhibit K, which constituted the form of such agreement, is likewise deleted.

          11. Section 1(ff), defining the term, Holdback Amount, shall be deleted. Reference to the Holdback Amount shall be deemed deleted in any other place in the Agreement where such term appears.

               Section 1(kk) is amended to change the monetary amount indicated to negative Six Hundred Thousand Dollars (-$600,000).

          13.  The following shall be added to the end of Section 1(oo) of the
     Agreement:

               "Notwithstanding any provision of Exhibit J to the Agreement to the contrary, it is agreed that: (a) Item 2 thereof relates only to expenses and liabilities to be incurred in the future and not as of the date of Closing; (b) Item 4 is amended to read 'Liabilities under Mahalo Complimentary Car Rental Vouchers owing to Seller's customers for 1995 but not expensed by Seller as of Closing (as more fully described on a Schedule to be attached at Closing) in an aggregate amount not to exceed $50,000'; and (c) with respect to Item 5, Off-balance Sheet Liabilities do not include litigation described in
          Schedule 15(j) where the party identified as a party in the litigation is South Seas, and Buyer assumes no obligations to prosecute or assume the position of South Seas in any litigation whatsoever whether listed on Schedule 15(j) or not."

          14.  The following shall be added to Section 1(uu) of the Agreement:

               "Other Retained Liabilities shall include (a) the case, LELA KAEHU V. PACIFIC INT'L SERVICES CORP., D/B/A DOLLAR RENT A CAR; FEP number K-6809, EEOC number 37B-95-0001, or any successor or substitute litigation relating thereto shall be deemed removed from Schedule 15(j) hereto or any other provision of this Agreement which would require Buyer assume the position of Seller in such proceeding, together with all liability, cost, expense, attorney's fees, or obligation in respect of same, as the same constitutes a claim against Seller for employment practices as discussed above; (b) any and all liability, cost, expense, attorney's fees, obligation or duty to defend or respond with respect to Seller's pending or any other investigation by the SEC, currently referenced as HO-2743, in which Seller has heretofore been represented by Covington and Burling, Washington, D. C., as the same constitutes a regulatory matter as provided above (and the same is subject to indemnity by Seller in favor of Buyer notwithstanding any provision herein to the contrary); and (c) excise and income taxes of Seller under examination by the Hawaii Department of Revenue as disclosed in Section 15(c), or open for assessment, together with taxes due upon Closing as described in Section 17(a)(17), and Seller shall remain obligated to indemnify Buyer notwithstanding Section 20(b)(5)."



          15. The cross reference to Section 5(d) in Section 1(vv) shall be amended to Section 5(b).

          16.  Section 1(bbb) is amended to read as follows:

               "'Stock Pledge Agreement' means the agreement executed between Seller and Buyer effective July 18, 1995, as amended and restated by that certain Amended and Restated Stock Pledge Agreement executed effective the date of this Sixth Amendment in the form of Exhibit Q attached to this Sixth Amendment."

          17. The first sentence of Section 1(ccc) is amended to read as follows:

               "'Unaudited Balance Sheet' means the unaudited balance sheet of the Division as of the Settlement Date, prepared by Seller, which will not reflect payment by Buyer of the Cash Amount."

     Reference to Unaudited Closing Balance Sheet shall be deemed amended to read Unaudited Balance Sheet in any place in the Agreement where such term appears.

          18.  The following shall be added as additional provisions to Section
     1:

               "(fff) 'Allowed Administrative Expense' means expenses allowed by Final Order pursuant to Code Section 503(b), including, without limitation, professionals' fees awarded pursuant to Code Sections 327 and 330.

               (ggg) 'Bankruptcy Case' means the case under the Code which may be commenced by Buyer as contemplated in Section 6 of this Agreement.

               (hhh) 'Bankruptcy Court' means the United States Bankruptcy Court for the District of Hawaii.

               (iii) 'Code' means the United States Bankruptcy Code (Title 11 U.S.C.), as amended.

               (jjj) 'Confirmation' means the Bankruptcy Court's entry of an order confirming the Plan pursuant to Code Section 1129.

               (kkk) 'Confirmed Plan' means the Plan, as confirmed by a Final Order, pursuant to Code Section 1129, containing the terms required by this Agreement.

               (lll) 'Disclosure Statement' means any disclosure statement prepared and transmitted by Seller to the Holders, in support of the Plan, pursuant to Code Sections 1125 and 1126.

               (mmm) 'Effective Date' shall mean that date upon which the terms of the Confirmed Plan are to be consummated and given full effect.

               (nnn) 'Escrow Agreement' means the agreement in substantially the form of Exhibit Z attached to this Sixth Amendment to be entered into by Seller and Buyer at the Closing.

               (ooo) 'Escrow Agent' means Liberty Bank and Trust Company of Tulsa, N.A., who is acting as agent pursuant to the Escrow Agreement.

               (ppp) 'Exchange Offer' shall mean the solicitation to Holders made pursuant to Seller's "Offer to Exchange and Solicitation of Plan Acceptances" as described in Section 6 of this Agreement.

               (qqq) 'Final Order' means an order or judgment of the Bankruptcy Court (or any court with jurisdiction to exercise appellate or other jurisdiction over the Bankruptcy Case and/or orders or judgments issued by the Bankruptcy Court or intermediate appellate courts) entered in the Bankruptcy Case, which order or judgment is no longer subject to modification, vacation, rehearing or appellate review.

               (rrr) 'Houlihan' means Houlihan Lokey Howard & Zukin, Seller's investment banker.

               (sss) 'Net Worth Note' means the promissory note of Seller to Buyer in substantially the form of Exhibit AA attached to this Sixth Amendment to be delivered at the Closing upon the conditions described in Section 4(c)(2)."

               (ttt)  '1933 Act' means the Securities Act of 1933, as amended.

               (uuu) '1934 Act' means the Securities Exchange Act of 1934, as amended.

               (vvv) 'Plan' means the plan of reorganization of Seller, as described in Section 6 of this Agreement, containing the terms and provisions required in this Agreement."

               (www)  'SEC' means the Securities and Exchange Commission.

               (xxx)  'Settlement Date' means October 31, 1995.

               (yyy)  'Stock' means Seller's common stock, $0.10 stated value.

          19. The last sentence of Section 2(a) shall be amended to read as follows:

               "Notwithstanding anything to the contrary provided in this Agreement, exhibits to be updated at Closing shall be supplemented and presented at the times and in the manner required for schedules under
          Section 2(b) hereof."

          20. The second sentence of Section 2(b) shall be amended to read as follows:

               "(b) Upon receipt of such schedules, and through the due diligence period which expires upon Closing, during which time Buyer shall be afforded the opportunity to review and examine the materials and information referenced on such schedules, Buyer may terminate this Agreement, without any recourse by Seller, if anything set forth on such schedules is unacceptable to Buyer in its sole discretion."

          21. A new Section 2(c) shall be added to the Agreement to read as follows:

               "(c) No provision of this Section 2 nor of Section 21(d) hereof shall be construed to waive any objection by Buyer at any time, which shall expressly survive through determination of the Final Balance Sheet pursuant to Section 5(e), to the extent any financial information heretofore or hereafter furnished by Seller has not been prepared in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices. In other words, the fact that an accounting entry, balance or other financial information may appear in a previous document delivered hereunder shall not limit Buyer's right to require in the Unaudited Balance Sheet or Final Balance Sheet that the same be prepared in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices."

          22. Section 3(b) shall be amended to provide that the non-competition and non-solicitation periods referenced shall be lengthened from two (2) years in the case of Seller, and one (1) year in the case of Alan Robin, to five (5) years for Seller and thirty (30) months for Alan Robin, in each case from the date of actual Closing.

          23.  Section 4(a) shall be amended to read as follows:

               "(a) CASH AMOUNT. In addition to Buyer's execution and delivery of the Assumption Agreement at Closing and acceptance of the Liabilities indicated thereby, the cash purchase price to be paid by Buyer for the Assets shall equal the Cash Amount, which will be paid to the Escrow Agent acting pursuant to the Escrow Agreement."

          24.  Section 4(c) shall be amended to read as follows:

               "(c) MINIMUM NET WORTH. The Net Worth as reflected on the Unaudited Balance Sheet shall have the following implications under this Agreement:

                    (1) Payment of the Cash Amount is conditioned upon the Unaudited Net Worth reflecting compliance with the Minimum Net Worth Requirement.

                    (2) In the event the Unaudited Net Worth does not satisfy the Minimum Net Worth Requirement, Buyer, if it does not elect to terminate this Agreement, will accept the Net Worth Note in an amount equal to the lesser of (i) the amount by which the Net Worth of the Division is more negative than negative Six Hundred Thousand Dollars (-$600,000), or (ii) One Million Fifty Thousand Dollars ($1,050,000) minus the face amount of any Debentures which did not tender under the Exchange Offer and remain outstanding after the completion of an exchange of not less than 95% of the Debentures pursuant to the Exchange Offer.

                    (3) A Net Worth of the Division more positive than (or less negative than) the Minimum Net Worth Requirement as reflected in the Unaudited Balance Sheet or Final Balance Sheet shall not require Buyer pay any greater purchase consideration than that expressly provided hereunder.

                    (4) If Buyer accepts the Net Worth Note where the Unaudited Net Worth is more negative than the sum of Six Hundred Thousand Dollars plus the principal amount of the Net Worth Note, with such sum then to be expressed as a negative number, such acceptance shall be in full satisfaction of any claims Buyer has in respect of a failure to satisfy the Minimum Net Worth Requirement except if the Final Net Worth is more negative than the Unaudited Net Worth."

          25.  Section 5 shall be amended to read as follows:

               "5. DETERMINATION OF FINAL NET WORTH. The Final Net Worth shall be determined and adjusted from the Unaudited Net Worth as follows:

                    (a) FINAL BALANCE SHEET. Buyer shall, at Buyer's sole cost and expense, prepare and deliver to Seller within sixty (60) days of the date of Closing the draft Final Balance Sheet which shall include, in addition to the other information set forth therein, the draft Final Net Worth, and reflect resolution of any disputes subject to Sections 19(a) and (b) hereof (but not Section 20(f)(3), if applicable). The Final Balance Sheet, and the Assets and Liabilities reflected thereon, shall be prepared and determined in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices, and shall be accompanied by a draft independent auditors' report thereon of Buyer's independent auditors, D&T, to the effect that the Final Balance Sheet, presents fairly in all material respects the net assets (deficiency in assets) sold by Seller effective as of the Settlement Date on the basis of GAAP Consistently Applied as modified or clarified by the Agreed Practices. Buyer and D&T shall make available to Seller upon Seller's request and its independent auditor, PW, all work papers, books and records used in the preparation and audit of the draft Final Balance Sheet, and shall provide copies of the same to Seller upon Seller's request.

                    (b) REVIEW PERIOD. Seller shall have fifteen (15) business days after its receipt of (i) the draft Final Balance Sheet and related supplementary schedules, and (ii) if requested by Seller, all work papers, books and records used in the preparation and audit of the draft Final Balance Sheet, to review them ("Review Period"). On or prior to the expiration of the Review Period, Seller shall notify Buyer in writing whether it agrees or disagrees with Buyer's calculation of any negative or downward adjustment to the Unaudited Net Worth and, if it disagrees (the "Disagreement Notice"), the basis of its disagreement, including its calculation of any adjustment to the Final Net Worth. If
               Buyer does not receive the Disagreement Notice on or prior to the expiration of the Review Period, Seller shall be deemed to have approved the Final Balance Sheet and Buyer's calculation of the Final Net Worth.

                    (c) DISAGREEMENT PROCEDURE. If Buyer receives the Disagreement Notice, Seller and Buyer shall, in good faith, attempt to resolve the disagreement within fifteen (15) business days after Buyer's receipt of the Disagreement Notice. If they cannot resolve the disagreement within such time period, they promptly shall refer such disagreement for resolution to AA, or if AA is unable to serve or declines to act, or if at the time of such referral AA is not independent of each of Buyer and Seller, such other firm of independent accountants of recognized national standing as mutually selected by Buyer and Seller (AA or such other firm being referred to herein as the "Deciding Accountant"). The determination of the Deciding Accountant as to the calculation and amount of the Final Net Worth shall be rendered within thirty (30) days after such disagreement is referred to the Deciding Accountant, and shall be binding upon the parties hereto.

                    (d)  COOPERATION WITH DECIDING ACCOUNTANT.  [See Agreement
               Section 5(f) for text]

                    (e) RESOLUTION. The Final Balance Sheet as agreed to by the parties or as determined by the Deciding Accountant, and the Final Net Worth reflected thereon or determined under Section 5(f), shall be considered the "Final Balance Sheet" and the 'Final Net Worth,', for all purposes of this Agreement.

                    (f) ALTERNATIVE. In lieu of conducting the audit and presenting a Final Balance Sheet, Buyer may elect to perform or have performed on its behalf certain procedures at its sole discretion to determine that the Unaudited Balance Sheet has been fairly presented in all material respects in accordance with GAAP Consistently Applied as modified or clarified by the Agreed Practices and that such other financial information disclosed in the exhibits and schedules to the Agreement has also been fairly presented in all material respects (the "Reported Information"). If Buyer elects to perform such procedures, it shall conduct the procedures within the same time periods specified for the audit. Likewise, Buyer will, if it disagrees with the Reported Information, furnish a letter with adequate supporting documentation to Seller, and respond to Seller's inquiries, all in the same time periods prescribed in the review process for the audit. If necessary, the Deciding Accountant will act to finalize any discrepancies in the Reported Information to assure the same are fairly presented pursuant to the standards noted above."

          26.  Section 6 shall be deleted and amended to read as follows:

               "6.  EXCHANGE OFFER.



                    (a) TERMS. On or about October 31, 1995, Seller will commence the Exchange Offer to exchange the Debentures for the consideration specified below, and which such offer also provides for solicitation of Plan acceptances pursuant to a prepackaged bankruptcy from the holders of Debentures and their amendment of the indenture for the Debentures. The Exchange Offer is intended to be accomplished pursuant to the requirements of Section 3(a)(9) of the 1933 Act. The Exchange Offer requires a minimum tender of ninety-five percent (95%) of the outstanding face amount of the Debentures. If such tender is received, each such holder will receive (i) .50 on each $1.00 face amount of Debentures owned by such holder in cash, (ii) 0.769505 shares of Stock for each $1.00 in face amount of Debentures tendered, and
               (iii) the holder's pro rata share of new debentures in the original face amount of One Million Fifty Thousand Dollars ($1,050,000), less the face amount of Debentures not tendered and less the original principal amount of the Net Worth Note, if any, which new debentures will be stripped of any covenant rights or conversion features except for payment obligations. In the event Seller elects to proceed with filing of the Bankruptcy Case in accordance with the Plan acceptances solicited as a part of the Exchange Offer, each holder will upon the Effective Date instead receive (A) the holder's pro rata share of the Cash Amount minus claims and expenses described in Section 9(hh), (B)
               0.769505 shares of Stock for each $1.00 in face amount of Debentures tendered, and (C) the holder's pro rata share of One Million Fifty Thousand Dollar ($1,050,000) principal amount of Seller's new debentures containing terms and conditions substantially similar to the existing Debentures, but stripped of any conversion features and covenant rights except for payment obligations; but reduced, however, by the amount of the Net Worth Note if accepted by Buyer, if any. The interest payable on the Debentures as of September 1, 1995 (except as to Debentures not tendered and without filing of the Bankruptcy Case), will be waived by the holders as a part of completing the Exchange Offer.



                    (b) CONSENTS TO CLOSING. Upon Seller obtaining the requisite consents and verifications described in Section 9(l) and subject to satisfaction of the other conditions precedent to Buyer's obligations, the Closing shall occur as soon as practicable thereafter, but in any event not later than November 30, 1995.



                    (c) ESCROW. At Closing, the Cash Amount shall be transferred to the Escrow Agent acting pursuant to the Escrow Agreement. If the Exchange Offer is accomplished without filing of the Bankruptcy Case, and if less than one hundred percent (100%) of the holders tender the Debentures, the Cash Amount shall be reduced by a sum determined by multiplying the Cash Amount times a fraction, the numerator of which is the face amount of Debentures not tendered, and the denominator of which is Five Million Two Hundred Fifty Thousand Dollars ($5,250,000). Upon (i) completion of an exchange of not less than 95% of the Debentures pursuant to the Exchange Offer or (ii) the Effective Date, Buyer and Seller shall provide a joint instruction to the Escrow Agent, as contemplated in the Escrow Agreement, designating the portions of the "Escrow Amount" (as defined in the Escrow Agreement) to be delivered to the parties entitled thereto, as provided herein, in the Exchange Offer documents, and in the Confirmed Plan."

          27.  A new Section 6A is added to read as follows:

               "6A. RECEIPT OF STOCK. For the agreements Buyer makes in this Sixth Amendment, Buyer shall be entitled to receive from Seller a portion of its authorized but unissued Stock. The amount and manner in which the Stock is to be received by Buyer is set forth below:

               (a) AMOUNT OF STOCK. At Closing, Buyer shall receive from Seller ten percent (10%) of the fully diluted Stock, meaning that such percentage of ownership shall apply when considering the cumulative effect of (i) then issued and outstanding Stock or any derivative or other securities convertible into Stock, (ii) Stock received by Buyer, and (iii) Stock to be received by holders of Debentures under the Exchange Offer.

               (b) REGISTRATION RIGHTS. At any time eighteen (18) months after Buyer's receipt of the Stock as provided in Section 6A(a) and until five (5) years thereafter, Buyer shall have the right to make one written request to Seller stating that Buyer proposes to sell and distribute publicly the Stock received and that it desires to have the sale and distribution of such shares registered under the 1933 Act. Any such exercise of a registration right by Buyer shall be at Seller's expense including, without limitation, registration expenses, attorneys' and accountants' fees, Blue Sky costs, printing, transfer agent fees and expenses, etc., save and except for any of Buyer's brokerage commissions incurred upon sale by it of the Stock. The demand registration rights described herein shall be for a shelf registration of the Stock, and Seller covenants to keep the registration statement effective pursuant thereto for a period of eighteen (18) months from when originally declared effective by the SEC. In addition to the demand registration rights, Buyer shall also be permitted to enjoy the benefit without cost or expense of having its Stock registered in any other registration of Stock filed by Seller. At the Closing, Seller and Buyer shall enter into a registration rights agreement generally reflecting the provisions described in this Section 6A, but more specifically identifying all requirements and procedures for the demand and incidental or piggyback registration rights described herein. Such registration rights agreement shall be prepared in a form reasonably acceptable to Buyer and Seller.

               (c) DEREGISTRATION. In the event Seller ever seeks deregistration with the SEC as a public company in accordance with
          Section 12(d) of the 1934 Act, or the SEC seeks deregistration of Seller pursuant to 1934 Act
          Section 12(j), then immediately thereupon, Buyer shall have the right and option to require Seller, within five (5) business days of notice by Buyer to Seller, to acquire all the Stock then owned by Buyer received pursuant hereto for a price equal to the average trading price for the Stock for the thirty (30) trading days immediately preceding the filing by Seller of such application. If no such trading price information is available, Seller and Buyer shall mutually agree on another method of establishing the price for the Stock for purposes hereof. Seller agrees to give notice to Buyer in the manner required hereby within two business days of its filing or the SEC's action for deregistration."

          28.  Section 7 shall be amended as follows:

               (a) The parenthetical in Section 7(a)(2) shall be deleted. Sections 7(a)(4), (5) and (6) shall be deleted.



               (b) New Sections 7(a)(4) and (5) shall be added to read as follows:



                    "(4) The amount of any claim by Seller against Buyer for
               indemnity in accordance with this Agreement including, without limitation, the indemnity described in Section 9(aa); and



                      (5) All of Seller's obligations under the Net Worth
               Note."



               (c)  Section 7(b) shall be deleted, and Section 7(c) shall now be
          Section 7(b).

               (d)  A new Section 7(c) shall be added to read as follows:

                    "(c) DURATION.  Unless Buyer shall have declared a breach
               under Section 7(a) within one year (subject to extension as provided below) after the Closing, the pledge and security interest contemplated in this Section 7 shall lapse, and Buyer will execute an instruction to the agent acting pursuant to the Stock Pledge Agreement to deliver the South Seas stock to Seller. Notwithstanding the preceding sentence, if a voluntary or involuntary petition for relief under the Code is filed by or against Seller on or before the 367th day after the Closing, the pledge and security interest contemplated herein shall not lapse. If Buyer shall have declared a default under Section 7(a) within such one year period, or if such a petition for relief is filed by or against Seller within such 367-day period, the pledge and security interest contemplated herein shall remain in full force and effect, and the agent shall continue to hold the South Seas stock as provided in the Stock Pledge Agreement and in the Agency Agreement. In the event of Seller's bankruptcy, as described in this Section 7(c), the pledge and security interest contemplated herein shall remain in full force and effect until (i) all breaches of indemnity obligations described in Section 7(a) (if any) are resolved and fully satisfied; and (ii) the earlier to occur of (x) entry of a Final Order waiving and releasing all claims, rights and causes of action against Buyer, (including, without limitation, claims, rights and causes of action assertable against Buyer arising under Chapter 5 of the Bankruptcy Code), or (y) expiration of all statutes of limitation within which claims, rights and causes of action assertable against Buyer under Chapter 5 of the Bankruptcy Code must be commenced"; PROVIDED, THAT the pledge securing the obligations described in Section 7(a)(5) shall terminate upon the earlier of (a) the Effective Date of the Confirmed Plan or (b) ten (10) days following the successful completion of the Exchange
               Offer."



               (e)  A new Section 7(d) shall be added to read as follows:

                    "(d)  EFFECT OF CLOSING.  The pledge and security interest described in subsections (a)(1) and (2) above shall remain perfected through the times provided therein; provided, however, Buyer will take no action to foreclose its security in respect of obligations owed it accruing after September 30, 1995 prior to the termination of this Agreement, and provided further, that upon Closing, the pledge and security interest insofar as described in subsections (a)(1), (2) and (3) above shall lapse."

          29.  Section 8 of the Agreement is amended to read as follows:

               "8. DUE DILIGENCE. From and after the date hereof and until the Closing, Seller agrees to permit Buyer and its representatives full access to the Assets, Liabilities and the Division's operations, and its business and financial records, contracts and prospects files and any and all other documentation to permit it to complete its due diligence procedures and review. As a material inducement to Buyer to make the agreements in this Amendment, Buyer has the right at any time before Closing to terminate this Agreement for any reason or no reason at all, as more particularly provided in Section 21(d) hereof."

          30. Section 9(k) of the Agreement shall be amended to read as follows:

               "Seller shall have satisfied the Minimum Net Worth Requirement as of the Settlement Date, as reflected on the Unaudited Balance Sheet, or if not, and Closing occurs, Buyer will accept the Net Worth Note."

          31. Section 9(l) of the Agreement shall be amended to read as follows:

               "The 'Expiration Date' (as defined in the Exchange Offer) shall have occurred and not been extended and either (i) at least 95% of the Debentures shall have been tendered pursuant to the Exchange Offer or
          (ii) obtained the acceptances of the Plan from Holders owning in the aggregate a minimum of 50.1% in number, and 66.7% in amount, of all outstanding Debentures (determined without including any acceptances of the Plan by Scott Lang or any "insider" (as defined by the Code)), to the extent such Holders cast ballots to accept or reject the Plan pursuant to Code Section 1126, and Buyer shall have received a certificate from PISC and the "Depositary" as defined in the Exchange Offer for the Debentures evidencing the foregoing matters."

          32.  The following additional provisions shall be added to Section 9:

               "(v) Buyer shall have approved before submission the information set forth in the documents to obtain the certificates described in
          Section 12(s).

               (w) The Disclosure Statement and Plan shall contain evidence satisfactory to Buyer of, and Buyer shall satisfy itself as to: (i) the non-impairment (as contemplated by Code Section 1124) of all creditor classes other than Holders; (ii) Seller's ability to pay all Retained Liabilities to be paid under the Plan; and (iii) the lack of any unpaid tax obligations or other obligations giving rise to a claim entitled to priority under Code Section 507(a), except to the extent contemplated by Section 9(hh) hereof.

               (x) Houlihan shall provide an opinion addressed to Buyer that the consideration paid to Seller under this Agreement constitutes "reasonably equivalent value," as contemplated by Code Section 548 and the Uniform

          Fraudulent Transfers Act as adopted by the State of Hawaii. Such opinion shall be in form and content satisfactory to Buyer, and shall be incorporated into and made a part of the Disclosure Statement. Buyer shall under no circumstance be deemed liable for the payment of any fee charged by Houlihan for providing such opinion.

               (y) The Disclosure Statement must contain a liquidation analysis, in form and content satisfactory to Buyer, revealing that the Holders and the Seller's stockholders will receive more under the Plan than they would in a liquidation occurring without consummation of this Agreement. Such liquidation analysis shall be prepared by Seller's chief financial officer, and must be reviewed and deemed reasonably true and correct by Houlihan.

               (z) The Disclosure Statement must contain a cash-flow analysis, in form and content satisfactory to Buyer, revealing Seller's ability to meet its Plan and other post-confirmation obligations (including, without limitation, Retained Liabilities), as they come due. Such cash flow analysis shall be prepared by Seller's chief financial officer, and must be reviewed and deemed reasonably true and correct by PW.

               (aa) The Plan must provide, and the Disclosure Statement must prominently note, that Seller shall indemnify Buyer against (i) claims by Seller or others for tax liabilities arising prior to or after commencement of the Bankruptcy Case; (ii) liability for administrative expenses contemplated by Code Section 503(b) alleged to be payable to any person or entity related in any way to Seller or the Bankruptcy Case, whether or not such administrative expenses are or become an Allowed Administrative Expense; (iii) Seller altering or amending the terms of this Agreement, the Exchange Offer, the Disclosure Statement or the Plan, pre- or post-Confirmation, to the extent such alteration or amendment impairs or detracts from the benefits to be derived thereunder by Buyer, directly or indirectly; (iv) against the failure of the Seller to timely and fully perform, from and after Closing, all of its post-Closing obligations to Buyer as set forth herein, including, without limitation, those arising under the Seller Delivered Agreements; and (v) recovery (or the alleged right to recover) against Buyer under any claim, right or cause of action whatsoever asserted by Seller (in its own right or as debtor in possession in the Bankruptcy Case), or by any trustee appointed in the Bankruptcy Case pursuant to Code Section 1104, or by any of Seller's creditors or stockholders, including, without limitation, claims, rights and causes of action arising under or which may be asserted under Chapter 5 of the Bankruptcy Code or under the Uniform Fraudulent Transfers Act or similar statutes. The foregoing indemnity shall include costs and reasonable attorneys' fees incurred by Buyer in defending against such matters and in enforcing the terms of such agreements.

               (bb) The Disclosure Statement shall state that Seller's management, based on advice of Seller's litigation counsel, believes that closing this Agreement (and ratifying this Agreement through the Plan) is in the best interest of Seller's creditors and stockholders, and that the releases of Buyer to be effected by this Agreement are justified by the fact that the prospective benefits of litigation are outweighed by, among other things, (i) operating losses incurred by Seller's rental car division which impair its ability to continue operations as conducted prior to consummation of this Agreement; (ii) the fact that the cost to prosecute and defend the civil actions by and against Buyer are prohibitively high; and (iii) the elimination of risks associated with litigation with Buyer, including the risk that Buyer could terminate Seller's rights under the License Agreement and the Master Lease, and the risk that Seller would not prevail in its causes of action asserted against Buyer.

               (cc) The Plan must provide that Holders expressly consent to the classification and treatment of all parity (e.g., trade and other unsecured creditors not paid prior to the commencement of the Bankruptcy Case who are to be paid in full under the Plan) and inferior (i.e., stockholders who retain equity under the Plan) classes. The Disclosure Statement must prominently note such classification and treatment provisions, and that the Plan could not be confirmed absent the affirmative acceptance of the Holders as a class.

               (dd) The Plan must classify Buyer as a contingent secured creditor, based on Seller's indemnity and other post-Closing obligations owed to Buyer arising under this Agreement (including, without limitation, those arising under the Seller Delivered Agreements), and provide that the treatment for such claims, once liquidated, shall be satisfaction of such claims in full in accordance with the terms of this Agreement and all Seller Delivered Agreements. Without limiting the generality of the foregoing, the Plan must provide (and the Disclosure Statement must prominently note) (i) that all post-

          Closing obligations of Seller to Buyer arising under this Agreement and under the Seller Delivered Agreements shall be fully performed in accordance with their terms from and after Closing; and
          (ii) that Seller, in its own right and as debtor-in-possession in the Bankruptcy Case, and its successors, including any Chapter 7 or Chapter 11 trustee appointed in the Bankruptcy Case, fully and unconditionally release (A) Buyer of and from all claims, rights and causes of action whatsoever including, without limitation, all causes of action which may or could have been brought against Seller under Chapter 5 of the Bankruptcy Code; and (B) all parties, known or unknown, from claims, rights and causes of action which may or could have been brought against such parties under Chapter 5 of the Bankruptcy Code. The Disclosure Statement must contain a statement that Seller's management is of the opinion that the releases described in (ii) above do not have an adverse impact on any of Seller's creditors or stockholders, due to the material benefits to be derived by such parties from ratification of this Agreement pursuant to the Confirmed Plan.

               [(ee) This subsection is intentionally blank.]

               (ff) The Plan must provide, and the Disclosure Statement must note, that the Effective Date shall occur ten (10) days after Confirmation, unless the Confirmation order is subject to a stay pending appeal, in which case the Effective Date shall occur on the earlier of (i) dissolution of the stay pending appeal, or (ii) upon the Confirmation order becoming a Final Order.

               (gg) The Disclosure Statement must contain Seller's management's estimate of Allowed Administrative Expenses (including professionals' fees) to be incurred in the Bankruptcy Case through the Effective Date.

               (hh) The Plan must provide, and the Disclosure Statement must note, that (i) the Escrow shall not terminate, and the Cash Amount escrowed shall not be distributed, until the occurrence of the Effective Date of the Confirmed Plan; and (ii) the only parties eligible under the Plan to receive distributions of the "Escrowed Amount" (as defined in the Escrow Agreement) are

                    (A)  holders of Allowed Administrative Expenses;

                    (B) holders of claims against the Seller entitled to priority under Code Section 507(a)(3); and

                    (C) the class of creditors which includes the holders of Debentures and all unsecured, non-priority creditors whose claims are not (1) contingent or disputed, or (2) paid in the ordinary course of Seller's business after commencement of the Bankruptcy Case (pursuant to Bankruptcy Court approval of such ordinary course payments).

               (ii) The final forms of the Plan, the Disclosure Statement, all proxy materials to be submitted to Seller's shareholders and all documents to be submitted to holders of Debentures as part of the Exchange Offer, shall be provided to Buyer by Seller not less than 48 hours prior to submission to such Debenture holders and shareholders.

               (jj) Seller shall have made all of the deliveries required by
          Section 12 hereof."

          33.  Section 10(f) shall be amended to read as follows:

               "The 'Expiration Date' (as defined in the Exchange Offer) shall have occurred and not been extended and either (i) at least 95% of the Debentures shall have been tendered pursuant to the Exchange Offer or
          (ii) obtained the acceptances of the Plan from Holders owning in the aggregate a minimum of 50.1% in number, and 66.7% in amount, of all outstanding Debentures (determined without including any acceptances of the Plan by Scott Lang or any "insider" (as defined by the Code)), to the extent such Holders cast ballots to accept or reject the Plan pursuant to Code Section 1126, and Buyer shall have received a certificate from PISC and the "Depositary" as defined in the Exchange Offer for the Debentures evidencing the foregoing matters."

          34.  Section 10(h) shall be amended to read as follows:

               "Seller shall have satisfied the Minimum Net Worth Requirement as of the Settlement Date, as reflected on the Unaudited Balance Sheet, or if not, and Closing occurs, Buyer will accept the Net Worth Note."

          35.  A new Section 10(m) shall be added to read as follows:

               "(m)  Buyer shall have made all of the deliveries required by
          Section 13 hereof."

          36.  Section 12(i) shall be amended to read as follows:

               "Unaudited Balance Sheet as of the Settlement Date, to verify compliance with the Minimum Net Worth Requirement."

          37.  Section 12(o) shall be amended to read as follows:

               "Evidence of satisfaction of the requirements expressed in
          Section 9(l) hereof."

          38.  Section 12(p) shall be amended to read as follows:

               "Commitment of South Seas to be jointly and severally liable with Seller for Seller's indemnity obligations in Section 20 for a period of thirty (30) months from the date of actual Closing in the form of Exhibit S hereto."

          39.  Section 12(s) shall be amended to read as follows:

               "Hawaii state general tax clearance certificate, together with Hawaii state tax clearance certificate issued in anticipation of a bulk sale of assets pursuant to H.R.S. Section 237-43, each issued within ten (10) days preceding the Closing."

          40.  A new Section 12(bb) shall be added to read as follows:

               "The Houlihan opinion required by Section 9(x)."

          41.  Section 13(d) shall be amended to read as follows:

               "Payment of the Cash Amount by wire transfer or other immediately available funds to the Escrow Agent acting pursuant to the Escrow Agreement."

          42. The deferred delivery of the allocation referred to in Section 13(e) may be postponed by Buyer until determination of the Final Net Worth.

          43.  Section 13(f) shall be deleted.

          44. The time period described in Section 14(c) of the Agreement shall be extended from two (2) years to six (6) years.

          45.  A new Section 14(f) shall be added to read as follows:

               "(f) Seller shall proceed diligently to cause the Exchange Offer to be accepted by Holders of ninety-five percent (95%) of the face value of the Debentures, as contemplated by
          Section 6 of this Agreement. If Seller does not obtain consents and tenders from such percentage of Holders on or before the Closing, Seller shall, within ten (10) days after the Closing, cause the Bankruptcy Case to be commenced, and shall proceed with diligence to cause the Plan to be confirmed, without modification from the form of the Plan approved by Buyer prior to Closing. Nothing herein shall limit Seller from commencing the Bankruptcy Case at any time after the Closing. Without limiting the generality of the foregoing, in the event any of provision(s) of the Plan forms the basis for an objection to the Confirmation, pursuant to Code
          Section 1128(b) and/or Fed.R. Bankr.P. 3020, and such provision(s) can be severed from the Plan without altering the material benefits to be derived under the Plan by Buyer and Seller, Seller shall, subject to Buyer's written consent in each instance, amend the Plan to sever the objected-to provision(s) pursuant to Code Section
          1127, and diligently proceed to obtain Plan Confirmation."

          46. Section 15(a)(1) is amended by deleting the reference to "duly organized," contained therein.

          47. Section 15(a)(2)(ii) is amended by inserting the phrase "or the appropriate and necessary acceptances from holders of Debentures to the Plan" at the end of the first parenthetical occurring therein.

          48. The introductory phrase in Section 15(a)(3) is amended to include a cross reference to Schedule 15(a)(4) in addition to the existing reference to Schedule 15(a)(3).

          49. Section 15(a)(5) is amended by changing the reference to the word "county" to the word "state".

          50. Section 15(b)(1) is modified by deleting all references to the Final Balance Sheet. The second and third sentences of Section 15(b)(1) shall be amended to read as follows:

               "The Financial Statements in existence as of Closing are prepared in accordance with GAAP Consistently Applied, and with respect to the Unaudited Balance Sheet as modified or clarified by the Agreed Practices, and fairly present in all material respects the financial position and results of operations of the Seller or Division, respectively, as of the periods indicated including, without limitation, fair presentation of the Unaudited Net Worth. Seller shall expressly be deemed to make the foregoing representations and warranties as to the Unaudited Balance Sheet, when required to be delivered in accordance with the terms hereof."

          51.  Section 15(b)(2) shall be amended to read as follows:

               "The Seller has no liabilities or obligations, absolute, accrued, contingent or otherwise, except for (i) such liabilities as are reflected or reserved against, in accordance with GAAP Consistently Applied, as modified or clarified by the Agreed Practices, in the Unaudited Balance Sheet and as described on Exhibit I hereto; (ii) Off-balance Sheet Liabilities, as set forth on Exhibit J hereto; and
          (iii) Retained Liabilities."

          52. The reference to "Buyer's" in the last sentence of Section 15(b)(3) shall be changed to a reference to "Seller's".

          53. The reference to "Schedule 15(c)" contained in Section 15(c)(1) shall be changed to "Schedule 15(c)(1)". The following sentences shall be added to Section 15(c)(1):

               "Seller has advised Buyer of an ongoing examination of Hawaii state excise taxes which are claimed to be owed by Seller. The auditor is still conducting an examination, and no amounts have yet been accrued or expensed for any excise taxes which may be asserted to be due as a result of the auditor's findings. Seller will advise Buyer in writing by the next business day if an assessment is made for any excise tax liability against Seller."

          54. The reference to "Schedule 15(c)" contained in Section 15(c)(1) shall be changed to "Schedule 15(c)(2)". The last sentence in Section 15(c)(2) shall be modified to begin with the phrase, "Except as set forth on Schedule 15(c)(2),".

          55. Section 15(d)(1) is amended by inserting the word "material" before the word "property" in clause (iv) thereof.

          56. The last sentence in Section 15(d)(4) shall be modified to begin with the phrase, "Except for Liabilities shown on the Unaudited Balance Sheet,".

          57.  Section 15(d)(5) is amended in its entirety to read as follows:

               "(5) CONDITION OF PROPERTIES. (i) THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS

          AGREEMENT RELATING TO THE ASSETS ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, OF SELLER PERTAINING THERETO. EXCEPT AS PROVIDED IN THIS AGREEMENT, THE TANGIBLE PERSONAL PROPERTY COMPRISING THE ASSETS WILL BE CONVEYED BY SELLER TO BUYER "AS IS, WHERE IS" WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY EXCEPT AS TO TITLE, EXPRESSED OR IMPLIED, INCLUDING,
          WITHOUT LIMITATION, SELLER MAKES NO REPRESENTATION OR WARRANTY AS
          TO MERCHANTABILITY OR FITNESS OF SAME. Except as set forth in
          Schedule 15(d)(5) to this Agreement: (ii) the Seller has never had any problems of ingress and egress with its operating locations and to its knowledge these locations include the right of ingress and egress over public rights-of-way; (iii) all necessary surface water drainage, sewer and other utility services are available to all such locations through facilities located in public rights-of-way or valid and existing private easements, and the Seller has not experienced during the last five (5) years any material curtailment or interruption of its operations as a result of the unavailability of any utility or energy source including, without limitation, water, sewer, natural gas, propane, heating fuel or electricity, and the Seller has received no notice to the effect that, nor is the Seller aware of any reason why, such utility services shall not be available in quantities sufficient for the operation of the Division; (iv) the Seller has not received notice of and has no knowledge of, and to the knowledge of Seller there is no basis for any dispute with any real or personal property lessor of any of the Assets or property subject to lease constituting a Liability, nor are there pending lease rental renegotiations; (v) the Seller has not received notice of and has no knowledge of, and to the knowledge of Seller there is no basis for any dispute with any other party to any of the airport or other concession agreements to which Seller is subject, nor are there pending any concession renegotiations; (vi) the Seller is not, to its knowledge after due inquiry, (A) in violation of any applicable building, zoning, antipollution, environmental, health, safety or other law, ordinance or regulation in respect of any of the Assets (I) in any respect that involves a hazardous substance (as such term is defined in 42 U.S.C. Section 9601 (14)), or a "recognized hazard"
          (as such term is used under the Occupational Safety and Health Act of 1970), or (II) in any other material respect, or (B) in receipt of any current notice alleging such a violation; (vii) to Seller's knowledge after due inquiry, there has been no "release" (as such term is defined in 42 U.S.C. Section 9601 (22)) by the Seller or by any predecessor in title to the Seller, of any

          "hazardous substance", or any petroleum or petroleum derived product from or upon any Assets or locations owned, operated or leased by Seller; (viii) there are no nonconforming uses, zoning or building code variances, or any other use restrictions or special permits not set forth in the local zoning laws and building codes with respect to any of the real property and improvements included in the Assets or Division locations; and (ix) the Seller has not received notice of and has no knowledge of, and to the knowledge of the Seller, there is no basis for (A) any pending or contemplated condemnation, eminent domain or re-zoning proceeding affecting any of the Assets or Division locations, (B) any proposal or other consideration for increasing the assessed value for state, county, local or other ad valorem or similar taxes by an amount that would materially affect the profitability of any operations conducted from such property,
          (C) any pending or contemplated proceedings or public improvements which could or might result in the levy of any special tax or assessment against any of the Assets or Division locations, or (D) any outstanding requirements or recommendations by fire underwriters or rating boards or any insurance companies or holders of any mortgages or other security interests requiring or recommending any repairs or work be done with reference to any of the Assets or Division locations. To Seller's knowledge after due inquiry, set forth on Schedule 15(d)(5) are the locations of all "underground storage tanks" (as such term is defined in 42 U.S.C.
          Section 6991) located on the real property included in the Assets or locations owned, operated or leased by Seller for the Division, the substances currently stored therein and, to the best of the Seller's knowledge, all substances previously stored therein, and copies of all filings required by law in respect of such underground storage tanks."

          58. The phrase "as part of the delivery of the computer systems delivered at Closing" shall be added at the end of the first parenthetical in Section 15(e)(1). The following shall be added to the end of Section 15(e)(1):

               "Schedule 15(e)(1) hereto shall be amended to delete from its content item 16, as well as any other provision of this Agreement, which would require Buyer to assume obligations with respect to 700 1995 model year Hyundai Elantra GLS vehicles which were not delivered to Seller, and as to which Hyundai furnished notice of breach to Seller by letter dated June 14, 1995 from Robert A. Parker, its Vice President, National Sales."

          59.  The text of Section 15(f) is amended to read as follows:

               "The inventories of the Seller included in the Assets consist of items which are presently usable or salable in the ordinary course of business, are of a quantity sufficient for the conduct of business in the ordinary course, and no material portion of such inventories are excessive or deficient."

          60. The phrase "except as set forth on other Schedules to this Agreement" shall be added at the beginning of subsections (ii), (iii) and
     (iv) of Section 15(j). The phrase ", to Seller's knowledge after due inquiry," shall be inserted after the word "Seller" in subsection (iv) of
     Section 15(j) but be deemed to modify only antipollution and environmental protection laws, rules and regulations.

          61.  The text of Section 15(k) shall be amended to read as follows:

               "Except as set forth on Schedule 15(k) and the other Schedules to this Agreement, Seller is in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any federal, state or local governmental body or agency relating to the Division and the operation of the Assets; PROVIDED that the foregoing representation is given solely as to the Seller's knowledge after due inquiry with respect to environmental matters."

          62.  The text of Section 15(l) shall be amended to read as follows:

               "Schedule 15(l) to this Agreement sets forth a complete and accurate list of all material occupancy certificates, licenses and permits held by the Seller in connection with the ownership, possession, use or occupancy of any of the Assets, leased property, or operation of the Division. Except as set forth on Schedule 15(l), such certificates, licenses and permits are the only certificates, licenses and permits required for such ownership, possession, use or occupancy of the Assets or such operation of the Division. All the certificates, licenses and permits listed on Schedule 15(l) are in full force and effect, and the Seller is in full compliance with the terms thereof. Except as otherwise provided in Schedule 15(l) and to the extent permitted by law, the consummation of the transactions contemplated by this Agreement will validly transfer to the Buyer all right, title and interest to all of said certificates, licenses and permits and will not alter or impair any such rights."

          63.  The text of Section 15(r) is amended to read as follows:

               "Seller has furnished to Buyer true and correct copies of all of its written agreements with wholesale tour operators and commercial accounts, together with revenue information for the years 1993, 1994 and through June 30, 1995. No discounts have been granted from the prices reflected in such written agreements except minor adjustments in the ordinary course. All such information was originally delivered to Buyer on July 26, 1995."

          64. A new sentence shall be added to end of Section 17(a)(4) to read as follows:

               "From and after the date of this Amendment, there shall be an exception for violations of the ninety (90) day limitation as to obligations owed by Seller to Matson Navigation, Finova and the Hawaii Department of Transportation, together with an additional $50,000 in miscellaneous obligations which may be extended to be paid after ninety (90) days of the invoice date."

          65.  Section 17(a)(12) shall be amended to read as follows:
OP
               "(12) Through Closing permit a Buyer's oversight person to supervise Buyer's due diligence and transition with continuous access to Seller's operations with Seller's full cooperation, and from the period November 1, 1995, to the earlier of termination of this Agreement or Closing, to furnish such person for review on a daily basis detailed cash receipts and detail of cash disbursements of any kind, including, but not limited to, checks, wires and bank transfers, any agreements entered into by Seller either verbal or written, a detailed aging of accounts payable, a summary of any invoices not included in the accounts payable listing, as well as all accruals of liabilities relating to the Division."

          66. Section 17(a)(18) shall be amended to permit the Debt Ceiling Covenant to be exceeded by Seller with respect to obligations of Seller to Buyer due or accruing after October 31, 1995. Upon Closing occurring, all of Seller's obligations owed Buyer will be assumed pursuant to the Assumption Agreement so long as the same are properly reflected on the Unaudited Balance Sheet; provided that disputes subject to ADR described in Sections 19(a) and (b) shall, upon final determination, if amounts are found to be owing to Buyer, remain due, valid and owing. Buyer is not imposing cash flow or cash maintenance tests hereunder other than in compliance with Sections 19(l), (m) and (o) hereof.

          67. The following sentence shall be added to the end of Section 17(a)(19):

               "Buyer acknowledges Seller has disclosed to it Seller's potential delisting for trading on the NASDAQ system."

          68.  The following new provisions shall be added to Section 17(a):

               "(20) Prior to Closing use its best efforts to resolve, quantify and settle all current and proposed liabilities of Seller to the Hawaii Department of Transportation or other appropriate authorities in respect of Seller's airport locations, and also by such date, to have had all audits completed and assessments made for excise taxes for the years 1986 through 1989, and for 1992 and 1993, as well as calculating interest and penalty due thereon, and advising Buyer in writing of similar such tax obligations for the years 1994 and 1995.

               (21) Exercise diligence and good faith in complying with the terms of Sections 6(a) and 14(f) of this Agreement. In furtherance thereof, Seller specifically covenants and agrees (i) not to take any action, or fail to take any action, which could or will cause to occur any event against which Seller has indemnified Buyer under this Agreement; and (ii) that the covenants contained in this Section 17(a)(21) shall survive the Closing."

          69. The first sentence of Section 19(d)(1)(i) shall be amended to provide that Buyer's obligation shall not be less than $140,000 per year as to base salary plus bonus. Section 19(d) shall be amended by adding the following sentence at the end: "Alan Robin and Richard Bauman are to remain employees of Seller, and Buyer will not interview them for employment."

          70.  A new Section 19(j) shall be added to read as follows:

               "(j) CONSULTING BY ALAN ROBIN. For the first three (3) months after the Closing, without additional payment or consideration required from Buyer, Alan Robin will consult with Buyer on the business of the Division and related issues for up to twenty (20) hours per month. In the event Buyer, in its sole discretion, determines that it would like the consulting arrangement with Alan Robin to continue thereafter, the parties will enter into a mutually acceptable consulting agreement providing for the payment of $50,000 per year as a retainer and pursuant to which he will commit up to twenty (20) hours per month of consulting on such matters. Said agreement will be cancelable by either party on thirty (30) days prior written notice."

          71. New Sections 19(k), (l), (m), (n) and (o) shall be added to read as follows:

               "(k) HOULIHAN FEES. Notwithstanding anything to the contrary contained herein, Seller may pay to Houlihan, after the Settlement Date and at or prior to Closing, from cash of the Division, a sum not to exceed Twenty-Five Thousand Dollars ($25,000) as compensation for delivery of Houlihan's opinion as required by Sections 9(x) and 12(bb) of this Agreement. Such compensation SHALL NOT be accrued as a liability of Seller for purposes of the Unaudited Balance Sheet or the Final Balance Sheet as of the Settlement Date, except to the extent the total compensation to be paid to Houlihan for such opinion exceeds Twenty-Five Thousand Dollars ($25,000).

               (l) EXCISE TAXES. Notwithstanding anything to the contrary contained herein, if Seller has the ability to pay (or escrow for the payment of) excise taxes constituting Retained Liabilities prior to the Settlement Date, without violating its financial covenants herein, it shall do so. If Seller does not have available cash with which to pay (or escrow for the payment of) excise taxes constituting Retained Liabilities prior to the Settlement Date, without causing a violation of Seller's financial covenants herein, Seller may pay such excise taxes after the Settlement Date, and within ten (10) days preceding the Closing, from cash of the Division, provided, all such excise taxes shall be accrued as a liability on the Unaudited Balance Sheet.

               (m) NO PAYMENT OF RETAINED LIABILITIES. Seller shall not pay any Retained Liability, other than those identified in Sections 19(l) and (o), from cash of the Division on or after November 1, 1995.

               (n) SECTION 365 RELIEF. At Buyer's request, Seller will seek relief under Code Section 365 to confirm and/or complete assumption and assignment of any or all executory contracts and unexpired leases to be assigned by Seller and assumed by Buyer pursuant to this Agreement.

               (o) PROFESSIONAL FEES. Seller will not have prepaid as of October 31, 1995, fees and expenses of attorneys, accountants, investment bankers or other advisors engaged to participate in assisting with or closing of the Agreement or conducting the Exchange Offer (collectively, "Professional Fees"), in an amount which, when combined with payments for Professional Fees after October 31, 1995 from cash of the Division, would exceed $185,000 in the aggregate. A breach of this Section 19(o) shall be considered a breach of a representation or warranty hereunder. The Professional Fees will be considered a Retained Liability hereunder except that Seller may use cash from the Division to satisfy such obligations up to the amount described herein. In addition, any such prepayments shall not be placed on the Unaudited Balance Sheet as an asset. On or prior to Closing, Seller will represent and warrant to Buyer in writing the amount of unexpired retainers or prepayments of Professional Fees as of October 31, 1995."

          72.  The following additional provision shall be added to Section
     20(b):

               (14) With respect to the matters set forth in Section 9(aa) of this Agreement."

          73. Section 20(e) shall be amended to change the time period in subsection (1) to thirty (30) months from the date of actual Closing and the monetary amount in subsection (2) to One Hundred Fifty Thousand Dollars ($150,000).

          74. The first sentence of Section 20(g) shall be amended to include as surviving obligations, compliance by Seller with Sections 17(a)(5), 17(a)(21), 19(l), (m) and (o). A violation of such provisions shall be deemed a breach of a representation or warranty to which Buyer is entitled to indemnification in accordance herewith.

          75. Section 21(a)(5) shall be amended to permit Agreed Practices to be proposed in the manner described therein to the date of Closing, with the attendant consequences enumerated therein, as the due diligence period has likewise been extended to the date of Closing.

          76.  Section 21(d) shall be amended to read as follows:

               "(d) EFFECT OF TERMINATION. It is agreed by Seller that Buyer has the unqualified right to terminate this Agreement and rescind this transaction, in addition to any other time provided by applicable law, at any time and for any reason or for no reason at all. This Agreement may be terminated and rescinded upon Buyer's written notice with the parties restored to their respective legal and contract positions existing before entering into this Agreement; provided, (i) Buyer shall be entitled to retain all payments made by Seller pursuant to existing agreements, and (ii) the pledge of the South Seas stock shall remain in place to the extent at such time amounts that are secured by the pledge pursuant to Section 7(a)(1), 7(a)(2), or 7(a)(3) are accrued or due and payable by Seller to Buyer (or are subject to good faith disputes in accordance with Section 19(a) and (b) hereof). As a material inducement to Buyer to enter into this Amendment, and particularly considering the similar nature of such claims which have heretofore been raised in the litigation which is the subject of the Standstill Agreement and the fact that the exhibits and schedules are to be developed and modified from time to time after the date hereof, Seller hereby irrevocably and unqualifiedly waives any and all right to assert any challenge, claim or objection to Buyer's exercise of its right to terminate this Agreement for any reason, for no reason at all, and at any time prior to Closing, whether or not with justification, and including, without limitation, any assertion by Seller that Buyer's termination constitutes breach of any statutory or implied covenant of good faith, fair dealing or other duty, or as constituting any type of interference with prospective business advantage, contractual or business relationship, discrimination, economic duress or any other similar or dissimilar tort, breach of contract or any other theory of recovery whatsoever."

          77.  A new Section 22(a)(7) shall be added to read as follows:

               "For breach or violation of the covenants set forth in Section 17(a)(21), Buyer shall conclusively be deemed entitled to the appointment of (i) (during any period in which the Seller is not a debtor in a case filed under the Bankruptcy Code) a receiver of Seller's assets appointed pursuant to the statutes of the State of Hawaii; and (ii) (during any period in which the Seller is a debtor in a case pending under the Bankruptcy Code) a trustee pursuant to Code
          Section 1104. Seller expressly agrees that its breach or violation of such covenants shall constitute sufficient grounds for the granting of such relief under all applicable statutes."

          78. The Escrow Agreement and Amended and Restated Stock Pledge Agreement shall be considered Oklahoma Agreements pursuant to Section 23(f).

     Except as amended hereby, Seller and Buyer ratify and reaffirm the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Settlement Agreement to be duly executed and delivered the day and year first above written.

                         PACIFIC INTERNATIONAL SERVICES CORP.,
                         a California corporation


                         By:  /s/ Alan M. Robin
                            ---------------------------------------------------
                            Alan M. Robin, President


                         DOLLAR SYSTEMS, INC.,
                         a Delaware corporation


                         By:  /s/ Gary L. Paxton
                            ---------------------------------------------------
                            Gary L. Paxton, President


                           /s/ Alan M. Robin
                         ------------------------------------------------------
                         Alan M. Robin, joining herein personally
                         to affirm his obligations pursuant to
                         Sections 3(b) and (c) of the Agreement

                                     ANNEX B

October 27, 1995



To the Board of Directors of
  Pacific International Services Corp.

We understand that pursuant to the terms and conditions of a Settlement Agreement dated as of July 18, 1995, as amended, (the "Settlement Agreement"), Pacific International Services Corp. ("PISC" or "the Company") will sell to Dollar Systems, Inc. ("Dollar") substantially all of the Company's assets relating or used in its vehicle rental operation ("Rental"), as well as 10% of the common stock of the Company on a fully diluted basis (the "Proposed Sale"). The Settlement Agreements provide for an aggregate purchase price equal to (i) a cash payment equal to approximately $2.63 million and (ii) the assumption by Dollar of the liabilities of Rental, including approximately $8.9 million in debt, $3.5 million in accrued Dollar lease and other payments, $2.1 million in past-due airport concession payments, $1.8 million in non-recurring self-insurance and environmental reserves and $0.25 million in accrued senior debt interest (each estimated as of October 31, 1995). Based upon the above, the implied purchase price is $19.2 million. If the net book value of the assets and liabilities of Rental at close (which will be deemed to occur October 31, 1995) are less than negative $0.6 million, the Company is required to issue Dollar a promissory note of up to $1.05 million to offset such shortfalls. The consummation of the Proposed Sale and the other transactions contemplated by the Settlement Agreement and disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction".

You have requested our Opinion (the "Opinion") as to the matters set forth above. This Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, initiate any discussions with third parties with respect to alternatives to the Transaction. We have not been asked to express an opinion as to the relative merits of the Transaction compared to any alternative business strategies that might exist for the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed PISC's annual reports to shareholders and audited financial statements on Form 10-K for the fiscal years ended December 31, 1991, 1992, 1993 and 1994 and unaudited quarterly reports on Form

          10-Q for the most recent quarters ended March 31 and June 30, 1995, respectively, and preliminary unaudited financial statements for the quarter ended September 30, 1995, which PISC's management has identified as being the most current financial statements available;

     2. reviewed certain internal information, including pro forma financial forecasts and projections prepared by the Company;

     3. conducted discussions with certain members of the senior management of the Company concerning its operations, financial condition, future prospects and projected operations and performance;

     4. reviewed the historical market prices and trading volume for the Company's publicly traded stock;

     5. reviewed certain other publicly available filings of the Company during the years 1993, 1994 and 1995;

     6. discussed results of Dollar's due diligence with Dollar and its advisors;

     7. reviewed publicly available financial data for certain companies that we deem similar to Rental, and publicly available information for transactions that we considered similar to the Transaction;

     8. reviewed the Settlement Agreement, and the exhibits thereto, connected with the Transaction;

     9. reviewed issues related to potential environmental, litigation, fleet risk, self-insurance and excise tax contingent liabilities;

     10. discussed with certain members of senior management of the Company values achievable under a liquidation scenario; and

     11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Rental and that there has been no material change in the assets, financial

To the Board of Directors of
  Pacific International Services Corp.
October 27, 1995                                                    PAGE 3



condition, business or prospects of Rental since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to Rental and do not assume any responsibility with respect to it. We have not made an independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to Pacific International Services Corp. from a financial point of view.



HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.


/s/ Leland J. Lewis

                                     ANNEX C

                      PACIFIC INTERNATIONAL SERVICES CORP.
                          LIQUIDATION ANALYSIS SUMMARY
                                 $ IN THOUSANDS

                               Balance as of             Liquidation Value
           Description           06/30/95             Low               High
           -----------         ------------           ---               ----
Assets:
     Cash                        $   232           $   232           $    232

     Accounts Receivable
      Subrogation Receivables      2,174               326                544

      Dollar Receivables           3,581                 0                  0

      Vehicle Receivables            835               752                835

      Trade Receivables            2,151             1,613              1,828

      Other Receivables              170               128                145
                                --------           -------           --------
     Total                         8,911             2,818              3,351

     Prepaids & Other              1,486                 0                372

     Net Revenue Earning
      Vehicles                     8,841              6,173             7,102

     PP&E                          5,454              1,363             2,182

     Intercompany                    883                  0                 0

     Other Assets                  4,392              2,400             3,000
                                --------           --------           -------

     Total Assets                $30,199            $12,986           $16,238

Less:
     Net Operating Losses
      6/30/95-11/30/95                                1,600             1,400

     Liquidation Costs                                  900               500

     Administrative Claims                              750               500
                                                   --------           -------

                                                      3,250             2,400
Net Liquidation Proceeds
 Available for Distribution                          $9,736           $13,838
                                                   --------           -------

                               Balance as of             Recovery Percentage
           Description           06/30/95             Low               High
           -----------         -------------          ---               ----
Claims:
     Accounts Payable           $ 6,616               0.3%             11.5%

     Unsecured Accrued
       Expenses                   5,151               0.3%             11.5%

     Secured Accrued Expenses     1,390             100.0%            100.0%

     Vehicle Financing Debt       9,569              72.4%             84.9%

     Other Debt
      Mortgages                   1,155             100.0%            100.0%

      Other Secured               1,509              14.0%             71.7%

     Leased Vehicle
      Reclamation Claims          1,179               0.3%             11.5%

     Debentures                   5,250               0.3%             11.5%

                                 PACIFIC INTERNATIONAL SERVICES CORP.
                                  LIQUIDATION ANALYSIS ASSUMPTIONS


Assumes PISC is closed down pursuant to Chapter 7 liquidation on November 30, 1995. The stock of SSJE is sold assuming SSJE remains a going concern. Liquidation is assumed to take 90 to 120 days.

Accounts Receivable:
     Subrogation Receivables:             Recovery Value 15-25%
     Dollar Receivables:                  No Recovery.  Assumed offset against
                                          Dollar vehicle reclamation claims.
     Vehicle Receivables:                 Recovery Value 90-100%
     Trade Receivables:                   Recovery Value 80-90%
     Other Receivables:                   Recovery Value 75-85%

Prepaid and Other:                        Recovery Value 0-25%

Revenue Earnings Vehicles:                Recovery Value 80-90%, less vehicle
                                          reconditioning and transportation
                                          to auction costs of $1,050 - $1,150
                                          per vehicle.  PISC owned 815
                                          vehicles as of June 30, 1995.

PP&E                                      Recovery Value 25-40%

Intercompany                              Stock of SSJE is assumed sold for
                                          65%-80% of the net book value of the
                                          dealerships.


Claims:
     Accounts Payable:                     Unsecured.  Assumes Dollar Systems
                                           receivables are set off against its
                                           payables.
     Secured Accrued Expenses:             Includes $1,390 accrued lease
                                           payments to Dollar Systems secured
                                           by SSJE stock.
     Vehicle Financing Debt:               Secured to the amount of asset
                                           recovery (net of auction costs).
     Other Debt:                           Secured by fixed assets.
     Debentures:                           Unsecured.
     Leased Vehicles Reclamation Claims:   Assumes claims are asserted by
                                           Dollar Systems for recovery
                                           and reconditioning costs for
                                           4,139 leased vehicles (as of
                                           June 30, 1995).  Costs are
                                           estimated as $1,150 per car.
                                           Claim is net of Dollar Systems
                                           receivables as of June 30,
                                           1995 of $3.58 million.

After the secured debt is paid out based on specific recoveries, the remaining claims are treated pari-passu.